   As filed with the Securities and Exchange Commission on December 13, 2000
                                                      Registration No. 333-50358
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ------------------
                            AMERADA HESS CORPORATION
             (Exact name of registrant as specified in its charter)
                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)
                                      1311
            (Primary Standard Industrial Classification Code Number)
                                   13-4921002
                      (I.R.S. Employer Identification No.)
                          1185 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                                 (212) 997-8500
  (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)
                          J. BARCLAY COLLINS II, ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                            AMERADA HESS CORPORATION
                          1185 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                                 (212) 997-8500
 (Name, address, including ZIP code, and telephone number, including area code, of agent for service)

                                   Copies to:

                            TIMOTHY B. GOODELL, ESQ.
                                WHITE & CASE LLP
                          1155 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                                 (212) 819-8200
                               ------------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED 13 DECEMBER 2000

                     OFFER DOCUMENT DATED 13 DECEMBER 2000

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT ABOUT THIS OFFER OR WHAT ACTION YOU SHOULD TAKE, YOU ARE RECOMMENDED IMMEDIATELY TO SEEK YOUR OWN FINANCIAL ADVICE FROM YOUR STOCKBROKER, BANK MANAGER, SOLICITOR, ACCOUNTANT OR OTHER INDEPENDENT FINANCIAL ADVISER AUTHORISED UNDER THE FINANCIAL SERVICES ACT 1986 OR OTHER APPROPRIATE ADVISER.

If you have sold or otherwise transferred your LASMO securities, please send this document and the accompanying documents as soon as possible to the purchaser or transferee or to the agent through whom the sale or transfer was made, for delivery to the purchaser or transferee.

--------------------------------------------------------------------------------
                        RECOMMENDED CASH AND SHARE OFFER
                                       by
                            AMERADA HESS CORPORATION
                                     and by
                          GOLDMAN SACHS INTERNATIONAL
                                 on its behalf
                          (outside the United States)
                                      for
              all of the issued and to be issued share capital of
                                   LASMO PLC
--------------------------------------------------------------------------------

Amerada Hess and Goldman Sachs International on behalf of Amerada Hess (outside the United States) are offering to acquire, on the conditions and the further terms set out in this document and in the accompanying acceptance form, all of the LASMO shares and ADSs on the following basis:

FOR EVERY 78.7 LASMO SHARES HELD              L98.29 IN CASH AND 1 NEW AMERADA HESS SHARE
FOR EVERY 78.7 LASMO ADSS HELD                L294.87 IN CASH AND 3 NEW AMERADA HESS SHARES
(EACH ADS REPRESENTING 3 LASMO SHARES)

We expect that, if all LASMO shares and ADSs are exchanged, we will issue an aggregate of approximately 17,121,344 Amerada Hess shares and pay approximately L1.683 billion in cash to LASMO securityholders.

Amerada Hess shares are traded on the New York Stock Exchange under the symbol "AHC."

A LETTER FROM THE CHAIRMAN OF AMERADA HESS APPEARS ON PAGES 5 AND 6 OF THIS DOCUMENT.

A LETTER OF RECOMMENDATION FROM THE CHAIRMAN OF LASMO APPEARS ON PAGES 7 TO 9 OF THIS DOCUMENT.

The initial offer period will expire at 3.00 pm (London time), 10.00 am (New York City time), on 12 January 2001, unless we specify a later closing date. At the conclusion of the initial offer period if all the conditions have been satisfied, fulfilled or, to the extent permitted, waived, we will extend the offer for a subsequent offer period of at least 14 calendar days. LASMO securityholders will have withdrawal rights during the initial offer period, including any extension of that period, but not during the subsequent offer period, except in limited circumstances.

TO ACCEPT THE OFFER, YOU MUST COMPLETE THE RELEVANT ACCEPTANCE FORM, TOGETHER WITH ALL OTHER REQUIRED DOCUMENTS, AND RETURN THEM AS SOON AS POSSIBLE BUT, IN ANY EVENT, SO AS TO BE RECEIVED BY NO LATER THAN 3.00 PM (LONDON TIME), 10.00 AM (NEW YORK CITY TIME), ON 12 JANUARY 2001. THE PROCEDURE FOR ACCEPTANCE OF THE OFFER IS SET OUT ON PAGES 29 TO 32 OF THIS DOCUMENT AND IN THE ACCOMPANYING ACCEPTANCE FORM.

NEITHER THE SEC NOR ANY SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES HAS APPROVED OR DISAPPROVED OF THE SECURITIES OFFERED BY OR ON BEHALF OF AMERADA HESS OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

                               TABLE OF CONTENTS

                                         PAGE
                                        ------
IMPORTANT INFORMATION.................       2
TIMETABLE.............................       4
LETTER FROM THE CHAIRMAN OF AMERADA
  HESS................................       5
LETTER OF RECOMMENDATION FROM THE
  CHAIRMAN OF LASMO...................       7
1.    Introduction....................       7
2.    Terms of the Offer..............       7
3.    Background to and reasons for
        recommending acceptance of the
        Offer.........................       8
4.    Management and employees........       8
5.    Dealing at low cost in Amerada
        Hess Shares...................       9
6.    Action to be taken to accept the
        Offer.........................       9
7.    Recommendation..................       9
SUMMARY TERM SHEET....................      10
SELECTED FINANCIAL INFORMATION OF
  AMERADA HESS AND LASMO..............      16
LETTER FROM GOLDMAN SACHS.............      19
1.    Introduction....................      19
2.    The Offer.......................      19
3.    Background to and reasons for
        the Offer.....................      20
4.    Mix and Match Election..........      21
5.    The Loan Note Alternative.......      22
6.    Irrevocable Undertakings........      23
7.    Conditions and further terms of
        the Offer.....................      24
8.    Information relating to Amerada
        Hess..........................      24
9.    Information relating to LASMO...      25
10.  Financing of the Offer...........      25
11.  Management and employees.........      25
12.  LASMO Share Option Schemes.......      26
13.  Fractions........................      26
14.  New Amerada Hess Shares..........      26
15.  Illustrative comparative per
        share data....................      27
16.  Financial effects of
        acceptance....................      28

                                         PAGE
                                        ------
17.  Accounting treatment.............      28
18.  Procedure for acceptance of the
        Offer.........................      29
19.  Rights of withdrawal.............      32
20.  Settlement.......................      33
21.  United Kingdom taxation..........      35
22.  United States federal taxation...      35
23.  Overseas LASMO Securityholders...      35
24.  Compulsory acquisition and
        application for de-listing of
        LASMO Securities..............      36
25.  LASMO L90,000,000 7 3/4 per cent.
        Convertible Bonds due 2005....      36
26.  Further information..............      36
27.  Action to be taken...............      37
APPENDIX I  Conditions and Further
  Terms of the Offer..................     I-1
APPENDIX II  Particulars of the Loan
  Notes...............................    II-1
APPENDIX III  Further Information on
  Amerada Hess -- Business Description
  and Financial Results...............   III-1
APPENDIX IV  Further Information on
  LASMO -- Business Description and
  Financial Results...................    IV-1
APPENDIX V  Unaudited Pro Forma
  Financial Information and
  Projections.........................     V-1
APPENDIX VI  Additional Information...    VI-1
APPENDIX VII  Advice of LASMO's
  Financial Adviser...................   VII-1
APPENDIX VIII  Description of Amerada
  Hess Shares and changes in the
  rights of LASMO Securityholders.....  VIII-1
APPENDIX IX  Certain Provisions of the
  Companies Act.......................    IX-1
APPENDIX X  Definitions...............     X-1

                             IMPORTANT INFORMATION

DEFINITIONS

Some words and terms used in this document are defined in Appendix X to this document.

APPLICABLE DISCLOSURE REQUIREMENTS

Because Amerada Hess is making this offer for securities of an English company, this offer is subject to English and US securities laws, regulations and requirements. US investors should be aware that this document has been prepared primarily in accordance with UK format and style, which differs from US format and style for documents of this type. In particular, the Appendices to this document contain material information that is required to be disclosed by US federal securities laws.

FINANCIAL INFORMATION

The extracts from the consolidated financial statements of, and other information about, Amerada Hess appearing in this document are presented in US dollars (US$) and have been prepared in accordance with US GAAP. The extracts from the consolidated financial statements of, and other information about, LASMO appearing in this document are presented in pounds sterling (L) or pence
(p) and have been prepared in accordance with UK GAAP. US GAAP and UK GAAP differ in some significant respects. Financial information relating to Amerada Hess is contained in Appendix III. Financial Information relating to LASMO is contained in Appendix IV. A reconciliation between UK GAAP and US GAAP in respect of certain information set forth in this document is contained in documents of the LASMO group incorporated by reference in this document. Certain unaudited pro forma financial information relating to the enlarged group and certain projections relating to LASMO are contained in Appendix V. The unaudited pro forma financial information relating to the enlarged Amerada Hess group has been prepared in accordance with US GAAP.

FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference in this document, contains forward-looking statements concerning Amerada Hess and LASMO, as well as the financial condition, results of operations and business of Amerada Hess following the consummation of the offer. Generally, the words "will," "may," "should," "continue," "believes," "expects," "intends," "anticipates" or similar expressions identify forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond the companies' ability to control or estimate precisely, such as future market conditions, the behaviour of other market participants and the actions of governmental regulators. These and other risk factors are detailed in the two companies' SEC reports. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this document. The safe harbor protection afforded by the U.S. Private Securities Litigation Reform Act of 1995 does not apply to forward-looking statements made in connection with exchange offers.

ABSENCE OF APPRAISAL RIGHTS

LASMO securityholders generally do not have appraisal rights under English law. See the section entitled "Appraisal Rights" in Appendix VIII of this document.

INCORPORATION OF DOCUMENTS BY REFERENCE

THIS DOCUMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT AMERADA HESS BY REFERENCE TO DOCUMENTS THAT AMERADA HESS PREVIOUSLY FILED WITH THE SEC AND THAT ARE NOT PRESENTED IN OR DELIVERED WITH THIS DOCUMENT. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE,

UPON WRITTEN OR ORAL REQUEST, FROM AMERADA HESS AT THE ADDRESS AND TELEPHONE NUMBER SET OUT ON PAGE III-8 OF THIS DOCUMENT. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE NO LATER THAN 4 JANUARY 2000.

THIS DOCUMENT ALSO INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT LASMO BY REFERENCE TO DOCUMENTS THAT LASMO HAS PREVIOUSLY FILED WITH THE SEC AND THAT ARE NOT PRESENTED IN OR DELIVERED WITH THIS DOCUMENT. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, FROM LASMO AT THE ADDRESS AND TELEPHONE NUMBER SET OUT ON PAGE IV-3 OF THIS DOCUMENT. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE NO LATER THAN 4 JANUARY 2000.

RELIANCE ON OFFER DOCUMENT

You should rely only on information contained in this document. Neither Amerada Hess nor LASMO has authorised anyone to provide you with information that is different. You should not assume that the information contained in this document is accurate as of any date other than the date on the cover of this document, and neither the mailing of this document to you nor the delivery of new Amerada Hess shares in exchange for your LASMO securities will create any implication to the contrary.

RULE 8 NOTICES

Any person who, alone or acting together with any other person(s) pursuant to an agreement or understanding (whether formal or informal) to acquire or control securities of Amerada Hess or of LASMO, owns or controls, or becomes the owner or controller, directly or indirectly, of one per cent. or more of any class of securities of Amerada Hess or of LASMO is generally required under the provisions of Rule 8 of the City Code to notify the London Stock Exchange and the Panel of every dealing in such securities during the offer period. Dealings by Amerada Hess or by LASMO or by their respective "associates" (within the definition set out in the City Code) in any class of securities of Amerada Hess or of LASMO during the initial offer period must also be so disclosed. Please consult your financial adviser immediately if you believe this Rule may be applicable to you.

ADVISERS

Goldman Sachs International, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting for Amerada Hess and no one else in connection with the offer and will not be responsible to anyone other than Amerada Hess for providing the protections afforded to customers of Goldman Sachs International nor for giving advice in relation to the offer. Amerada Hess is making the offer in the United States on its own behalf.

Schroder Salomon Smith Barney, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting for LASMO and no one else in connection with the offer and will not be responsible to anyone other than LASMO for providing the protections afforded to customers of Schroder Salomon Smith Barney nor for giving advice in relation to the offer.
                                ---------------

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

We are not making the offer directly or indirectly in or into Canada, Australia or Japan. YOU SHOULD NOT FORWARD OR TRANSMIT THESE DOCUMENTS IN OR INTO CANADA, AUSTRALIA OR JAPAN.

                                   TIMETABLE

Announcement of offer.......................................   6 November 2000
Effective date of registration statement and date offer
  document and other materials mailed to LASMO
  securityholders...........................................  13 December 2000
Expiry of offer (unless extended or conditions satisfied)...   12 January 2001
Expected commencement of trading of new Amerada Hess shares
  on the New York Stock Exchange assuming offer becomes or
  is declared unconditional in all respects on 12 January
  2001......................................................   16 January 2001

                    LETTER FROM THE CHAIRMAN OF AMERADA HESS

                                      LOGO

                                                                13 December 2000

To all holders of LASMO securities and, for information only, to participants in the LASMO share option schemes, the LASMO Profit Sharing Scheme and the Monument 1996 Participating Share Plan

                            AMERADA HESS CORPORATION
                      RECOMMENDED CASH AND SHARE OFFER FOR
                                   LASMO PLC

Dear Sir or Madam,

On 6 November 2000, it was announced that the boards of LASMO and Amerada Hess had reached agreement on the terms of a recommended offer for the entire issued and to be issued share capital of LASMO. We are extremely pleased at the prospect of combining our two companies. The purpose of this letter is to explain the offer and our reasons for making it and to urge you to accept it.

BENEFITS OF THE OFFER

We are very excited about this transaction. The combined companies will benefit from an expanded exploration and production business, a strengthened international reserve portfolio and an extended production profile. The combination of LASMO and Amerada Hess will enhance our competitive position in a consolidating industry. It will increase our production from an estimated 373,000 barrels of oil equivalent per day in 2000 to an expected 582,000 barrels of oil equivalent per day in 2001, creating one of the largest global independent exploration and production companies, with the necessary scale to compete effectively in the international arena.

THE OFFER

Under the terms of the offer, which has been unanimously approved by the boards of directors of Amerada Hess and LASMO, each LASMO securityholder will receive:

FOR EVERY 78.7 LASMO SHARES HELD                       L98.29 IN CASH AND 1 NEW AMERADA HESS SHARE
FOR EVERY 78.7 LASMO ADSS HELD                         L294.87 IN CASH AND 3 NEW AMERADA HESS SHARES
(EACH ADS REPRESENTING 3 LASMO SHARES)

At the time of the announcement of the offer, the offer valued each LASMO share at 180 pence, based on an exchange rate of US$1.4484: L1.00 and the closing price on the New York Stock Exchange of US$62 13/16 per Amerada Hess share on 3 November 2000, the last New York Stock Exchange trading day prior to the announcement.

The offer now values each LASMO share at 178 pence, based on an exchange rate of US$1.4554 : L1.00 and the closing price on the New York Stock Exchange of US$60 1/2 per Amerada Hess share on 11 December 2000, the latest practicable New York Stock Exchange trading day prior to the posting of this document.

REASONS TO ACCEPT THE OFFER

We believe the offer affords a very attractive opportunity for LASMO securityholders. At the time of announcement, the offer:

     - provided for payment of 69 per cent. of the offer price in cash (approximately L1.25 per LASMO share), but with a 31 per cent. equity component, enabling LASMO securityholders to continue to participate at a favourable entry price in a strategically strengthened combined enterprise, with significantly greater cash flow and reserves per share; and

     - represented a premium of approximately 28 per cent. to the closing middle market price of a LASMO share on 3 November 2000, the last London Stock Exchange dealing day prior to the announcement, and a premium of approximately 33 per cent. to the average closing middle market price of a LASMO share over the 6 months prior to the announcement.

We have already received irrevocable undertakings to accept the offer from two major shareholders, Schroder Investment Management Limited and Electrafina S.A., as well as from the directors of LASMO, constituting in the aggregate 20.1 per cent. of the total issued LASMO shares.

On behalf of the board of directors of Amerada Hess, I urge you to accept the offer. We welcome you as shareholders of Amerada Hess and invite you to participate in the increased shareholder value we believe this combination will create.

                                Yours sincerely,


                                /s/ John B. Hess


                                   John B. Hess
                                     Chairman

              LETTER OF RECOMMENDATION FROM THE CHAIRMAN OF LASMO

LOGO                                                          LASMO PLC
                                                              101 Bishopsgate
                                                              London EC2M 3XH
                                                              Telephone: +44 020 7892 9000
                                                              Facsimile: +44 020 7892 9292
                                                              Telex: 8812970
                                                              http://www.lasmo.com

                                                                13 December 2000

To all holders of LASMO securities and, for information only, to participants in the LASMO share option schemes, the LASMO Profit Sharing Scheme and the Monument 1996 Participating Share Plan

                            AMERADA HESS CORPORATION
                      RECOMMENDED CASH AND SHARE OFFER FOR
                                   LASMO PLC

Dear Sir or Madam,

1.  INTRODUCTION

It was announced on 6 November 2000 that your board and the board of Amerada Hess had reached agreement on the terms of a recommended cash and share offer for the entire issued and to be issued share capital of LASMO. I am writing to explain the background to the transaction and the reasons why the LASMO board recommends that LASMO securityholders accept the offer.

Further details of the offer are set out in the letter from Goldman Sachs and in Appendix I of this document.

2.  TERMS OF THE OFFER

At the time of the announcement of the offer, the offer valued each LASMO share at 180 pence, based on an exchange rate of US$1.4484: L1.00 and the closing price on the New York Stock Exchange of US$62 13/16 per Amerada Hess share on 3 November 2000, the last New York Stock Exchange trading day prior to the announcement of the offer. The cash element of the consideration represents approximately 125 pence per LASMO share.

The offer now values each LASMO share at 178 pence, based on an exchange rate of US$1.4554: L1.00 and the closing price on the New York Stock Exchange of US$60 1/2 per Amerada Hess share on 11 December 2000, the latest practicable New York Stock Exchange trading day prior to the posting of this document.

The offer, which will be subject to the conditions and further terms set out in the letter from Goldman Sachs and Appendix I, will be made on the following basis:

FOR EVERY 78.7 LASMO SHARES HELD                            L98.29 IN CASH AND 1 NEW AMERADA HESS SHARE
FOR EVERY 78.7 LASMO ADSS HELD                              L294.87 IN CASH AND 3 NEW AMERADA HESS
(EACH ADS REPRESENTING 3 LASMO SHARES)                      SHARES

There will be a mix and match election under which LASMO securityholders who accept the offer may elect to vary the proportions of Amerada Hess shares and cash (and/or loan notes, if applicable) which they receive, subject to other LASMO securityholders making opposite elections.

There will also be a loan note alternative in respect of the cash element of the offer, as adjusted by any mix and match elections (other than for US persons and certain other shareholders outside the United Kingdom).

It is intended that appropriate proposals will be available to holders of options under the LASMO share option schemes once the offer becomes or is declared unconditional in all respects.

3.  BACKGROUND TO AND REASONS FOR RECOMMENDING ACCEPTANCE OF THE OFFER

The stock market performance of the UK independent exploration and production sector has been disappointing for investors. Even the recent surge in oil prices has not been reflected in a significant re-rating of share prices in the sector. Between 1 January 1999 and 3 November 2000, the last London Stock Exchange dealing day prior to the announcement of the offer, LASMO's share price only increased from 100 pence to 141 pence, despite the price of Brent Crude moving from US$10.48 per barrel to US$31.73 over the same period and despite your company's cashflow and profit gearing to higher oil prices.

This share price performance has been an area of concern for your board and we therefore initiated an extensive analysis of a broad range of options earlier this year. These options were against the background of the following matters:

     - our share buyback announcement earlier this year was well received by shareholders;

     - our talks on asset disposals with other industry players led us to the conclusion that, in the current business and oil price environment, LASMO faced highly favourable sale conditions for its portfolio; and

     - continuing industry consolidation meant that scale was becoming increasingly important in the oil industry. The larger companies have lower cost bases, are able to deliver higher returns on a substantially lower and hence more competitive cost of capital and are able to take on greater investment risk within the scope of significantly larger portfolios. LASMO needed to respond to this trend or risk becoming less competitive in accessing projects and in delivering the required balance of risk and return to shareholders.

Your board was therefore unanimous in deciding to pursue Amerada Hess' proposal. The offer, which represented at the time of its announcement a premium of approximately 28 per cent. to the closing middle market price of a LASMO share on 3 November 2000, the last London Stock Exchange dealing day prior to the announcement, and a premium of approximately 33 per cent. to the average closing middle market price of a LASMO share over the 6 months prior to the announcement, includes a significant proportion of cash whilst also providing our shareholders with the opportunity to participate in the enlarged group. Your board has carefully considered the benefits of the transaction for holders of shares in the enlarged Amerada Hess group. The combination will result in a larger, more diversified asset base with a growing production profile and strong reserve life. In addition, we believe that combining LASMO's exploration skills with Amerada Hess' proven development expertise will create a more competitive company able to deliver better returns. Following extensive negotiations, your board was unanimous in deciding that the offer from Amerada Hess should be recommended to shareholders.

4.  MANAGEMENT AND EMPLOYEES

Amerada Hess has indicated that it attaches great importance to the skills and experience of the management and employees of LASMO. The enlarged group will have a broader geographic spread than either Amerada Hess or LASMO has independently. The boards of both companies therefore believe that the combination of Amerada Hess and LASMO, with its strong prospects for continued growth, will provide enhanced opportunities for the employees of both groups.

Amerada Hess has given assurances to the board of LASMO that, on the offer becoming or being declared unconditional in all respects, the accrued employment rights of employees of LASMO, including pension rights, will be fully safeguarded.

5.  DEALING AT LOW COST IN AMERADA HESS SHARES

We are continuing to investigate ways for LASMO shareholders who will receive a small number of Amerada Hess shares under the offer to deal at low cost. However, as a result of legal difficulties we have been unable to implement a third party low cost dealing facility at this stage of the transaction.

6.  ACTION TO BE TAKEN TO ACCEPT THE OFFER

The procedure for acceptance of the offer is set out on pages 29 to 32 of this document and in the accompanying acceptance form. In order to accept the offer, you should ensure that you return your completed acceptance form as soon as possible and, in any event, so as to be received by no later than 3.00 pm (London time), 10.00 am (New York City time) on 12 January 2001.

7.  RECOMMENDATION

YOUR DIRECTORS, WHO HAVE BEEN SO ADVISED BY SCHRODER SALOMON SMITH BARNEY, THEIR FINANCIAL ADVISER, CONSIDER THE TERMS OF THE OFFER TO BE FAIR AND REASONABLE. IN PROVIDING ADVICE TO THE DIRECTORS, SCHRODER SALOMON SMITH BARNEY HAS TAKEN INTO ACCOUNT THE DIRECTORS' COMMERCIAL ASSESSMENTS.

ACCORDINGLY, YOUR DIRECTORS UNANIMOUSLY RECOMMEND LASMO SECURITYHOLDERS TO ACCEPT THE OFFER. THE DIRECTORS OF LASMO HAVE IRREVOCABLY UNDERTAKEN TO ACCEPT THE OFFER IN RESPECT OF THEIR OWN PERSONAL HOLDINGS AND THOSE OF THEIR CONNECTED PERSONS. IN ADDITION, SCHRODER INVESTMENT MANAGEMENT LIMITED AND ELECTRAFINA S.A., TWO OF OUR SIGNIFICANT SHAREHOLDERS, HAVE IRREVOCABLY UNDERTAKEN TO ACCEPT THE OFFER IN RESPECT OF THEIR HOLDINGS REPRESENTING, TOGETHER WITH THE DIRECTORS' SHAREHOLDINGS, 20.1 PER CENT. OF LASMO'S ISSUED SHARE CAPITAL.

                                Yours sincerely,


                               /s/ Antony Hichens


                                 Antony Hichens
                                    Chairman

  Registered Office at the above address. Registered in England and Wales no.
                                    1008965.

                               SUMMARY TERM SHEET

The following are some of the questions you, as a holder of LASMO shares and/or ADSs, may have and answers to those questions. We urge you to read carefully the remainder of this document and the accompanying form of acceptance or letter of transmittal.

 --   WHO IS OFFERING TO BUY MY SHARES?

Our name is Amerada Hess. We are a Delaware corporation. We are listed on the New York Stock Exchange (symbol: AHC).

We are a global integrated energy company engaged in the exploration and production, purchase, transportation and sale of crude oil and natural gas, the refining of crude oil and the sale of refined petroleum products. Exploration and production activities take place primarily in the United States, the United Kingdom, Norway, Denmark, Gabon, Indonesia, Thailand, Azerbaijan, Algeria and Brazil. We have a refining joint venture in the United States Virgin Islands and a retail marketing network focused on the East Coast of the United States.

We have total assets of approximately US$9.1 billion as of 30 September 2000 and a market capitalisation of approximately US$5.5 billion as of that date. We had proved oil and gas reserves of over 1 billion barrels of oil equivalent at 31 December 1999. Our oil and gas production has averaged 369,000 barrels of oil equivalent per day for the nine months ended 30 September 2000. Our net income for the nine months ended 30 September 2000 was US$683 million (US$7.57 per share).

The address of our principal executive offices is 1185 Avenue of the Americas, New York, New York 10036, and our telephone number is +1 212 997 8500.

 --   WHY ARE YOU MAKING THIS OFFER?

The combination of Amerada Hess and LASMO will benefit from an expanded exploration and production business, a strengthened international reserve portfolio and an extended production profile. The combination will enhance our competitive position in a consolidating industry. It will increase both cash flow and reserves per share in the enlarged Amerada Hess group. The combination will also increase our production from an estimated 373,000 barrels of oil equivalent per day in 2000 to an expected 582,000 barrels of oil equivalent per day in 2001, creating one of the largest global independent exploration and production companies, with the necessary scale to compete effectively in the international arena.

 --   WHAT ARE THE CLASSES AND AMOUNTS OF LASMO SECURITIES SOUGHT IN THE OFFER?

We are seeking to acquire all of the issued and to be issued shares and ADSs of LASMO. See paragraph 2 of the Letter from Goldman Sachs forming a part of this document.

 --   WHAT WOULD I RECEIVE IN EXCHANGE FOR MY LASMO SECURITIES?

We are offering to pay:

    FOR EVERY 78.7 LASMO SHARES HELD             L98.29 IN CASH AND 1 NEW AMERADA HESS SHARE
    FOR EVERY 78.7 LASMO ADSS HELD (EACH ADS     L294.87 IN CASH AND 3 NEW AMERADA HESS
    REPRESENTING 3 LASMO SHARES)                 SHARES

At the time of the announcement of the offer, the offer valued each LASMO share at 180 pence, based on an exchange rate of US$1.4484: L1.00 and the closing price on the New York Stock Exchange of US$62 13/16 per Amerada Hess share on 3 November 2000, the last New York Stock Exchange trading day prior to the announcement.

The offer now values each LASMO share at 178 pence, based on an exchange rate of US$1.4554 : L1.00 and the closing price on the New York Stock Exchange of US$60 1/2 per Amerada Hess share on 11 December 2000, the latest practicable New York Stock Exchange trading day prior to the posting of this document.

LASMO shareholders should bear in mind that fluctuations in the dollar to sterling exchange rate from time to time will affect the sterling value of any investment in Amerada Hess shares and any dividend income from that investment (payable in US dollars and subject to US withholding tax).

A comparison of the rights of holders of Amerada Hess shares and those of holders of LASMO shares is contained in Appendix VIII of this document.

 --   WHAT IS THE MIX AND MATCH ELECTION?

If you accept the offer, you can elect to vary the proportions of new Amerada Hess shares and cash (and/or, where available, loan notes) which you would like to receive, including electing to receive only cash or only new Amerada Hess shares. However, your ability to make a mix and match election is subject to other LASMO securityholders making opposite elections. If mix and match elections cannot be satisfied in full, they will be scaled down on a pro rata basis. These elections will not alter the maximum aggregate amount of Amerada Hess shares or cash that we will pay for all the LASMO securities. Once you have submitted your acceptance, you cannot change your mix and match election, but you can withdraw your acceptance and related election until the end of the initial offer period. See paragraph 5 of Part B of Appendix I of this document.

 --   WHAT IS THE LOAN NOTE ALTERNATIVE?

We are providing a loan note alternative under which you can elect to receive loan notes issued by Amerada Hess instead of cash. This alternative is not available to US persons or certain other shareholders outside the United Kingdom. Interest should be payable without the requirement to deduct US withholding tax provided the holder is able to certify that it is a non-US person unrelated to Amerada Hess. See paragraph 6 of Part B of Appendix I and Appendix II of this document.

 --   HOW DOES THE OFFER COMPARE WITH RECENT PRICES OF LASMO SHARES?

The offer, valued at 180 pence per LASMO share at the time of the announcement of the offer, represented a premium of approximately 28 per cent. to the closing mid-market price of a LASMO share on 3 November 2000, the last London Stock Exchange dealing day prior to the announcement, and a premium of approximately 33 per cent. to the average closing mid-market price of a LASMO share over the 6 months prior to the announcement.

 --   DOES THE LASMO BOARD OF DIRECTORS SUPPORT THE OFFER?

The board of directors of LASMO unanimously recommends that you accept the offer. The board of directors of LASMO, who have been so advised by Schroder Salomon Smith Barney, their financial adviser, consider the terms of the offer to be fair and reasonable. In providing advice to the LASMO board of directors, Schroder Salomon Smith Barney has taken into account the directors' commercial assessments. See Appendix VII of this document for a summary of the material financial analyses performed by Schroder Salomon Smith Barney with respect to its advice to the LASMO board of directors at a meeting of the LASMO board held on 19 October 2000 in connection with the LASMO board's recommendation of the offer.

Each member of the board of directors has agreed to accept the offer for all of his LASMO shares and ADSs. See the Letter of Recommendation from the Chairman of LASMO in this document.

 --   DO ANY OTHER SHAREHOLDERS SUPPORT THE OFFER?

We have received undertakings from two major shareholders, Schroder Investment Management Limited and Electrafina S.A., to accept the offer, except in certain circumstances. Accordingly, together with the undertakings we have received from the LASMO directors, we have received undertakings to accept the offer in respect of a total of 270,276,705 LASMO shares representing approximately 20.1 per cent of the existing LASMO ordinary share capital.

 --   DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

The cash element of the offer will be financed from our existing cash resources and bank facilities arranged with Goldman Sachs Credit Partners L.P. for the purposes of the offer. The offer is not conditional upon any financing arrangements. See paragraph 10 of the Letter from Goldman Sachs and Appendix VI of this document.

 --   IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO ACCEPT THE OFFER?

Yes. If you accept the offer, part of your consideration will be in the form of Amerada Hess shares, and you should consider our financial condition before you decide to become one of our shareholders through the offer.

We believe we are well positioned to provide long-term growth and to withstand volatile energy price environments as a result of our strong cash flow, reduced cost structure, strong production growth and strong balance sheet. At 30 September 2000, Amerada Hess' total debt to capitalisation ratio was 36 per cent. and earnings were $683 million ($7.57 per share) for the first nine months of the year, higher than any full year in Amerada Hess' history. After consummation of this transaction, Amerada Hess' debt to capitalisation ratio is expected to be 54 per cent., falling to 42 per cent. and 28 per cent. at year end 2001 and 2002, respectively, based on anticipated cash flows.

We have investment grade ratings on our public debt. Following announcement of this transaction, Standard & Poor's raised its rating from BBB to BBB+, and Moody's Investors Service confirmed its rating of Baa1.

You should also review the information set forth in Appendix III and the documents incorporated by reference in this document which contain detailed business, financial and other information about us.

 --   HOW LONG DO I HAVE TO DECIDE WHETHER TO ACCEPT THE OFFER?

You will have until 3:00 pm, London time, 10:00 am, New York City time, on 12 January 2001, to decide whether to accept the offer, unless the offer is extended. However, if you are an ADS holder and you cannot deliver everything that is required in order to make a valid tender of LASMO ADSs by that time, you may be able to use a guaranteed delivery procedure, which is described later in this document. See paragraph 18 of the Letter from Goldman Sachs and paragraphs 10, 11 and 12 of Part B of Appendix I of this document.

 -- WHAT IS THE DIFFERENCE BETWEEN THE INITIAL OFFER PERIOD AND THE SUBSEQUENT OFFER PERIOD?

The initial offer period is the time during which withdrawal rights apply. The initial offer period is the period from the date of this document until the time and date (not being before 3.00 pm (London time), 10.00 am (New York City time) on 12 January 2001) on which all the conditions are satisfied, fulfilled or, to the extent permitted, waived or, if earlier, the time and date on which the offer lapses.

The subsequent offer period starts as soon as the initial offer period terminates. The subsequent offer period must remain open for at least 14 calendar days but we may extend it beyond that time until a further specified date or until further notice. During the subsequent offer period no withdrawal rights apply, except in limited circumstances. See paragraph 4 of Part B of Appendix I of this document.

 --   CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

Yes. If all of the conditions to the offer have not been either satisfied, fulfilled or, to the extent permitted, waived by Amerada Hess by 3:00 pm, London time, 10:00 am, New York City time, on 12 January 2001, Amerada Hess may choose, but shall not be obliged, to extend the initial offer period. We may also be required to extend the initial offer period under applicable UK and US securities laws if there is a material change in the offer. Once all the conditions have been either satisfied, fulfilled or, to the extent permitted, waived by Amerada Hess, we will extend the offer for a subsequent offer period of at least 14 calendar days. See paragraph 1 of Part B of Appendix I of this document.

 --   HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

If we extend the offer, we will make a public announcement of the extension, not later than 8:00 am London time and 8:00 am New York City time, on the next business day after the day on which the offer was scheduled to expire. See paragraph 3 of Part B of Appendix I of this document.

We will also announce by not later than 8.00 am London time and 8.00 am New York City time on the business day following the end of the initial offer period that there will be a subsequent offer period. The subsequent offer period will remain open for at least 14 calendar days but we may extend it beyond that time until a further specified date or until further notice.

 --   WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     - We are not obliged to purchase any LASMO shares and/or LASMO ADSs unless we have received valid acceptances (which have not been properly withdrawn) in respect of at least 90 per cent. of the LASMO shares (including LASMO shares represented by LASMO ADSs) to which the offer relates. We may reduce this percentage, subject to certain limits. At least five US business days prior to any reduction, we will announce that we may do this through a press release and newspaper advertisement of general circulation in the United States.

     - We are not obliged to purchase any LASMO shares and/or LASMO ADSs unless the new Amerada Hess shares to be issued under the offer have been authorized for listing on the New York Stock Exchange and the registration statement that we have filed with the SEC has been declared effective.

     - We are not obliged to purchase any LASMO shares and/or LASMO ADSs if, among other things, the offer has been referred to the United Kingdom Competition Commission by the Secretary of State for Trade and Industry or the applicable waiting period under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has not expired or been waived.

See paragraph 7 of the Letter from Goldman Sachs, Part A of Appendix I and Part B of Appendix I of this document.

 --   HOW DO I ACCEPT THE OFFER?

To accept the offer, you must deliver the certificates representing your LASMO shares or your LASMO ADRs, together with a completed form of acceptance in the case of LASMO shares or a completed letter of transmittal in the case of ADSs, to the UK Receiving Agent or the US Depositary, respectively, not later than the time the offer expires. If your shares or ADSs are held in "street name" in the United States, your nominee can tender them through the applicable book entry transfer system. In the case of ADSs, if you cannot get any document or instrument that is required to be delivered by the expiration of the offer, you may gain some time by following the procedures for guaranteed delivery. See paragraph 18 of the Letter from Goldman Sachs and paragraphs 10, 11 and 12 of Part B of Appendix I of this document.

 --   UNTIL WHAT TIME CAN I WITHDRAW MY ACCEPTANCE?

A LASMO securityholder who accepts the offer will be entitled to withdraw the acceptance at any time until the end of the initial offer period. Thereafter, withdrawals will not be possible except in very limited circumstances (i.e. if Amerada Hess has failed to make certain announcements required by the City Code or if it withdraws an announcement that the offer will not be increased or further extended after a particular date). See paragraph 19 of the Letter from Goldman Sachs and paragraph 4 of Part B of Appendix I of this document.

 --   HOW DO I WITHDRAW MY ACCEPTANCE?

To withdraw shares or ADSs, you must deliver a written notice of withdrawal with the required information to the UK Receiving Agent or the US Depositary, respectively, while you still have the right to withdraw the shares or ADSs. See paragraph 4 of Part B of Appendix I of this document.

 --   WILL THE OFFER BE FOLLOWED BY A COMPULSORY ACQUISITION?

Yes. If all of the conditions to the offer are either satisfied, fulfilled or, where permitted, waived and we have acquired 90 per cent. in nominal value of LASMO shares (including LASMO shares represented by LASMO ADSs) then we will be entitled to and intend to acquire all remaining LASMO shares and LASMO ADSs pursuant to the Companies Act. Holders of LASMO shares and LASMO ADSs subject to the compulsory acquisition would receive the same consideration as those holders of LASMO shares and LASMO ADSs who accept the offer. See paragraph 24 of the Letter from Goldman Sachs and paragraph 11 of Appendix VI of this document.

 --   IF I DECIDE NOT TO ACCEPT, HOW WILL THE OFFER AFFECT MY SECURITIES?

If we are able to, we will acquire all LASMO shares and LASMO ADSs for which we have not received acceptances pursuant to the compulsory acquisition provisions of the Companies Act. We also intend to apply, or request that LASMO apply, to the New York Stock Exchange, the London Stock Exchange and the UK Listing Authority to have the LASMO ADSs and LASMO shares de-listed, terminate the deposit agreement through which the ADS programme is operated and seek to have the registration of the LASMO ADSs and LASMO shares under the Exchange Act terminated. Termination of registration under the Exchange Act would substantially reduce the information required to be furnished to holders of the LASMO ADSs and LASMO shares and would make some other provisions of the Exchange Act inapplicable to LASMO. See paragraph 24 of the Letter from Goldman Sachs and paragraph 13 of Appendix VI of this document.

 --   WHAT IS THE MARKET VALUE OF MY LASMO SECURITIES AS OF A RECENT DATE?

On 3 November 2000, the last dealing day before we announced the offer, the closing mid-market price of LASMO shares reported on the London Stock Exchange was 141 pence per share and the last sale price of ADSs reported on the New York Stock Exchange was US$6 1/4. Between 3 November 1999 and 3 November 2000, the price of LASMO shares ranged between 89.5 pence and 155.5 pence per share and the price of LASMO ADSs ranged from US$4 7/16 and US$7 1/4 per ADS. We advise you to obtain a recent quotation for LASMO shares and LASMO ADSs in deciding whether to accept the offer. See paragraph 16 of the Goldman Sachs Letter and paragraph 3 of Appendix VI of this document.

 --   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

If you are the record owner of your LASMO shares and/or LASMO ADSs and you accept the offer, you will not have to pay brokerage fees or similar expenses. If you own your LASMO shares and/or LASMO ADSs through a broker or other nominee, and your broker accepts the offer on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See paragraphs 2 and 5 of the Letter from Goldman Sachs and Appendix II of this document.

 --   WILL I BE TAXED ON THE AMERADA HESS SHARES AND CASH THAT I RECEIVE?

For UK tax purposes, a UK resident holder will generally realise an immediate chargeable gain or allowable loss to the extent that he receives cash under the offer. To the extent that such a holder receives Amerada Hess shares and/or loan notes, a further amount of chargeable gain or allowable loss on the holder's LASMO shares will generally be rolled over into those Amerada Hess shares and/or, in the case of loan notes, rolled over (for a non-corporate holder) or held over (for a corporate holder) for UK capital gains tax purposes.

For US federal income tax purposes, a US holder generally will recognize gain or loss upon the receipt of Amerada Hess shares and cash in exchange for such holder's LASMO shares or LASMO ADSs pursuant to the offer in an amount equal to the difference between (a) the sum of (i) the fair market value of such Amerada Hess shares received and (ii) the US dollar value on the date of receipt of the pounds sterling that would have been received and (b) the US holder's adjusted tax basis in the LASMO shares or LASMO ADSs, as the case may be.

Further information regarding the application of both US and UK tax laws to LASMO securityholders who accept the offer is set out in paragraphs 14 and 15 of Appendix VI of this document.

 -- IF I CHOOSE TO ACCEPT THE OFFER, HOW WILL MY RIGHTS AS AN AMERADA HESS SHAREHOLDER DIFFER FROM MY RIGHTS AS A LASMO SECURITYHOLDER?

An explanation of the material differences between the rights of LASMO securityholders and Amerada Hess shareholders is contained in Appendix VIII of this document.

 --   HOW WILL THIS TRANSACTION BE TREATED FOR ACCOUNTING PURPOSES?

The transaction will be accounted for using the purchase method of accounting. See paragraph 17 of the Letter from Goldman Sachs.

 --   WHERE CAN I FIND MORE INFORMATION ABOUT AMERADA HESS AND LASMO?

You can find more information about Amerada Hess and LASMO from various sources described in the sections entitled "Where You Can Find Additional Information about Amerada Hess" in Appendix III to this document and "Where You Can Find Additional Information about LASMO" in Appendix IV to this document.

 --   WHO CAN ANSWER QUESTIONS I MIGHT HAVE ABOUT THE OFFER?

If you have any questions about the offer, you should contact the Information Agent, D.F. King & Co., Inc. in the UK on 0800 169 6962 and in the US on 1 (800) 628 8536 (Toll-Free). If you have any questions about procedures for acceptance of the offer in the UK, you should contact the UK Receiving Agent, Computershare Services PLC, on 0870 703 0056.

            SELECTED FINANCIAL INFORMATION OF AMERADA HESS AND LASMO

                                  AMERADA HESS
                   SELECTED HISTORICAL FINANCIAL INFORMATION

The following selected financial information, which is presented in accordance with US GAAP, has been derived from the consolidated financial statements of Amerada Hess and should be read in conjunction with the consolidated financial statements and notes thereto incorporated herein by reference. The unaudited financial information presented below for the nine month periods ended 30 September 2000 and 1999 reflects all normal and recurring adjustments which, in the opinion of management, are necessary for a fair presentation of Amerada Hess' results of operations and financial position.

                                            NINE MONTHS
                                               ENDED
                                           30 SEPTEMBER                    YEARS ENDED 31 DECEMBER
                                         -----------------   ----------------------------------------------------
                                          2000      1999      1999        1998       1997       1996       1995
MILLIONS, EXCEPT PER SHARE DATA          -------   -------   -------     -------    -------    -------    -------
INCOME STATEMENT DATA
  Sales and other operating revenues...  $ 8,308   $ 4,770   $ 7,039     $ 6,580    $ 8,224    $ 8,270    $ 7,299
  Net income (loss)....................      683       307       438(3)     (459)(4)       8       660(5)    (394)(6)
  Net income (loss) per share
    (diluted)..........................     7.57      3.40      4.85       (5.12)       .08       7.09      (4.26)
  Common dividends per share...........  $   .45   $   .45   $   .60     $   .60    $   .60    $   .60    $   .60
  Weighted average number of shares
    outstanding (diluted)..............       90        90        90          90         92         93         93
BALANCE SHEET DATA (AT PERIOD END)
  Cash and cash equivalents............  $   259   $    26   $    41     $    74    $    91    $   113    $    56
  Working capital......................      359       187       249          90        464        690        358
  Property, plant and equipment
    (net)..............................    4,198     4,228     4,052       4,192      5,191      4,907      5,370
  Total assets.........................    9,069     7,939     7,728       7,883      7,935      7,784      7,756
  Total debt...........................    1,999     2,401     2,310       2,652      2,127      1,939      2,718
  Stockholders' equity.................    3,543     2,927     3,038       2,643      3,216      3,384      2,660
  Stockholders' equity per share.......  $ 40.00   $ 32.27   $ 33.51     $ 29.26    $ 35.16    $ 36.35    $ 28.60

(1) Amerada Hess uses the "successful efforts" method of accounting for oil and gas exploration and production activities.

(2) On 1 January 1999, Amerada Hess adopted the last-in, first-out (LIFO) inventory method for refining and marketing inventories.

(3) Includes after-tax gains on asset sales of $176 and special tax benefits of $55, partially offset by impairment of assets and operating leases (after income taxes) of $100.

(4) Reflects after-tax special charges aggregating $263 representing impairments of assets and operating leases, a net loss on asset sales and accrued severance.

(5) Includes after-tax gains on asset sales of $421.

(6) Includes after-tax impairments of $416.

                                     LASMO
                   SELECTED HISTORICAL FINANCIAL INFORMATION

The following summary financial data, which is presented in accordance with UK GAAP, has been derived for the five years ended 31 December 1999 from the consolidated financial statements of LASMO and for the six month periods ended 30 June 2000 and 1999 from the condensed financial statements of LASMO, and should be read in conjunction with those statements and notes thereto, incorporated herein by reference. A reconciliation between UK GAAP and US GAAP with respect to the summary information below is included in the documents incorporated by reference.

                                           SIX MONTHS
                                              ENDED
                                             30 JUNE                        YEARS ENDED 31 DECEMBER
                                        -----------------     ---------------------------------------------------
                                         2000      1999        1999       1998       1997       1996       1995
MILLIONS, EXCEPT PER SHARE DATA         -------   -------     -------    -------    -------    -------    -------
INCOME STATEMENT DATA
  Sales and other operating
    revenues.........................   L   463   L   216     L   594    L   484    L   639    L   644    L   550
  Net income (loss)..................       120        19         136      (416)         40         55         18
  Net income (loss) per share
    (diluted) -- pence...............       9.0p      2.0p       10.7p   (43.70)p       4.2p       5.8p       1.9p
  Common dividends per share --
    pence............................       Nil       Nil         2.5p       2.3p       2.3p       2.0p       1.3p
  Weighted average number of shares
    outstanding......................     1,333       952       1,143        966        966        966        966
BALANCE SHEET DATA (AT PERIOD END)
  Cash...............................   L   314   L   483     L   384    L   459    L   383    L   353    L   444
  Working capital....................       276       444         323        532        319        348        350
  Property, plant and equipment
    (net)............................     2,518     2,470       2,434      1,867      2,255      1,925      2,194
  Total assets.......................     3,076     3,184       3,132      2,772      2,890      2,531      2,920
  Total debt.........................     1,106     1,314       1,060      1,318      1,184        886      1,301
  Stockholders' equity...............     1,467     1,390       1,326      1,281      1,297        913      1,468
  Stockholders' equity per share
    (pounds per share)...............   L  1.10   L  1.50     L  1.20    L  1.30    L  1.40    L  1.00    L  1.60

                           EXCHANGE RATE INFORMATION

The financial statements of LASMO are prepared in pounds sterling. The following table sets forth, for the periods indicated, information concerning the noon buying rate in The City of New York for cable transfers as certified by the Federal Reserve Bank of New York for customs purposes for pounds sterling, expressed in US dollars per pound sterling. The average rate is calculated by using the average of the noon buying rates in The City of New York on each day during a monthly period, and on the last day of each month during an annual period.

                                                      HIGH      LOW      END     AVERAGE RATE
                                                      -----    -----    -----    ------------
NINE MONTHS ENDED 30 SEPTEMBER 2000.................  $1.65    $1.40    $1.48       $1.54

                                                      HIGH      LOW      END     AVERAGE RATE
YEAR ENDED 31 DECEMBER                                -----    -----    -----    ------------
1999................................................  $1.68    $1.55    $1.62       $1.62
1998................................................  $1.72    $1.61    $1.66       $1.66
1997................................................  $1.70    $1.58    $1.64       $1.64
1996................................................  $1.71    $1.49    $1.71       $1.57
1995................................................  $1.64    $1.53    $1.55       $1.68

As of 11 December 2000 the noon buying rate for pounds sterling was $1.4554. Amerada Hess makes no representation that the amounts of sterling presented in this Offer Document have been, could have been or could be converted into US dollars at the rates indicated above.

               SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following selected unaudited pro forma financial information, which is presented in accordance with US GAAP, gives effect to the consummation of the Offer using the purchase method of accounting for business combinations. The pro forma selected financial data is based on the historical financial information of Amerada Hess and LASMO and should be read in conjunction with the historical financial statements, including footnotes.

The selected unaudited pro forma balance sheet data is presented as if the transaction occurred on 30 September 2000. The selected unaudited pro forma income statement data for the year ended 31 December 1999, and the nine months ended 30 September 2000, are presented as if the business combination had been completed on 1 January 1999.

The selected unaudited pro forma financial data are presented for illustrative purposes only. They are based on assumptions and do not purport to be indicative of the results of operations or the financial position that would have actually occurred if the combination had been consummated on the dates indicated or that may be expected in the future.

The unaudited pro forma financial information does not reflect any cost savings or anticipated changes in expenses reflecting efficiencies resulting from combining operations.

                                                      NINE MONTHS ENDED              YEAR ENDED
                                                      30 SEPTEMBER 2000           31 DECEMBER 1999
                                                   ------------------------   ------------------------
                                                                  PRO FORMA                  PRO FORMA
                                                     AMERADA       AMERADA      AMERADA       AMERADA
                                                       HESS         HESS          HESS         HESS
                                                   (HISTORICAL)   AND LASMO   (HISTORICAL)   AND LASMO
MILLIONS, EXCEPT PER SHARE DATA                    ------------   ---------   ------------   ---------
INCOME STATEMENT DATA
  Sales and other operating revenues.............    $ 8,308       $ 9,395      $ 7,039       $ 8,001
  Net income.....................................        683           685          438           248
  Net income per share (diluted).................       7.57          6.38         4.85          2.31
  Common dividends per share.....................        .45           .45          .60           .60
  Weighted average number of shares outstanding
     (diluted)...................................         90           107           90           107

                                                                   NINE MONTHS ENDED
                                                                   30 SEPTEMBER 2000
                                                              ---------------------------
                                                                                PRO FORMA
                                                                AMERADA          AMERADA
                                                                  HESS            HESS
                                                              (HISTORICAL)      AND LASMO
                                                              ------------      ---------
BALANCE SHEET DATA (AT PERIOD END)
  Cash and cash equivalents.................................    $   259          $   319
  Working capital...........................................        359              461
  Property, plant and equipment (net).......................      4,198            9,467
  Total assets..............................................      9,069           15,928
  Total debt................................................      1,999            5,774
  Stockholders' equity......................................      3,543            4,618
  Stockholders' equity per share............................    $ 40.00          $ 43.16

                    LETTER FROM GOLDMAN SACHS INTERNATIONAL

                                      LOGO

                                                                13 December 2000

To all holders of LASMO Securities and, for information only, to participants in the LASMO Share Option Schemes, the LASMO Profit Sharing Scheme and the Monument 1996 Participating Share Plan

Dear Sir or Madam,

                            AMERADA HESS CORPORATION
                      RECOMMENDED CASH AND SHARE OFFER FOR
                                   LASMO PLC

1.  INTRODUCTION

On 6 November 2000, the boards of Amerada Hess and LASMO announced that they had reached agreement with respect to the terms of a recommended cash and share offer for the entire issued and to be issued share capital of LASMO. This letter contains the terms of the formal Offer by Goldman Sachs on behalf of Amerada Hess (except in the United States, where Amerada Hess is making the Offer on its own behalf) and should be read in conjunction with the accompanying Acceptance Form.

Your attention is drawn to the letter from the Chairman of LASMO on pages 7 to 9 of this document which states that the directors of LASMO, who have been so advised by Schroder Salomon Smith Barney, consider the terms of the Offer to be fair and reasonable. In providing its advice to the directors of LASMO, Schroder Salomon Smith Barney has taken into account the commercial assessments of the directors of LASMO. Accordingly, the directors of LASMO unanimously recommend all LASMO Securityholders to accept the Offer, as they have agreed to do themselves in respect of their aggregate holdings of 324,311 LASMO Shares.

TO ACCEPT THE OFFER, THE RELEVANT ACCEPTANCE FORM, TOGETHER WITH ALL OTHER REQUIRED DOCUMENTS, MUST BE COMPLETED AND RETURNED AS SOON AS POSSIBLE BUT, IN ANY EVENT, SO AS TO BE RECEIVED BY NO LATER THAN 3.00 PM (LONDON TIME), 10.00 AM (NEW YORK CITY TIME), ON 12 JANUARY 2001. The procedure for acceptance of the Offer is set out on pages 29 to 32 of this document and in the accompanying Acceptance Form.

2.  THE OFFER

Amerada Hess and Goldman Sachs on behalf of Amerada Hess (outside the United States) are offering to acquire, subject to the Conditions and the further terms set out or referred to in this document and in the relevant Acceptance Form, all of the LASMO Securities on the following basis:

FOR EVERY 78.7 LASMO SHARES HELD              L98.29 IN CASH AND 1 NEW AMERADA HESS SHARE
FOR EVERY 78.7 LASMO ADSS HELD                L294.87 IN CASH AND 3 NEW AMERADA HESS SHARES
(EACH ADS REPRESENTING 3 LASMO SHARES)

At the time of the Announcement, the Offer valued each LASMO Share at 180 pence and LASMO's issued share capital (allowing for LASMO's estimate of likely dilution by the exercise of outstanding options) at approximately L2.4 billion based in each case on the Closing Price per Amerada Hess Share of US$62 13/16 on 3 November 2000 (the last NYSE trading day prior to the Announcement) and an exchange rate of US$1.4484: L1.00. The cash element of the consideration represents approximately 125 pence per LASMO Share.

The Offer now values each LASMO Share at 178 pence, based on an exchange rate of US$1.4554: L1.00 and the NYSE Closing Price of US$60 1/2 per Amerada Hess Share on 11 December 2000, the latest practicable NYSE trading day prior to the posting of this document.

The Offer (valued at 180 pence per LASMO Share at the time of the Announcement) represented a premium of approximately 28 per cent. to the Closing Price of a LASMO Share at the close of business on 3 November 2000, the last London Stock Exchange dealing day prior to the Announcement, and a premium of approximately 33 per cent. to the average Closing Price of a LASMO Share over the 6 months prior to the Announcement.

The Offer will result in the issue of up to approximately 17.1 million Amerada Hess Shares (representing approximately 16.3 per cent. of the ordinary share capital of Amerada Hess, as enlarged as a result of the Offer).

The Offer extends to all LASMO Shares (including LASMO Shares represented by LASMO ADSs) unconditionally allotted or issued at the date of the Offer Document and any further such shares which are unconditionally allotted or issued while the Offer remains open for acceptance or on or before such earlier time and/or date as Amerada Hess may (subject to the City Code, US securities laws and/or with the consent of the Panel) decide.

The number of Amerada Hess Shares which will be issued on full acceptance of the Offer is expected not to exceed approximately 17.1 million on the basis that, as at 3 November 2000, 1,344,328,323 LASMO Shares had been issued (including LASMO Shares represented by LASMO ADSs) and it is reasonable, in LASMO's opinion, to expect that a further 3,121,406 new LASMO Shares may be issued during the relevant period as a result of the exercise of options. Amerada Hess reserves the right to adjust the Offer consideration, by reducing rateably the aggregate number of Amerada Hess Shares to be issued under the Offer, if any issue of LASMO Shares in excess of these amounts would mean that Amerada Hess would otherwise be obliged to issue more than 17.18 million new Amerada Hess Shares under the Offer or pursuant to the statutory compulsory acquisition arrangements under Section 429 of the Companies Act. In that event, LASMO Securityholders will instead be entitled to receive cash at a rate of L43.37 for each Amerada Hess Share by which the Offer consideration is so adjusted. This represents the NYSE Closing Price of an Amerada Hess Share on 3 November 2000, the last NYSE trading day prior to the Announcement, translated into sterling at the rate of US$1.4484: L1.00.

All LASMO Securities which are acquired by Amerada Hess under the Offer will be acquired fully paid and free from all liens, equities, charges, equitable interests, encumbrances and other interests and together with all rights now or hereafter attaching thereto, including the right to receive and retain all dividends and other distributions declared, made or payable after 6 November 2000.

3.  BACKGROUND TO AND REASONS FOR THE OFFER

Amerada Hess' strategy is focused on the continued expansion of its exploration and production business, the primary driver of future income growth. Refining and marketing will play a smaller but more profitable role in its portfolio than it has in the past.

The acquisition of LASMO, a pure exploration and production company, will add significantly to Amerada Hess' oil and gas reserves and production profile. It will also create a more balanced investment portfolio due to the complementary nature of their assets, cashflows and investment opportunities. Further, given the significant geographical overlap of both companies, Amerada Hess anticipates significant synergies.

Amerada Hess has hedged its foreign exchange exposure to lock in the purchase price of the transaction and has hedged volumes equivalent to substantially all of LASMO's anticipated 2001 oil production to support the accretive nature of the transaction to earnings and cash flow and permit significant debt paydown (it being understood that this statement is not intended to mean that Amerada Hess' earnings or earnings per share for any period will necessarily exceed those of any previous period).

Amerada Hess' management believes this combination will:

     - continue the transformation of Amerada Hess into an exploration and production company; exploration and production is expected to represent approximately 76 per cent. of average capital employed at year end 2001 on a pro-forma basis (compared with 59 per cent. at year end 2000 for Amerada Hess on a stand-alone basis);

     - achieve Amerada Hess' strategic objective to increase its international reserves outside the US and North Sea; international proved reserves will be increased to 42 per cent. on a pro-forma basis from 14 per cent. of total proved reserves at year-end 1999;

     - enhance Amerada Hess' production growth from 5 per cent. pre-acquisition to 6 per cent. post-acquisition on a compound annual basis through 2004, while significantly extending its proved reserve life from 8.2 to 9.8 years;

     - add high quality operated reserves at an attractive cost of US$5.49 per proved boe;

     - increase reserves per share from 11.3 proved boe per share at year end 1999 to 17.2 proved boe per share on a pro-forma basis;

     - generate approximately US$130 million of annual pre-tax synergies (approximately US$90 million of annual synergies after tax);

     - preserve balance sheet flexibility through the issuance of equity amounting to approximately 30 per cent. of the value of the Offer to continue Amerada Hess' ability to fund its capital expenditures and its share repurchase programme;

     - be accretive to Amerada Hess' internal 2001 estimate of earnings per share and cash flow per share (by 2.5 per cent. and 17.8 per cent. respectively) based on futures prices (it being understood that this statement is not intended to mean that Amerada Hess earnings or earnings per share for any period will necessarily exceed those of any previous period);

     - increase Amerada Hess' production from an estimated 373,000 boe per day in 2000 to an expected 582,000 boe per day in 2001 on a pro-forma basis, making Amerada Hess one of the largest global independent exploration and production companies with the scale to access a broader range of investment opportunities that meet its financial goals.

4.  MIX AND MATCH ELECTION

LASMO Securityholders who validly accept the Offer may elect under the Mix and Match Election to vary the proportions in which they receive Amerada Hess Shares and cash and/or Loan Notes, if applicable, in respect of their LASMO Securities. Insofar as a LASMO Securityholder is entitled to receive additional cash under the Mix and Match Election, it will be payable in an amount per Amerada Hess Share equal to the sterling equivalent of the Closing Price, at the relevant time, of each such Amerada Hess Share to which the LASMO Securityholder would have been entitled under the basic terms of the Offer if the LASMO Securityholder had not elected to receive additional cash. The relevant time for ascertaining the value of an Amerada Hess Share for these purposes will be the close of trading on the NYSE on the most recent NYSE trading day before the LASMO Securityholder's entitlement under the Mix and Match Election falls to be determined (i.e. the time and date at which the Mix and Match Election ceases to be open for acceptance). The sterling equivalent will be determined at the US dollar to pound sterling exchange rate at that time, as determined by Goldman Sachs.

Although the Offer will remain open for a Subsequent Offer Period of at least 14 calendar days after the date on which the Offer becomes or is declared unconditional in all respects (at the end of the Initial Offer Period) and may be extended beyond that time until a further specified date or until further notice, the Mix and Match Election will remain open until but not beyond 3.00 pm (London time), 10.00 am (New York City time) on the date falling five calendar days after the Offer becomes or is declared unconditional in all respects. Mix and Match Elections must be made at the same time as the acceptances of the Offer to which they relate, on the relevant Acceptance Form.

The maximum number of new Amerada Hess Shares to be issued under the Offer and the maximum amount of cash to be paid under the Offer will not be varied as a result of the Mix and Match Election. Accordingly, the ability of a LASMO Securityholder to make a Mix and Match Election will depend on the extent to which other LASMO Securityholders make opposite elections. To the extent that elections cannot be satisfied in full, they will be scaled down on a pro rata basis. To the extent that elections can be satisfied, LASMO Securityholders will receive new Amerada Hess Shares instead of cash (and/or Loan Notes, if applicable), and vice versa.

Accordingly, LASMO Securityholders who make Mix and Match Elections will not know the exact number of new Amerada Hess Shares or the amount of cash (and/or Loan Notes) they will receive until settlement of the consideration under the Offer, although an announcement of the approximate extent to which Mix and Match Elections will be satisfied will be made two business days after the Mix and Match Election ceases to be open for acceptance.

In addition, Amerada Hess reserves the right to limit the extent to which elections by LASMO Securityholders under the Mix and Match Election (or any subsequent mix and match election) will be capable of being satisfied by cash and/or Amerada Hess Shares released by opposite elections by other LASMO Securityholders insofar as it determines this to be necessary or desirable with a view to ensuring that the aggregate number of Amerada Hess Shares and the aggregate amount of cash payable to all LASMO Securityholders do not exceed the levels which would apply in the event of full acceptance of the Offer with a single closing date for the Mix and Match Election, whether as a result of the operation of the provisions of Sections 429 to 430F of the Companies Act (which permit compulsory acquisition of outstanding shares following a takeover offer) or otherwise.

A Mix and Match Election made by a LASMO Securityholder may not be changed after the time that it is first made on the relevant Acceptance Form. However, acceptances including the associated Mix and Match Election may be withdrawn in accordance with the procedures in paragraph 4 of Part B of Appendix I. This right of withdrawal, except in the limited circumstances set out in paragraphs 4
(b), (c) and (d) of Part B of Appendix I, terminates at the time that the Offer becomes unconditional in all respects (i.e. at the end of the Initial Offer Period). Accordingly, Mix and Match Elections made in the 5 calendar day period between the end of the Initial Offer Period and the time and date at which the Mix and Match Election ceases to be open for acceptance cannot be changed or withdrawn.

The Mix and Match Election is conditional upon the Offer becoming or being declared unconditional in all respects. Your attention is drawn to paragraph 18 of this letter and to paragraph 5 of part B of Appendix I of this document which set out the procedure for making a Mix and Match Election.

5.  THE LOAN NOTE ALTERNATIVE

As an alternative to some or all of the cash consideration which would otherwise be receivable under the Offer (including the Mix and Match Election), accepting LASMO Shareholders (other than US persons and certain other shareholders not resident in the United Kingdom) will be able to elect to receive Loan Notes to be issued by Amerada Hess on the following basis:

FOR EVERY L1 OF CASH CONSIDERATION UNDER THE OFFER      L1 NOMINAL VALUE OF LOAN
NOTES

The Loan Notes, which will be governed by English law, will be unsecured obligations of Amerada Hess and will be issued, credited as fully paid, in integral multiples of L1 nominal value. All fractional entitlements will be disregarded and not paid.

Goldman Sachs has advised that, based on market conditions on 11 December 2000 (the latest practicable day prior to the posting of this document), the value of the Loan Notes (had they been in issue on that day) would have been not less than 95 pence per L1 in nominal value.

The Loan Notes will be transferable (subject to certain conditions) in multiples of L500 or such lower number as Amerada Hess may approve, but no application will be made for them to be listed or dealt in on any stock exchange.

The Loan Notes have not been, and will not be, registered under the Securities Act or under the laws of any State of the United States nor have any steps been taken, nor will any be taken, to enable the Loan Notes to be offered in compliance with applicable securities laws of Canada or Japan and no prospectus in relation to the Loan Notes has been, or will be, lodged with the Australian Securities Commission. Accordingly, the Loan Notes may not be offered, sold, resold, delivered or distributed directly or indirectly, in or into the United States, or to or for the account or benefit of any US person, except pursuant to an exemption from, or in a transaction exempt from, or not subject to, the requirements of the Securities Act or the relevant securities laws of any State of the United States. The Loan Notes may not be offered, resold, sold or delivered, or distributed directly or indirectly, in or into Canada, Australia or Japan.

The Loan Notes will bear interest (from but excluding the date of issue to the relevant holder of Loan Notes) payable (subject to any requirement to deduct tax therefrom) semi-annually in arrears on 30 June and 31 December in each year, or (if in any year the relevant date is not a business day) on the next following business day, commencing on 2 July 2001, up to and including the next business day following 31 December 2005, at a rate of 0.5 per cent. below LIBOR for six month sterling deposits determined on the first business day of each interest period. The first interest payment will be made on 2 July 2001 in respect of the period up to (but excluding) 2 July 2001. Interest should be payable without the requirement to deduct US withholding tax provided the holder is able to certify that it is a non-US person unrelated to Amerada Hess.

The Loan Notes will be redeemable at par at the option of the holders, in whole or in any part (being L500 in nominal amount or any integral multiple thereof), on 31 December 2001 and on any subsequent interest payment date. If at any time 5 per cent. or less in nominal value of the Loan Notes issued remain outstanding, Amerada Hess shall have the right on any interest payment date falling on or after 31 December 2001 to redeem all of the outstanding Loan Notes at par, together with accrued interest. Any Loan Notes outstanding on the next business day following 31 December 2005 will be redeemed at par on that business day (together with any accrued interest up to and excluding that date).

No Loan Notes will be issued unless, at the time the Offer becomes or is declared unconditional in all respects, valid elections for the Loan Note Alternative will result in the issue of at least L2 million in aggregate nominal value of Loan Notes or such smaller amount as Amerada Hess may decide. If insufficient elections are received, the LASMO Shareholders who validly accept the Offer and elect to receive Loan Notes will instead receive cash in accordance with the terms of the Offer (including the Mix and Match Election).

The Loan Note Alternative is conditional on the Offer becoming or being declared unconditional in all respects and will remain open for so long as the Offer remains open for acceptance. Further details of the terms of the Loan Note Alternative are set forth in Appendix II.

6.  IRREVOCABLE UNDERTAKINGS

Amerada Hess has received irrevocable undertakings to accept the Offer from the directors of LASMO in respect of their entire holdings, amounting, in aggregate, to 324,311 LASMO Shares representing 0.02 per cent. of the issued share capital of LASMO. Such undertakings will cease to be binding only if the Offer lapses or is withdrawn.

The Announcement stated that Amerada Hess had also received irrevocable undertakings from Schroder Investment Management Limited and Electrafina S.A. to accept the Offer in respect of an aggregate of approximately 276,279,208 LASMO Shares, representing approximately 20.56 per cent. of LASMO's issued share capital. Schroder Investment Management Limited, being a fund manager, has given an undertaking to accept the Offer in respect of 177,943,047 LASMO Shares insofar as the relevant clients have not withdrawn or altered their mandate (in a manner inconsistent with acceptance) at the time required for acceptance. Schroder Investment Management Limited has notified Amerada Hess that its undertaking applies to 171,616,233 LASMO Shares and not 177,943,047 LASMO Shares as stated in the Announcement. Therefore, the irrevocable undertakings received from the above institutions in fact represent an aggregate of 269,952,394 LASMO Shares, representing approximately 20.08 per cent. of LASMO's issued share capital.

The undertakings from Schroder Investment Management Limited and Electrafina S.A. will cease to be binding if a third party makes an offer for the fully diluted ordinary share capital of LASMO the value of which, upon announcement, is more than 10 per cent. greater than 180p per LASMO Share or, if less, the value of the Offer per LASMO Share at the close of the NYSE trading day immediately preceding announcement of the new offer.

Accordingly, Amerada Hess has received irrevocable undertakings in respect of a total of 270,276,705 LASMO Shares representing approximately 20.1 per cent. of the existing issued LASMO ordinary share capital.

7.  CONDITIONS AND FURTHER TERMS OF THE OFFER

The Offer (including the Loan Note Alternative) is subject to the Conditions and further terms set out in Appendix I.

8.  INFORMATION RELATING TO AMERADA HESS

Amerada Hess, headquartered in New York, is a global integrated energy company engaged in the exploration for and the production, purchase, transportation and sale of crude oil and natural gas, the refining of crude oil and the sale of refined petroleum products. Exploration and production activities take place primarily in the United States, the United Kingdom, Norway, Denmark, Gabon, Indonesia, Thailand, Azerbaijan, Algeria and Brazil.

Amerada Hess produces approximately 370,000 barrels of oil equivalent per day, two-thirds oil and one-third natural gas. Amerada Hess' total proved oil and gas reserves as at 31 December 1999 were over 1 billion boe.

Amerada Hess' vision is to deliver superior returns while providing long-term profitable growth. The acquisition of LASMO furthers Amerada Hess' strategy to expand its exploration and production operations outside of the United States and the North Sea and increase reserves outside these areas to at least one-third of total reserves. Brazil, Venezuela, Africa, Central Asia and Southeast Asia are all target areas.

Amerada Hess' future strategy will involve a balance among exploration, reserve developments and reserve acquisitions. Amerada Hess is well positioned to provide long-term growth and withstand volatile energy price environments as a result of its strong cash flow, reduced cost structure, strong production growth and strong balance sheet. At 30 September 2000, Amerada Hess' total debt to capitalisation ratio was 36 per cent. and earnings were $683 million ($7.57 per share) for the first nine months of the year, higher than any full year in Amerada Hess' history. After consummation of this transaction, Amerada Hess' debt to capitalisation ratio is expected to be 54 per cent., falling to 42 per cent. and 28 per cent. at year end 2001 and 2002 respectively, based on anticipated cash flows.

Refining and marketing has become a smaller, but more profitable, portion of Amerada Hess' portfolio than it was in the past.

Refined petroleum products are manufactured at the HOVENSA refinery in St. Croix, United States Virgin Islands, which is owned jointly by Petroleos de Venezuela S.A. and Amerada Hess. The refinery is one of the largest in the world with a crude oil distillation capacity of 500,000 barrels per day and a fluid catalytic cracking unit that operates at 140,000 barrels per day.

Amerada Hess markets refined petroleum products on the East Coast of the United States. These refined petroleum products are marketed through 27 terminals and approximately 915 HESS brand retail outlets. Amerada Hess markets fuel oil, natural gas and electricity to industrial and commercial customers on the East Coast of the United States. Amerada Hess also markets natural gas to approximately 350,000 customers in the UK.

Retail marketing is the area of emphasis in Amerada Hess' downstream business. Amerada Hess' vision is to be the leading independent retail marketer on the East Coast of the United States. Amerada Hess expects to have nearly 1,100 retail outlets by April 2001. Amerada Hess is focused on expanding HESS EXPRESS convenience stores at its retail outlets which include fast food outlets.

For the nine months ended 30 September 2000, Amerada Hess reported total revenues of US$8.5 billion (1999: US$5.2 billion) and net income of US$683 million (1999: US$307 million). Net assets as at 30 September 2000 were US$3.5 billion (31 December 1999: US$3.0 billion). For the full year ended 31 December 1999, Amerada Hess had total revenues of US$7.5 billion (1998: US$6.6 billion) and net income of US$438 million (1998: US$(459) million).

Further information with respect to Amerada Hess is set forth in Appendix III to this document.

9.  INFORMATION RELATING TO LASMO

LASMO, headquartered in London, is a substantial oil and gas exploration and production company whose activities and producing assets are presently concentrated primarily in North West Europe and Indonesia, and these, together with Venezuela, North Africa and Pakistan are the current material contributors to reserves. At the end of 1999, LASMO was active in 14 countries around the world, in nine of which it acted as operator. Production during 1999 was mainly derived from six of these countries: the United Kingdom, The Netherlands, Indonesia, Venezuela, Algeria and Pakistan.

As at 31 December 1999, LASMO's net proved oil and gas reserves were estimated at 830 million boe. Approximately 62 per cent. relate to oil and 38 per cent. relate to gas, with 24 per cent. of LASMO's net proved reserves located in North West Europe, 27 per cent. located in Indonesia, 29 per cent. located in Venezuela, 14 per cent. located in North Africa and 6 per cent. located in Pakistan. For the year ended 31 December 1999, LASMO's average daily production was 178,000 boe with approximately 56 per cent. derived from North West Europe and approximately 27 per cent. derived from Indonesia. In the same period, production of crude oil and natural gas each accounted for approximately 62 per cent. and 38 per cent. respectively of LASMO's daily average production.

For the six months ended 30 June 2000, LASMO reported sales of L463 million (1999: L216 million) and profit before exceptional items and taxation of L187 million (1999: L35 million). Net assets as at 30 June, 2000 were L1,467 million. For the full year ended 31 December 1999, LASMO had sales of L594 million (1998:
L484 million) and profit before exceptional items and taxation of L170 million (1998: L1 million).

Further information with respect to LASMO is set forth in Appendix IV to this document.

10. FINANCING OF THE OFFER

The cash consideration under the Offer will be financed from existing cash resources and bank facilities arranged with Goldman Sachs Credit Partners L.P. for the purposes of the Offer.

Further details regarding these bank facilities are set out in paragraph 7 of Appendix VI.

11. MANAGEMENT AND EMPLOYEES

The employment rights of employees of LASMO, including pension rights, will be fully safeguarded. Amerada Hess attaches great importance to the skills and experience of the management and employ-ees of LASMO and believes that they will benefit from the enhanced opportunities available within the Amerada Hess Group.

12. LASMO SHARE OPTION SCHEMES

The Offer will extend to any further LASMO Shares (including LASMO Shares represented by LASMO ADSs) unconditionally allotted or issued at the date of this document and any further such shares which are unconditionally allotted or issued while the Offer remains open for acceptance or on or before such earlier time and/or date as Amerada Hess may, subject to the City Code, US securities laws and/or with the consent of the Panel, decide; including those issued as a result of the exercise of options granted under the LASMO Share Option Schemes.

It is intended that proposals in compliance with the City Code will be made available to holders of options under the LASMO Share Option Schemes for the realisation of the value of their options. The detailed terms of these proposals are expected to be made available to holders of options on or before the date on which the Offer becomes or is declared unconditional in all respects.

13. FRACTIONS

Fractions of new Amerada Hess Shares will not be allotted or issued to accepting LASMO Securityholders. Fractional entitlements to new Amerada Hess Shares will be aggregated and sold in the market and the net proceeds of sale distributed pro rata to the holders of LASMO Securities entitled to them. Any LASMO Securityholder may elect (by separate written notice to the UK Receiving Agent or the US Depositary accompanying his or her Acceptance Form) to receive the payment due in respect of fractional entitlements in either pounds sterling or US dollars. In the absence of any such election, such payment will be made to holders of LASMO ADSs in US dollars and to LASMO Shareholders in pounds sterling, the proceeds having been converted from US dollars at a prevailing exchange rate selected by Amerada Hess at the relevant time. Amerada Hess will not be liable to LASMO Securityholders or any other person in respect of the timing of any such sale or conversion or the price or exchange rate achieved in respect of any such sale or conversion. Individual entitlements to amounts of less than L5.00 (or its equivalent in US dollars at the relevant time) will not be paid to holders of LASMO Securities but will be retained for the benefit of the enlarged Amerada Hess Group.

14. NEW AMERADA HESS SHARES

The new Amerada Hess Shares will rank pari passu in all respects with existing Amerada Hess Shares, including the right to any dividends and other distributions declared, paid or made by reference to a record date after the date on which they are issued. For the avoidance of doubt, LASMO Securityholders will not be entitled to the dividend of Amerada Hess expected to be declared in December 2000 and paid on or about 3 January 2001.

The new Amerada Hess Shares will be delivered in accordance with the terms of the Offer and will be fully paid and free from all liens, equities, charges, equitable interests, encumbrances and other interests and together with all rights now or hereafter attaching thereto.

Amerada Hess Shares are traded in US dollars on the NYSE and dividends are declared and paid in US dollars. The sterling value of any investment in Amerada Hess Shares and any dividend income from that investment (payable in US dollars and subject to US withholding tax) will be affected by fluctuations in the dollar to sterling exchange rate from time to time.

The new Amerada Hess Shares are expected to be authorised for listing, subject to official notice of issuance, on the NYSE, but they will not be listed or traded on the London Stock Exchange or any other stock exchange.

15. ILLUSTRATIVE COMPARATIVE PER SHARE DATA

The following table presents historical net income, cash dividends and book value for Amerada Hess and LASMO individually on a per share basis. The table also presents unaudited pro forma per share data for Amerada Hess and LASMO. The unaudited pro forma earnings and book value per share data give effect to the business combination as if it occurred on 30 September 2000 for balance sheet purposes and 1 January 1999 for income statement purposes and are based on the Unaudited Pro Forma Condensed Consolidated Financial Information included in Appendix V to this document.

The unaudited pro forma data is based on the terms of the business combination in which Amerada Hess will offer cash and new Amerada Hess Shares for the LASMO Shares. The information in the table below should be read in conjunction with the respective audited and unaudited consolidated financial statements of Amerada Hess and LASMO, including the notes thereto and the Unaudited Pro Forma Condensed Consolidated Financial Information included in Appendix V to this document.

                                                          NINE MONTHS ENDED       YEAR ENDED
                                                          30 SEPTEMBER 2000    31 DECEMBER 1999
                                                          -----------------    -----------------
                                                             (UNAUDITED)
AMERADA HESS -- HISTORICAL
Earnings per common share
  Basic.................................................       $ 7.63               $ 4.88
  Diluted...............................................       $ 7.57               $ 4.85
Cash dividends per common share.........................       $ 0.45               $ 0.60
Stockholders' equity per common share...................       $40.00               $33.51
LASMO -- HISTORICAL
Earnings per ordinary share
  Basic.................................................       $ 0.19               $ 0.10
  Diluted...............................................       $ 0.19               $ 0.10
Cash dividends per ordinary share.......................       $   --               $ 0.04
Stockholders' equity per ordinary share.................       $ 1.47               $ 1.79
AMERADA HESS -- PRO FORMA COMBINED COMPANY
Earnings per common share
  Basic.................................................       $ 6.41               $ 2.32
  Diluted...............................................       $ 6.38               $ 2.31
Cash dividends per common share.........................       $ 0.45               $ 0.60
Stockholders' equity per common share...................       $43.16
LASMO -- PRO FORMA EQUIVALENT PER SHARE INFORMATION
Earnings per ordinary share
  Basic.................................................       $ 0.27               $ 0.10
  Diluted...............................................       $ 0.26               $ 0.10
Cash dividends per ordinary share.......................       $ 0.02               $ 0.02
Stockholders' equity per ordinary share.................       $ 1.79

Amounts are calculated by multiplying the Amerada Hess pro forma combined amounts by the ratio determined by dividing the combined cash and stock consideration of $2.61 (L1.80) by the Amerada Hess share price of $62 13/16, the price on 3 November 2000, the last NYSE trading day prior to the Announcement.

16. FINANCIAL EFFECTS OF ACCEPTANCE

The following tables set out, for illustrative purposes only and on the bases and assumptions set out below, the financial effects of acceptance on capital value and income for a holder of 78.7 LASMO Shares accepting the Offer, if the Offer becomes or is declared unconditional in all respects:

(A) INCREASE IN CAPITAL VALUE UNDER THE TERMS OF THE OFFER

                                                              NOTES     OFFER
                                                              -----    -------
For 78.7 LASMO Shares
Cash consideration..........................................    (i)      98.29
Market value of a new Amerada Hess Share....................   (ii)      41.57
Market value of 78.7 LASMO Shares...........................  (iii)     110.97
                                                                       -------
Increase in capital value...................................             28.89
                                                                       -------
Representing an effective increase of.......................              26.0%
                                                                       =======

(B) INCREASE IN GROSS INCOME UNDER THE TERMS OF THE OFFER

                                                              NOTES     OFFER
                                                              -----    -------
For 78.7 LASMO Shares
Gross income from cash consideration........................   (iv)       5.34
Gross dividend income from a new Amerada Hess Share.........    (v)       0.38
Gross dividend income from 78.7 LASMO Shares................   (vi)       2.19
                                                                       -------
Increase in gross income....................................  (vii)       3.53
                                                                       -------
Representing an effective increase of.......................             161.2%
                                                                       =======

NOTES

(i) Based on the cash element of the consideration of L98.29 for every 78.7 LASMO Shares.

(ii) Based on the Closing Price of an Amerada Hess Share on 11 December 2000 (the last practicable US business day prior to the posting of this document) of $60 1/2 and an exchange rate of $1.4554 : L1.00, being the noon buying rate published by the Federal Reserve Bank of New York on that date.

(iii) Based on the Closing Price of a LASMO Share on 3 November 2000 (the last practicable business day prior to the announcement of the Offer).

(iv) The gross income from the cash consideration is based on an assumption that the cash consideration is re-invested so as to yield 5.430 per cent. gross per annum, being the gross yield shown by the FT Actuaries Average Gross Redemption Yield for medium coupon U.K. government securities of up to five years maturity on 8 December 2000, as published in The Financial Times on 9 December 2000 (the last business day prior to the posting of this document).

(v) The gross dividend income from a new Amerada Hess Share is based on the aggregate of the quarterly dividends of $0.15, $0.15, $0.15 and $0.15 per Amerada Hess Share for the periods ending 30 September 2000, 30 June 2000, 31 March 2000 and 31 December 1999, respectively. The gross dividend income is based on an exchange rate of US$1.5613 : L1.00, being the average of the daily noon buying rates published by The Federal Reserve Bank of New York for the period 1 October 1999 to 30 September 2000.

(vi) The gross dividend income from a LASMO Share is based on the final dividend for the year ended 31 December 1999 of 2.5p per LASMO Share grossed up by the amount of the related UK tax credit.

(vii) Except as expressly stated in (v) and (vi) above, no account has been taken of any potential liability to taxation. The comparison would be very difficult for some categories of shareholder if tax were taken into account, because of different tax rates applying to different categories of income.

17. ACCOUNTING TREATMENT

Amerada Hess expects that the transaction will be accounted for using the purchase method of accounting for business combinations. Under the purchase method, the consummation of the Offer will be treated as an acquisition of LASMO by Amerada Hess, and Amerada Hess will allocate the total purchase price among the acquired assets and liabilities based on their estimated fair values at closing of the transaction.

18. PROCEDURE FOR ACCEPTANCE OF THE OFFER

THIS SECTION SHOULD BE READ TOGETHER WITH THE NOTES AND INSTRUCTIONS ON THE RELEVANT ACCEPTANCE FORM.

(a) Holders of LASMO Shares

     The attention of LASMO Shareholders is drawn to paragraphs 10 and 11 of Part B of Appendix I to this document and to the relevant provisions of the Form of Acceptance. You should note that, if you hold LASMO Shares in both certificated and uncertificated (that is, in CREST) form, you should complete a separate Form of Acceptance for each holding. In addition, you should complete a separate Form of Acceptance for LASMO Shares held in uncertificated form, but under different member account IDs. Similarly, you should complete a separate Form of Acceptance for LASMO Shares held in certificated form but under different designations. If you hold LASMO Shares in CREST you should also refer to paragraphs (vi) and (viii) below. ADDITIONAL FORMS OF ACCEPTANCE ARE AVAILABLE FROM THE UK RECEIVING AGENT AND THE INFORMATION AGENT.

     (i)    To accept the Offer

        To accept the Offer, you should complete Box 1 of the Form of Acceptance, check the details contained in Box 2 of the Form of Acceptance and, if your LASMO Shares are in CREST, complete Box 7 of the Form of Acceptance. In all cases you should sign and date Box 6 of the Form of Acceptance in accordance with the instructions printed on it. ALL HOLDERS OF LASMO SHARES WHO ARE INDIVIDUALS SHOULD SIGN BOX 6 OF THE FORM OF ACCEPTANCE IN THE PRESENCE OF A WITNESS, WHO SHOULD ALSO SIGN BOX 6 IN ACCORDANCE WITH THE INSTRUCTIONS PRINTED ON IT.

     (ii)   To elect for the Mix and Match Election

        To make a Mix and Match Election in respect of some or all of your LASMO Shares you should complete Box 3A (to elect for additional Amerada Hess Shares) OR Box 3B (to elect for additional cash) in addition to completing Box 1 and checking Box 2. You should then sign and date Box 6 in accordance with the instructions printed on it. IN ALL CASES, HOLDERS OF LASMO SHARES WHO ARE INDIVIDUALS MUST SIGN BOX 6 OF THE FORM OF ACCEPTANCE IN THE PRESENCE OF A WITNESS, WHO SHOULD ALSO SIGN BOX 6 IN ACCORDANCE WITH THE INSTRUCTIONS PRINTED THEREON.

        You must not fill in both Box 3A and Box 3B. If you do so, you will be deemed not to have made a Mix and Match Election.

        Although the Offer will remain open for a Subsequent Offer Period of at least 14 calendar days after the date on which the Offer becomes or is declared unconditional in all respects (i.e. at the end of the Initial Offer Period) and may be extended beyond that time until a further specified time or until further notice, an election for the Mix and Match Election will not be valid unless by not later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on the date falling five calendar days after that date (i) the UK Receiving Agent has received the relevant Form of Acceptance, correctly completed in all respects and
        (ii) either (1) if the LASMO Shares concerned are in certificated form, the UK Receiving Agent has received all relevant share certificate(s) and/or other document(s) of title or (2) if the LASMO Shares concerned are in uncertificated form, there has occurred settlement of a TTE instruction in favour of the escrow agent in relation to those LASMO Shares in accordance with the procedures described in paragraphs 10(d) to (l) of Part B of Appendix 1. Any Mix and Match Election must be made at the same time as the acceptance of the Offer to which it relates.

        The invalidity of an election for the Mix and Match Election (including the making of such election after the Mix and Match Election has closed) will not affect the validity of an acceptance of the Offer.

     (iii)  To elect for the Loan Note Alternative

        To elect for the Loan Note Alternative in respect of some or all of the LASMO Shares for which you are accepting the Offer, you should complete the Form of Acceptance as set out in (i) above and in addition complete Box 4. The number inserted in Box 4 indicates the number of LASMO Shares for which you wish to receive Loan Notes instead of the cash to which you would otherwise be entitled under the Offer in respect of those LASMO Shares. Note that if you wish to receive all your cash entitlement under the Offer in Loan Notes, you should insert the same number of LASMO Shares in Box 4 as you have in Box 1.

        The attention of those holders of LASMO Shares considering accepting the Loan Note Alternative is drawn to paragraph 5 of this letter, to paragraph 6 of Part B of Appendix I to this document and to Appendix II of this document. IN ALL CASES HOLDERS OF LASMO SHARES WHO ARE INDIVIDUALS MUST SIGN BOX 6 OF THE FORM OF ACCEPTANCE IN THE PRESENCE OF A WITNESS, WHO SHOULD ALSO SIGN BOX 6 IN ACCORDANCE WITH THE INSTRUCTIONS PRINTED THEREON.

     (iv) To elect for both the Mix and Match Election and the Loan Note Alternative

        To elect for both the Mix and Match Election and the Loan Note Alternative, in respect of all of your LASMO Shares, you must complete Box 1 and in respect of such number of LASMO Shares in respect of which you wish to accept the Mix and Match Election and the Loan Note Alternative, either Box 3A or Box 3B, and Box 4, and, if appropriate, Boxes 5, 7, 8 and/or Box 9A or 9B, and then sign Box 6 in accordance with its instructions. Holders of LASMO Shares who are individuals must sign Box 6 of the Form of Acceptance in the presence of a witness, who should also sign Box 6 in accordance with the instructions printed on it.

        If you make a Mix and Match Election at a time when it is open and elect for the Loan Note Alternative, the following will apply:

        (1) the Mix and Match Election will take effect first and will, subject to elections of other Securityholders, adjust the amount of cash to which you become entitled under the Offer;

        (2) a "loan note ratio" will be calculated by dividing the number of LASMO Shares entered in Box 4 by the total number of LASMO Shares entered in Box 1; and

        (3) the total amount of Loan Notes you will receive will be calculated by multiplying your total cash entitlement under the Offer, following implementation of your Mix and Match Election, by your loan note ratio.

        LASMO Securityholders should note that, for acceptances after the date falling five calendar days after the date on which the Offer becomes unconditional in all respects (i.e. at the end of the Initial Offer Period), the Mix and Match Election will not be available and accordingly the Loan Note Alternative will not be available in relation to any Mix and Match Election for additional cash consideration made after that date.

     (v)   Return of the Form of Acceptance

        To accept the Offer, the Form of Acceptance must be completed and returned, whether or not your LASMO Shares are in CREST. The completed, signed and (if you are an individual) witnessed Form of Acceptance, together with, if your LASMO Shares are not in CREST, the share certificate(s) and/or other document(s) of title for your LASMO Shares, should be returned (IF YOU ARE NOT IN THE UNITED STATES) BY POST OR BY HAND (DURING NORMAL BUSINESS HOURS ONLY) TO THE UK RECEIVING AGENT, COMPUTERSHARE SERVICES PLC OF PO BOX 859, THE PAVILIONS, BRIDGWATER ROAD, BRISTOL, BS99 1XZ OR BY HAND ONLY (DURING NORMAL BUSINESS HOURS
        ONLY) TO COMPUTERSHARE SERVICES PLC OF 7TH FLOOR JUPITER HOUSE, TRITON COURT, 14 FINSBURY SQUARE, LONDON, EC2A 1BR OR (IF YOU ARE IN THE UNITED STATES) TO THE US DEPOSITARY, THE BANK OF NEW YORK AT, BY MAIL, TENDER & EXCHANGE DEPARTMENT, P.O. BOX 11248, CHURCH STREET STATION, NEW YORK, NEW YORK 10286-1248 OR BY HAND OR OVERNIGHT COURIER AT TENDER & EXCHANGE DEPARTMENT, 101 BARCLAY STREET, RECEIVE AND DELIVER WINDOW, NEW YORK, NEW YORK 10286 AS SOON AS POSSIBLE BUT, IN ANY EVENT, SO AS TO BE RECEIVED BY NO LATER THAN 3.00 PM (LONDON TIME), 10.00 AM (NEW YORK CITY
        TIME), ON 12 JANUARY 2001. A reply-paid envelope is enclosed for your convenience and may be used by holders of LASMO Shares for returning Forms of Acceptance within the United Kingdom or the United States (as the case may be). The instructions printed on the Form of Acceptance shall be deemed to form part of the terms of the Offer.

        Any Form of Acceptance received in an envelope postmarked in Canada, Australia or Japan or otherwise appearing to Amerada Hess or its agents to have been sent from Canada, Australia or Japan may be rejected as an invalid acceptance of the Offer. For further information for overseas LASMO Shareholders, see paragraph 23 of this letter and paragraph 9 of Part B of Appendix I to this document.

     (vi)  LASMO Shares in uncertificated form (that is, in CREST)

        If your LASMO Shares are in uncertificated form (that is, if you do not have a share certificate because your LASMO Shares are held in CREST), you should read carefully paragraph 10 of Part B of Appendix I to this document, which sets out the acceptance procedures for holders of LASMO Shares in uncertificated form.

        IF YOU ARE A CREST SPONSORED MEMBER, YOU SHOULD REFER TO YOUR CREST SPONSOR BEFORE TAKING ANY ACTION.

     (vii)  Share certificates not readily available or lost

        If your LASMO Shares are in certificated form, but your share certificates(s) and/or other document(s) of title is/are not readily available or is/are lost, the Form of Acceptance should nevertheless be completed, signed and returned as stated in paragraph (v) above together with any share certificate(s) and/or other document(s) of title that you have available, accompanied by a letter stating that the balance will follow or that you have lost one or more of your share certificate(s) and/or other document(s) of title to be forwarded as soon as possible. No acknowledgement of receipt of documents will be given. In the case of loss of your share certificate(s) and/or other document(s) of title, you should write as soon as possible to LASMO's registrars, Computershare Services PLC of PO Box 435, Owen House, 8 Bankhead Crossway North, Edinburgh, EH11 4BR, for a letter of indemnity for lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned to the UK Receiving Agent (if you are not in the United States) or to the US Depositary (if you are in the United States) at the relevant address set out in paragraph (v) above.

     (viii) Deposits of LASMO Shares into, and withdrawals of LASMO Shares from, CREST

        Normal CREST procedures (including timings) apply in relation to any LASMO Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Offer (whether any such conversion arises as a result of a transfer of LASMO Shares or otherwise). Holders of LASMO Shares who are proposing so to convert any such LASMO Shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the LASMO Shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of share certificate(s) and/or other document(s) of title or transfers to an escrow balance as referred to in the acceptance procedures referred to in sub-paragraph
        (vi) above) PRIOR TO 3.00 PM (LONDON TIME), 10.00 AM (NEW YORK CITY
        TIME) ON 12 JANUARY 2001.

(b) Holders of LASMO ADSs

     The attention of holders of LASMO ADSs is drawn to paragraph 12 of Part B of Appendix I to this document and to the relevant provisions of the Letter of Transmittal.

     For a holder of LASMO ADSs evidenced by LASMO ADRs validly to accept the Offer, either (i) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the US Depositary at one of its addresses set out at the back of this document and either the LASMO ADRs evidencing such LASMO ADSs must be received by the US Depositary at one of such addresses or such LASMO ADRs evidencing such LASMO ADSs must be delivered pursuant to the procedure for book-entry transfer set out in paragraph 12(c) of Part B of Appendix I to this document (and a Book-Entry Confirmation received by the US Depositary in accordance with such procedures); or (ii) such holder must comply with the guaranteed delivery procedures set out in paragraph 12(h) of Part B of Appendix I to this document. Attention of LASMO ADS holders is drawn to paragraph 12(h)(iii) of this document.

(c)  Validity of acceptance

     Without prejudice to Part B of Appendix I to this Offer Document and subject to the City Code, Amerada Hess and Goldman Sachs reserve the right to treat as valid in whole or in part any acceptance of the Offer which is not entirely in order or which is not accompanied by (as applicable) the relevant transfer to escrow or the relevant share certificate(s), LASMO ADRs and/or other document(s) of title or which is received in a form or at a place or places other than as set out in this document or on the relevant Acceptance Form. In that event, no payment of cash or issue of new Amerada Hess Shares or, if applicable, issue of Loan Notes under the Offer will be required to be made until after the acceptance is entirely in order to Amerada Hess' satisfaction and (as applicable) the relevant transfer to escrow has been settled or the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to Amerada Hess have been received by the UK Receiving Agent or the US Depositary, as the case may be.

(d) General

     No acknowledgement of receipt of any Acceptance Form, LASMO Share certificates, LASMO ADRs or other documents of title or documentation in respect of the Offer will be given.

     IF YOU ARE IN ANY DOUBT AS TO THE PROCEDURES FOR ACCEPTANCE, PLEASE CONTACT THE UK RECEIVING AGENT AT PO BOX 859, THE PAVILIONS, BRIDGWATER ROAD, BRISTOL BS99 1XZ OR BY TELEPHONE ON 0870 703 0056 OR THE US DEPOSITARY AT THE BANK OF NEW YORK, TENDER & EXCHANGE DEPARTMENT, P.O. BOX 11248, CHURCH STREET STATION, NEW YORK, NEW YORK 10286-1248, OR BY TELEPHONE ON (212) 815-6156 OR THE INFORMATION AGENT AT D.F. KING & CO. INC., 77 WATER STREET, NEW YORK, NEW YORK 10005, OR BY TELEPHONE ON (212) 269-5550 OR (800) 628-8536. YOU ARE REMINDED THAT IF YOU ARE A CREST SPONSORED MEMBER, YOU SHOULD CONTACT YOUR CREST SPONSOR BEFORE TAKING ANY ACTION.

19. RIGHTS OF WITHDRAWAL

Except to the extent of the exemptive relief which has been granted by the SEC, the Offer is subject to the US tender offer rules applicable to securities registered under the Exchange Act, as well as to the

City Code. This has necessitated a number of changes from the procedures which normally apply to offers for companies governed by the City Code, including those applicable to the rights of holders of LASMO Securities to withdraw their acceptance of the Offer.

Under the Offer, holders of LASMO Securities will be able to withdraw their acceptances at any time during the Initial Offer Period but will not have any withdrawal rights during the Subsequent Offer Period, except in certain limited circumstances (see paragraphs 4(c) and (d) of Part B of Appendix I to this document). The Subsequent Offer Period must remain open for at least 14 calendar days but may be extended beyond that time until a further specified date or until further notice.

The Offer will be deemed not to have been validly accepted in respect of any LASMO Securities acceptances in respect of which have been validly withdrawn. However, the Offer may be accepted again in respect of any withdrawn LASMO Securities following one of the procedures described in paragraph 18 of this letter at any time prior to expiry or lapse of the Offer.

Further details of these rights of withdrawal and the procedure for effecting withdrawals are set out in paragraph 4 of Part B of Appendix I to this document.

20. SETTLEMENT

(a) Date of Payment

     The settlement procedure with respect to the Offer will be consistent with UK practice, which differs from US domestic tender offer procedures in certain material respects, particularly with regard to the date of payment.

     Subject to either the satisfaction, fulfilment or, to the extent permitted, waiver of all of the Conditions, settlement of consideration to accepting LASMO Shareholders and accepting holders of LASMO ADSs or their designated agents will be effected in the manner set out below:

     (i) in the case of acceptances received complete in all respects by the end of the Initial Offer Period, within 14 calendar days of such date; or

     (ii) in the case of acceptances received complete in all respects after such date but while the Offer remains open for acceptance, within 14 calendar days of such receipt,

     in the manner set out below.

(b) LASMO Shares in uncertificated form (that is, in CREST)

     Where an acceptance relates to LASMO Shares in uncertificated form:

     (i) the new Amerada Hess Shares to which the accepting LASMO Shareholder is entitled under the Offer will be issued to such shareholder in certificated form and share certificates and/or other documents of title will be despatched by post (or by such other method as may be approved by the Panel);

     (ii) the cash consideration to which an accepting LASMO Shareholder is entitled will be paid by means of CREST by Amerada Hess procuring the creation of an assured payment obligation in favour of the accepting LASMO Shareholder's payment bank in respect of the cash consideration due, in accordance with the CREST assured payment arrangements; and

     (iii) definitive certificates for any Loan Notes to which the accepting LASMO Shareholder is entitled will be despatched by post (or by such other method as may be approved by the Panel).

     Amerada Hess reserves the right to settle all or any part of the cash consideration referred to above, for all or any accepting LASMO Shareholder(s), in the manner referred to in paragraph (c) below, if, for any reason, it wishes to do so.

(c)  LASMO Shares in certificated form and LASMO ADSs

     Where an acceptance relates to LASMO Shares in certificated form or LASMO ADSs evidenced by LASMO ADRs, the new Amerada Hess Shares to which an accepting LASMO Securityholder is entitled under the Offer will be issued to the LASMO Securityholder in certificated form. Definitive certificates for the new Amerada Hess Shares and cheques for cash due and, where applicable, definitive certificates for any Loan Notes will be despatched by post (or by such other method as may be approved by the Panel).

(d) Lapsing of the Offer

     During the Initial Offer Period, if by the relevant Closing Date the Conditions are not satisfied, fulfilled or, to the extent permitted, waived, the Offer will lapse (unless a later Closing Date is selected by Amerada Hess). If the Offer lapses then: (i) in respect of LASMO Shares in certificated form and LASMO ADSs, the relevant share certificate(s), LASMO ADRs and/or other documents of title will be returned by post (or by such other method as may be approved by the Panel) within 14 calendar days of the Offer lapsing to the person or agent whose name and address (outside Canada, Australia or Japan) is set out in Box 2 (or, if applicable, Box 9A or 9B) of the Form of Acceptance or to the person or agent whose name and address (outside Canada, Australia or Japan) is set out in the Letter of Transmittal (as applicable) or, if none is set out, to the name and address of the person who is the first named holder at his or her registered address; (ii) in respect of LASMO Shares in uncertificated form (that is, in CREST), the UK Receiving Agent will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 calendar days after the lapsing of the Offer), give transfer from escrow instructions to CRESTCo to transfer all relevant LASMO Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of the holders of LASMO Shares concerned; and (iii) in respect of LASMO ADSs delivered by book-entry transfer into the US Depositary's account at a Book-Entry Transfer Facility, LASMO ADSs will be credited to an account maintained at the appropriate Book-Entry Transfer Facility.

     Further information on the lapsing of the Offer is set out in paragraph 8 of Part B of Appendix I to this document.

(e) General

     All documents and remittances sent by, to or from LASMO Securityholders or their appointed agents will be sent at their own risk.

     If a LASMO Securityholder has existing Amerada Hess Shares, the mandates, instructions and instruments in force for the existing Amerada Hess Shares will continue in relation to new Amerada Hess Shares received under the Offer.

(f)  Currency of cash consideration

     Instead of receiving cash consideration in pounds sterling, LASMO Shareholders who so wish may elect to receive US dollars on the basis that the cash amount payable in pounds sterling to which such holder would otherwise be entitled pursuant to the terms of the Offer will be converted, without charge, from pounds sterling to US dollars at the exchange rate obtainable by the relevant payment agent (either the UK Receiving Agent or the US Depositary) on the spot market in London at approximately noon (London time) on the date the cash consideration is made available by Amerada Hess to the relevant payment agent for delivery in respect of the relevant LASMO Shares. A LASMO Shareholder may receive such amount on the basis set out above only in respect of the whole of his holding of LASMO Shares in respect of which he accepts the Offer. LASMO Shareholders may not elect to receive both pounds sterling and US dollars.

     Holders of LASMO ADSs are entitled under the terms of the Offer to receive the cash element of the consideration in pounds sterling. The pounds sterling consideration available to holders of LASMO ADSs is the same, per LASMO Share, as that offered to LASMO Shareholders. To facilitate the settlement of the Offer, unless they elect to receive pounds sterling, holders of LASMO ADSs will receive consideration converted into US dollars as described above, as if such holders of LASMO ADSs had elected to receive US dollars.

     Consideration in US dollars may be inappropriate for LASMO Securityholders other than persons in the US and holders of LASMO ADS.

     If you are a LASMO Shareholder and you wish to elect to receive cash consideration in US dollars instead of pounds sterling under the Offer, you should complete the appropriate box of the Form of Acceptance in addition to taking the actions described in paragraph 18 above.

     If you are a holder of LASMO ADSs and you wish to elect to receive cash consideration in pounds sterling instead of US dollars under the Offer, you should complete the appropriate box of your Letter of Transmittal in addition to taking the actions described in paragraph 18 above.

     THE ACTUAL AMOUNT OF US DOLLARS RECEIVED WILL DEPEND UPON THE EXCHANGE RATE PREVAILING ON THE DAY ON WHICH FUNDS ARE MADE AVAILABLE TO THE RELEVANT PAYMENT AGENT BY AMERADA HESS. LASMO SECURITYHOLDERS SHOULD BE AWARE THAT THE US DOLLAR/POUND STERLING EXCHANGE RATE WHICH IS PREVAILING ON THE DATE ON WHICH AN ELECTION IS MADE OR DEEMED TO BE MADE TO RECEIVE US DOLLARS AND ON THE DATES OF DESPATCH AND RECEIPT OF PAYMENT MAY BE DIFFERENT FROM THAT PREVAILING ON THE DAY ON WHICH FUNDS ARE MADE AVAILABLE TO THE RELEVANT PAYMENT AGENT BY AMERADA HESS. IN ALL CASES, FLUCTUATIONS IN THE US DOLLAR/POUNDS STERLING EXCHANGE RATE ARE AT THE RISK OF ACCEPTING LASMO SECURITYHOLDERS WHO ELECT OR ARE TREATED AS HAVING ELECTED TO RECEIVE THEIR CONSIDERATION IN US DOLLARS. NEITHER AMERADA HESS NOR ANY OR ITS ADVISERS OR AGENTS SHALL HAVE ANY RESPONSIBILITY WITH RESPECT TO THE ACTUAL AMOUNT OF CASH CONSIDERATION PAYABLE OTHER THAN IN POUNDS STERLING.

21. UNITED KINGDOM TAXATION

Information on the application of current UK tax law and Inland Revenue practice applicable to LASMO Shareholders who accept the Offer is contained in paragraph 14 of Appendix VI to this document.

22. UNITED STATES FEDERAL TAXATION

Information on the application of current US federal tax law applicable to LASMO Securityholders who accept the Offer is contained in paragraph 15 of Appendix VI to this document.

HOLDERS OF LASMO SECURITIES ARE URGED TO CONSULT THEIR INDEPENDENT PROFESSIONAL ADVISER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AS TO THE US AND UK TAX CONSEQUENCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

23. OVERSEAS LASMO SECURITYHOLDERS

The availability of the Offer to persons who are not resident in the United Kingdom or the United States may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the United Kingdom or the United States should inform themselves about and observe any applicable requirements. The attention of LASMO Securityholders who are citizens or residents of jurisdictions outside the United Kingdom or the United States is drawn to paragraph 9 of Part B of Appendix I of this document and to the relevant provisions of the Acceptance Form.

The Offer, including the Loan Note Alternative, is not being made, directly or indirectly, in or into Canada, Australia or Japan. Accordingly, any accepting LASMO Securityholder who is unable to give the representations and warranties set out in paragraphs 11(b) and 12(i)(ii)(dd) (as applicable) of Part B of Appendix I to this document may be deemed not to have accepted the Offer.

The Loan Notes which may be issued pursuant to the Offer will not be listed on any stock exchange and have not been, and will not be, registered under the Securities Act or under the laws of any State of the United States and may not be offered, sold or delivered, directly or indirectly, in or into the United States, or to or for the account or benefit of any US person, except pursuant to an exemption from, or in a transaction not subject to, the requirements of the Securities Act and the relevant securities laws of any State of the United States. The Loan Notes may not be offered, sold or delivered, directly or indirectly, in or into Canada, Australia or Japan. The Loan Note Alternative will not be made into the United States or available to LASMO Securityholders in the United States or to US persons outside the United States.

24. COMPULSORY ACQUISITION AND APPLICATION FOR DE-LISTING OF LASMO SECURITIES

If all of the Conditions are either satisfied, fulfilled or, to the extent permitted, waived and Amerada Hess has acquired or contracted to acquire, pursuant to the Offer or otherwise, at least 90 per cent. in nominal value of the LASMO Shares to which the Offer relates, before the end of the four month period provided by the Companies Act, Amerada Hess will be entitled, and intends, to acquire the remaining LASMO Shares (including LASMO Shares represented by LASMO ADSs) on the same terms as the Offer pursuant to the compulsory acquisition procedure set out in sections 428 to 430F of the Companies Act (see paragraph 11 of Appendix VI and Appendix IX to this document).

When the Offer becomes or is declared unconditional in all respects, Amerada Hess intends to procure the making of an application by LASMO for the removal of LASMO Shares from the Official List of the UK Listing Authority and for the cancellation of trading in LASMO Shares on the London Stock Exchange's market for listed securities and also for the de-listing of LASMO ADSs and LASMO Shares (the LASMO Shares do not trade on the NYSE and are listed on the NYSE only in connection with the ADS program) from the NYSE. It is anticipated that cancellation of listing from the Official List and cancellation of trading on the London Stock Exchange will take effect no earlier than 20 business days after the Offer becomes or is declared unconditional in all respects. De-listing would significantly reduce the liquidity and marketability of any LASMO Securities not assented to or tendered in the Offer. Amerada Hess will make an announcement at least 20 business days prior to the cancellation of listing from the Official List and the cancellation of trading on the London Stock Exchange specifying the exact date upon which LASMO Shares will be de-listed. While it is anticipated that cancellation of both listings will take place at the same time, cancellation of the listing of the LASMO ADSs on the NYSE could take effect earlier than cancellation of the listing and trading of the LASMO Shares on the Official List of the UK Listing Authority and the London Stock Exchange, respectively.

25. LASMO L90,000,000 7 3/4 PER CENT. CONVERTIBLE BONDS DUE 2005

On 1 March 2000 LASMO announced that it intended to redeem some or all of its 7 3/4 per cent. Convertible Bonds due 2005 on or at any time after 4 October 2000 at the principal amount together with interest accrued to the date fixed for redemption. If and when Amerada Hess has implemented the compulsory acquisition procedure as described in paragraph 24 above, Amerada Hess, within sixty days after the completion of that procedure, will procure that LASMO should implement the provisions of these bonds relating to their redemption.

26. FURTHER INFORMATION

Your attention is drawn to the further information contained in the Appendices which form part of this document, and to the accompanying Acceptance Form, which should be read in conjunction with this document. The Appendices and the Acceptance Form contain material information which may not be summarised elsewhere.

27. ACTION TO BE TAKEN

YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE FORM OF ACCEPTANCE OR LETTER OF TRANSMITTAL (AS APPROPRIATE), TOGETHER WITH ALL THE REQUIRED DOCUMENTS, AS SOON AS POSSIBLE AND, IN ANY EVENT, SO AS TO BE RECEIVED BY THE UK RECEIVING AGENT OR THE US DEPOSITARY, AS APPROPRIATE, BY NO LATER THAN 3.00 PM (LONDON TIME), 10.00 AM (NEW YORK CITY TIME) ON 12 JANUARY 2001.

                                Yours sincerely,


                               /s/ Richard Murley


                                 Richard Murley
                               Managing Director
                              for and on behalf of
                          GOLDMAN SACHS INTERNATIONAL

                                   APPENDIX I

                   CONDITIONS AND FURTHER TERMS OF THE OFFER

PART A -- CONDITIONS OF THE OFFER

The Offer, which will be made by Amerada Hess on its own behalf in the United States and by Goldman Sachs on behalf of Amerada Hess elsewhere, will be subject to the following conditions:

(a) valid acceptances being received (and not, where permitted, withdrawn) by not later than 3.00 pm (London time), 10.00 am (New York City time), on 12 January 2001 (or such later time(s) and/or date(s) as Amerada Hess may, subject to the rules of the City Code or with the consent of the Panel and in accordance with the Exchange Act, decide) in respect of not less than 90 per cent. (or such lesser percentage as Amerada Hess may decide) in nominal value of the LASMO Shares (including LASMO Shares represented by LASMO
     ADSs) to which the Offer relates, provided that this condition will not be satisfied unless Amerada Hess (together with any of its wholly-owned subsidiaries and, to the extent that Amerada Hess so elects with the consent of the Panel, Methodplan) shall have acquired or agreed to acquire, whether pursuant to the Offer or otherwise, LASMO Shares (including LASMO Shares represented by LASMO ADSs) carrying, in aggregate, more than 50 per cent. of the voting rights then exercisable at general meetings of LASMO (excluding, to the extent that Amerada Hess so elects with the consent of the Panel, voting rights attached to the Methodplan Shares), including for this purpose (to the extent, if any, required by the Panel) any such voting rights attaching to any LASMO Shares (including LASMO Shares represented by LASMO ADSs) which are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding conversion or subscription rights or otherwise and, for this purpose:

     (i) the expression "LASMO Shares to which the Offer relates" shall be construed in accordance with sections 428 to 430F of the Companies Act; and

     (ii) LASMO Shares which have been unconditionally allotted shall be deemed to carry the voting rights which they will carry upon issue;

(b) the new Amerada Hess Shares having been authorised for listing, subject to official notice of issuance, on the New York Stock Exchange and the Registration Statement having been declared effective;

(c) insofar as the Offer or any matter arising therefrom constitutes a concentration with a Community dimension within the scope of Council Regulation (EEC) 4064/89, as amended (the "REGULATION"), the European Commission indicating in terms satisfactory to Amerada Hess that it does not intend to initiate proceedings under Article 6(1)(c) of the Regulation either in relation to the proposed acquisition of the whole of the LASMO business or in relation to those parts of the LASMO business over which it retains jurisdiction following its decision to make a referral of any part of the proposed acquisition to a competent authority of any Member State of the European Union under Article 9(1) of the Regulation;

(d) insofar as the Offer or any matter arising therefrom is not a concentration with a Community dimension or is such a concentration but is referred in whole or part to the competent authority of the UK under Article 9(1) of the Regulation, it being indicated in terms satisfactory to Amerada Hess, that it is not the intention of the Secretary of State for Trade and Industry to refer the Offer or any matter arising therefrom to the Competition Commission;

(e) all filings which Amerada Hess considers appropriate having been made and all or any applicable waiting periods (including any extensions thereof) under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder having expired or been terminated (as appropriate) in respect of the Offer and the proposed acquisition of LASMO by Amerada Hess;

(f) the information supplied to Amerada Hess by LASMO prior to the release of the Announcement with respect to the number of LASMO Shares in issue and those which may fall to be issued pursuant to the exercise of subscription or conversion rights or otherwise being accurate in all respects when supplied and continuing to be accurate in all respects while the Offer remains open for acceptance;

(g) no government or governmental, quasi-governmental, supranational, statutory or regulatory body, court, trade agency, professional association or any other person or body in any jurisdiction having decided to take, instituted, implemented or threatened any action, proceedings, suit, investigation or enquiry, or made, proposed or enacted, any statute, regulation or order or taken any other steps and there continuing not to be outstanding any statute, regulation, order or other such matter which in any such case would or might:

     (i) make the Offer or the acquisition by Amerada Hess of any shares or other securities in, or control of, LASMO void, illegal or unenforceable or otherwise restrain, prohibit, restrict or delay or impose additional conditions or obligations with respect thereto or otherwise challenge or interfere therewith;

     (ii) require or prevent the divestiture by any member of the Wider Amerada Hess Group or by any member of the Wider LASMO Group of all or any material portion of their respective businesses, assets or property or impose any material limitation on the ability of any of them to conduct all or any material portion of their respective businesses or to own all or any material portion of their respective assets or properties to an extent which is material in the context of the Amerada Hess Group or the LASMO Group respectively taken as a whole;

     (iii) impose any limitation on the ability of any member of the Wider Amerada Hess Group to acquire or to hold or to exercise effectively any rights of ownership of shares or any other securities in LASMO or on the ability of any member of the LASMO Group to hold or exercise effectively any rights of ownership of shares in any member of the Wider LASMO Group or to exercise management control over any member of the LASMO Group to an extent which is material in the context of the Wider Amerada Hess Group taken as a whole or the LASMO Group taken as a whole respectively;

     (iv) require any member of the Amerada Hess Group or any member of the LASMO Group to offer to acquire any shares or any other securities in any of LASMO's subsidiaries or in any entity in which any member of the LASMO Group has a substantial interest owned by any third party where such interest would be material in the context of the Amerada Hess Group or the LASMO Group, as the case may be;

     (v) otherwise affect the business, profits or prospects of the LASMO Group (taken as a whole) in a manner which is material and adverse;

        and all applicable waiting and other time periods during which any such government, body, court, agency, association or person could decide to take, institute, implement or threaten any such action, proceeding, suit, investigation or enquiry having expired or been terminated;

(h) (i) all necessary filings having been made, all appropriate waiting periods under any applicable legislation or regulations of any jurisdiction having expired or been terminated and all authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals necessary for or in respect of the Offer and the proposed acquisition of any shares in, or control of, LASMO by Amerada Hess ("AUTHORISATIONS") having been obtained, in terms and in a form reasonably satisfactory to Amerada Hess, from all appropriate governments, governmental, quasi-governmental, supranational, statutory or regulatory bodies or trade agencies, professional associations or courts, or persons or bodies with whom any member of the LASMO Group has entered into contractual arrangements; and

     (ii) all Authorisations necessary to carry on the business of any member of the Wider LASMO Group (the absence of which Authorisation would have a material adverse effect on the LASMO Group taken as a whole) or to enable any member of the Wider LASMO Group to continue to enjoy without material interruption or modification the benefit of its interests in its material assets, remaining in full force and effect and there being no intimation of an intention to revoke or not to renew any of such Authorisations and all necessary statutory or regulatory obligations in any jurisdiction having been complied with in all material respects;

(i) there being no provision of any arrangement, agreement, licence or other instrument to which any member of the Wider LASMO Group is a party, or by or to which any such member or any of their assets may be bound, entitled or be subject to and which, in consequence of the proposed acquisition of any shares in, or control of, LASMO by Amerada Hess or otherwise, would or might, to an extent which is material in the context of the LASMO Group taken as a whole, result in:

     (i) any monies borrowed by any such member becoming capable of being declared repayable prior to their stated maturity or the ability of any such member to incur any indebtedness being withdrawn or inhibited;

     (ii) the creation of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member or any such security (whenever arising or having arisen) becoming enforceable;

     (iii) any such arrangement, agreement, licence or instrument being terminated or adversely modified or any action being taken or any obligation arising thereunder;

     (iv) any assets of any such member being disposed of other than in the ordinary course of business;

     (v) the interests or business of any such member in or with any firm or body or, in the case of a business, person or any arrangements relating to such interest or business, being terminated or modified or affected;

     and no event having occurred which, under any provision of any such arrangement, agreement, licence or other instrument, could result in any of the events or circumstances which are referred to in paragraphs (i) to (v) of this condition (i) in any case where such result would be material in the context of the LASMO Group taken as a whole;

(j) except as publicly announced through the London Stock Exchange or publicly filed with the SEC by LASMO prior to 5 November 2000 no member of the LASMO Group having since 31 December 1999:

     (i) issued or authorised or proposed the issue of additional shares of any class, or securities convertible into, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (save as between LASMO and wholly-owned subsidiaries of LASMO and save for options granted, and for any LASMO Shares allotted upon exercise of options granted prior to 5 November 2000 under the LASMO Share Option Schemes) or redeemed, purchased or reduced any part of its share capital;

     (ii) declared, paid or proposed to declare, pay or make, any bonus, dividend or other distribution other than to other members of the LASMO Group;

     (iii) authorised or proposed or announced its intention to propose any merger or demerger or acquisition or disposal of assets or shares, (other than in the ordinary course of business) or any change in its loan or share capital;

     (iv) issued or proposed the issue of any debentures or incurred any indebtedness or contingent liability which is material (other than in the ordinary course of business);

     (v) disposed of or transferred, mortgaged or encumbered any asset or any right, title or interest in any asset which is material (other than in the ordinary course of business);

     (vi) entered into any contract or commitment (whether in respect of capital expenditure or otherwise) which is of a long term or unusual nature or magnitude or which involves or could involve an obligation of a nature or magnitude which is material (other than in the ordinary course of business);

     (vii) entered into any contract, reconstruction, amalgamation, scheme, transaction or arrangement otherwise than in the ordinary course of business which is material in the context of the LASMO Group taken as a whole;

     (viii) entered into an agreement or commitment or passed any resolution with respect to any of the matters or events referred to in this paragraph;

     (ix) entered into or varied the terms of any service agreement with any of the directors of LASMO; or

     (x) (other than in respect of a member which is dormant and was solvent at the relevant time) taken any corporate action or had any legal proceedings started or threatened against it for its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or for the appointment of any analogous person in any jurisdiction;

(k) since 31 December 1999 and except as publicly announced through the London Stock Exchange or filed publicly with the SEC prior to 5 November 2000 by
     LASMO:

     (i) there having been no material adverse change in the business, financial or trading position or profits, or prospects of the LASMO Group taken as a whole;

     (ii) there having been no material litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider LASMO Group is a party (whether as plaintiff or defendant or otherwise) and no such proceedings having been threatened against any member of the Wider LASMO Group, in each case which could have a material adverse effect on the LASMO Group taken as a whole;

     (iii) no contingent liability having arisen which might be likely materially and adversely to affect the LASMO Group;

(l)    Amerada Hess not having discovered:

     (i) that the financial or business information concerning the LASMO Group, as contained in the information disclosed at any time publicly or directly to Amerada Hess by any member of the LASMO Group contains a material misrepresentation of fact or omits to state a fact necessary to make the information contained therein not materially misleading to an extent which is material in the context of the LASMO Group taken as a whole;

     (ii) that any member of the Wider LASMO Group is subject to any liability (contingent or otherwise) which is not disclosed in LASMO's annual report and accounts or filing on Form 20-F for the financial year ended 31 December 1999 and which is material in the context of the LASMO Group taken as a whole; or

     (iii) any information which affects any information disclosed prior to 5 November 2000 by any member of the Wider LASMO Group to Amerada Hess to an extent which is material and adverse in the context of the LASMO Group taken as a whole; and

(m)  Amerada Hess not having discovered:

     (i) that any information supplied to Amerada Hess by LASMO with respect to the nature of LASMO's interests in its material assets is or has become materially inaccurate or misleading or that any member of the Wider LASMO Group has become or may become subject to a material interruption or modification of its ability to enjoy the benefit of its interests in its material assets;

     (ii) that any past or present member of the Wider LASMO Group has not complied with all applicable laws of any relevant jurisdiction relating to environmental matters which non-compliance would be likely to give rise to any material liability or cost on the part of any member of the Wider LASMO Group which is material in the context of the LASMO Group taken as a whole;

     (iii) that there is, or is likely to be, any material liability (whether actual or contingent), or requirement to make good, repair, reinstate or clean up any property now or previously owned, occupied or made use of by any past or present member of the Wider LASMO Group which is material in the context of the LASMO Group taken as a whole;

     (iv) that circumstances exist whereby a person or class of persons would be likely to have any claim or claims in respect of any product or process of manufacture or materials used therein now or previously manufactured, sold or carried out by any past or present member of the Wider LASMO Group which claim or claims would be likely materially and adversely to affect any member of the Wider LASMO Group and which is material in the context of the LASMO Group taken as a whole.

The Offer will lapse unless the Conditions have been determined by Amerada Hess in its reasonable opinion to have been and to remain satisfied, fulfilled or (if capable of waiver) waived by 3.00 pm (London time), 10.00 am (New York City time), on 12 January 2001 or to have been satisfied, fulfilled or (if capable of waiver) waived by any later Closing Date applicable from time to time.

At the time when the Initial Offer Period ends, all the Conditions must have been satisfied, fulfilled or, to the extend permitted, waived. Therefore, withdrawal rights will apply until that time.

The Acceptance Condition shall be capable of being satisfied or being treated as satisfied only at the time when all of the other Conditions shall have been either satisfied, fulfilled or (to the extent permitted) waived unless Amerada Hess, with the consent of the Panel, shall otherwise decide. In respect of LASMO ADSs validly tendered pursuant to a Letter of Transmittal, Amerada Hess shall, insofar as it may so determine, be deemed for the purposes of the Acceptance Condition or generally to have agreed to acquire the tendered LASMO ADSs and the LASMO Shares represented by such LASMO ADSs.

The Offer is not required to become or be declared unconditional in all respects only on a Closing Date; it may become unconditional in all respects prior to the Closing Date applicable from time to time (but not earlier than 3.00 pm (London time), 10.00 am (New York City time) on 12 January 2001 and not, except with the consent of the Panel, later than midnight (London time), 7.00 pm (New York City time), on 11 February 2001).

Amerada Hess reserves the right to waive, in whole or in part, all or any of Conditions (c) to (m) inclusive. Amerada Hess shall be under no obligation to waive or treat as satisfied any of the Conditions by a date earlier than the applicable Closing Date for its satisfaction notwithstanding that any other Condition of the Offer may on or before such date have been satisfied, fulfilled or, to the extent permitted, waived and/or that there are no circumstances indicating that any such Conditions may not be capable of satisfaction or fulfilment.

Amerada Hess reserves the right, subject to the consent of the Panel, to extend the time allowed under the rules of the City Code for satisfaction of the Acceptance Condition and accordingly for the satisfaction, fulfilment or, where permitted, waiver of other Conditions, and thus to extend the duration of the Initial Offer Period.

The LASMO Shares held by Methodplan may not be voted by Methodplan as a result of the operation of section 23 of the Companies Act. Amerada Hess has elected, and has received the consent of the Panel in respect of such election, in accordance with the terms of the Acceptance Condition, that any LASMO Shares held by Methodplan at the date the Acceptance Condition is treated as satisfied will not be counted for the purposes of the Acceptance Condition in determining
(a) whether or not Amerada Hess and/or any other relevant person has acquired or agreed to acquire, whether pursuant to the Offer or otherwise, LASMO Shares (including LASMO Shares represented by LASMO ADSs) carrying in aggregate more than 50 per cent. of the voting rights then exercisable at general meetings of LASMO or (b) the LASMO Shares (including LASMO Shares represented by LASMO ADSs) of which LASMO (or any other relevant person) is required to acquire (or agree to acquire) such percentage. This election will not otherwise affect the determination, for the purposes of the Acceptance Condition, of whether valid acceptances have been received in respect of not less than 90 per cent. (or such lesser percentage as Amerada Hess may decide) in nominal value of the LASMO Shares (including LASMO Shares represented by LASMO ADSs) to which the Offer relates.

Essentially this means that the Methodplan Shares will not count in the calculation of the 50 per cent. threshold in the Acceptance Condition.

If Amerada Hess is required by the Panel to make an offer for LASMO Securities under the provisions of Rule 9 of the City Code, Amerada Hess may make such alterations to the Conditions, including the Acceptance Condition, as are necessary to comply with the provisions of that Rule.

Unless the Panel otherwise agrees, the Offer will lapse if (a) the acquisition of LASMO is referred to the Competition Commission or (b) the European Commission, pursuant to the Regulation, initiates proceedings in connection with any aspect of the proposed acquisition under Article 6(1)(c) of the Regulation or makes a referral in respect of any aspect of such acquisition to a competent authority of the United Kingdom under Article 9(1) of the Regulation which is followed by a reference of the proposed acquisition to the Competition Commission, in any such case before 3.00 pm (London time), 10.00 am (New York City time) on 12 January 2001 or the date when the Offer is declared or becomes unconditional as to acceptances, whichever is the later. In those circumstances, the Offer will cease to be capable of further acceptances and persons who have accepted it will no longer be bound by their acceptances.

The attention of member firms of the NYSE is drawn to certain UK dealing disclosure requirements following the Announcement. The Announcement commenced an offer period under the City Code which is published and administered by the Panel. An offer period is deemed to commence at the time when an announcement is made of a proposed or possible offer, with or without terms.

The above disclosure requirements are set out in Rule 8 of the Code. In particular, Rule 8.3 requires public disclosure of dealings during an offer period by persons who own or control, or who would as a result of any transaction own or control, 1 per cent. or more of any class of relevant securities of the offeror or offeree company. Relevant securities includes all instruments exchangeable into LASMO Shares or into Amerada Hess Shares. This requirement will apply until the end of the Offer Period.

Disclosure should be made on the appropriate form before 12 noon London time on the business day following the date of the dealing transaction. These disclosures should be sent to the Company Announcements Office of the London Stock Exchange and to the Panel.

Member firms should advise those of their clients who wish to deal in the relevant securities of LASMO and Amerada Hess, whether in the US or the UK, that they may be affected by these requirements. If there is any doubt as to their application, the Panel should be consulted (telephone number +44 (0)20 7638 0129, fax number +44 (0)20 7256 9386).

PART B -- FURTHER TERMS OF THE OFFER

The following further terms apply, unless the contrary is expressed or the context requires otherwise, to the Offer and the Loan Note Alternative.

Unless the context otherwise requires, any reference in Part B of this Appendix I and in the Acceptance Form:

     (i) to the "Offer" will mean the Offer and will include any revision, variation or renewal thereof or extension thereto and any election in connection therewith;

     (ii) to the Offer "becoming unconditional as to acceptances" means the Acceptance Condition becoming or being determined by Amerada Hess to be satisfied;

     (iii) to the Offer "becoming unconditional in all respects" means all Conditions being fulfilled, satisfied or, to the extent permitted, waived; and

     (iv) to "acceptances of the Offer" shall include deemed acceptances of the Offer.

1.  ACCEPTANCE PERIOD

(a) The Offer is initially open for acceptance until 3.00 pm (London time),
    10.00 am (New York City time), on 12 January 2001. Amerada Hess reserves the right (but will not be obliged, other than as may be required by the City Code or the Exchange Act and the rules and regulations thereunder) at any time or from time to time to extend the Offer after such time and, in such event, will make a public announcement of such extension in the manner described in paragraph 3 below. If all of the Conditions are not satisfied, fulfilled or, to the extent permitted, waived by Amerada Hess as at 3.00 pm (London time), 10.00 am (New York City time), on 12 January 2001, the Offer will lapse and no LASMO Securities will be purchased under it unless Amerada Hess extends the Offer by specifying a later Closing Date. Upon the Conditions being satisfied, fulfilled or waived (i.e. at the end of the Initial Offer Period), the Offer will be extended for a Subsequent Offer Period which will remain open for at least 14 calendar days.

(b) Amerada Hess reserves the right (but will not be obliged) at any time and from time to time to extend the Subsequent Offer Period for any period it chooses. The Subsequent Offer Period must remain open for at least 14 calendar days but may be extended beyond that time until a further specified date or until further notice. If Amerada Hess states that the Offer will remain open until further notice, Amerada Hess will give not less than 14 calendar days' notice in writing to LASMO Securityholders who have not accepted the Offer before closing the Subsequent Offer Period.

(c) Except with the consent of the Panel, the Offer, whether revised or not, shall not be capable of becoming unconditional as to acceptances (nor, therefore, unconditional in all respects) and, accordingly, the Initial Offer Period is not (except with the consent of the Panel) capable of being extended, after midnight (London time), 7.00 pm (New York City time), on 11 February 2001 (or any earlier time or date beyond which Amerada Hess has stated that the Offer will not be extended and has not withdrawn that statement). If all of the Conditions are not satisfied, fulfilled or, to the extent permitted, waived by such time or by any later Closing Date specified by Amerada Hess, with the consent of the Panel, the Offer will lapse unless the Panel agrees otherwise. If the Offer lapses for any reason, the Offer shall cease to be capable of further acceptance and Amerada Hess and LASMO Securityholders shall cease to be bound by prior acceptances. Amerada Hess reserves the right, with the permission of the Panel and in accordance with the Exchange Act, to extend the final date for acceptance of the Offer and for the satisfaction of the Acceptance Condition and all the other Conditions and, accordingly, the Initial Offer Period.

     The Offer is not required to become or be declared unconditional in all respects only on a Closing Date; it may become unconditional in all respects prior to the Closing Date applicable from time to time (but not earlier than 3.00 pm (London time), 10.00 am (New York City time), on 12 January

     2001 and not, except with the consent of the Panel, later than midnight (London time), 7.00 pm (New York City time), on 11 February 2001).

(d) Although no revision is envisaged, if the Offer is revised, the Offer will be extended, if necessary, for a period of at least 14 calendar days (or such lesser period as may be permitted by the Panel and in accordance with the Exchange Act) from the date on which written notification of the revised Offer is posted to LASMO Securityholders. Except with the consent of the Panel, no revision of the Offer may be made after 28 January 2001 or, if later, the date which is 14 calendar days before the last date on which the Offer can become unconditional as to acceptances.

(e) If a competitive situation arises (as determined by the Panel) after a "no increase" and/or "no extension" statement has been made by or on behalf of Amerada Hess in relation to the Offer, Amerada Hess may, if it has specifically reserved the right to do so at the time the statement is made (or otherwise with the consent of the Panel), withdraw the statement and be free to increase or, as the case may be, to extend the Offer provided that it complies with the requirements of the City Code and the Exchange Act and in particular that:

     (i) it announces the withdrawal as soon as possible and in any event within four business days after the date of the announcement of the competing offer or other competitive situation;

     (ii) it notifies LASMO Securityholders in writing of the withdrawal (or, in the case of LASMO Securityholders with registered addresses outside the United Kingdom or United States, or whom Amerada Hess reasonably believes to be nominees, custodians or trustees holding LASMO Securities for such persons, by announcement in the United Kingdom and United States) at the earliest practicable opportunity; and

     (iii) any LASMO Securityholders who accepted the Offer after the date of the "no increase" or "no extension" statement are given a right of withdrawal in accordance with paragraph 4(d) of Part B of this Appendix below. Withdrawal rights will apply in any event during the Initial Offer Period.

     Amerada Hess may, if it has specifically reserved the right to do so at the time the statement is made, choose not to be bound by the terms of a "no increase" or "no extension" statement if it would otherwise prevent the posting of an increased or improved offer (either as to the value or nature of the consideration offered or otherwise) which is recommended for acceptance by the board of directors of LASMO, or in other circumstances permitted by the Panel.

2.  ACCEPTANCE CONDITION

(a) For the purposes of determining whether the Acceptance Condition has been satisfied, Amerada Hess may, except as otherwise agreed by the Panel, only take into account acceptances received or purchases of LASMO Securities made in respect of which all relevant documents are received by the UK Receiving Agent or the US Depositary by 3.00 pm (London time), 10.00 am (New York City time), on 12 January 2001 or such later Closing Date as may be specified but, except with the consent of the Panel, not later than 1.00 pm (London time), 8.00 am (New York City time) on 11 February 2001 or, in each case, any earlier Closing Date beyond which Amerada Hess has stated that the Offer will not be extended (unless the Conditions are by that Closing Date satisfied, fulfilled or, to the extent permitted, waived) and has not withdrawn that statement.

    If, with the consent of the Panel, the latest time and date at which the Offer may become unconditional as to acceptances (and thus the latest time at which it may become unconditional in all respects) is extended to a time and date later than midnight (London time), 7.00 pm (New York City time) on 11 February 2001, so that the Initial Offer Period is accordingly extended, acceptances received and purchases made in respect of which the relevant documents are received by the UK Receiving Agent or the US Depositary after
    1.00 pm (London time), 8.00 am (New York City time) on that later date may only be taken into account with the agreement of the Panel, except where the City Code permits otherwise.

(b) Except as otherwise agreed by the Panel:

     (i) an acceptance of the Offer in respect of LASMO Securities will only be treated as valid for the purposes of the Acceptance Condition if the requirements of Note 4 and, if applicable, Note 6 to Rule 10 of the City Code are satisfied in respect of it;

     (ii) a purchase of LASMO Securities by Amerada Hess or its nominee or (if Amerada Hess is required by the Panel to make an offer for LASMO Securities under Rule 9 of the City Code) by a person acting in concert with Amerada Hess or its nominee, will only be treated as valid for the purposes of the Acceptance Condition if the requirements of Note 5 and, if applicable, Note 6 to Rule 10 of the City Code are satisfied in respect of it; and

     (iii) before the Offer may become unconditional as to acceptances the UK Receiving Agent must issue a certificate to Amerada Hess or Goldman Sachs which states the number of LASMO Securities in respect of which acceptances have been received and not validly withdrawn and the number of LASMO Securities otherwise acquired, whether before or during the Offer Period, which comply with the provisions of the City Code referred to in this paragraph 2(b) or which otherwise comply with the requirements of the Panel. Copies of such certificate will be sent to the Panel as soon as possible after it is issued.

(c) For the purpose of determining whether the Acceptance Condition has been satisfied, Amerada Hess shall be entitled to take into account only those LASMO Securities carrying voting rights which have been unconditionally allotted or issued, whether pursuant to the exercise of conversion or subscription rights or otherwise, before the determination takes place and written notice of the allotment or issue of which, containing all relevant details, has been received before that time by the UK Receiving Agent or the US Depositary on behalf of Amerada Hess from LASMO or its agents at one of the addresses set out at the back of this document. Notification by e-mail, telex or facsimile transmission does not constitute written notice for this purpose.

(d) In accordance with applicable SEC rules, at least five US business days prior to any reduction in the percentage of LASMO Shares (including LASMO Shares represented by LASMO ADSs) required to satisfy the Acceptance Condition, Amerada Hess will announce that it has reserved the right so to reduce the Acceptance Condition. The announcement will be made through a press release designed to inform LASMO Securityholders in the United Kingdom and elsewhere and by placing an advertisement in a newspaper of national circulation in the United States. Such announcement will state the exact percentage to which the Acceptance Condition may be reduced, will state that such a reduction is possible but that Amerada Hess need not declare its actual intentions until it is required to do so under the City Code and will contain language advising LASMO Securityholders to withdraw their LASMO Securities if their willingness to accept the Offer would be affected by a reduction of the Acceptance Condition. Amerada Hess will not make such an announcement unless it believes that there is a significant possibility that a sufficient number of acceptances will be received to permit the Acceptance Condition to be satisfied at such reduced level and that the other Conditions will be satisfied, fulfilled or, to the extent permitted, waived at such time. LASMO Securityholders who are not willing to accept the Offer if the Acceptance Condition is reduced to a level lower than 90 per cent. should not accept the Offer until it becomes or is declared unconditional as to acceptances (which may be at a level lower than 90 per cent.) and/or be prepared to withdraw their acceptances promptly following an announcement by Amerada Hess of its reservation of the right to reduce the Acceptance Condition. Upon any announcement being made that the percentage of LASMO Shares (including LASMO Shares represented by LASMO ADSs) required to satisfy the Acceptance Condition may be reduced, the Offer shall not be capable of becoming or being declared unconditional in all respects until the expiry of at least five US business days thereafter. LASMO Securityholders will be able to accept the Offer for at least five US business days after a reduction of the Acceptance Condition either during the Initial Offer Period or the Subsequent Offer Period. If Amerada Hess states that the Offer will remain open until further notice, Amerada Hess will give not less than 14 calendar days' notice in writing to LASMO Securityholders who have not accepted the Offer before closing the Subsequent Offer Period.

3.  ANNOUNCEMENTS

(a) Without prejudice to paragraph 4 below, by 8.00 am (London time) in the United Kingdom and 8.00 am (New York City time) in the United States on the business day (the "RELEVANT DAY") after each day on which the Offer is due to expire or becomes unconditional in all respects or on which the Offer is revised or is extended (or such later time or date as the Panel may agree), Amerada Hess will make an appropriate announcement and inform the London Stock Exchange and the Dow Jones News Service. In the announcement Amerada Hess will state (unless otherwise permitted by the Panel) the total number of LASMO Securities and rights over LASMO Securities (as nearly as practicable):

     (i) for which acceptances of the Offer have been received, showing the extent, if any, to which such acceptances have been received from persons acting or deemed to be acting in concert with Amerada Hess for the purposes of the Offer;

     (ii) held by or on behalf of Amerada Hess or any person acting or deemed to be acting in concert with Amerada Hess for the purposes of the Offer before the Offer Period; and

     (iii) acquired or agreed to be acquired by or on behalf of Amerada Hess or any person acting or deemed to be acting in concert with Amerada Hess for the purposes of the Offer during the Offer Period;

     and the announcement will specify the percentage of the issued share capital of LASMO represented by each of these figures.

(b) In calculating the number of LASMO Securities represented by acceptances and purchases, Amerada Hess may only include acceptances and purchases if they could be counted towards fulfilling the Acceptance Condition under Notes 4, 5 and 6 to Rule 10 of the City Code, unless the Panel agrees otherwise. Subject to this, Amerada Hess may include or exclude, for announcement purposes, acceptances and purchases not in all respects in order or which are subject to verification.

(c) Any decision to extend the Offer may be made at any time up to, and will be announced by, 8.00 am (London time) in the United Kingdom and 8.00 am (New York City time) in the United States on the relevant day (or such later time and/or date as the Panel may agree). If the Offer is not yet unconditional in all respects (so that the Initial Offer Period has not yet expired) the announcement will state the next Closing Date or, if the Offer has become unconditional in all respects (with the result that the Initial Offer Period has ended), the announcement will state that the Offer will remain open for a Subsequent Offer Period until further notice or until a further specified date not less than 14 calendar days after the end of the Initial Offer Period.

(d) In this Appendix, a reference to the making of an announcement or the giving of notice by or on behalf of Amerada Hess includes the release of an announcement by Amerada Hess' public relations consultants or Goldman Sachs, in each case on behalf of Amerada Hess, to the press and the delivery by hand or telephone, e-mail, telex or facsimile or other electronic transmission of an announcement to the London Stock Exchange and the Dow Jones News Service, as the case may be. An announcement made otherwise than to the London Stock Exchange and the Dow Jones News Service will be notified simultaneously to the London Stock Exchange and the Dow Jones News Service.

(e) Without limiting the manner in which Amerada Hess may choose to make any public announcement and, subject to Amerada Hess' obligations under applicable law (including Rules 14d-4(c) and 14d-6(c) under the Exchange Act relating to Amerada Hess' obligations to disseminate promptly public announcements concerning material changes to the Offer), Amerada Hess will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the London Stock Exchange and the Dow Jones News Service.

4.  RIGHTS OF WITHDRAWAL

(a) Except as provided by this paragraph 4, acceptances and elections are irrevocable.

(b) LASMO Securities in respect of which valid acceptances have been received may be withdrawn pursuant to the procedures set out below at any time during the Initial Offer Period and in certain other circumstances described below. LASMO Securities in respect of which valid acceptances have been received during the Initial Offer Period and that are not validly withdrawn during the Initial Offer Period and LASMO Securities in respect of which valid acceptances have been received during the Subsequent Offer Period may not be withdrawn. Holders of LASMO Securities will not have withdrawal rights during the Subsequent Offer Period, except in certain limited circumstances described below. The Subsequent Offer Period must remain open for at least 14 calendar days but may be extended beyond that time until a further specified date or until further notice.

(c) Amerada Hess will only announce that the Acceptance Condition has been satisfied, if all the other Conditions are also satisfied, fulfilled or, to the extent permitted, waived and the Initial Offer Period will terminate. Withdrawal rights will also terminate at that time, unless Amerada Hess then fails to comply by 3.30 pm (London time), 10.30 am (New York City time), on the relevant day (as defined in paragraph 3(a) of this Part B) (or such later time and/or date as the Panel may agree) with any of the other requirements specified in paragraph 3(a) of Part B of this Appendix, in which case a LASMO Securityholder who has previously accepted the Offer may withdraw his acceptance of the Offer by written notice in compliance with paragraphs 4(e) and (f) of Part B of this Appendix (if appropriate) given by post or by hand to the UK Receiving Agent or the US Depositary at the addresses set out at the back of this document. Subject to paragraph 1(c) of Part B of this Appendix, this right of withdrawal may be terminated not less than eight calendar days after the relevant day by Amerada Hess confirming that the Offer is still unconditional in all respects, and complying with the other requirements specified in paragraph 3(a) of Part B of this Appendix. If that confirmation is given, the first period of 14 calendar days referred to in paragraph 1(b) of Part B of this Appendix will start on the date of that confirmation and compliance.

(d) If a "no increase" and/or "no extension" statement is withdrawn in accordance with paragraph 1(e) of Part B of this Appendix, a person who accepts the Offer after the date of the statement may withdraw his acceptance in the manner set out in paragraph 4(c) of Part B of this Appendix during the period of eight calendar days after the date Amerada Hess posts the notice of the withdrawal of that statement to LASMO Securityholders.

(e) To be effective, a written notice of withdrawal must be received, subject to paragraphs 4(c) and (d) of Part B of this Appendix, by the end of the Initial Offer Period by the party (either the UK Receiving Agent or the US Depositary) to whom the Acceptance Form was originally returned by the relevant LASMO Securityholder and must specify the name of the person from whom the acceptance was received, the number of LASMO Securities to be withdrawn and (if share certificates or LASMO ADRs, as the case may be, have been provided) the name of the registered holder of the relevant LASMO Securities, if different from the name of the person from whom the acceptance was received.

(f) In respect of LASMO ADSs, if LASMO ADRs have been delivered or otherwise identified to the US Depositary, then, prior to the physical release of such LASMO ADRs, the serial numbers shown on such LASMO ADRs must be submitted and, unless the LASMO ADSs evidenced by such LASMO ADRs have been delivered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If interests in LASMO ADSs evidenced by LASMO ADRs have been delivered pursuant to the procedures for book-entry transfer set out in paragraph 12(c) of Part B of this Appendix, any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn LASMO ADSs and must otherwise comply with such Book-Entry Transfer Facility's procedures.

(g) In this paragraph 4, "WRITTEN NOTICE" (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting LASMO Securityholder(s) or his or their agent(s) duly appointed in writing (evidence of whose appointment is produced with the notice in a form satisfactory to Amerada Hess). Notification by telex or facsimile or other electronic transmission or copies will not be sufficient to constitute written notice. Any notice which is postmarked in or otherwise appears to Amerada Hess or its agents to have been sent from Canada, Australia or Japan may be treated as not valid.

(h) Withdrawals of LASMO Securities in respect of which valid acceptances have been received may not be rescinded (without Amerada Hess' consent) and any LASMO Securities properly withdrawn and in respect of which valid acceptances have not been received thereafter will thereafter be deemed not to be the subject of a valid acceptance for the purposes of the Offer. Withdrawn LASMO Securities may be subsequently the subject of a valid acceptance, however, by following one of the procedures described in either paragraph 10, 11 or 12 of Part B of this Appendix, as the case may be, at any time whilst the Offer remains open.

(i) All questions as to the validity (including time of receipt) of any notice of withdrawal will be determined by Amerada Hess, whose determination (except as required by the Panel) will be final and binding. None of Amerada Hess, LASMO, Goldman Sachs, the US Depositary, the UK Receiving Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification or for any determination under this paragraph (i).

5.  MIX AND MATCH ELECTION

(a) Elections for the Mix and Match Election will only be accepted in respect of whole numbers of LASMO Securities. The number of LASMO Securities in respect of which a Mix and Match Election is made represents the number of LASMO Securities in respect of which the LASMO Securityholder wishes to receive either all cash or, as the case may be, all new Amerada Hess Shares, as consideration under the Offer.

(b) Valid elections for new Amerada Hess Shares made by LASMO Securityholders in excess of their basic entitlement to new Amerada Hess Shares will be satisfied in full where sufficient new Amerada Hess Shares are available as a result of other accepting LASMO Securityholders validly making elections for cash in excess of their basic entitlements under the Offer, thereby releasing new Amerada Hess Shares to which they would otherwise be entitled under the Offer.

     If, under the Mix and Match Election, the number of new Amerada Hess Shares made available as a result of valid elections for cash in excess of the basic entitlement thereto is insufficient to satisfy in full all valid elections for new Amerada Hess Shares in excess of LASMO Securityholders' basic entitlements thereto, then such excess elections will be scaled down on a pro rata basis and the balance of the consideration will be satisfied in cash or, if an election for the Loan Note Alternative is available and is made, in Loan Notes in accordance with the basic terms of the Offer.

(c) Valid elections for cash made by LASMO Securityholders in excess of their basic entitlement to cash will be satisfied in full where sufficient cash is available as a result of other accepting LASMO Securityholders validly making elections for new Amerada Hess Shares in excess of their basic entitlement under the Offer, thereby releasing cash to which they would otherwise be entitled under the Offer.

     If, under the Mix and Match Election, the amount of cash made available as a result of valid elections for new Amerada Hess Shares in excess of the basic entitlement thereto is insufficient to satisfy in full all valid elections for cash in excess of LASMO Securityholders' basic entitlements thereto, then such elections will be scaled down on a pro rata basis and the balance of the consideration will be satisfied in accordance with the basic terms of the Offer.

(d) To the extent that valid Mix and Match Elections can be satisfied in accordance with sub-paragraphs (b) and (c) above, LASMO Securityholders will receive new Amerada Hess Shares instead of cash and vice versa based upon the value of an Amerada Hess Share as at the close of business on the NSYE on the most recent NYSE trading day prior to the date the relevant LASMO Securityholder's entitlement under the Mix and Match Election falls to be determined (i.e. the time and date at which the Mix and Match Election ceases to be open for acceptance). The sterling equivalent of the value of an Amerada Hess Share as at such date will be determined at the US$ to L exchange rate at that time, as determined by Goldman Sachs.

(e) If a LASMO Securityholder eligible to elect for the Loan Note Alternative elects for the Loan Note Alternative as well as for the Mix and Match Election then, to the extent that the consideration he receives is modified as a result of such elections, the Mix and Match Election will be deemed to take effect before his election for the Loan Note Alternative and the Loan Note Alternative will apply in accordance with paragraph 18(iv) of the Letter from Goldman Sachs.

(f) Although the Offer will remain open for a Subsequent Offer Period of at least 14 calendar days after the date on which the Offer becomes or is declared unconditional in all respects (at the end of the Initial Offer Period) and may be extended beyond that time until a further specified date or until further notice, the Mix and Match Election will remain open until but not beyond 3.00 pm (London time), 10.00 am (New York City time), on the date falling five calendar days after the date on which the Offer becomes or is declared unconditional in all respects.

(g) No election for the Mix and Match Election will be valid unless both a valid acceptance of the Offer and a valid election for the Mix and Match Election, duly completed in all respects and (i) accompanied by all relevant share certificate(s), LASMO ADRs and/or other document(s) of title in respect of LASMO Securities in certificated form, or, (ii) if the LASMO Securities to which the acceptance relates are in uncertificated form, a settlement of a transfer to escrow instruction in favour of the UK Receiving Agent as escrow agent in relation to LASMO Shares or an Agent's Message to the US Depositary in relation to LASMO ADSs in accordance with the procedures set out in this document, are duly received by the time and date on which the Mix and Match Election closes.

(h) In the event that a LASMO Securityholder purports to elect for both additional cash and additional new Amerada Hess Shares under the Mix and Match Election, both purported elections shall be deemed to be void, and such LASMO Securityholder shall be deemed to have accepted the Offer on its basic terms in respect of all the LASMO Securities to which the relevant Acceptance Form relates or is deemed to relate.

(i) If any Acceptance Form which includes an election for the Mix and Match Election is either received after the time and date upon which the Mix and Match Election closes or is received before such time and date but is not, and is not deemed to be, valid or complete in all respects at such time and date, such election shall, for all purposes, be void and the LASMO Securityholder purporting to make such election shall not, for any purpose, be entitled to receive any variation of consideration under the Mix and Match Election, but such acceptance, if otherwise valid, shall, subject to the provisions of paragraph (j) below, be deemed to be an acceptance of the Offer in respect of the number of LASMO Securities indicated in the relevant Acceptance Form and the relevant LASMO Securityholder will, upon the Offer becoming unconditional in all respects be entitled to receive the basic consideration due under the Offer in respect thereof.

(j) The Mix and Match Election will lapse if the Offer lapses or expires. An election under the Mix and Match Election may only be made in respect of LASMO Securities for which the Offer is validly accepted. LASMO Securityholders who do not make a Mix and Match Election will receive the basic terms of the Offer. Mix and Match Elections must be made at the same time as the acceptances of the Offer to which they relate, on the relevant Acceptance Form.

(k) Amerada Hess reserves the right to limit the extent to which elections by LASMO Securityholders under the Mix and Match Election (or any subsequent mix and match election) will be capable of being satisfied by cash and/or Amerada Hess Shares released by opposite elections by other LASMO Securityholders insofar as it determines this to be necessary or desirable with a view to ensuring that the aggregate number of Amerada Hess Shares and the aggregate amount of cash payable to all LASMO Securityholders do not exceed the levels which would apply in the event of full acceptance of the Offer with a single closing date for the Mix and Match Election, whether as a result of the operation of the provisions of Sections 429 to 430F of the Companies Act (which permit compulsory acquisition of outstanding shares following a takeover offer) or otherwise.

(l) A Mix and Match Election made by a LASMO Securityholder may not be changed after the time that it is first made on the relevant Acceptance Form. However, acceptances including the associated Mix and Match Election may be withdrawn in accordance with the procedures in paragraph 4 of Part B of Appendix I. This right of withdrawal, except in the limited circumstances set out in paragraphs 4 (b), (c) and (d) of Part B of Appendix I, terminates at the time that the Offer becomes unconditional in all respects (i.e. at the end of the Initial Offer Period). Accordingly, Mix and Match Elections made in the 5 calendar day period between the end of the Initial Offer Period and the time and date at which the Mix and Match Election ceases to be open for acceptance cannot be changed or withdrawn.

6.  THE LOAN NOTE ALTERNATIVE

(a) As an alternative to all or part of the cash consideration to which they are otherwise entitled under the Offer (including under the Mix and Match Election), LASMO Shareholders (other than US persons and certain shareholders not resident in the United Kingdom) who validly accept the Offer may elect to receive Loan Notes to be issued by Amerada Hess on the basis described below.

(b) The Loan Note Alternative is conditional upon all of the Conditions being satisfied, fulfilled or, to the extent permitted, waived and will remain open for as long as the Offer remains open for acceptance. Under the Loan Note Alternative, Amerada Hess agrees with each LASMO Shareholder (other than US persons and certain shareholders not resident in the United Kingdom) who validly accepts the Offer and validly elects for the Loan Note Alternative in respect of a number of LASMO Shares to issue to each such LASMO Shareholder a Loan Note, credited as fully paid, of L1 nominal value, in respect of each L1 cash consideration to which such LASMO Shareholder would otherwise be entitled in respect of such number of LASMO Shares under the Offer (including any additional cash to which a LASMO Shareholder becomes entitled under the Mix and Match Election). No Loan Notes will be issued unless, at the time the Offer becomes or is declared unconditional in all respects, valid elections for the Loan Note Alternative will result in the issue of at least L2 million in aggregate nominal amount of Loan Notes or such smaller amount as Amerada Hess may, in its absolute discretion, decide. If insufficient elections are received, the LASMO Shareholders who have validly accepted the Offer and elected to receive Loan Notes will (unless the board of Amerada Hess otherwise determines) receive cash in accordance with the terms of the Offer (including the Mix and Match Election).

(c) No election for the Loan Note Alternative will be valid unless both a valid acceptance of the Offer and a valid election for the Loan Note Alternative, duly completed in all respects and accompanied by, if appropriate, all relevant share certificates and/or other document(s) of title, are duly received by the time and date on which the Loan Note Alternative closes.

(d) If any acceptance of the Offer which includes an election for the Loan Note Alternative is not, and is not deemed to be, valid or complete in all respects at such time, such election shall for all purposes be void and the holder(s) of LASMO Shares purporting to make such election shall not, for any purpose, be entitled to receive the Loan Note Alternative, but any such acceptance which is otherwise valid shall be deemed to be an acceptance of the Offer (without the Loan Note Alternative) for the number of LASMO Shares which are the subject of the acceptance and the holder(s) of

     LASMO Shares will, on the Offer becoming unconditional in all respects, be entitled to receive the cash consideration due under the Offer in accordance with the terms of the Offer.

(e) The insertion of a number in Box 4 on the Form of Acceptance shall, subject to the other terms of the Offer, be treated in respect of the relevant number of LASMO Shares as an election for the Loan Note Alternative.

(f) An election for the Loan Note Alternative will not be valid unless the Form of Acceptance is completed correctly in all respects and is received in accordance with paragraphs 10 and 11 below.

(g) The Loan Notes will be issued, credited as fully paid, in amounts and integral multiples of L1 nominal value and fractional entitlements will be disregarded and not paid.

(h) The Loan Notes have not been, and will not be, registered under the Securities Act or under the laws of any State of the United States nor have any steps been taken, nor will any be taken, to enable the Loan Notes to be offered in compliance with applicable securities laws of Canada or Japan and no prospectus in relation to the Loan Notes has been, or will be, lodged with the Australian Securities Commission. Accordingly, the Loan Notes may not be offered, sold, resold or delivered or distributed directly or indirectly, in or into the United States, or to or for the account or benefit of any US person, except pursuant to an exemption from, or in a transaction exempt from, or not subject to, the requirements of the Securities Act or the relevant securities laws of any State of the United States. The Loan Notes may not be offered, sold or delivered, directly or indirectly, in or into Canada, Australia or Japan.

(i) Goldman Sachs has advised that, based on market conditions on 11 December 2000 (the latest practicable date prior to the posting of this document), the value of the Loan Notes (had they been in issue on that day) would not have been less than 95 pence per L1 in nominal value.

(j) In respect of acceptances received after the date falling five calendar days after the date on which the Offer becomes unconditional in all respects (i.e. after the end of the Initial Offer Period), the Mix and Match Election will not be available and accordingly the Loan Note Alternative will not be available in relation to any Mix and Match Election for additional cash consideration made after that date.

(k) Further details of the Loan Note Alternative are set out in Appendix II below.

7.  REVISION OF THE OFFER AND/OR THE LOAN NOTE ALTERNATIVE

(a) Although no revision is envisaged, if the Offer (in its original or previously revised form(s)) is revised (either in terms or conditions or in the value or form of the consideration offered or otherwise) and whether or not the Mix and Match Election and/or the Loan Note Alternative (in their original or any previously revised form(s)) are revised, the benefit of the revised Offer will, subject as provided in paragraphs 7(b), 7(c), 7(e) and 9 of Part B of this Appendix, be made available to a LASMO Securityholder who has validly accepted the Offer (in its original or any revised form(s)) and not validly withdrawn such acceptance (a "PREVIOUS ACCEPTOR") if the revised Offer represents, on the date on which it is announced (on such basis as Goldman Sachs may consider appropriate), an improvement, or no diminution, in the value of the consideration offered compared with the consideration or terms previously offered. The acceptance by or on behalf of a Previous Acceptor of the Offer (in its original or any revised form(s)) will, subject as provided in paragraphs 7(b), 7(c), 7(e) and 9 of Part B of this Appendix, be deemed an acceptance of the revised Offer and will constitute the appointment of and direction to any director of Amerada Hess or of Goldman Sachs as his attorney and/or agent with authority, whether or not he shall have elected for the Mix and Match Election and/or the Loan Note
    Alternative:

     (i)    to accept the revised Offer on his behalf;

     (ii) if the revised Offer includes alternative forms of consideration, to make on his behalf elections for and/or accept the alternative forms of consideration on his behalf in the proportions the attorney and/or agent in his absolute discretion thinks fit; and

     (iii) to execute on his behalf and in his name any further documents and take such further actions (if any) as may be required to give effect to those elections or acceptances.

     In making any election and/or acceptance, the attorney and/or agent will take into account the nature of any previous acceptance or elections made by or on behalf of the Previous Acceptor and such other facts or matters as he may reasonably consider relevant. The attorney and/or agent shall not be liable to any LASMO Securityholder or any other person in making any such election and/or acceptance or in making any determination in respect thereof. In this paragraph, the expression the "Offer" shall, and shall be deemed to, mean and include the Offer and/or the Mix and Match Election and/or the Loan Note Alternative and/or all or any alternative forms of consideration to be given under the Offer and any combination or choice of the Offer and/or the Mix and Match Election and/or the Loan Note Alternative and/or all or any alternative forms of consideration.

(b) The deemed acceptance and/or election referred to in paragraph 7(a) of Part B of this Appendix will not apply and the power of attorney and authorities conferred by that paragraph will not be exercised if, as a result, the Previous Acceptor would (on such basis as Goldman Sachs may consider appropriate) receive less in aggregate in consideration under the Offer than he would have received in aggregate in consideration as a result of his acceptance of the Offer in the form originally accepted by him or on his behalf (unless the Previous Acceptor has previously agreed in writing to receive less in aggregate consideration).

(c) The deemed acceptance and/or election referred to in paragraph 7(a) of Part B of this Appendix will not apply and the power of attorney and the authorities conferred by that paragraph will be ineffective in the case of a Previous Acceptor who lodges, within 14 calendar days of the posting of the document containing the revised Offer and/or any revised or other alternative or elections, an Acceptance Form (or any other form issued on behalf of Amerada Hess) in which he validly elects to receive consideration under the revised Offer in some other manner than that set out in his original acceptance.

(d) Amerada Hess and Goldman Sachs reserve the right to treat an executed Acceptance Form relating to the Offer (in its original or any previously revised form(s)) which is received (or dated) after the announcement of any revised Offer as a valid acceptance of the revised Offer (and where applicable a valid election for the alternative forms of consideration). That acceptance will constitute an authority in the terms of paragraph 7(a) of Part B of this Appendix on behalf of the relevant LASMO Securityholder.

(e) If Amerada Hess makes a material change in the terms of the Offer or if it waives a material Condition of the Offer prior to the end of the Initial Offer Period, Amerada Hess will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum of ten US business days is generally required to allow for adequate dissemination to Securityholders. Any reduction of the Acceptance Condition will be effected and announced in the manner described in paragraph 2(d) of Part B of this Appendix.

8.  GENERAL

(a) If the Offer lapses, neither Amerada Hess nor any person acting, or deemed to be acting, in concert with Amerada Hess for the purposes of the Offer nor any of their respective affiliates may, pursuant to the City Code, make an offer (whether inside or outside the United Kingdom) for LASMO Securities for a period of one year following the date of such lapse, except with the permission of the Panel.

(b) If the Offer lapses or is withdrawn, Acceptance Forms, LASMO share certificates, LASMO ADRs and other documents of title will be returned by post (or by such other method as the Panel may approve) within 14 calendar days of the Offer lapsing or being withdrawn, at the risk of the LASMO Securityholder in question, to the person or agent whose name and address (outside Canada, Australia or Japan) is set out in the relevant box on the Acceptance Form or, if none is set out, to the first-named holder at his registered address (outside Canada, Australia or Japan) or, in the case of LASMO ADSs delivered by book-entry transfer into the US Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in paragraph 12(c) of Part B of this Appendix, such LASMO ADSs will be credited within such period to an account maintained at the appropriate Book-Entry Transfer Facility.

(c) The UK Receiving Agent will, immediately after the Offer lapses (or within such longer period as the Panel may permit, not exceeding 14 calendar days of the Offer lapsing) instruct CRESTCo to transfer all LASMO Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of the relevant LASMO Shareholders.

(d) Except with the consent of the Panel:

     (i) settlement of the consideration to which any LASMO Securityholder is entitled under the Offer will be fully implemented in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which Amerada Hess or Goldman Sachs may otherwise be, or claim to be, entitled against that LASMO Securityholder; and

     (ii) settlement of the consideration will be effected in the manner prescribed in paragraph 20 of the Letter from Goldman Sachs not later than 14 calendar days after the later of the date on which the Offer becomes unconditional in all respects and the date of receipt of a valid and complete Acceptance Form from such holder of LASMO Securities.

(e) The terms, provisions, instructions and authorities contained in the Acceptance Forms also constitute part of the terms of the Offer. A word or expression defined in this document has the same meaning when used in an Acceptance Form, unless the context requires otherwise. The provisions of this Appendix I shall be deemed to be incorporated in the Acceptance Forms.

(f) Any omission or failure to despatch this document, the Acceptance Forms, any other documents relating to the Offer or any notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is, or should be, made will not in any way invalidate the Offer or create any implication that the Offer has not been made to any such person. Subject to the provisions of paragraph 9 of Part B of this Appendix, the Offer is made to any LASMO Securityholder to whom this document and the Acceptance Forms or any related document may not have been despatched or who may not receive such documents, and these persons may collect the relevant documents from the UK Receiving Agent, the US Depositary or the Information Agent at the addresses set out at the back of this document.

(g) Subject to the City Code, Amerada Hess and Goldman Sachs reserve the right to treat as valid in whole or in part any acceptance of the Offer received by the UK Receiving Agent or the US Depositary or otherwise on behalf of Amerada Hess which is not entirely in order or in the correct form or which is not accompanied by (as applicable) the relevant transfer to escrow or the relevant share certificates, LASMO ADRs and/or other documents of title or which are received by them in a form or at a place or places other than as set out in this document or the relevant Acceptance Form. In that event, no issue of new Amerada Hess Shares or payment of cash, or, if applicable, issue of Loan Notes under the Offer will be made until after the acceptance is entirely in order and (as applicable) the relevant transfer to escrow has settled or the relevant share certificate(s), LASMO

     ADRs and/or other document(s) of title or indemnities satisfactory to Amerada Hess have been received by the UK Receiving Agent or the US Depositary, as the case may be.

(h) If all of the Conditions have been either satisfied, fulfilled or, to the extent permitted, waived and Amerada Hess has acquired or contracted to acquire, pursuant to the Offer or otherwise, at least 90 per cent. in nominal value of the LASMO Shares (including LASMO Shares represented by LASMO ADSs) to which the Offer relates, before the end of the four month period provided by the Companies Act, Amerada Hess will be entitled, and intends, to acquire the remaining LASMO Securities on the same terms as the Offer pursuant to the compulsory acquisition procedure set out in sections 428 to 430E of the Companies Act (see paragraph 11 of Appendix VI and Appendix IX to this document). When the Offer becomes or is declared unconditional in all respects, Amerada Hess intends to procure the making of an application by LASMO for the removal of LASMO Shares from the Official List of the UK Listing Authority and for the cancellation of trading in LASMO Shares on the London Stock Exchange's market for listed securities and also for the de-listing of LASMO ADSs and LASMO Shares (the LASMO Shares do not trade on the NYSE and are listed on the NYSE only in connection with the ADS program) from the NYSE. It is anticipated that cancellation of listing from the Official List and cancellation of trading on the London Stock Exchange will take effect no earlier than 20 business days after the Offer becomes or is declared unconditional in all respects. De-listing would significantly reduce the liquidity and marketability of any LASMO Securities with respect to which valid acceptances were not received in the Offer. Amerada Hess will make an announcement at least 20 business days prior to cancellation of listing from the Official List and the cancellation of trading on the London Stock Exchange specifying the exact date upon which LASMO Shares will be de-listed. While it is anticipated that cancellation of both listings will take place at the same time, cancellation of the listing of the LASMO ADSs and LASMO Shares on the NYSE could take place earlier than cancellation of the listing and trading of the LASMO Shares on the Official List of the UK Listing Authority and the London Stock Exchange, respectively.

(i) All powers of attorney, appointments of agents and authorities on the terms conferred by or referred to in this Appendix or in the Acceptance Forms are given by way of security for the performance of the obligations of the relevant LASMO Securityholder and are irrevocable in accordance with section 4 of the Powers of Attorney Act 1971, except in the circumstances where the donor of the power of attorney or authority validly withdraws his acceptance in accordance with paragraph 4 of Part B of this Appendix I.

(j) No acknowledgement of receipt of any Acceptance Form, share certificate, LASMO ADR or other document of title will be given. All communications, notices, certificates, LASMO ADRs, documents of title and remittances to be delivered by, and sent to or from, LASMO Securityholders (or their designated agent(s)) will be delivered or sent at their own risk.

(k) If a LASMO Securityholder has existing Amerada Hess Shares, the mandates, instructions and instruments in force for the existing Amerada Hess Shares will continue in force in relation to new Amerada Hess Shares received under the Offer.

(l) Amerada Hess and Goldman Sachs reserve the right to notify any matter, including the making of the Offer, to all or any LASMO Securityholders:

     (i) with a registered address outside the United Kingdom and the United States; or

     (ii) whom Amerada Hess or Goldman Sachs knows to be a custodian, trustee or nominee holding LASMO Securities for persons who are citizens, residents or nationals of jurisdictions outside the United Kingdom and the United States, by announcement in the United Kingdom to the London Stock Exchange and in the United States to the Dow Jones News Service or in any other appropriate manner or by paid advertisement in newspapers published and circulated in the United Kingdom and the United States. Such notice will be deemed to have been sufficiently given, despite any failure by a LASMO Securityholder to receive or see that notice. A reference in this document to a notice or the provision of information in writing by or on behalf of Amerada Hess is to be construed accordingly. No such document will be sent to an address in Canada, Australia or Japan.

(m) The Offer is made at 3.00 pm (London time), 10.00 am (New York City time) on 13 December 2000 and is capable of acceptance from and after that time. Acceptance Forms and copies of this document may be collected from that time onwards from the UK Receiving Agent, the US Depositary or the Information Agent at one of the addresses set out at the back of this document. The Offer is made in the United States by Amerada Hess on its own behalf. The terms and conditions set forth in the letter from Goldman Sachs apply equally to such offer.

(n) This Offer has been announced by means of an advertisement in The Financial Times and The Wall Street Journal on 13 December 2000.

(o) The Offer, all acceptances of the Offer, all elections in respect of it and the contract to which it gives rise, are governed by and will be construed in accordance with English law. Execution by or on behalf of a LASMO Securityholder of an Acceptance Form constitutes his irrevocable submission to the jurisdiction of the courts of England in relation to all matters arising in connection with the Offer. However, the conduct of the Offer is also subject to US federal securities laws and the securities laws of the States and other jurisdictions in the US in which the Offer is being made if, and to the extent, applicable to the Offer.

(p) References in paragraphs 10, 11 and 12(i) of this Part B to a LASMO Securityholder, a holder of LASMO Shares and a holder of LASMO ADSs will include references to the person or persons executing the Acceptance Form and in the event of one or more than one such person executing an Acceptance Form, such provisions shall apply to them jointly.

(q) In relation to any acceptance of the Offer in respect of a holding of LASMO Shares which are in uncertificated form, Amerada Hess reserves the right to make such alterations, additions or modifications as may be necessary or desirable to give effect to any purported acceptance of the Offer, whether in order to comply with the facilities or requirements of CREST or otherwise, provided such alterations, additions or modifications are consistent with the requirements of the City Code or are otherwise made with the consent of the Panel.

(r) All references in this Appendix I to any statute or statutory provision shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date hereof).

(s) Fractions of new Amerada Hess Shares will not be allotted or issued to accepting LASMO Securityholders. Fractional entitlements to new Amerada Hess Shares will be aggregated and sold in the market and the net proceeds of sale distributed pro rata to the holders of LASMO Securities entitled to them. Any LASMO Securityholder may elect (by separate written notice to the UK Receiving Agent or the US Depositary accompanying his or her Acceptance
     Form) to receive the payment due in respect of fractional entitlements in either pounds sterling or US dollars. In the absence of any such election, such payment will be made to holders of LASMO ADSs in US dollars and to LASMO Shareholders in pounds sterling, the proceeds having been converted from US dollars at a prevailing exchange rate selected by Amerada Hess at the relevant time. Amerada Hess will not be liable to LASMO Securityholders or any other person in respect of the timing of any such sale or conversion or the price or exchange rate achieved in respect of any such sale or conversion. Individual entitlements to amounts of less than L5.00 (or its equivalent in US dollars at the relevant time) will not be paid to holders of LASMO Securities but will be retained for the benefit of the enlarged Amerada Hess Group.

(t) The number of Amerada Hess Shares which will be issued on full acceptance of the Offer is expected not to exceed approximately 17.1 million on the basis that, as at 3 November 2000, 1,344,328,323 LASMO Shares had been issued (including LASMO Shares represented by LASMO ADSs) and it is reasonable, in LASMO's opinion, to expect that a further 3,121,406 new LASMO Shares may be issued during the relevant period as a result of the exercise of options. Amerada

     Hess reserves the right to adjust the Offer consideration, by reducing rateably the aggregate number of Amerada Hess Shares to be issued under the Offer, if any issue of LASMO Shares in excess of these amounts would mean that Amerada Hess would otherwise be obliged to issue more than 17.18 million new Amerada Hess Shares under the Offer or pursuant to the statutory compulsory acquisition arrangements under Section 429 of the Companies Act. In that event, LASMO Securityholders will instead be entitled to receive cash at a rate of L43.37 for each Amerada Hess Share by which the Offer consideration is so adjusted. This represents the NYSE Closing Price of an Amerada Hess Share on 3 November 2000, the last NYSE trading day prior to the Announcement, translated into sterling at the rate of US$1.4484: L1.00.

(u) All LASMO Securities which are acquired by Amerada Hess under the Offer will be acquired fully paid and free from all liens, equities, charges, equitable interests, encumbrances and other interests and together with all rights now or hereafter attaching thereto, including the right to receive and retain all dividends and other distributions declared, made or payable after 6 November 2000.

(v) The new Amerada Hess Shares will rank pari passu in all respects with existing Amerada Hess Shares, including the right to any dividends and other distributions declared, paid or made by reference to a record date after the date on which they are issued. For the avoidance of doubt, LASMO Securityholders will not be entitled to the dividend of Amerada Hess expected to be declared in December 2000 and paid on or about 3 January 2001.

9.  OVERSEAS LASMO SECURITYHOLDERS

(a) The making of the Offer (including the Loan Note Alternative) in, or to certain persons resident in, or nationals or citizens of, jurisdictions outside the United Kingdom or the United States (and the availability of Loan Notes to such persons or US persons) or to their nominees or trustees may be prohibited or affected by the laws of the relevant jurisdiction. LASMO Securityholders who are persons, citizens, residents or nationals of jurisdictions outside the United Kingdom and the United States (or, in the case of Loan Notes, outside the United Kingdom only) should inform themselves about and observe any applicable legal requirements. It is the responsibility of such LASMO Securityholders wishing to accept the Offer or the Loan Note Alternative to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection with the Offer. This includes the obtaining of any governmental, exchange control or other consents which may be required, compliance with other necessary formalities needing to be observed and the payment of any issue, transfer or other taxes due in that jurisdiction by whomsoever payable and Amerada Hess and Goldman Sachs and any persons acting on their behalf will be fully indemnified and held harmless by any LASMO Securityholder for whom Amerada Hess or Goldman Sachs are required to pay any issue, transfer or other taxes. The Loan Note Alternative is not being made available to LASMO Securityholders who are US persons, or to certain other overseas persons.

(b) The Offer (including the Loan Note Alternative) is not being made, directly or indirectly, in or into Canada, Australia or Japan or by use of the mails of, or by any means or instrumentality of interstate or foreign commerce of, or of any facility of a national securities exchange of Canada, Australia or Japan. This includes, but is not limited to, e-mail, facsimile transmission, telex and telephone. Accordingly, copies of this document, the Acceptance Forms, and any related offering documents are not being, and must not be mailed, forwarded or otherwise distributed or sent in, into or from Canada, Australia or Japan. Persons receiving such documents (including, without limitation, custodians, nominees and trustees) must not distribute, mail or send them in, into or from Canada, Australia or Japan or use the Canadian, Australian or Japanese (or, if electing for the Loan Note Alternative, Australian, Canadian, Japanese or US) mails or any such means, instrumentality or facility for any purpose directly or indirectly in connection with the Offer, and so doing may invalidate any related purported acceptance of the Offer. Envelopes containing Acceptance Forms in respect of the Offer must not be postmarked in Canada, Australia or Japan (or, if electing for the Loan Note Alternative, Australia, Canada, Japan or the US) or otherwise despatched from those jurisdictions and all acceptors must provide addresses outside Canada, Australia or Japan (and, if electing for the Loan Note Alternative, the US) for the receipt of the consideration to which they are entitled under the Offer or for the return of Acceptance Forms or documents of title.

(c) Subject as provided below, a LASMO Securityholder will be deemed not to have accepted the Offer if:

     (i) he cannot give the representations and warranties set out in paragraphs 11(b) and 12(i)(ii)(dd) of Part B of this Appendix;

     (ii) he completes the relevant Box of the Acceptance Form with an address in Canada, Australia or Japan or has a registered address in Canada, Australia or Japan and in either case he does not insert in the relevant Box of the Acceptance Form the name and address of a person or agent outside Canada, Australia or Japan to whom he wishes the consideration to which he is entitled under the Offer to be sent;

     (iii) he inserts in the relevant Box of the Acceptance Form the name and address of a person or agent in Canada, Australia or Japan to whom he wishes the consideration to which he is entitled under the Offer to be sent; or

     (iv) the Acceptance Form received from him is in an envelope postmarked in, or which otherwise appears to Amerada Hess or its agents to have been sent from, Canada, Australia or Japan.

(d) If any person, despite the restrictions referred to in paragraph 9(b) of Part B of this Appendix and whether pursuant to a contractual or legal obligation or otherwise, forwards this document, the Acceptance Form or any related offering document in, into or from Canada, Australia or Japan or uses the mails or any means or instrumentality (including, without limitation, e-mail, facsimile transmission, telex and telephones) of interstate or foreign commerce of, or any facilities of a national securities exchange of Canada, Australia or Japan in connection with that forwarding, that person should:

     (i)    inform the recipient of that fact;

     (ii) explain to the recipient that such action may invalidate any purported acceptance by the recipient; and

     (iii)  draw the attention of the recipient to this paragraph 9.

(e) If any written notice from a LASMO Securityholder withdrawing his acceptance in accordance with paragraph 4 of Part B of this Appendix is received in an envelope postmarked in, or which otherwise appears to Amerada Hess or its agents to have been sent from Canada, Australia or Japan, Amerada Hess reserves the right, in its absolute discretion, to treat that notice as invalid.

(f) The provisions of this paragraph 9 and any other terms of the Offer relating to overseas holders of LASMO Securities may be waived, varied or modified as regards specific LASMO Securityholders or on a general basis by Amerada Hess in its sole discretion. Subject to this discretion, the provisions of this paragraph 9 supersede any terms of the Offer inconsistent with them. A reference in this paragraph 9 to a LASMO Securityholder includes the person or persons executing the Acceptance Form and, in the event of more than one person executing an Acceptance Form, the provisions of this paragraph 9 apply to them jointly and severally.

(g) The Loan Notes to be issued pursuant to the Loan Note Alternative will not be listed on any stock exchange and have not been, and will not be, registered under the Securities Act or under the laws of any State of the United States nor have any steps been taken, nor will any be taken, to enable the Loan Notes to be offered in compliance with applicable securities laws of Canada or Japan and no prospectus in relation to the Loan Notes has been, or will be, lodged with the Australian Securities Commission. Accordingly, the Loan Notes may not be offered, sold, resold, delivered or distributed, directly or indirectly, in or into the United States or to or for the account or benefit of any US person, except pursuant to an exemption from, or in a transaction exempt from, or not subject to, the requirements of the Securities Act or the relevant securities laws of any State of the United

     States. The Loan Notes may not be offered, sold or delivered, directly or indirectly, in or into Canada, Australia or Japan.

     If in respect of a Form of Acceptance from any LASMO Shareholder the holder is unable or Amerada Hess believes the holder is unable to make the representations and warranties set out in paragraph 11(b) of this Appendix, Amerada Hess reserves the right, in its absolute discretion, to ignore any election in that Form of Acceptance to receive Loan Notes and to treat it instead as an acceptance of the Offer for cash.

10. PROCEDURES FOR ACCEPTING THE OFFER IN RESPECT OF LASMO SHARES

(a) Holders of LASMO Shares will have received with this document a Form of Acceptance. This section should be read together with the Form of Acceptance. The provisions of this section shall be deemed to be incorporated in, and to form a part of, the Form of Acceptance. The instructions printed on the Form of Acceptance shall be deemed to form part of the terms of the Offer.

     If a holder of LASMO Shares holds LASMO Shares in both certificated and uncertificated (that is, in CREST) form, he should complete a separate Form of Acceptance for each holding. Similarly, such holder should complete a separate Form of Acceptance for LASMO Shares held in uncertificated form, but under different member account IDs, and for LASMO Shares held in certificated form, but under different designations.

(b) To accept the Offer, any LASMO Shareholder, including any person in the US who holds LASMO Shares, wishing to accept the Offer in respect of all or any portion of such holder's LASMO Shares, should complete Box 1, check the details contained in Box 2 and, if applicable, complete Boxes 3A or 3B, 4, 5, 8, 9A or 9B and, if such holder's LASMO Shares are in CREST, Box 7 on the Form of Acceptance. In all cases, LASMO Shareholders should then sign and date Box 6 of the Form of Acceptance in accordance with the instructions printed on it. All LASMO Shareholders who are individuals should sign Box 6 of the Form of Acceptance in the presence of a witness, who should also sign Box 6 in accordance with the instructions printed on it. Unless witnessed, an acceptance will not be valid.

(c) An accepting LASMO Shareholder should return the completed, signed and witnessed Form of Acceptance, whether or not such LASMO Shares are in CREST, to the UK Receiving Agent (if such accepting LASMO Shareholder is not resident in the United States) or to the US Depositary (if such accepting LASMO Shareholder is a resident in the United States). The completed Form of Acceptance, together, if such holder's LASMO Shares are in certificated form, with his share certificate(s) and/or other document(s) of title, must be lodged with the UK Receiving Agent (if such accepting LASMO Shareholder is not resident in the United States) or the US Depositary (if such accepting LASMO Shareholder is a resident in the United States), as soon as possible, but in any event so as to arrive NOT LATER THAN 3.00 PM (LONDON TIME), 10.00 AM (NEW YORK CITY TIME) ON 12 JANUARY 2001.

     If you have any questions as to how to complete the Form of Acceptance, please contact the UK Receiving Agent on 0870 703 0056, the US Depositary on +1 (212) 815 6156 or the Information Agent in the UK on 0800 169 6962 or in the US on +1 (800) 628 8536.

     A person in the US who holds LASMO Shares may submit the Form of Acceptance, together with his share certificates and/or other document(s) of title, to the US Depositary, who will receive such Form(s) of Acceptance and certificate(s) and/or other document(s) of title on behalf of the UK Receiving Agent. A Form of Acceptance contained in an envelope postmarked in Canada, Australia or Japan or otherwise appearing to Amerada Hess or its agents to have been sent from Canada, Australia or Japan may be rejected as invalid.

(d) If LASMO Shares are in uncertificated form, the holder should insert in Box 7 of the Form of Acceptance the participant ID and member account ID under which such LASMO Shares are held by him in CREST and otherwise complete and return the Form of Acceptance as described above.

     In addition, such holders should take (or procure to be taken) the action set out below to transfer the LASMO Shares in respect of which he wishes to accept the Offer to an escrow balance, specifying the UK Receiving Agent (in its capacity as a CREST participant under the participant ID referred to below) as the escrow agent, as soon as possible but in any event so that the transfer to escrow settles NOT LATER THAN 3.00 PM (LONDON TIME), 10.00 AM (NEW YORK CITY TIME) ON 12 JANUARY 2001.

(e) IF THE LASMO SHAREHOLDER IS A CREST SPONSORED MEMBER, HE SHOULD REFER TO HIS CREST SPONSOR BEFORE TAKING ANY ACTION. Such holder's sponsor will be able to confirm details of his participant ID and the member account ID under which his LASMO Shares are held. In addition, only his CREST sponsor will be able to send the TTE Instruction to CRESTCo in relation to his LASMO Shares.

(f) If LASMO Shares are in uncertificated form, the holder of such LASMO Shares should send (or, if he is a CREST sponsored member, procure that his CREST sponsor sends) a TTE Instruction to CRESTCo which must be properly authenticated in accordance with CRESTCo's specifications and which must contain, in addition to the other information that is required for a TTE Instruction to settle in CREST, the following details:

     (i)    the number of LASMO Shares to be transferred to an escrow balance;

     (ii) the member account ID of such LASMO Shareholder. This must be the same member account ID as the member account ID that is inserted in Box 7 of the Form of Acceptance;

     (iii) the participant ID of such LASMO Shareholder. This must be the same participant ID as the participant ID that is inserted in Box 7 of the Form of Acceptance;

     (iv) the participant ID of the escrow agent (the UK Receiving Agent in its capacity as a CREST receiving agent). This is 3RA43;

     (v)   the member account ID of the escrow agent. This is LASMO;

     (vi) the Form of Acceptance Reference Number. This is the Form of Acceptance Reference Number that appears next to Box 7 on page 3 of the Form of Acceptance. This Reference Number should be inserted in the first eight characters of the shared note field on the TTE Instruction. Such insertion will enable the UK Receiving Agent to match the transfer to escrow to your Form of Acceptance. The holder of such shares should keep a separate record of this Form of Acceptance Reference Number for future reference;

     (vii) the Intended Settlement Date. This should be as soon as possible and in any event not later than 3.00 pm (London time), 10.00 am (New York City time) on 12 January 2001;

     (viii) the Corporate Action Number for the Offer. This is allocated by CRESTCo and can be found by viewing the relevant Corporate Action Details in CREST; and

     (ix)  input with Standard Delivery instruction of 80.

(g) After settlement of the TTE Instruction, such LASMO Shareholder will not be able to access the LASMO Shares concerned in CREST for any transaction or charging purposes. If all of the Conditions are either satisfied, fulfilled or, to the extent permitted, waived, the escrow agent will transfer the LASMO Shares concerned to itself in accordance with paragraph 11(d) of Part B of this Appendix.

(h) Such LASMO Shareholder is recommended to refer to the CREST Manual published by CRESTCo for further information on the CREST procedures outlined above. For ease of processing, such holder is requested, wherever possible, to ensure that a Form of Acceptance relates to only one transfer to escrow.

(i) If no Form of Acceptance Reference Number, or an incorrect Form of Acceptance Reference Number, is included on the TTE Instruction, Amerada Hess may treat any amount of LASMO

     Shares transferred to an escrow balance in favour of the escrow agent specified above from the participant ID and member account ID identified in the TTE Instruction as relating to any Form(s) of Acceptance which relate(s) to the same member account ID and participant ID (up to the amount of LASMO Shares inserted or deemed to be inserted on the Form(s) of Acceptance concerned).

(j) Such LASMO Shareholder should note that CRESTCo does not make available special procedures, in CREST, for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE Instruction and its settlement. Such holder should therefore ensure that all necessary action is taken by him (or by his CREST sponsor) to enable a TTE Instruction relating to his LASMO Shares to settle prior to
     3.00 pm (London time), 10.00 am (New York City time) on 12 January 2001. In this connection such holder is referred in particular to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

(k) Amerada Hess will make an appropriate announcement if any of the details contained in this paragraph 10 alter for any reason.

(l) Normal CREST procedures (including timings) apply in relation to any LASMO Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Offer (whether any such conversion arises as a result of a transfer of LASMO Shares or otherwise). LASMO Shareholders who are proposing so to convert any LASMO Shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the LASMO Shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of share certificates or other documents of title or transfers to an escrow balance as described above) prior to 3.00 pm (London time), 10.00 am (New York City time) on 12 January 2001.

(m) If the share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, the Form of Acceptance should nevertheless be completed, signed and sent as stated above to the UK Receiving Agent or the US Depositary so as to be received as soon as possible, but in any event no later than 3.00 pm (London time), 10.00 am (New York City time) on 12 January 2001, together with any share certificate(s) and/or other document(s) of title that is/are available, accompanied by a letter stating that the balance will follow or that the accepting holder has lost one or more of his share certificate(s) and/or other documents of title. If the share certificate(s) and/or other document(s) of title are lost, the accepting holder should request the registrar of LASMO (Computershare Services PLC, PO Box 435, Owen House, 8 Bankhead Crossway North, Edinburgh EH11 4BR) to send him a letter of indemnity for completion in accordance with the instructions given. When completed, the letter of indemnity must be lodged with the UK Receiving Agent or the US Depositary, in accordance with the instructions given, in support of the Form of Acceptance. Amerada Hess may treat as invalid, to the extent that it so determines in its absolute discretion, any acceptance which it has reason to believe has been delivered in breach of obligations owed to a third party by the person delivering it, including (if relevant) any obligation of the ADS Depositary under the Second Amended and Restated Deposit Agreement dated as of 7 June 1993 relating to the LASMO ADSs.

11. FORM OF ACCEPTANCE FOR LASMO SHAREHOLDERS

Each holder of LASMO Shares who executes and lodges or has executed and lodged on his behalf a Form of Acceptance with the UK Receiving Agent or the US Depositary, subject to the rights of withdrawal set out in this document, irrevocably undertakes, represents, warrants and agrees to and with Amerada Hess, Goldman Sachs, the UK Receiving Agent and the US Depositary (and so as to bind himself, his heirs, successors and assigns and his personal or legal representatives) to the following effect:

(a) that the execution of the Form of Acceptance shall constitute:

     (i) an acceptance of the Offer in respect of the number of LASMO Shares inserted or deemed to be inserted in Box 1 of the Form of Acceptance;

     (ii) an irrevocable authority and request to Amerada Hess and/or its agents to procure the issue to such LASMO Shareholder of such new Amerada Hess Shares to which such LASMO Shareholder becomes entitled under the Offer;

     (iii) if Box 3A or Box 3B of the Form of Acceptance is completed, an election under the Mix and Match Election to receive, subject to availability as a result of offsetting elections:

        (aa) new Amerada Hess Shares instead of the cash consideration to which he would otherwise have been entitled to in consequence of the basic terms of the Offer in respect of the number of LASMO Shares inserted, or deemed to be inserted, in Box 3A; or

        (bb) cash instead of the new Amerada Hess Shares to which he would otherwise have been entitled to in consequence of the basic terms of the Offer in respect of the number of LASMO Shares inserted, or deemed to be inserted, in Box 3B;

     (iv) if applicable, an election for the Loan Note Alternative in respect of such amount of cash as would otherwise fall to be paid under the Offer in respect of the number of LASMO Shares inserted, or deemed to be inserted, in Box 4 of the Form of Acceptance (as adjusted in accordance with the terms of the Offer to reflect any additional cash receivable as a result of a valid Mix and Match Election); and

     (v) an agreement to execute any further documents and give any further assurances which may be required to enable Amerada Hess to obtain the full benefit of paragraph 10 of Part B of this Appendix and this paragraph 11 and/or to perfect any of the authorities expressed to be given hereunder, in each case on and subject to the terms and conditions set out or referred to in this document and the Form of Acceptance;

(b) unless "NO" is put in Box 8 of the Form of Acceptance, that such LASMO Shareholder;

     (i) has not received or sent copies or originals of this document, the Form of Acceptance or any related offering document in, into or from Canada, Australia or Japan;

     (ii) has not used in connection with the Offer or the execution or delivery of the Form of Acceptance, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, e-mail, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or any facility of a national securities exchange of Canada, Australia or Japan;

     (iii) has not mailed or otherwise sent the Form of Acceptance into or from Canada, Australia or Japan or signed in any of those jurisdictions and such LASMO Shareholder is accepting the Offer from outside Canada, Australia or Japan;

     (iv) if he is electing for the Loan Note Alternative, is not a US person or a distributor and he is not accepting the Offer with a view to the offer, sale or delivery, directly or indirectly, of any Loan Notes in or into the United States, Australia, Canada or Japan and will not hold or acquire any Loan Notes for the account or benefit of any other person who he has reason to believe is purchasing for the purpose of that offer, sale or delivery; and

     (v) is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given any instructions with respect to the Offer from outside Canada, Australia or Japan;

(c) that the execution of the Form of Acceptance constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to an accepting LASMO Shareholder not having validly withdrawn his acceptance, the irrevocable appointment of any director of, or any person authorised by, Amerada Hess or Goldman Sachs as his agent and/or attorney with an irrevocable instruction and authorisation to:

     (i) complete and execute all or any form(s) of transfer, renunciation or other document(s) in relation to the LASMO Shares referred to in paragraph 11(a)(i) of Part B of this Appendix in favour of Amerada Hess or as Amerada Hess or its agents may direct;

     (ii) deliver any form(s) of transfer, renunciation or other document with any certificate or other document of title for registration within six months of the Offer becoming unconditional in all respects; and

     (iii) take any other action as the agent and/or attorney may think necessary or expedient in connection with his acceptance of the Offer and/or the Mix and Match Election and/or Loan Note Alternative and to vest in Amerada Hess (or as it may direct) the LASMO Shares referred to in paragraph 11(a)(i) of Part B of this Appendix;

(d) that the execution of the Form of Acceptance and its delivery to the UK Receiving Agent or the US Depositary constitutes an irrevocable appointment of the UK Receiving Agent and the US Depositary as such LASMO Shareholder's attorney and/or agent and an irrevocable instruction and authority to such attorney and/or agent:

     (i) subject to the Offer becoming unconditional in all respects and him not having validly withdrawn his acceptance, to transfer to Amerada Hess (or to such other person or persons as Amerada Hess or its agent may direct) by means of CREST all or any of the Relevant LASMO Shares (but not exceeding the number of LASMO Shares in respect of which the Offer is accepted or deemed to be accepted); and

     (ii) if the Offer does not become unconditional in all respects, to give instructions to CRESTCo immediately after the Offer lapses (or within such longer period as the Panel may permit, not exceeding 14 calendar days of the Offer lapsing) to transfer all Relevant LASMO Shares to the original available balance of the accepting LASMO Shareholder.

     In this paragraph, "RELEVANT LASMO SHARES" means LASMO Shares in uncertificated form in respect of which a transfer or transfers to escrow has or have been effected in accordance with the procedures described in paragraph 10 of Part B of this Appendix and where the transfer or transfers to escrow was or were made in respect of LASMO Shares held under the same member account ID and participant ID as the member account ID and participant ID relating to the relevant Form of Acceptance (but irrespective of whether or not any Form of Acceptance Reference Number, or a Form of Acceptance Reference Number corresponding to that appearing on the relevant Form of Acceptance, was included in the relevant transfer to escrow instruction);

(e) that the execution of the Form of Acceptance constitutes, subject to the Offer becoming unconditional in all respects and to an accepting LASMO Shareholder not having validly withdrawn his acceptance, an irrevocable authority and request:

     (i) to LASMO or its agents to procure the registration of the transfer of the LASMO Shares referred to in paragraph 11(a)(i) of Part B of this Appendix and, in respect of LASMO Shares that are in certificated form, the delivery of the share certificate(s) and other document(s) of title in respect of the LASMO Shares to Amerada Hess or as it may direct;

     (ii) if the LASMO Shares referred to in paragraph 11(a)(i) of Part B of this Appendix are in certificated form, to Amerada Hess or its agents to procure the despatch by post (or by such other method as may be approved by the Panel) of a cheque for the cash consideration to which he is entitled under the Offer;

     (iii) if the LASMO Shares referred to in paragraph 11(a)(i) of Part B of this Appendix are in uncertificated form, to Amerada Hess or its agents to ensure that an assured payment obligation is created in favour of the LASMO Shareholder's payment bank in accordance with the CREST assured payment arrangements in respect of any cash consideration to which that shareholder is entitled to;

     (iv) to Amerada Hess or its agents to procure that the name of the accepting LASMO Shareholder is entered on the register of holders of Loan Notes in respect of any Loan Notes to which such LASMO Shareholder becomes entitled under the Offer (subject to the Loan Note Instrument) and that any documents of title for any Loan Notes in respect of his election for the Loan Note Alternative, are despatched by post (or by such other method as may be approved by the Panel) at his risk to the person or agent whose name and address is set out in Box 9B of the Form of Acceptance or, if no person or agent's name and address is set out, to the first-named holder at his registered address outside Canada, Australia or Japan; and to procure that the name of the accepting LASMO Shareholder is entered on the register of members of Amerada Hess in respect of any new Amerada Hess Shares to which such LASMO Shareholder becomes entitled in consequence of the Offer (subject to the by-laws of Amerada Hess) and that any document(s) of title with respect to such new Amerada Hess Shares are despatched by post (or by such other method as may be approved by the Panel) to the person or agent whose name and address is set out in Box 9B of the Form of Acceptance or, if no person or agent's name and address is set out, to the first-named holder at his registered address outside Canada, Australia or Japan; and

     (v) to Amerada Hess, LASMO or their respective agents to record and act on any instructions with regard to payments or notices which have been entered in the records of LASMO in respect of his holding of LASMO Shares;

(f) that the execution of the Form of Acceptance constitutes his agreement that Amerada Hess may decide to despatch all or part of the consideration payable to a LASMO Shareholder whose LASMO Shares are in uncertificated form in accordance with paragraph 11(e)(ii) of Part B of this Appendix;

(g) that the execution of the Form of Acceptance gives a separate authority to any director of, or person authorised by, Amerada Hess or Goldman Sachs within the terms of paragraph 7 of Part B of this Appendix;

(h) that, subject to the Offer becoming unconditional in all respects and him not having validly withdrawn his acceptance (or if the Offer will become unconditional in all respects or lapse on the outcome of the resolution in question or if the Panel gives its consent) and pending registration:

     (i) Amerada Hess or its agent shall be entitled to direct the exercise of any votes and any other rights and privileges (including the right to requisition the convening of a general or separate class meeting of LASMO) attaching to the LASMO Shares referred to in paragraph 11(a)(i) of Part B of this Appendix;

     (ii) the execution of the Form of Acceptance by the LASMO Shareholder, in respect of the LASMO Shares referred to in paragraph 11(a)(i) of Part B of this Appendix, constitutes an authority to LASMO or its agent to send any notice, circular, warrant or other document or communication which may be required to be sent to him as a member of LASMO (including any share certificate(s) or other documents of title issued as a result of conversion of such LASMO Shares into certificated form) to Amerada Hess, care of the UK Receiving Agent;

     (iii) the execution of the Form of Acceptance by the LASMO Shareholder, in respect of the LASMO Shares referred to in paragraph 11(a)(i) of Part B of this Appendix, constitutes an authority to any director of, or person authorised by, Amerada Hess or Goldman Sachs to sign any document and do such things as may in the opinion of that agent and/or attorney seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to the LASMO Shares held by him (including, without limitation, signing any consent to short notice of a general or separate class meeting as his agent and/or attorney and on his behalf and executing a form of proxy appointing any person nominated by Amerada Hess to attend general and separate class meetings of LASMO and attending any such meeting and exercising the votes attaching to the LASMO Shares referred to in paragraph 11(a)(i) of Part B of this Appendix on his behalf, where relevant, such votes to be cast so far as possible to satisfy any outstanding Condition of the Offer); and

     (iv) the execution of the Form of Acceptance by the LASMO Shareholder, in respect of the LASMO Shares referred to in paragraph 11(a)(i) of Part B of this Appendix, constitutes an agreement not to exercise any such rights without the consent of Amerada Hess and irrevocably undertakes not to appoint a proxy for or to attend such general or separate class meetings of LASMO.

     This authority will cease to be valid if the acceptance is validly withdrawn in accordance with paragraph 4 of Part B of this Appendix;

(i) that he will deliver to the UK Receiving Agent or the US Depositary, or procure the delivery to the UK Receiving Agent or the US Depositary of, his share certificates and/or other document(s) of title in respect of those LASMO Shares referred to in paragraph 11(a)(i) of Part B of this Appendix that are in certificated form, or an indemnity acceptable to Amerada Hess, as soon as possible and in any event within two months of the Offer becoming unconditional in all respects;

(j) that he is the sole legal and beneficial owner of the LASMO Shares in respect of which the Offer is accepted or deemed to be accepted or he is the legal owner of such LASMO Shares and he has the necessary capacity and authority to execute the Form of Acceptance;

(k) that he agrees and acknowledges that he is not a customer (as defined in the rules of The Securities and Futures Authority Limited) of Goldman Sachs in connection with the Offer;

(l) that he will take (or procure to be taken) the necessary action to transfer all those LASMO Shares referred to in paragraph 11(a)(i) of Part B of this Appendix that are in uncertificated form in respect of which the Offer has been accepted and not validly withdrawn to an escrow balance as soon as possible and in any event so that the transfer to escrow settles within two months of the Offer becoming unconditional in all respects;

(m) that if for any reason any LASMO Shares in respect of which a transfer to an escrow balance has been effected are converted to certificated form, he will immediately deliver or ensure the immediate delivery of the share certificates or other documents of title in respect of all those LASMO Shares that are converted to the UK Receiving Agent or the US Depositary at the relevant address specified at the back of this document;

(n) that the creation of an assured payment obligation in favour of his payment bank in accordance with the CREST assured payment arrangements as referred to in paragraph 11(e)(iii) of Part B of this Appendix will, to the extent of the obligation so created, discharge fully any obligation of Amerada Hess or Goldman Sachs to pay to him the cash consideration to which he is entitled under the Offer;

(o) that he will do everything as shall in the opinion of Amerada Hess or its agents be necessary or expedient to vest in Amerada Hess or its nominees the LASMO Shares referred to in paragraph 11(a)(i) of Part B of this Appendix and to enable the UK Receiving Agent or the US Depositary to perform its functions as escrow agent for the purposes of the Offer;

(p) that he agrees to ratify everything which may be done or effected by any director of, or person authorised by, Amerada Hess, Goldman Sachs, the UK Receiving Agent or the US Depositary in exercise of any of the powers and/or authorities under Part B of this Appendix;

(q) that, if any provision of Part B of this Appendix will be unenforceable or invalid or will not operate so as to afford Amerada Hess, Goldman Sachs, the UK Receiving Agent or the US Depositary or any of their respective directors or persons authorised by them, the benefit of the authority expressed to be given in Part B of this Appendix, he will, with all practicable speed, do everything that may be required or desirable to enable Amerada Hess, Goldman Sachs, the UK Receiving Agent and the

     US Depositary and any of their respective directors or persons authorised by them to secure the full benefit of Part B of this Appendix;

(r) that he represents and warrants that he is entitled to sell and transfer the beneficial ownership of the LASMO Shares referred to in paragraph 11(a)(i) of Part B of this Appendix and that such Shares are sold fully paid and free from all liens, equities, charges, encumbrances and other interests and together with all rights attaching to them on or after 6 November 2000 including, without limitation, the right to receive and retain all dividends and other distributions declared, made or payable after that date;

(s) that he agrees that the terms and Conditions of the Offer are deemed to be incorporated in, and form Part of, the Form of Acceptance which shall be read and construed accordingly;

(t) that he agrees that, on execution, the Form of Acceptance takes effect as a deed;

(u) that he agrees that the execution of the Form of Acceptance constitutes his submission to the jurisdiction of the courts of England in relation to all matters arising in connection with the Offer and the Form of Acceptance and that nothing shall limit the right of Amerada Hess and/or Goldman Sachs to bring any action, suit or proceeding arising out of or in connection with the Offer and the Form of Acceptance in any other manner permitted by law or in any court of competent jurisdiction; and

(v) if he is a US holder, that he certifies to the US Depositary that he is not subject to back-up withholding tax by completing a Substitute Form W-9, or, if the holder is a non-resident alien or foreign entity for US federal income tax purposes, agrees to establish an exemption from certain US federal information return reporting and backup withholding requirements by completing a Substitute Form W-8BEN or W-8ECI which is available from the US Depositary or the US Internal Revenue Service.

     A reference in this paragraph 11 to a holder of LASMO Shares includes a reference to the person or persons executing the Form of Acceptance and in the event of more than one person executing a Form of Acceptance, the provisions of this paragraph 11 will apply to them jointly and to each of them.

12. PROCEDURES FOR TENDERING LASMO ADSS

(a) Letter of Transmittal/Notice of Guaranteed Delivery

     If you are a holder of LASMO ADSs evidenced by LASMO ADRs, you will have also received a Letter of Transmittal and a Notice of Guaranteed Delivery for use in connection with the Offer. This section should be read together with the instructions on the Letter of Transmittal. The provisions of this paragraph 12 shall be deemed to be incorporated in, and form a part of, the relevant Letter of Transmittal. The instructions printed on the relevant Letter of Transmittal shall be deemed to form part of the terms of the Offer.

(b) Valid tendering

     For a holder of LASMO ADSs evidenced by LASMO ADRs to tender such LASMO ADSs validly pursuant to the Offer, either:

     (i) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the US Depositary at one of its addresses set out at the back of this document and either the LASMO ADRs evidencing such LASMO ADSs must be received by the US Depositary at one of such addresses or such LASMO ADRs evidencing such LASMO ADSs must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation received by the US Depositary in accordance with such procedures); or

     (ii) such holder must comply with the Guaranteed Delivery Procedures set out in paragraph 12(h) below.

     The Offer in respect of LASMO ADSs evidenced by LASMO ADRs shall be validly accepted by (i) delivery of a Letter of Transmittal, the relevant LASMO ADRs evidencing LASMO ADSs and other required documents to the US Depositary by a holder of LASMO ADSs (without any further action by the US Depositary) subject to the terms and Conditions set out in this document and the Letter of Transmittal or (ii) completion of the book-entry transfer procedures described below. The acceptance of the Offer by a tendering holder of LASMO ADSs evidenced by LASMO ADRs pursuant to the procedures described above, subject to the withdrawal rights described below, will be deemed to constitute a binding agreement between such tendering holder of LASMO ADSs and Amerada Hess upon the terms and subject to the Conditions of the Offer. Accordingly, references in this document and in the Letter of Transmittal to a tender of LASMO ADSs shall be construed to mean an acceptance of the Offer in respect of such LASMO ADSs upon the terms and subject to the Conditions of the Offer. If a LASMO ADR evidencing a LASMO ADS has been tendered by a holder of LASMO ADSs, the LASMO Shares represented by such LASMO ADSs may not be tendered independently by such holder of LASMO ADSs. A Letter of Transmittal and other required documents contained in an envelope postmarked in Canada, Australia or Japan or otherwise appearing to Amerada Hess or its agents to have been sent from Canada, Australia or Japan may be rejected as invalid.

(c)  Book-entry transfer

     The US Depositary will establish an account at each of the Book-Entry Transfer Facilities with respect to interests in LASMO ADSs evidenced by LASMO ADRs held in book-entry form for the purposes of the Offer within two US business days from the date of this document. Any financial institution that is a participant in any of the Book-Entry Transfer Facility's systems may make book-entry delivery of interests in LASMO ADSs by causing a Book-Entry Transfer Facility to transfer such interests in LASMO ADSs into the US Depositary's account at such Book-Entry Transfer Facility in accordance with that Book-Entry Transfer Facility's procedures for such transfer.

     Although delivery of interests in LASMO ADSs evidenced by LASMO ADRs may be effected through book-entry transfer into the US Depositary's account at a Book-Entry Transfer Facility, either:

     (i) the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees; or

     (ii)   an Agent's Message,

     and, in either case, any other required documents, must in any case be transmitted to, and received by, the US Depositary at one of its addresses set out at the back of this document before LASMO ADSs evidenced by LASMO ADRs will be either counted as a valid acceptance, or purchased, or such holder must comply with the Guaranteed Delivery Procedures described below. Delivery of documents to a Book-Entry Transfer Facility does not constitute delivery to the US Depositary.

(d) Method of delivery

     The method of delivery of LASMO ADRs, Letters of Transmittal and all other required documents is at the option and risk of the tendering holder of LASMO ADSs. LASMO ADSs will be deemed delivered only when the LASMO ADRs representing such LASMO ADSs are actually received by the US Depositary (including in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. No acknowledgement of receipt of documents will be given by, or on behalf of, Amerada Hess.

(e) Signature guarantees

     No signature guarantee is required on the Letter of Transmittal if:

     (i) the Letter of Transmittal is signed by the registered holder of the LASMO ADSs tendered therewith and such registered holder has not completed either the Box entitled "Special Delivery Instructions" or the Box entitled "Special Payment Instructions" in the Letter of Transmittal; or

     (ii)   such LASMO ADSs are tendered for the account of an Eligible
        Institution.

     In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

(f)  LASMO ADSs and ADRs

     If the LASMO ADSs are registered in the name of a person other than the person who signs the Letter of Transmittal, then the tendered LASMO ADRs must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered owner or owners appear on the LASMO ADRs, with the signatures on the LASMO ADRs or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

(g) Partial acceptances (not applicable to book-entry holders of LASMO ADSs)

     If fewer than all of the LASMO ADSs evidenced by any LASMO ADRs delivered to the US Depositary are to be tendered, the holder thereof should so indicate in the Letter of Transmittal by filling in the number of LASMO ADSs which are tendered in the Box entitled "Number of ADSs Tendered". In such case, a new LASMO ADR for the remainder of the LASMO ADSs represented by the former LASMO ADR will be sent to the person(s) signing such Letter of Transmittal (or as such person properly indicates thereon) as promptly as practicable following the date the tendered LASMO ADSs are purchased. All LASMO ADRs delivered to the US Depositary will be deemed to have been tendered unless otherwise indicated. See Instruction 4 to the Letter of Transmittal. In the case of partial tenders, LASMO ADSs not tendered will not be reissued to a person other than the registered holder.

(h) Guaranteed delivery procedures

     (i) If a holder of LASMO ADSs evidenced by LASMO ADRs wishes to tender LASMO ADSs pursuant to the Offer and the LASMO ADRs evidencing such LASMO ADSs are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the US Depositary whilst the Offer remains open for acceptance, such holder's tender of LASMO ADSs may be effected if all of the following conditions are satisfied (the "GUARANTEED DELIVERY PROCEDURES"):

        (aa) such tender is made by or through an Eligible Institution;

        (bb) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by Amerada Hess is received by the US Depositary, as provided below, whilst the Offer remains open for acceptance; and

        (cc) the LASMO ADRs evidencing all tendered LASMO ADSs (or, in the case of LASMO ADSs held in book-entry form, timely confirmation of the book-entry transfer of such interests in LASMO ADSs into the US Depositary's account at a Book-Entry Transfer Facility as described above) together with a properly completed and duly executed Letter of Transmittal with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message and any other documents required by the Letter of Transmittal, are received by the US Depositary within three New York Stock Exchange business days after the date of execution of such Notice of Guaranteed Delivery.

     (ii) The Notice of Guaranteed Delivery may be delivered by hand, transmitted by facsimile transmission or mailed to the US Depositary and must include a signature guarantee by an Eligible Institution in the form set out in such Notice of Guaranteed Delivery.

     (iii) Receipt of a Notice of Guaranteed Delivery will not be treated as a valid acceptance for the purpose of satisfying the Acceptance Condition. To be counted towards satisfaction of this requirement, the LASMO ADRs evidencing LASMO ADSs referred to in the Notice of Guaranteed Delivery must be received prior to the relevant Closing Date by the US Depositary (or, in the case of interests in LASMO ADSs evidenced by LASMO ADRs held in book-entry form, timely confirmation of a book-entry transfer of such interests in LASMO ADSs into the US Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set out above) together with a duly executed Letter of Transmittal with any required signature guarantees (or, in the case of a book-entry transfer an Agent's Message) and any other required documents.

(i)  Other requirements

     By executing the Letter of Transmittal as set out above, the tendering holder of LASMO ADSs evidenced by LASMO ADRs will agree that, effective from and after the time and date all Conditions are either satisfied, fulfilled or, to the extent permitted, waived (unless the tendering holder shall have validly withdrawn his tender prior to that time):

     (i) Amerada Hess or its agents shall be entitled to direct the exercise of any votes attaching to any LASMO Shares represented by LASMO ADSs, in respect of which the Offer has been accepted or is deemed to have been accepted (the "ACCEPTED ADSS") and any other rights and privileges attaching to such LASMO Shares, including any right to requisition a general meeting of LASMO or any class of its shareholders;

     (ii) the execution of the Letter of Transmittal (together with any signature guarantees) and its delivery to the US Depositary or the completion of the book-entry transfer procedures shall constitute:

        (aa) an authority to LASMO or its agents from the tendering holder of Accepted ADSs to send any notice, circular, warrant, document or other communication that may be required to be sent to him as a holder of LASMO ADSs, to Amerada Hess at the office of the UK Receiving Agent;

        (bb) an authority to Amerada Hess or its agent to sign any consent to short notice of a general meeting or separate class meeting on behalf of the tendering holder of Accepted ADSs and/or to execute a form of proxy in respect of such Accepted ADSs appointing any person nominated by Amerada Hess to attend general meetings and separate class meetings of LASMO and any adjournment thereof and to exercise the votes attaching to the LASMO Shares represented by such Accepted ADSs on his behalf;

        (cc) the agreement of such tendering holder of Accepted ADSs not to exercise any of such rights without the consent of Amerada Hess and the irrevocable undertaking of such tendering holder of Accepted ADSs not to appoint a proxy for or to attend any such general meetings or separate class meetings;

        (dd) a representation and warranty that such holder of LASMO ADSs (i) has not received or sent copies or originals of this document or any Letter of Transmittal or any related documents in, into or from, Canada, Australia or Japan; (ii) has not used in connection with the Offer or the execution or delivery of the Letter of Transmittal, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, e-mail, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or any facility of a national securities exchange of Canada, Australia or Japan; (iii) is accepting the Offer from outside Canada, Australia or Japan; and
             (iv) is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given any instructions with respect to the Offer from outside Canada, Australia or Japan;

        (ee) confirmation that such holder of LASMO ADSs is entitled to sell and transfer the beneficial ownership of the Accepted ADSs and that such Accepted ADSs are sold fully paid and free from all liens, equitable interests, charges, and encumbrances and together with all rights attaching thereto including voting rights and the right to all dividends and other distributions declared, paid or made on or after 6 November 2000 including, without limitation, the right to receive and retain all dividends and other distributions declared, made or payable after that date; and

        (ff) the execution of the Letter of Transmittal (together with any signature guarantees) and its delivery to the US Depositary (or the completion of the book-entry transfer procedures) shall constitute an authority to any director of Amerada Hess or Goldman Sachs and to Amerada Hess or Goldman Sachs and/or their respective agents in accordance with the terms of paragraph 7 of Part B of this Appendix.

        References in this paragraph 12 to a holder of LASMO ADSs shall include references to the person or persons executing a Letter of Transmittal and in the event of more than one person executing a Letter of Transmittal the provisions of this Part B shall apply to them jointly and to each of them.

13. CURRENCY OF CASH CONSIDERATION

Instead of receiving cash consideration in pounds sterling, LASMO Shareholders who so wish may elect to receive US dollars on the basis that the cash amount payable in pounds sterling to which such holder would otherwise be entitled pursuant to the terms of the Offer will be converted, without charge, from pounds sterling to US dollars at the exchange rate obtainable by the relevant payment agent (either the UK Receiving Agent or the US Depositary) on the spot market in London at approximately noon (London time) on the date the cash consideration is made available by Amerada Hess to the relevant payment agent for delivery in respect of the relevant LASMO Shares. A LASMO Shareholder may receive such amount on the basis set out above only in respect of the whole of his holding of LASMO Shares in respect of which he accepts the Offer. LASMO Shareholders may not elect to receive both pounds sterling and US dollars.

Holders of LASMO ADSs are entitled under the terms of the Offer to receive the cash element of the consideration in pounds sterling. The pounds sterling consideration available to holders of LASMO ADSs is the same, per LASMO Share, as that offered to LASMO Shareholders. To facilitate the settlement of the Offer, unless they elect to receive pounds sterling, holders of LASMO ADSs will receive consideration converted into US dollars as described above, as if such holders of LASMO ADSs had elected to receive US dollars.

Consideration in US dollars may be inappropriate for LASMO Securityholders other than persons in the US and holders of LASMO ADSs.

The actual amount of US dollars received will depend upon the exchange rate prevailing on the day on which funds are made available to the relevant payment agent (either the UK Receiving Agent or the US Depositary) by Amerada Hess. LASMO Securityholders should be aware that the US dollar/pounds sterling exchange rate which is prevailing at the date on which an election is made to receive dollars and on the dates of despatch and receipt of payment may be different from that prevailing on the day on which funds are made available to the relevant payment agent by Amerada Hess. In all cases, fluctuations in the US dollar/pounds sterling exchange rate are at the risk of accepting LASMO Securityholders who elect or are treated as having elected to receive their consideration in US dollars. Neither Amerada

Hess nor any of its advisers or agents shall have any responsibility with respect to the actual amount of cash consideration payable other than in pounds sterling.

14. SUBSTITUTE ACCEPTANCE FORMS

Holders of LASMO Securities have been sent with this document a Form of Acceptance and/or a Letter of Transmittal (accompanied by a Notice of Guaranteed Delivery). All holders of LASMO Shares, including persons in the US who hold LASMO Shares, have been sent a Form of Acceptance, which they must use to accept the Offer. All holders of LASMO ADSs have been sent a Letter of Transmittal and a Notice of Guaranteed Delivery which they must use to accept the Offer. Should any holder of LASMO Securities receive an incorrect form with which to accept the Offer or require any additional forms, that person should contact the UK Receiving Agent, the US Depositary or the Information Agent at the addresses set out at the back of this document, who will provide the appropriate forms.

                                  APPENDIX II

                         PARTICULARS OF THE LOAN NOTES

The Floating Rate Unsecured Loan Notes 2005 of Amerada Hess will be constituted by a loan note instrument (the "LOAN NOTE INSTRUMENT") executed as a deed by Amerada Hess. The issue of the Loan Notes is conditional on the Offer becoming or being declared unconditional in all respects. The Loan Note Instrument will contain provisions, inter alia, to the effect set out below.

FORM AND STATUS

1. The Loan Notes will be issued, credited as fully paid, by Amerada Hess in amounts and integral multiples of L1 in nominal amount and will constitute unsecured obligations of Amerada Hess. The Loan Note Instrument will not contain any restrictions on borrowing, disposals or charging of assets by Amerada Hess.

INTEREST

2. Interest on the outstanding Loan Notes will be payable (subject to any requirement to deduct tax therefrom) in arrears on 30 June and 31 December in each year or, if such a day is not a business day, on the next following business day ("INTEREST PAYMENT DATES"). The first payment of interest on the Loan Notes will be made on 2 July 2001 in respect of the period from (but excluding) the date of issue up to (but excluding) 2 July 2001. The period from (but excluding) the date of issue up to (but excluding) 2 July 2001 and the period from (and including) 2 July 2001 or any subsequent interest payment date up to (but excluding) the next following interest payment date is herein called an "INTEREST PERIOD". The last interest payment date will be the next business day following 31 December 2005.

3.  (a)   Interest on the Loan Notes will accrue at the rate per annum which is
        0.5 per cent. below LIBOR, treated for this purpose as the percentage rate per annum equal to the offered quotation for six month sterling deposits which appears on Telerate Page 3750 or Telerate Page 3740 (as appropriate) at or about 11.00 am (London time) on the first business day of the relevant interest period.

     (b) If the display rate cannot be determined under paragraph (a) above, LIBOR for this purpose shall be determined by Amerada Hess to be the arithmetic mean (rounded, if necessary, to the nearest five decimal places with the midpoint rounded upwards) of the rates at which the Royal Bank of Scotland and Barclays Bank are offering six month sterling deposits or its equivalent in the currency which, at the relevant time, is the Loan Note currency at or as soon as practicable after 11.00 am (London time) on the first day of the relevant interest period or, if such day is not a business day, on the preceding business day.

     (c) Each instalment of interest shall be calculated on the basis of a 365 day year and the number of days elapsed in the relevant interest period.

     (d) The Loan Note Instrument may make provision for substituting another Loan Note currency if sterling should cease to be the lawful currency of the United Kingdom.

     (e) If a rate of interest cannot be established as described in this paragraph 3 for any interest period, the rate of interest on the Loan Notes for such interest period shall be determined by Amerada Hess on the basis of the arithmetic mean (rounded down, if necessary, to four decimal places) of at least three (or such lesser number as may be obtainable on the first day of the relevant interest period) quotations on such inter bank market or (if on that day there is no available inter bank market) such other market as Amerada Hess may select for six month deposits of sterling or of the currency which is, on the first day of the relevant interest period, the Loan Note currency.

REPAYMENT AND REDEMPTION

4. A holder of Loan Notes (a "NOTEHOLDER") shall be entitled to require Amerada Hess to repay the whole (whatever the amount) or any part (being L500 in nominal amount or any integral multiple thereof) of the principal amount of his holding of Loan Notes at par, together with accrued interest thereon (subject to any requirement to deduct tax therefrom) up to but excluding the date of repayment, on any interest payment date falling on or after 31 December 2001, by giving not less than 30 days' prior notice in writing (which shall be irrevocable) to Amerada Hess' registrars accompanied by certificate(s) for all the Loan Notes to be repaid and a notice of redemption (duly completed) in the prescribed form endorsed on the Loan Notes to be repaid.

     If at any time after 30 June 2001 the principal amount of all Loan Notes outstanding equals 5 per cent. or less in nominal value of the Loan Notes issued, Amerada Hess shall have the right on giving the remaining Noteholders not less than 30 days' notice in writing expiring on 31 December 2001 or any subsequent interest payment date, to redeem all (but not some only) of the outstanding Loan Notes at par together with accrued interest thereon (subject to any requirement to deduct tax therefrom) up to but excluding the date of repayment.

5. If at any time after 30 June 2001, in the reasonable opinion of Amerada Hess, the interest payable on the Loan Notes falls to be treated as non-deductible for US federal income tax purposes, Amerada Hess will have the right, by giving the remaining Noteholders not less than 30 days' notice in writing expiring on 31 December 2001, or any subsequent interest payment date, to redeem all (but not some only) of the outstanding Loan Notes at par together with accrued interest up to but excluding the date of repayment (subject in each case to any requirement to deduct tax therefrom).

6. Any Loan Notes not previously so repaid, redeemed or purchased will be repaid in full at par on the next business day following 31 December 2005, together with accrued interest thereon (subject to any requirement to deduct tax therefrom) up to and excluding that business day.

7. Amerada Hess shall have the right on a redemption by Amerada Hess pursuant to paragraph 6 of this Appendix II, by notice in writing to Noteholders given not less than 28 days prior to the day specified in paragraph 6, to pay each Noteholder (subject to certain limitations), in lieu and in satisfaction of the sterling amount otherwise payable, an amount in US dollars equal to the amount in US dollars that the sterling amount equal to the principal amount of the Loan Notes to be redeemed could have purchased, on the date being 28 days before the next business day following 31 December 2005, provided that such amount shall be no less or more than (and if it would otherwise be, shall be equal to) 99.5 per cent. or 100.5 per cent. of the amount in US dollars that the sterling principal amount of the Loan Notes to be redeemed could have purchased on the next business day following 31 December 2005.

8. Each Noteholder shall have the right on a redemption by Amerada Hess pursuant to paragraph 6 of this Appendix II, by notice in writing to Amerada Hess given not less than 28 days prior to the day specified in paragraph 6, to require Amerada Hess to pay to such Noteholder (subject to certain limitations), in lieu and in satisfaction of the sterling amount otherwise payable, an amount in US dollars equal to the amount in US dollars that the sterling amount equal to the principal amount of the Loan Notes held by such Noteholder to be redeemed could have purchased, on the date being 28 days before the next business day following 31 December 2005, provided that such amount shall be no less or more than (and if it would otherwise be, shall be equal to) 99.5 per cent. or 100.5 per cent. of the amount in US dollars that the sterling principal amount of the Loan Notes to be redeemed could have purchased on the next business day following 31 December 2005.

9. Any Loan Notes repaid, purchased or redeemed will be cancelled and shall not be available for re-issue.

10. Each Noteholder shall be entitled to require all of the Loan Notes held by him to be repaid at par together with accrued interest (subject to any requirement to deduct any tax therefrom) immediately if:

     (a) any principal or interest on any of the Loan Notes held by that Noteholder shall fail to be paid in full by the time at which Amerada Hess is required to make payment in respect of that amount and the relevant Noteholder has given Amerada Hess notice of that fact requiring Amerada Hess to deliver a cheque or warrant for the relevant amount to the registered address of the Noteholder and Amerada Hess has failed to make such delivery within fourteen days of receiving such notice; or

     (b) an order is made or a resolution is passed by the stockholders of Amerada Hess for the dissolution of Amerada Hess; or

     (c) an encumbrancer takes possession of, or a trustee, receiver, administrator or similar officer is appointed or an administration order is made in respect of, the whole or substantially the whole of the undertaking of Amerada Hess and such person has not been paid out or discharged within 30 days.

11. Amerada Hess will be entitled at any time to purchase any Loan Notes by tender (available to all Noteholders alike), private treaty or otherwise, at any price agreed by the Noteholder(s).

MODIFICATION

12. The Noteholders will have power by extraordinary resolution of the Noteholders passed in accordance with the provisions of the Loan Note Instrument or by resolution in writing signed by holders of not less than 75 per cent. of the outstanding Loan Notes, inter alia, to sanction any modification, abrogation or compromise of or arrangement in respect of their rights against Amerada Hess (but subject to the consent of Amerada Hess). Amerada Hess may, with the consent of Goldman Sachs, amend the provisions of the Loan Note Instrument, without such sanction or consent, if such amendment is of a formal, minor or technical nature or to correct a manifest error.

SUBSTITUTION OR EXCHANGE

13. The Loan Notes will contain provisions entitling Amerada Hess, subject to certain conditions, to substitute on one or more occasions any other member of the Amerada Hess Group as the principal debtor under the Loan Note Instrument and the Loan Notes or to require all or any of the Noteholders to exchange their Loan Notes for loan notes issued on the same terms mutatis mutandis by such other members of the Amerada Hess Group. References to Amerada Hess in this summary shall be construed accordingly. The obligations of any substituted issuer or new issuer will be fully guaranteed by Amerada Hess unless it has become a subsidiary of the substituted issuer or the new issuer.

REGISTRATION, TRANSFER AND MARKETABILITY

14. The Loan Notes will be evidenced by certificates and will be registered and transferable in minimum amounts of L500 or multiples thereof or such lower amount as Amerada Hess may approve (or the entire holding), provided that transfers will not be registered during the 21 days immediately preceding an interest payment date or any other date by which a payment in respect of interest or principal is required to be made.

15. No application has been made or is intended to be made to any stock exchange for the Loan Notes to be listed or otherwise traded.

16. The Loan Notes have not been and will not be registered under the Securities Act or under the laws of any State of the United States nor have any steps been taken, nor will any be taken, to enable the Loan Notes to be offered in compliance with applicable securities laws of Canada or Japan and no prospectus in relation to the Loan Notes has been, or will be, lodged with the Australian Securities Commission. Accordingly, the Loan Notes may not be offered, sold, resold, delivered or distributed, directly or indirectly, in or into the United States or to or for the account of or benefit of any US person (except pursuant to an exemption from, or in a transaction exempt from, or not subject to, the requirements of the Securities Act or the relevant securities laws of any State of the United States), Australia, Canada or Japan.

GOVERNING LAW

17. The Loan Notes and the Loan Note Instrument will be governed by and construed in accordance with English Law.

                                  APPENDIX III

                      FURTHER INFORMATION ON AMERADA HESS
                   BUSINESS DESCRIPTION AND FINANCIAL RESULTS

                                                                 PAGE
                                                                ------
1.  Business Description....................................     III-2
2.  Financial Information for Amerada Hess..................     III-8
3.  Results for the nine months ended 30 September 2000.....    III-31

                                      III-1

1.  BUSINESS DESCRIPTION

We explore for, produce, purchase, transport and sell crude oil and natural gas in the United States, United Kingdom, Norway, Denmark, Gabon, Indonesia, Thailand, Azerbaijan, Algeria, Brazil and in certain other countries. We also manufacture, purchase, transport and market refined petroleum and other energy products. We own 50 per cent. of a refinery joint venture in the United States Virgin Islands, and another refining facility, terminals and retail outlets located on the East Coast of the United States.

EXPLORATION AND PRODUCTION

At 31 December 1999, we had 698 million barrels of proved crude oil and natural gas liquids reserves compared with 695 million barrels at the end of 1998. Proved natural gas reserves were 1,904 million Mcf at 31 December 1999 compared with 2,055 million Mcf at 31 December 1998. Of our proved reserves (on a barrel of oil equivalent basis) at 31 December 1999, 26 per cent. were located in the United States, 60 per cent. were located in the United Kingdom, Norwegian and Danish sectors of the North Sea and the remainder were located in Azerbaijan, Gabon, Indonesia and Thailand.

Worldwide crude oil and natural gas liquids production amounted to 232,407 barrels per day in 1999 compared with 205,989 barrels per day in 1998. For the nine month period ended 30 September 2000, crude oil and natural gas liquids production amounted to 256,088 barrels per day compared with 219,694 barrels per day for the comparable period of 1999. Worldwide natural gas production was 642,544 Mcf per day in 1999 compared with 576,477 Mcf per day in 1998. For the nine month period ended 30 September 2000, natural gas production amounted to 676,700 Mcf per day compared with 616,700 Mcf per day for the comparable period of 1999. We have a number of oil and gas developments in progress and an inventory of drillable prospects in various countries.

United States

We operate offshore in the Gulf of Mexico and onshore in Texas, Louisiana and North Dakota. During 1999, 28 per cent. of crude oil and natural gas liquids production and 53 per cent. of our natural gas production were from United States operations.

The table below sets forth average daily net production by area in the United
States:

                                                      NINE MONTHS ENDED
                                                        30 SEPTEMBER
                                                            2000            1999       1998
                                                      -----------------    -------    -------
CRUDE OIL, INCLUDING CONDENSATE AND NATURAL GAS
  LIQUIDS (BARRELS PER DAY)
  Gulf of Mexico....................................        35,431          31,926     11,041
  Texas.............................................        14,177          14,577     15,803
  North Dakota......................................        13,335          13,170     12,958
  Louisiana.........................................         1,823           1,848      1,588
  Other.............................................         2,688           3,084      3,530
                                                           -------         -------    -------
     TOTAL..........................................        67,454          64,605     44,920
                                                           =======         =======    =======

                                      III-2

                                                      NINE MONTHS ENDED
                                                        30 SEPTEMBER
                                                            2000            1999       1998
                                                      -----------------    -------    -------
NATURAL GAS (MCF PER DAY)
  Gulf of Mexico....................................       163,500         191,002    116,392
  North Dakota......................................        53,100          59,237     58,476
  Louisiana.........................................        41,600          52,280     56,627
  Texas.............................................        19,300          21,839     26,023
  New Mexico........................................        12,900          11,533     12,442
  California*.......................................            --           1,463     18,320
  Mississippi.......................................         1,000             690      5,569
                                                           -------         -------    -------
     TOTAL..........................................       291,400         338,044    293,849
                                                           =======         =======    =======
BARRELS OF OIL EQUIVALENT (PER DAY).................       116,021         120,946     93,895
                                                           =======         =======    =======

* Properties sold in January 1999

We are proceeding with two developments in the Conger and Northwestern Fields in the Gulf of Mexico and we expect production to commence from these fields in the first quarter 2001. We expect developments to add 55,000 Mcf of natural gas per day and 8,000 barrels of oil per day.

At 31 December 1999, we had an interest in 150 exploration blocks in the Gulf of Mexico of which we operate 100. We also had 439,092 net undeveloped acres in the Gulf of Mexico.

United Kingdom

We conduct our activities in the United Kingdom through our wholly-owned subsidiary, Amerada Hess Limited. During 1999, 51 per cent. of our crude oil and natural gas liquids production and 40 per cent. of our natural gas production were from United Kingdom operations.

In late 1999, first gas was exported from the Neptune and Mercury Fields in the southern North Sea, the first phase of the Easington Catchment Area (ECA) project.

During April 2000, the Bittern Field was brought on stream in the United Kingdom, produced through the Amerada Hess-operated Triton facility.

The table below sets forth our average daily net production in the United Kingdom by field and our interest in each at 30 September 2000:

                                                         NINE MONTHS ENDED
                                                           30 SEPTEMBER
PRODUCING FIELD                     INTEREST (%)               2000           1999      1998
---------------                -----------------------   -----------------   -------   -------
CRUDE OIL, INCLUDING
  CONDENSATE AND NATURAL GAS
  LIQUIDS (BARRELS PER DAY)
  Scott/Telford..............              34.95/31.42         28,124         36,200    43,894
 Beryl/Ness/Nevis/Buckland...  22.22/22.22/37.35/14.07         26,203         25,431    23,472
  Fife/Fergus/Flora..........        85.00/65.00/85.00         19,639         17,507    20,761
  Schiehallion...............                    15.67         14,536         12,315     3,149
Arbroath/Montrose/Arkwright..                    28.21          7,711          8,946     8,945
  Hudson.....................                    28.00          7,057          6,697     2,262
  Ivanhoe/Rob Roy/Hamish.....                    76.56          5,946          4,102     5,041
  Bittern....................                    28.29          5,010             --        --
  Renee/Rubie................              14.00/19.20          1,969          2,742        --
  Other......................                  Various          5,592          3,859     7,929
                                                              -------        -------   -------
     TOTAL...................                                 121,787        117,799   115,453
                                                              =======        =======   =======

                                      III-3

                                                         NINE MONTHS ENDED
                                                           30 SEPTEMBER
PRODUCING FIELD                     INTEREST (%)               2000           1999      1998
---------------                -----------------------   -----------------   -------   -------
NATURAL GAS (MCF PER DAY)
 Beryl/Ness/Nevis/Buckland...  22.22/22.22/37.35/14.07         73,000         81,900    51,700
  Everest/Lomond.............              18.67/16.67         59,700         56,900    60,500
  Davy/Bessemer..............              27.78/23.08         48,600         42,300    29,000
  ECA -- Phase 1.............                    23.84         35,500             --        --
  Leman......................                    21.74         26,400         17,200    31,600
  Indefatigable..............                    23.08         21,000         26,000    36,600
  Scott/Telford..............              34.95/31.42         19,100         25,500    31,100
  Other......................                  Various         11,100          8,000    10,500
                                                              -------        -------   -------
     TOTAL...................                                 294,400        257,800   251,000
                                                              =======        =======   =======
BARRELS OF OIL EQUIVALENT
  (PER DAY)..................                                 170,854        160,766   157,286
                                                              =======        =======   =======

We are developing several oil and gas fields in the United Kingdom North Sea and we are evaluating other discoveries.

Amerada Hess Limited owns 25 per cent. of the shares of Premier Oil plc, a United Kingdom company with worldwide exploration and production interests.

Norway

We conduct our activities in Norway through our wholly-owned Norwegian subsidiary, Amerada Hess Norge A/S. Norwegian operations accounted for crude oil and natural gas liquids production of 25,856 net barrels per day for the nine months ended 30 September 2000 and 27,009 net barrels per day in 1999 and 28,322 net barrels per day in 1998. Substantially all of our Norwegian production is from our 28.09 per cent. interest in the Valhall Field. An enhanced-recovery waterflood project for the Valhall Field was approved in 2000 with anticipated completion by the end of 2003.

Denmark

Amerada Hess A/S, our Danish subsidiary, brought the South Arne Field on-stream in the third quarter of 1999. We operate this field with a 57.48 per cent. interest. Net production from the South Arne Field for the nine months ended 30 September 2000 was 25,386 net barrels of crude oil per day and 34,900 Mcf of natural gas per day.

Gabon

Amerada Hess Production Gabon ("AHPG"), our majority-owned Gabonese subsidiary, has a 10 per cent. interest in the Rabi Kounga Field in Gabon. Our share of production averaged 7,404 net barrels of crude oil per day for the nine months ended 30 September 2000 and 10,226 net barrels of crude oil per day in 1999 and 14,345 net barrels per day in 1998. The decrease in our share of production in 1999 and 2000 was largely due to a reduced equity interest in AHPG. AHPG has a 40 per cent. interest in the developing onshore Atora Field. We expect production from this field to begin in 2001 and to reach a net level of 4,300 barrels of crude oil per day.

Indonesia

We have a 30 per cent. interest in the Jabung production sharing contract, which contains the North Geragai and Makmur Fields. Net production from these fields averaged 3,700 barrels of crude oil per day for the nine months ended 30 September 2000. The Jabung production sharing contract area contains additional discoveries for which development plans are either underway or being considered. In

                                      III-4
addition, we have interests in other production sharing contracts in Indonesia on which discoveries have been made.

Thailand

We have a 15 per cent. interest in the Pailin Field offshore Thailand. The field came onstream in August 1999. Net production from our interest averaged 22,500 Mcf of natural gas per day for the nine months ended 30 September 2000.

Azerbaijan

We have a 1.68 per cent. equity interest in the AIOC Consortium in the Caspian Sea. Net production from our interest is currently averaging approximately 1,500 barrels of oil per day. On 17 July 2000, we announced that we had reached agreement, subject to governmental and co-venturer consent, to acquire a further
2.08 per cent. interest in the AIOC Consortium. We also have interests in two onshore fields with initial net production of approximately 1,000 barrels per day of crude oil.

Algeria

In April 2000, we acquired the Gassi El Agreb redevelopment project from Sonatrach, the Algerian State oil company. The redevelopment project is designed to increase production from the fields from the current gross level of 27,000 barrels per day of crude oil to 45,000 barrels per day late in 2003. Sonatrach will retain 51 per cent. of gross production volumes, with the remaining 49 per cent. being available for cost recovery by both Sonatrach and Amerada Hess. After cost recovery, the remaining production will be divided between Sonatrach and Amerada Hess based on the cumulative rate of return on capital invested.

Brazil

We have 32 per cent. net equity interests and operatorship of Blocks BC-8 in the Southern Campos Basin and BS-2 in the Northern Santos Basin offshore Brazil. We commenced exploration drilling on these blocks in 2000. We also acquired a 45 per cent. interest in an exploration licence on Block BM S-3 in the Santos Basin and a 16 per cent. interest in an exploration licence on Block BCe-2 in the Potiguar Basin. In June 2000, in the second Brazilian licensing round, we were awarded two licences for exploration blocks in the Sergipe-Alagoas Basin, BM-Seal-5 (Amerada Hess 85 per cent.) and BM-Seal-4 (Amerada Hess 40 per cent.).

REFINING AND MARKETING

Refining and marketing has become a smaller, more profitable portion of our portfolio than it was in the past.

Refining

We own a 50 per cent. interest in the HOVENSA refining joint venture in the United States Virgin Islands. We also own and operate a refining facility in Port Reading, New Jersey.

HOVENSA

In 1999, total refinery crude runs averaged 418,000 barrels per day compared with 421,000 barrels per day in 1998. The refinery joint venture with a subsidiary of Petroleos de Venezuela S.A. was formed on 30 October 1998. Petroleos de Venezuela supplies 155,000 barrels per day of Venezuelan Mesa crude oil to HOVENSA under a long-term crude oil supply contract. The remaining crude oil is purchased mainly under contracts of one year or less from third parties and through spot purchases on the open market. After sales of refined products by HOVENSA to third parties, we must purchase 50 per cent. of HOVENSA's remaining production at market prices.

                                      III-5

In February 2000, HOVENSA reached agreement on a $600 million bank financing for the construction of a 58,000 barrel per day delayed coking unit and related facilities at its refinery. HOVENSA has begun building the coker, which is anticipated to be completed in 2002. HOVENSA has a long-term supply contract with Petroleos de Venezuela to purchase 115,000 barrels per day of Venezuelan heavy Merey crude oil beginning when the coker is completed.

Port Reading Facility

We own and operate a fluid catalytic cracking facility in Port Reading, New Jersey. This facility processes vacuum gas oil and residual fuel oil. It currently operates at a rate of approximately 60,000 barrels per day and produces substantially all gasoline and heating oil.

Marketing

We market refined petroleum products on the East Coast of the United States through 27 terminals and approximately 915 HESS brand retail outlets. We market fuel oil, natural gas and electricity to industrial and commercial customers on the East Coast of the United States. We also market natural gas to approximately 350,000 customers in the UK.

We emphasize retail marketing in our downstream business. Our vision is to be the leading independent retail marketer on the East Coast of the United States. We expect to have nearly 1,100 retail outlets by April 2001. We are focused on expanding HESS EXPRESS convenience stores at our retail outlets which include fast food outlets.

Refined product sales averaged 356,000 barrels per day in the first nine months of 2000 and 344,000 barrels per day in 1999 and 482,000 barrels per day in 1998. Of total refined products sold in 1999, approximately 70 per cent. was obtained from HOVENSA and Port Reading. We purchased the balance from others under short-term supply contracts and by spot purchases from various sources.

COMPETITION AND MARKET CONDITIONS

The petroleum industry is highly competitive. We encounter competition from numerous companies in each of our activities, particularly in acquiring rights to explore for crude oil and natural gas and in the purchasing and marketing of refined products. Many competitors are larger and have substantially greater resources than we have. We also compete with producers and marketers of other forms of energy.

The petroleum business involves large-scale capital expenditure and risk-taking. In the search for new oil and gas reserves, long lead times are often required from successful exploration to subsequent production. Operations in the petroleum industry depend on a depleting natural resource. The number of areas where it can be expected that hydrocarbons will be discovered in commercial quantities is constantly diminishing and exploration risks are high. Areas where hydrocarbons may be found are often in remote locations or offshore where exploration and development activities are capital intensive and operating costs are high.

The major foreign oil producing countries, including members of the Organization of Petroleum Exporting Countries (also known as "OPEC"), exert considerable influence over the supply and price of crude oil and refined petroleum products. Their ability or inability to agree on a common policy on rates of production and other matters has a significant impact on oil markets and our business. The derivatives markets are also important in influencing the prices of crude oil, natural gas and refined products. We cannot predict the extent to which future market conditions may be affected by foreign oil producing countries, the derivatives markets or other external influences.

OTHER ITEMS

Our operations may be affected by federal, state, local, territorial and foreign laws and regulations relating to tax increases and retroactive tax claims, expropriation of property, cancellation of contract
                                      III-6
rights, and changes in import regulations, as well as other political developments. We have been affected by certain of these events in various countries in which we operate. We market motor fuels through lessee-dealers and wholesalers in certain states where legislation prohibits producers or refiners of crude oil from directly engaging in retail marketing of motor fuels. Similar legislation has been periodically proposed in the U.S. Congress and in various other states. At this time, we cannot predict the effect of any of the foregoing on its future operations.

We do not expect compliance with various environmental and pollution control regulations imposed by federal, state and local governments to have a materially adverse effect on our earnings and competitive position within the industry. Capital expenditures for facilities, primarily to comply with federal, state and local environmental standards, were $2 million in 1999 and we anticipate comparable capital expenditures in 2000. In addition, we expended $8 million in 1999 for environmental remediation, with a comparable amount anticipated for 2000.

We employed approximately 8,485 persons in 1999 and 9,777 in 1998.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT AMERADA HESS

We are required to comply with the reporting requirements of the Exchange Act and, in accordance with those requirements, we file reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a Website (http://www.sec.gov) that contains the reports, proxy statements and other information that we have filed. Material that we have filed can also be inspected at the library of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed a Registration Statement on Form S-4 to register with the SEC the new Amerada Hess shares to be delivered to LASMO securityholders in exchange for their LASMO shares and ADSs. This document will be a part of that Registration Statement and will constitute a prospectus of Amerada Hess. As allowed by SEC rules, this document does not contain all the information LASMO securityholders will be able to find in the Registration Statement or the exhibits to the Registration Statement.

The SEC allows us to "incorporate by reference" information in this document, which means that we can disclose important information to LASMO securityholders by referring them to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about Amerada Hess and our finances.

-  Annual Report on Form 10-K for the fiscal year ended 31 December 1999

- Quarterly Reports on Form 10-Q for the quarters ended 31 March 2000, 30 June 2000 and 30 September 2000

-  Current Reports on Form 8-K filed on 25 October 2000 and 6 November 2000

- Definitive Proxy Statement with respect to the 2000 Annual Meeting of Shareholders filed on 27 March 2000

We are also incorporating by reference all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this document and the date the offer becomes or is declared unconditional in all respects (or the date that the offer expires).

You can obtain any of these documents through Amerada Hess or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this document. You also may obtain documents incorporated by reference in this document by either inspecting them during normal business hours on any weekday

                                      III-7

(public holidays excepted) while the offer remains open for acceptance or requesting them in writing or orally from us, at the following address and telephone number:

Amerada Hess Corporation
1185 Avenue for the Americas
40th Floor
New York, NY 10036
USA

Attention: The Corporate Secretary
Telephone: +1 212 536 8593

You may rely only on the information concerning Amerada Hess contained or incorporated by reference in this document in determining whether to accept the offer. We have not authorised anyone to provide you with information that is different from what is contained in this document. This document is dated 13 December 2000. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing of this document to LASMO securityholders nor the delivery of new Amerada Hess shares in exchange for LASMO securities will create any implication to the contrary.

2.  FINANCIAL INFORMATION FOR AMERADA HESS

The financial information for Amerada Hess set out below has been extracted without material adjustment from the 1999 Annual Report of Amerada Hess filed on Form 10-K with the SEC. The consolidated financial statements contained within the 1999 Annual Report have been prepared in accordance with US GAAP and audited in accordance with Generally Accepted Auditing Standards in the United States of America. Ernst & Young LLP are auditors of Amerada Hess and reported without qualification on the consolidated financial statements. The financial information for Amerada Hess does not constitute statutory accounts within the meaning of Section 240 of the Companies Act.

                                      III-8

AMERADA HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
STATEMENT OF CONSOLIDATED INCOME
Thousands of US dollars, except per share data

                                                        FOR THE YEARS ENDED DECEMBER 31
                                                    ---------------------------------------
                                                       1999          1998          1997
                                                    -----------   -----------   -----------
REVENUES
  Sales (excluding excise taxes) and other
     operating revenues..........................   $ 7,039,138   $ 6,579,892   $ 8,223,582
  Non-operating income
     Gain (loss) on asset sales..................       273,441       (25,679)       16,463
     Equity in income (loss) of HOVENSA L.L.C....         6,988       (15,848)           --
     Other.......................................       141,787        82,740       120,435
                                                    -----------   -----------   -----------
       Total revenues............................     7,461,354     6,621,105     8,360,480
                                                    -----------   -----------   -----------
COSTS AND EXPENSES
  Cost of products sold..........................     4,240,910     4,373,616     5,577,924
  Production expenses............................       487,219       517,828       557,025
  Marketing expenses.............................       387,298       378,506       328,975
  Other operating expenses.......................       216,651       224,433       231,791
  Exploration expenses, including dry holes and
     lease impairment............................       261,038       348,951       421,863
  General and administrative expenses............       231,546       270,668       236,269
  Interest expense...............................       158,222       152,934       136,149
  Depreciation, depletion and amortization.......       648,663       661,802       663,297
  Impairment of assets and operating leases......       127,998       206,478        80,602
                                                    -----------   -----------   -----------
       Total costs and expenses..................     6,759,545     7,135,216     8,233,895
                                                    -----------   -----------   -----------
  Income (loss) before income taxes..............       701,809      (514,111)      126,585
  Provision (benefit) for income taxes...........       264,193       (55,218)      119,085
                                                    -----------   -----------   -----------
NET INCOME (LOSS)................................   $   437,616   $  (458,893)  $     7,500
                                                    ===========   ===========   ===========
NET INCOME (LOSS) PER SHARE
  Basic..........................................   $      4.88   $     (5.12)  $       .08
                                                    ===========   ===========   ===========
  Diluted........................................   $      4.85   $     (5.12)  $       .08
                                                    ===========   ===========   ===========

STATEMENT OF CONSOLIDATED RETAINED EARNINGS
Thousands of US dollars, except per share data

                                                        FOR THE YEARS ENDED DECEMBER 31
                                                    ---------------------------------------
                                                       1999          1998          1997
                                                    -----------   -----------   -----------
BALANCE AT BEGINNING OF YEAR.....................   $ 1,904,066   $ 2,463,005   $ 2,613,920
  Net income (loss)..............................       437,616      (458,893)        7,500
  Dividends declared - common stock
     ($.60 per share in 1999, 1998 and 1997).....       (54,311)      (54,520)      (55,090)
  Common stock acquired and retired..............             -       (45,526)     (103,325)
                                                    -----------   -----------   -----------
BALANCE AT END OF YEAR...........................   $ 2,287,371   $ 1,904,066   $ 2,463,005
                                                    ===========   ===========   ===========

See accompanying notes to consolidated financial information.

                                      III-9

AMERADA HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
Thousands of US dollars

                                                                    AT DECEMBER 31
                                                              --------------------------
                                                                 1999           1998
                                                              -----------    -----------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $    40,926    $    73,791
  Accounts receivable
     Trade..................................................    1,112,114        954,353
     Other..................................................       62,930         58,831
  Inventories...............................................      372,713        482,182
  Current portion of deferred income taxes..................       67,418        114,194
  Other current assets......................................      171,469        203,355
                                                              -----------    -----------
       Total current assets.................................    1,827,570      1,886,706
                                                              -----------    -----------
INVESTMENTS AND ADVANCES
  HOVENSA L.L.C.............................................      709,569        702,581
  Other.....................................................      282,599        232,826
                                                              -----------    -----------
       Total investments and advances.......................      992,168        935,407
                                                              -----------    -----------
PROPERTY, PLANT AND EQUIPMENT
  Exploration and production................................    9,974,117      9,718,424
  Refining and marketing....................................      980,806      1,193,353
  Shipping..................................................      109,962        115,462
                                                              -----------    -----------
       Total -- at cost.....................................   11,064,885     11,027,239
  Less reserves for depreciation, depletion, amortization
     and lease impairment...................................    7,013,233      6,835,301
                                                              -----------    -----------
       Property, plant and equipment -- net.................    4,051,652      4,191,938
                                                              -----------    -----------
NOTE RECEIVABLE.............................................      538,500        538,500
                                                              -----------    -----------
DEFERRED INCOME TAXES AND OTHER ASSETS......................      317,822        330,432
                                                              -----------    -----------
TOTAL ASSETS................................................  $ 7,727,712    $ 7,882,983
                                                              ===========    ===========

The consolidated financial information reflects the successful efforts method of accounting for oil and gas exploration and producing activities.

See accompanying notes to consolidated financial information.

                                     III-10

AMERADA HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
CONSOLIDATED BALANCE SHEET (Continued)
Thousands of US dollars

                                                                    AT DECEMBER 31
                                                              --------------------------
                                                                 1999           1998
                                                              -----------    -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable -- trade.................................  $   771,797    $   713,831
  Accrued liabilities.......................................      621,334        554,632
  Deferred revenue..........................................        3,846        251,328
  Taxes payable.............................................      158,852        100,686
  Notes payable.............................................       17,912          3,500
  Current maturities of long-term debt......................        5,109        172,820
                                                              -----------    -----------
     Total current liabilities..............................    1,578,850      1,796,797
                                                              -----------    -----------
LONG-TERM DEBT..............................................    2,286,660      2,476,145
                                                              -----------    -----------
DEFERRED LIABILITIES AND CREDITS
  Deferred income taxes.....................................      442,172        483,843
  Other.....................................................      381,838        482,786
                                                              -----------    -----------
     Total deferred liabilities and credits.................      824,010        966,629
                                                              -----------    -----------
STOCKHOLDERS' EQUITY
  Preferred stock, par value $1.00
     Authorized -- 20,000,000 shares for issuance in
       series...............................................           --             --
  Common stock, par value $1.00
     Authorized -- 200,000,000 shares
     Issued -- 90,676,405 shares in 1999; 90,356,705 shares
       in 1998..............................................       90,676         90,357
  Capital in excess of par value............................      782,271        764,412
  Retained earnings.........................................    2,287,371      1,904,066
  Accumulated other comprehensive income....................     (122,126)      (115,423)
                                                              -----------    -----------
     Total stockholders' equity.............................    3,038,192      2,643,412
                                                              -----------    -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................  $ 7,727,712    $ 7,882,983
                                                              ===========    ===========

See accompanying notes to consolidated financial information.

                                     III-11

AMERADA HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
STATEMENT OF CONSOLIDATED CASH FLOWS
Thousands of US dollars

                                                          FOR THE YEARS ENDED DECEMBER 31
                                                      ---------------------------------------
                                                         1999          1998          1997
                                                      -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss).................................  $   437,616   $  (458,893)  $     7,500
  Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
       Depreciation, depletion and amortization.....      648,663       661,802       663,297
       Impairment of assets and operating leases....      127,998       206,478        80,602
       Exploratory dry hole costs...................       69,346       159,435       191,351
       Lease impairment.............................       36,790        31,191        37,185
       (Gain) loss on asset sales...................     (273,441)       25,679       (16,463)
       Provision (benefit) for deferred income
          taxes.....................................       62,419      (137,922)      (80,208)
       Undistributed earnings of affiliates.........        7,102        33,430       (29,439)
                                                      -----------   -----------   -----------
                                                        1,116,493       521,200       853,825
       Changes in other operating assets and
          liabilities (Increase) decrease in
          accounts receivable.......................     (155,525)        6,335      (148,488)
          Decrease in inventories...................       79,648       122,204       333,477
          Increase (decrease) in accounts payable,
            accrued liabilities and deferred
            revenue.................................     (175,227)      185,403       198,596
          Increase (decrease) in taxes payable......       53,256       (87,118)      (46,626)
          Changes in prepaid expenses and other.....     (148,640)     (229,236)       59,223
                                                      -----------   -----------   -----------
            Net cash provided by operating
               activities...........................      770,005       518,788     1,250,007
                                                      -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures
     Exploration and production.....................     (727,086)   (1,306,438)   (1,157,938)
     Refining, marketing and shipping...............      (69,571)     (132,240)     (187,652)
                                                      -----------   -----------   -----------
            Total capital expenditures..............     (796,657)   (1,438,678)   (1,345,590)
  Investment in affiliate...........................      (59,171)           --            --
  Proceeds from asset sales and other...............      431,818       502,854        63,017
                                                      -----------   -----------   -----------
            Net cash used in investing activities...     (424,010)     (935,824)   (1,282,573)
                                                      -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance (repayment) of notes.....................       14,412       (14,342)        1,982
  Long-term borrowings..............................      990,125       848,320       398,391
  Repayment of long-term debt.......................   (1,347,745)     (317,144)     (209,000)
  Cash dividends paid...............................      (54,262)      (54,647)      (55,373)
  Common stock acquired.............................           --       (59,167)     (122,283)
  Stock options exercised...........................       18,283            --            --
                                                      -----------   -----------   -----------
            Net cash provided by (used in) financing
               activities...........................     (379,187)      403,020        13,717
                                                      -----------   -----------   -----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.............          327        (3,347)       (2,519)
                                                      -----------   -----------   -----------
NET DECREASE IN CASH AND CASH EQUIVALENTS...........      (32,865)      (17,363)      (21,368)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR......       73,791        91,154       112,522
                                                      -----------   -----------   -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR............  $    40,926   $    73,791   $    91,154
                                                      ===========   ===========   ===========

See accompanying notes to consolidated financial information.

                                     III-12

AMERADA HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
STATEMENT OF CONSOLIDATED CHANGES IN COMMON STOCK
AND CAPITAL IN EXCESS OF PAR VALUE
Thousands of US dollars

                                                             COMMON STOCK
                                                        -----------------------   CAPITAL IN
                                                        NUMBER OF                 EXCESS OF
                                                          SHARES       AMOUNT     PAR VALUE
                                                        ----------   ----------   ----------
BALANCE AT JANUARY 1,1997............................   93,073,305   $   93,073   $  754,559
  Awards of nonvested common stock to employees
     (net)...........................................      719,000          719       38,145
  Common stock acquired and retired..................   (2,368,100)      (2,368)     (19,419)
  Employee stock options exercised...................       27,000           27        1,346
                                                        ----------   ----------   ----------
BALANCE AT DECEMBER 31, 1997.........................   91,451,205       91,451      774,631
  Cancellations of nonvested common stock awards
     (net)...........................................      (26,000)         (26)      (1,292)
  Common stock acquired and retired..................   (1,071,500)      (1,071)      (9,073)
  Employee stock options exercised...................        3,000            3          146
                                                        ----------   ----------   ----------
BALANCE AT DECEMBER 31, 1998.........................   90,356,705       90,357      764,412
  Cancellations of nonvested common stock awards
     (net)...........................................       (2,500)          (3)        (102)
  Employee stock options exercised...................      322,200          322       17,961
                                                        ----------   ----------   ----------
BALANCE AT DECEMBER 31, 1999.........................   90,676,405   $   90,676   $  782,271
                                                        ==========   ==========   ==========

STATEMENT OF CONSOLIDATED COMPREHENSIVE INCOME
Thousands of US dollars

                                                          FOR THE YEARS ENDED DECEMBER 31
                                                        ------------------------------------
                                                           1999         1998         1997
                                                        ----------   ----------   ----------
COMPONENTS OF COMPREHENSIVE INCOME (LOSS)
  Net income (loss)..................................   $  437,616   $ (458,893)  $    7,500
  Change in foreign currency translation
     adjustment......................................       (6,703)      (2,035)     (35,467)
                                                        ----------   ----------   ----------
COMPREHENSIVE INCOME (LOSS)..........................   $  430,913   $ (460,928)  $  (27,967)
                                                        ==========   ==========   ==========

See accompanying notes to consolidated financial information.

                                     III-13

AMERADA HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL INFORMATION

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business: Amerada Hess Corporation and subsidiaries (the "Corporation") engage in the exploration for and the production, purchase, transportation and sale of crude oil and natural gas. These activities are conducted primarily in the United States, United Kingdom, Norway, Denmark and Gabon. The Corporation also has oil and gas activities in Azerbaijan, Brazil, Indonesia, Thailand and other countries. In addition, the Corporation manufactures, purchases, transports and markets refined petroleum and other energy products. The Corporation owns 50% of a refinery joint venture in the United States Virgin Islands. An additional refining facility, terminals and retail gasoline stations are located on the East Coast of the United States.

In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenues and expenses in the income statement. Actual results could differ from those estimates. Among the estimates made by management are: oil and gas reserves, asset valuations and depreciable lives, pension liabilities, environmental obligations, dismantlement costs and income taxes.

Principles of Consolidation: The consolidated financial information includes the accounts of Amerada Hess Corporation and subsidiaries. The Corporation's interests in oil and gas exploration and production ventures are proportionately consolidated.

Investments in affiliated companies, 20% to 50% owned, including HOVENSA L.L.C., the Corporation's refining joint venture, are stated at cost of acquisition plus the Corporation's equity in undistributed net income since acquisition, except as stated below. The change in the equity in net income of these companies is included in non-operating income in the income statement. The Corporation consolidates a trading partnership in which it owns a 50% voting interest and over which it exercises control.

Intercompany transactions and accounts are eliminated in consolidation.

Certain amounts in prior years' financial statements have been reclassified to conform with current year presentation.

Revenue Recognition: The Corporation recognizes revenues from the sale of crude oil, natural gas, petroleum products and other merchandise when title passes to the customer.

The Corporation recognizes revenues from the production of natural gas properties in which it has an interest based on sales to customers. Differences between natural gas volumes sold and the Corporation's share of natural gas production are not material.

Cash and Cash Equivalents: Cash equivalents consist of highly liquid investments, which are readily convertible into cash and have maturities of three months or less.

Inventories: Crude oil and refined product inventories are valued at the lower of cost or market, except for inventories held for trading purposes which are marked to market. For inventories valued at cost, the Corporation uses principally the last-in, first-out inventory method.

Inventories of materials and supplies are valued at or below cost.

Exploration and Development Costs: Oil and gas exploration and production activities are accounted for using the successful efforts method. Costs of acquiring undeveloped oil and gas leasehold acreage, including lease bonuses, brokers' fees and other related costs, are capitalized.

Annual lease rentals and exploration expenses, including geological and geophysical expenses and exploratory dry hole costs, are charged against income as incurred.

Costs of drilling and equipping productive wells, including development dry holes, and related production facilities are capitalized.

                                     III-14

The Corporation does not carry the capitalized costs of exploratory wells as an asset for more than one year, unless oil and gas reserves are found and classified as proved, or additional exploration is underway or planned. If exploratory wells do not meet these conditions, the costs are charged to expense.

Depreciation, Depletion and Amortization: Depreciation, depletion and amortization of oil and gas production equipment, properties and wells are determined on the unit-of-production method based on estimated recoverable oil and gas reserves. Depreciation of all other plant and equipment is determined on the straight-line method based on estimated useful lives.

The estimated costs of dismantlement, restoration and abandonment, less estimated salvage values, of offshore oil and gas production platforms and certain other facilities are taken into account in determining depreciation.

Retirement of Property, Plant and Equipment: Costs of property, plant and equipment retired or otherwise disposed of, less accumulated reserves, are reflected in net income.

Impairment of Long-Lived Assets: The Corporation reviews long-lived assets, including oil and gas properties, for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recovered. If the carrying amounts are not expected to be recovered by undiscounted future cash flows, the assets are impaired and an impairment loss is recorded. The amount of impairment is based on the estimated fair value of the assets determined by discounting anticipated future net cash flows. The net present value of future cash flows is based on the Corporation's estimates, including future oil and gas prices applied to projected production profiles, discounted at a rate commensurate with the risks involved. Oil and gas prices used for determining asset impairments may differ from those used at year-end in the standardized measure of discounted future net cash flows.

Provisions for impairment of undeveloped oil and gas leases are based on periodic evaluations and other factors.

Maintenance and Repairs: The estimated costs of major maintenance, including turnarounds at the Port Reading refining facility, are accrued. Other expenditures for maintenance and repairs are charged against income as incurred. Renewals and improvements are treated as additions to property, plant and equipment, and items replaced are treated as retirements.

Environmental Expenditures: The Corporation capitalizes environmental expenditures that increase the life or efficiency of property or that reduce or prevent environmental contamination. The Corporation accrues for environmental expenses resulting from existing conditions related to past operations when the future costs are probable and reasonably estimable.

Employee Stock Options and Nonvested Common Stock Awards: The Corporation uses the intrinsic value method to account for employee stock options. Because the exercise prices of employee stock options equal or exceed the market price of the stock on the date of grant, the Corporation does not recognize compensation expense. The Corporation records compensation expense for nonvested common stock awards ratably over the vesting period.

Foreign Currency Translation: The U.S. dollar is the functional currency (primary currency in which business is conducted) for most foreign operations. For these operations, adjustments resulting from translating foreign currency assets and liabilities into U.S. dollars are recorded in income. For operations that use the local currency as the functional currency, adjustments resulting from translating foreign functional currency assets and liabilities into U.S. dollars are recorded in a separate component of stockholders' equity entitled "Accumulated other comprehensive income." Gains or losses resulting from transactions in other than the functional currency are reflected in net income.

Hedging: The Corporation uses futures, forwards, options and swaps to hedge the effects of fluctuations in the prices of crude oil, natural gas and refined products and changes in interest rates and foreign currency values. These transactions meet the requirements for hedge accounting, including designation and correlation. The resulting gains or losses, measured by quoted market prices, termination values or
                                     III-15
other methods, are accounted for as part of the transactions being hedged, except that losses not expected to be recovered upon the completion of hedged transactions are expensed. On the balance sheet, deferred gains and losses are included in current assets and liabilities.

Trading: Commodity trading activities are marked to market, with gains and losses recorded in operating revenue.

NOTE 2 -- SPECIAL ITEMS

1999: The Corporation recorded a gain of $274,100,000 ($176,000,000 after income taxes) from the sale of its Gulf Coast and Southeast pipeline terminals, natural gas properties in California and certain retail sites. Exploration and production results include special income tax benefits of $54,600,000, reflecting actions taken in 1999 to realize the United States tax impact of certain prior year exploration activities and capital losses.

Exploration and production earnings also include an impairment of $58,700,000 ($38,200,000 after income taxes) for the Corporation's interest in the Trans Alaska Pipeline System. The Corporation currently has no crude oil production in Alaska and there has been a significant reduction in crude oil volumes shipped through the Corporation's share of the pipeline. Refining and marketing results include an asset impairment of $34,000,000 (with no income tax benefit) for the Corporation's crude oil storage terminal in St. Lucia, due to the nonrenewal of a major third party storage contract. The terminal had been partially impaired in 1998 as a result of the reduced crude oil storage requirements of the HOVENSA joint venture. The Corporation also accrued $35,300,000 ($27,300,000 after income taxes) for a further decline in the value of a drilling service fixed-price contract due to lower market rates. At December 31, 1999, the Corporation's reserve for drilling service contracts was $54,600,000, including amounts provided in 1998. During the year, $70,700,000 of contract payments were charged against the reserve.

Gains on asset sales are included on a separate line in non-operating income in the income statement. The impairment of carrying values of the Alaska pipeline and the crude oil storage terminal and the loss on the drilling service contract are reflected in a separate impairment line in the income statement.

1998: The Corporation recorded a loss of $106,000,000 in connection with the sale of the 50% interest in the fixed assets of its Virgin Islands refinery. The Corporation also recorded an additional charge of $44,000,000 for the reduction in carrying value of its crude oil storage terminal in St. Lucia that is being used less as a result of the joint venture. No income tax benefit was recorded on either charge. Exploration and production results included a charge of $90,000,000 ($77,000,000 after income taxes) for the reduction in market value of drilling service fixed-price contracts due to the decline in worldwide crude oil prices. A charge of $54,000,000 ($35,000,000 after income taxes) was also recorded for the impairment of capitalized costs related to a North Sea oil discovery that was uneconomic. The Corporation expensed $29,000,000 for its share of asset impairment of an equity affiliate and $13,000,000 for the reduction in carrying value of developed and undeveloped properties in the United States and United Kingdom. In addition, the Corporation recorded gains of $80,300,000 ($56,200,000 after income taxes) on the sale of oil and gas assets in the United States and Norway.

In 1998, the Corporation recorded pre-tax charges of $23,000,000 ($15,000,000 after income taxes) for severance costs. The severance costs covered approximately 400 exploration and production employees (of which approximately 200 had been terminated at December 31, 1998). Approximately $2,000,000 of severance was paid in 1998 and the remainder was paid in 1999. The Corporation also recorded $8,000,000 of exit costs (accrued office lease costs). Approximately $3,400,000 of this reserve was used in 1999 and the remainder was reversed to income as a result of current plans for use of the office space.

1997: The Corporation recorded a charge of $80,600,000 ($55,000,000 after income taxes) for impairment of long-lived assets and a long-term operating lease, as a result of reserve revisions on two oil fields in the United Kingdom North Sea. The Corporation also recorded income of $38,200,000 from a

                                     III-16
refund of United Kingdom Petroleum Revenue Taxes. In 1997, the Corporation sold its interest in a United States natural gas field resulting in an after-tax gain of $10,700,000.

NOTE 3 -- ACCOUNTING CHANGES

Effective January 1, 1999, the Corporation adopted the last-in, first-out (LIFO) inventory method for valuing its refining and marketing inventories. The Corporation believes that the LIFO method more closely matches current costs and revenues and will improve comparability with other oil companies. The change to LIFO decreased net income by $97,051,000 for the year ended December 31, 1999 ($1.08 per share basic and diluted). There is no cumulative effect adjustment as of the beginning of the year for this type of accounting change.

On January 1, 1998, the Corporation began capitalizing the cost of internal use software in accordance with AICPA Statement of Position 98-1. This accounting change increased net income for 1998 by $13,867,000 ($.15 per share).

In June 1998, the Financial Accounting Standards Board issued FAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The Corporation must adopt FAS No. 133 by January 1, 2001. This statement requires that the Corporation recognize all derivatives on the balance sheet at fair value. For derivatives that are not hedges, the change in fair value must be recognized in income. For derivatives that hedge changes in the fair value of assets, liabilities or firm commitments, the gains or losses are recognized in earnings together with the offsetting losses or gains on the hedged items. For derivatives that hedge cash flows of forecasted transactions, the gains or losses are recognized in other comprehensive income until the hedged items are recognized in income.

The Corporation has not yet determined what the effect of FAS No. 133 will be on its income and financial position.

NOTE 4 -- INVENTORIES

Inventories at December 31 are as follows:
Thousands of US dollars

                                                                 1999          1998
                                                              ----------    ----------
Crude oil and other charge stocks...........................  $   67,539    $   35,818
Refined and other finished products.........................     393,064       386,917
Less: LIFO adjustment.......................................    (149,309)           --
                                                              ----------    ----------
                                                                 311,294       422,735
Materials and supplies......................................      61,419        59,447
                                                              ----------    ----------
  Total.....................................................  $  372,713    $  482,182
                                                              ==========    ==========

NOTE 5 -- REFINING JOINT VENTURE

In 1998, the Corporation formed HOVENSA L.L.C. (HOVENSA), a joint venture with Petroleos de Venezuela, S.A. (PDVSA). The Corporation's Virgin Islands subsidiary and PDVSA, V.I., Inc. (PDVSA V.I.), a wholly-owned subsidiary of PDVSA, contributed their 50% interests in the fixed assets of the Virgin Islands refinery, previously wholly-owned by the Corporation, to HOVENSA. HOVENSA is 50% owned by a subsidiary of the Corporation and 50% owned by PDVSA V.I. and operates the refinery. The Corporation purchased refined products from HOVENSA at a cost of approximately $1,196,000,000 during 1999 and $151,000,000 during the two months ended December 31, 1998. The Corporation sold crude oil to HOVENSA at a cost of approximately $81,000,000 during 1999 and $7,000,000 during the two months ended December 31, 1998.

                                     III-17

The Corporation's investment in the joint venture is accounted for using the equity method. Summarized financial information for HOVENSA as of December 31, 1999 and for the year then ended and as of December 31, 1998 and for the two months since inception follows:

Thousands of US dollars

                                                                 1999           1998
                                                              -----------    ----------
Summarized balance sheet information at December 31
  Current assets............................................  $   432,877    $  352,171
  Net fixed assets..........................................    1,328,407     1,343,712
  Other assets..............................................       27,094        27,711
  Current liabilities.......................................     (282,312)     (133,454)
  Long-term debt............................................     (150,000)     (250,000)
  Deferred liabilities and credits..........................      (25,750)      (27,718)
                                                              -----------    ----------
     Partners' equity.......................................  $ 1,330,316    $1,312,422
                                                              ===========    ==========
Summarized income statement information
  for the periods ended December 31
  Total revenues............................................  $ 3,081,969    $  344,896
  Costs and expenses........................................   (3,064,075)     (375,903)**
                                                              -----------    ----------
     Net income (loss)*.....................................  $    17,894    $  (31,007)
                                                              ===========    ==========

* The Corporation's share of HOVENSA's income in 1999 was $6,988 and its share of the 1998 loss was $15,848.

** 1998 results include an inventory writedown of $31,999, which reduced costs of products sold in 1999.

As part of the formation of the joint venture, PDVSA, V.I. purchased a 50% interest in the fixed assets of the Corporation's Virgin Islands refinery for $62,500,000 in cash and a 10-year note from PDVSA V.I. for $562,500,000 bearing interest at 8.46% per annum and requiring principal payments over its term. At December 31, 1999, the principal balance of the note was $538,500,000. In addition, there was a $125,000,000, 10-year, contingent note, also bearing interest at 8.46% per annum. The contingent note was not valued for accounting purposes. PDVSA V.I.'s payment obligations under both notes are guaranteed by PDVSA and secured by a pledge of PDVSA V.I.'s interest in the joint venture.

In February 2000, HOVENSA reached agreement on a $600,000,000 bank financing for the construction of a 58,000 barrel per day delayed coking unit and related facilities at its refinery and for general working capital requirements. In connection with the financing, the Corporation and PDVSA V.I. agreed to amend the note received by the Corporation at the formation of the joint venture. PDVSA V.I. will defer principal payments on the note until after completion of coker construction but not later than February 14, 2003. Principal payments are due ratably until maturity on February 14, 2011. The interest rate on the note has been increased to 9.46%. PDVSA V.I. has the option to reduce the interest rate to the original rate of 8.46% by repaying principal in accordance with the original amortization schedule.

NOTE 6 -- SHORT-TERM NOTES AND RELATED LINES OF CREDIT

Short-term notes payable to banks amounted to $17,912,000 at December 31, 1999 and $3,500,000 at December 31, 1998. The weighted average interest rates on these borrowings were 6.3% and 8.8% at December 31, 1999 and 1998, respectively. At December 31, 1999, the Corporation has uncommitted arrangements with banks for unused lines of credit aggregating $376,000,000.

                                     III-18

NOTE 7 -- LONG-TERM DEBT

Long-term debt at December 31 consists of the following:
Thousands of US dollars

                                                                 1999          1998
                                                              ----------    ----------
7 3/8% and 7 7/8% Debentures, due in 2009 and 2029..........  $  990,026    $       --
6.1% Marine Terminal Revenue Bonds -- Series 1994 -- City of
  Valdez, Alaska, due 2024..................................      20,000        20,000
Pollution Control Revenue Bonds, weighted average rate 6.6%,
  due through 2022..........................................      52,623        52,607
Fixed rate notes, payable principally to insurance
  companies, weighted average rate 8.0%*, due through
  2014......................................................     915,000     1,154,285
Global Revolving Credit Facility with banks, weighted
  average rate 6.5%, due 2002...............................     120,000     1,195,000
Project lease financing, weighted average rate 5.1%, due
  through 2014..............................................     182,588       185,513
Capitalized lease obligations, weighted average rate 5.3%,
  due through 2009..........................................       8,332        35,960
Other loans, weighted average rate 8.0%, due through 2007...       3,200         5,600
                                                              ----------    ----------
                                                               2,291,769     2,648,965
Less amount included in current maturities..................       5,109       172,820
                                                              ----------    ----------
  Total.....................................................  $2,286,660    $2,476,145
                                                              ==========    ==========

* Includes effect of interest rate conversion agreements.

The aggregate long-term debt maturing during the next five years is as follows (in thousands of US dollars): 2000 -- $5,109 (included in current liabilities); 2001 -- $25,411; 2002 -- $320,695; 2003 -- $80,990 and 2004 -- $159,794.

The Corporation's long-term debt agreements contain various restrictions and conditions, including working capital requirements and limitations on total borrowings and cash dividends. At December 31, 1999, the Corporation meets the required working capital ratio of 1 to 1. Under the agreements, the Corporation is permitted to borrow an additional $2,225,000,000 for the construction or acquisition of assets. In addition, at December 31, 1999 it has $638,000,000 of retained earnings free of dividend restrictions.

In 1999, the Corporation issued $1,000,000,000 of public debentures, of which $300,000,000 bears interest at 7 3/8% and is due in 2009 and the remainder bears interest at 7 7/8% and is due in 2029. After discount and the effect of interest rate conversion agreements, the effective borrowing rates are 6.48% and 7.97%, respectively.

The Corporation has a $2,000,000,000 Global Revolving Credit Facility (the "Facility"), of which $120,000,000 is outstanding at December 31, 1999. Borrowings bear interest at a margin above the London Interbank Offered Rate ("LIBOR") based on the Corporation's capitalisation ratio. The borrowing rate at December 31, 1999 is .20% above LIBOR. Facility fees of .125% per annum are payable on the amount of the credit line.

In 1998, the Corporation entered into the sale and leaseback of its interests in the production platforms and related facilities of two Gulf of Mexico producing properties. These transactions were accounted for as financings. At December 31, 1999, the outstanding obligations amount to $182,588,000, maturing through 2014.

The Corporation sold a portion of its subsequent year crude oil production in 1998 and used the proceeds to repay revolving credit debt. Accordingly, at December 31, 1998, $249,325,000 is included in deferred revenue on the balance sheet. There was no comparable transaction in 1999.

                                     III-19

At December 31, 1999, the Corporation has interest rate conversion agreements, accounted for by the accrual method, that effectively convert fixed rate debt to floating rate debt, increasing the percentage of its floating rate debt to 24%.

In 1999, 1998 and 1997, the Corporation capitalized interest of $15,754,000, $23,559,000 and $10,284,000 on major development projects. The total amount of interest paid (net of amounts capitalized), principally on short-term and long-term debt, in 1999, 1998 and 1997 was $145,366,000, $154,419,000 and
$146,795,000, respectively.

NOTE 8 -- STOCK BASED COMPENSATION PLANS

The Corporation has outstanding stock options and nonvested common stock under its 1995 Long-Term Incentive Plan (as amended, subject to stockholder approval) and its Executive Long-Term Incentive Compensation and Stock Ownership Plan (which expired in 1997). Generally, stock options vest one year from the date of grant and the exercise price equals or exceeds the market price on the date of grant. Nonvested common stock vests three or five years from the date of grant, depending on the terms of the award.

The Corporation's stock option activity in 1999, 1998 and 1997 consisted of the following:

                                                                             WEIGHTED-AVERAGE
                                                                OPTIONS       EXERCISE PRICE
                                                              (THOUSANDS)       PER SHARE
                                                              -----------    ----------------
Outstanding at January 1, 1997..............................     1,421            $58.99
  Granted...................................................       873             54.75
  Exercised.................................................       (27)            50.86
  Forfeited.................................................       (19)            59.52
                                                                 -----            ------
Outstanding at December 31, 1997............................     2,248             57.43
  Granted...................................................       873             53.05
  Exercised.................................................        (3)            49.75
  Forfeited.................................................       (23)            56.22
                                                                 -----            ------
Outstanding at December 31, 1998............................     3,095             56.21
  Granted*..................................................     1,804             55.66
  Exercised.................................................      (322)            53.22
  Forfeited.................................................       (70)            58.08
                                                                 -----            ------
Outstanding at December 31, 1999............................     4,507            $56.18
                                                                 =====            ======
Exercisable at December 31, 1997............................     1,376            $59.14
Exercisable at December 31, 1998............................     2,230             57.44
Exercisable at December 31, 1999............................     2,702             56.52

* 1,118 stock options with an exercise price of $58.13 per share were granted in December 1999 subject to approval of stockholders in 2000.

Exercise prices for employee stock options at December 31, 1999 ranged from $49.00 to $65.94 per share. The weighted-average remaining contractual life of employee stock options is 8.2 years.

The Corporation uses the Black-Scholes model to estimate the fair value of employee stock options for pro forma disclosure of the effects on net income and earnings per share. The Corporation used the following weighted-average assumptions in the Black-Scholes model for 1999, 1998 and 1997, respectively: risk-free interest rates of 5.9%, 5.6% and 5.9%; expected stock price volatility of .207, .218 and .220; a dividend yield of 1.1%; and an expected life of seven years. The Corporation's net income would have been reduced by approximately $6,000,000 in 1999, $19,100,000 in 1998 and $7,600,000 in 1997 ($.07 per share in 1999, $.21 per share in 1998 and $.08 per share in 1997, diluted) if option expense were recorded using the fair value method.

                                     III-20

The weighted-average fair values of options granted for which the exercise price equalled the market price on the date of grant were $18.45 in 1999, $17.50 in 1998 and $18.69 in 1997.

Total compensation expense for nonvested common stock was $9,831,000 in 1999, $15,975,000 in 1998 and $11,553,000 in 1997. Awards of nonvested common stock were as follows:

                                                               SHARES OF
                                                               NONVESTED
                                                              COMMON STOCK    WEIGHTED-AVERAGE
                                                                AWARDED        PRICE ON DATE
                                                              (THOUSANDS)         OF GRANT
                                                              ------------    ----------------
Granted in 1997.............................................      746              $53.94
Granted in 1998.............................................       18               53.08
Granted in 1999.............................................       24               56.07

At December 31, 1999, the number of common shares reserved for issuance is as follows (in thousands):

1995 Long-term incentive plan

  Future awards.............................................  3,882*
  Stock options outstanding.................................  4,507*
  Stock appreciation rights.................................     52
Warrants**..................................................  1,055
                                                              -----
     Total..................................................  9,496
                                                              =====

* Includes 3,882 shares reserved for future awards and 1,118 stock options outstanding which are subject to approval of stockholders in 2000.

** Issued in connection with an insurance company financing, exercisable through June 27, 2001 at $64.46 per share.

NOTE 9 -- FOREIGN CURRENCY TRANSLATION

Worldwide currency translation gains amounted to $17,577,000 (including $7,688,000 of income tax benefits) in 1999. Foreign currency gains totaled $2,511,000 in 1998 and $5,073,000 in 1997 after income tax effects. Effective January 1, 1999, the Corporation changed the functional currency of its United Kingdom operations from the British pound sterling to the U.S. dollar.

                                     III-21

NOTE 10 -- PENSION PLANS

The Corporation has defined benefit pension plans for substantially all of its employees. The following table reconciles the benefit obligation and fair value of plan assets and shows the funded status:

Thousands of US dollars

                                                                     1999          1998
                                                                  ----------    ----------
  Reconciliation of pension benefit obligation
    Benefit obligation at January 1...........................    $  542,704    $  464,728
    Service cost..............................................        21,639        19,280
    Interest cost.............................................        34,333        32,841
    Actuarial (gain) loss.....................................       (71,262)       48,855
    Benefit payments..........................................       (26,306)      (23,000)
                                                                  ----------    ----------
       Pension benefit obligation at December 31..............       501,108       542,704
                                                                  ----------    ----------
  Reconciliation of fair value of plan assets
    Fair value of plan assets at January 1....................       476,849       427,912
    Actual return on plan assets..............................        63,375        54,311
    Employer contributions....................................        19,678        16,833
    Employee contributions....................................            --           793
    Benefit payments..........................................       (26,306)      (23,000)
                                                                  ----------    ----------
       Fair value of plan assets at December 31...............       533,596       476,849
                                                                  ----------    ----------
  Funded status at December 31
    Funded status.............................................        32,488       (65,855)
    Unrecognized prior service cost...........................         7,761         9,041
    Unrecognized (gain) loss..................................       (91,629)        2,861
                                                                  ----------    ----------
       Accrued pension liability..............................    $  (51,380)   $  (53,953)
                                                                  ==========    ==========

Pension expense consisted of the following:

Thousands of US dollars

                                                         1999          1998          1997
                                                      ----------    ----------    ----------
  Service cost....................................    $   21,639    $   19,280    $   19,109
  Interest cost...................................        34,333        32,841        33,162
  Expected return on plan assets..................       (41,072)      (36,221)      (32,390)
  Amortization of transition asset (obligation)...           255           (72)       (3,052)
  Amortization of prior service cost..............         1,280         1,280         1,280
  Amortization of net gain........................            --           (22)       (1,692)
                                                      ----------    ----------    ----------
    Pension expense...............................    $   16,435    $   17,086    $   16,417
                                                      ==========    ==========    ==========

Prior service costs and gains and losses in excess of 10% of the greater of the benefit obligation and the market value of assets are amortized over the average remaining service period of active employees.

The weighted-average actuarial assumptions used by the Corporation's pension plans at December 31 were as follows:

                                                                1999    1998
                                                                ----    ----
Discount rate...............................................    7.3%    6.4%
Expected long-term rate of return on plan assets............    8.7%    8.3%
Rate of compensation increases..............................    4.5%    4.9%

                                     III-22

The Corporation also has a nonqualified supplemental pension plan covering certain employees. The supplemental pension plan provides for incremental pension payments from the Corporation's funds so that total pension payments equal amounts that would have been payable from the Corporation's principal pension plan were it not for limitations imposed by income tax regulations. The benefit obligation related to this unfunded plan totalled $38,358,000 at December 31, 1999 and $41,802,000 at December 31, 1998. Pension expense for the plan was $6,743,000 in 1999, $6,271,000 in 1998 and $5,098,000 in 1997. The
Corporation has accrued $29,310,000 for this plan at December 31, 1999 and $25,205,000 at December 31, 1998. The trust established to fund the supplemental plan held assets valued at $13,586,000 at December 31, 1999 and $6,209,000 at December 31,1998.

NOTE 11 -- PROVISION FOR INCOME TAXES

The provision (benefit) for income taxes consisted of:
Thousands of US dollars

                                                         1999          1998          1997
                                                      ----------    ----------    ----------
United States Federal
  Current.........................................    $    6,093    $    9,510    $   16,210
  Deferred........................................        81,657       (68,203)      (27,254)
State.............................................         6,483         1,702         1,418
                                                      ----------    ----------    ----------
                                                          94,233       (56,991)       (9,626)
                                                      ----------    ----------    ----------
Foreign
  Current.........................................       189,198        71,492       181,665(b)
  Deferred........................................       (15,058)      (66,310)      (41,599)
                                                      ----------    ----------    ----------
                                                         174,140         5,182       140,066
                                                      ----------    ----------    ----------
Adjustment of deferred tax
  liability for foreign income tax rate change....        (4,180)       (3,409)      (11,355)
                                                      ----------    ----------    ----------
     Total........................................    $  264,193(a) $  (55,218)   $  119,085
                                                      ==========    ==========    ==========

(a) Includes a benefit of $54,600 representing actions taken in 1999 to realize the United States tax impact of certain prior year exploration activities and capital losses.

(b) Includes income tax refund of $38,180.

Income (loss) before income taxes consisted of the following:

Thousands of US dollars

                                                         1999          1998          1997
                                                      ----------    ----------    ----------
United States.....................................    $  397,237    $ (205,522)   $    3,533
Foreign*..........................................       304,572      (308,589)      123,052
                                                      ----------    ----------    ----------
  Total...........................................    $  701,809    $ (514,111)   $  126,585
                                                      ==========    ==========    ==========

* Foreign income includes the Corporation's Virgin Islands, shipping and other operations located outside of the United States.

                                     III-23

Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. A summary of the components of deferred tax liabilities and assets at December 31 follows:

Thousands of US dollars

                                                                   1999          1998
                                                                ----------    ----------
Deferred tax liabilities
  Fixed assets and investments..............................    $  320,324    $  272,461
  Foreign petroleum taxes...................................       224,359       238,568
  Other.....................................................        55,917        58,251
                                                                ----------    ----------
     Total deferred tax liabilities.........................       600,600       569,280
                                                                ----------    ----------
Deferred tax assets
  Accrued liabilities.......................................        98,510       194,109
  Net operating and capital loss carryforwards..............       299,962       224,765
  Tax credit carryforwards..................................       137,598       126,590
  Other.....................................................        78,691        41,592
                                                                ----------    ----------
     Total deferred tax assets..............................       614,761       587,056
  Valuation allowance.......................................      (182,253)     (141,113)
                                                                ----------    ----------
     Net deferred tax assets................................       432,508       445,943
                                                                ----------    ----------
     Net deferred tax liabilities...........................    $  168,092    $  123,337
                                                                ==========    ==========

The difference between the Corporation's effective income tax rate and the United States statutory rate is reconciled below:

                                                                  1999       1998       1997
                                                                  -----      -----      -----
United States statutory rate................................       35.0%     (35.0)%     35.0%
Effect of foreign operations, including foreign tax
  credits...................................................        3.0       24.2       72.3
Effect of capital and other loss carryforwards..............         --        (.2)      (8.3)
State income taxes, net of Federal income tax benefit.......         .6         .2         .7
Prior year adjustments......................................        (.8)       (.3)      (3.5)
Tax credits.................................................         --         --        (.8)
Other.......................................................        (.2)        .4       (1.3)
                                                                  -----      -----      -----
  Total.....................................................       37.6%     (10.7)%     94.1%
                                                                  =====      =====      =====

The Corporation has not recorded deferred income taxes applicable to undistributed earnings of foreign subsidiaries that are indefinitely reinvested in foreign operations. Undistributed earnings amounted to approximately $950 million at December 31, 1999, excluding amounts which, if remitted, generally would not result in any additional U.S. income taxes because of available foreign tax credits. If the earnings of such foreign subsidiaries were not indefinitely reinvested, a deferred tax liability of approximately $120 million would have been required.

For income tax reporting at December 31, 1999, the Corporation has general business credit carryforwards of approximately $30 million, principally expiring in 2000 and 2001. In addition, the Corporation has alternative minimum tax credit carryforwards of approximately $110 million, which can be carried forward indefinitely. At December 31, 1999, a net operating loss carryforward of approximately $1 billion is also available to offset income of the HOVENSA joint venture partners. Net operating loss carryforwards relating to several foreign exploration and production areas amount to approximately $190 million at December 31, 1999.

Income taxes paid (net of refunds) in 1999, 1998 and 1997 amounted to $141,465,000, $140,470,000 and $259,767,000, respectively.

                                     III-24

NOTE 12 -- NET INCOME PER SHARE

The weighted average number of common shares used in the basic and diluted earnings per share computations are summarized below:

Thousands of shares

                                                                 1999      1998      1997
                                                                ------    ------    ------
Common shares -- basic......................................    89,692    89,585    91,254
Effect of dilutive securities
  Nonvested common stock....................................       436        --       428
  Stock options.............................................       152        --        51
                                                                ------    ------    ------
Common shares -- diluted....................................    90,280    89,585    91,733
                                                                ======    ======    ======

Diluted common shares include shares that would be outstanding assuming the fulfillment of restrictions on nonvested shares and the exercise of stock options. In 1998, the above table excludes the antidilutive effect of 666,000 nonvested common shares and 78,000 stock options. The table also excludes the effect of out-of-the-money options on 1,609,000 shares, 1,626,000 shares and 867,000 shares in 1999, 1998 and 1997, respectively.

NOTE 13 -- LEASED ASSETS

The Corporation and certain of its subsidiaries lease floating production systems, drilling rigs, tankers, gasoline stations, office space and of the assets for varying periods. At December 31, 1999, future minimum rental payments applicable to capital and noncancelable operating leases with remaining terms of one year or more (other than oil and gas leases) are as follows:

Thousands of US dollars

                                                                OPERATING      CAPITAL
                                                                  LEASES        LEASES
                                                                ----------    ----------
2000........................................................    $  274,551    $    1,156
2001........................................................       172,149         1,156
2002........................................................       106,186         1,156
2003........................................................        90,570         1,156
2004........................................................        86,727         1,156
Remaining years.............................................       403,651         5,781
                                                                ----------    ----------
Total minimum lease payments................................     1,133,834        11,561
Less: Imputed interest......................................            --         3,229
      Income from subleases.................................        17,263            --
                                                                ----------    ----------
Net minimum lease payments..................................    $1,116,571*   $    8,332
                                                                ==========    ==========
Capitalized lease obligations --
  Current...................................................                  $      531
  Long-term.................................................                       7,801
                                                                              ----------
     Total..................................................                  $    8,332
                                                                              ==========

* Of the total future minimum payments under operating leases, $79,590 has been accrued at December 31, 1999.

                                     III-25

Rental expense for all operating leases, other than rentals applicable to oil and gas leases, was as follows:

Thousands of US dollars

                                                         1999          1998          1997
                                                      ----------    ----------    ----------
Total rental expense..............................    $  156,362    $  178,560    $  195,246
Less income from subleases........................        51,418        29,979        11,792
                                                      ----------    ----------    ----------
  Net rental expense..............................    $  104,944    $  148,581    $  183,454
                                                      ==========    ==========    ==========

NOTE 14 -- FINANCIAL INSTRUMENTS, HEDGING AND TRADING ACTIVITIES

The Corporation uses futures, forwards, options and swaps, individually or in combination, to reduce the effects of fluctuations in crude oil, natural gas and refined product prices and in fixed-price sales contracts. In addition, the Corporation uses interest-rate conversion agreements to adjust the interest rates on a portion of its long-term, fixed-rate debt. Foreign currency contracts are used to protect the Corporation from fluctuations in exchange rates.

Commodity Hedging: At December 31, 1999, the Corporation's hedging activities included commodity and financial contracts, maturing mainly in 2000, covering 29,700,000 barrels of crude oil and 1,400,000 barrels of refined products (3,000,000 net barrels of crude oil and refined products in 1998). The Corporation also hedged 4,500,000 net Mcf of natural gas in 1998.

The Corporation produced 85,000,000 barrels of crude oil and natural gas liquids and 235,000,000 Mcf of natural gas in 1999, and had approximately 14,000,000 barrels of crude oil and refined products in its refining and marketing inventories at December 31, 1999. Since the contracts described above are designated as hedges and correlate to price movements of crude oil, natural gas and refined products, any gains or losses resulting from market changes will be offset by losses or gains on the Corporation's hedged inventory or production. Net deferred losses from the Corporation's hedging activities were $61,200,000 at December 31, 1999, including $47,600,000 of unrealized losses ($5,000,000 of gains at December 31, 1998, including $2,000,000 of unrealised gains).

Financial Instruments: At December 31, 1999, the Corporation has $400,000,000 in interest-rate conversion agreements outstanding ($400,000,000 at December 31,1998). The Corporation also has $865,000,000 of notional value foreign currency forward and purchased option contracts maturing generally in 2000 ($97,000,000 at December 31, 1998) and $145,300,000 in letters of credit outstanding ($137,900,000 at December 31, 1998). Notional amounts do not quantify risk or represent assets or liabilities of the Corporation, but are used in the calculation of cash settlements under the contracts.

Fair Value Disclosure: The carrying amounts of cash and cash equivalents, short-term debt and long-term, variable-rate debt approximate fair value. The Corporation estimates the fair value of its long-term, fixed-rate note receivable and debt generally using discounted cash flow analysis based on current interest rates for instruments with similar maturities. Interest-rate conversion agreements and foreign currency exchange contracts are valued based on current termination values or quoted market prices of comparable contracts. The Corporation's valuation of commodity contracts considers quoted market prices, time value, volatility of the underlying commodities and other factors.

                                     III-26

The carrying amounts of the Corporation's financial instruments and commodity contracts, including those used in the Corporation's hedging and trading activities, generally approximate their fair values at December 31,1999, except as follows:

Millions of US dollars, asset (liability)

                                                        1999                      1998
                                               -----------------------   -----------------------
                                               BALANCE SHEET    FAIR     BALANCE SHEET    FAIR
                                                  AMOUNT        VALUE       AMOUNT        VALUE
                                               -------------   -------   -------------   -------
Long-term, fixed-rate note receivable........     $   539      $   493      $   563      $   563
Long-term, fixed-rate debt...................      (2,163)      (2,141)      (1,418)      (1,477)
Interest-rate conversion agreements..........          --          (11)          --          (24)

Market and Credit Risks: The Corporation's financial instruments expose it to market and credit risks and may at times be concentrated with certain counterparties or groups of counterparties. The credit worthiness of counterparties is subject to continuing review and full performance is anticipated.

Commodity Trading: The Corporation, principally through a consolidated partnership, trades energy commodities, including futures, forwards, options and swaps, based on expectations of future market conditions. The Corporation's results from trading activities, including its share of the earnings of the trading partnership which has been profitable in 1999, 1998 and 1997, amounted to net income of $19,000,000 in 1999, a net loss of $26,000,000 in 1998 and net income of $4,000,000 in 1997.

The following table presents the year-end fair values of energy commodities and derivative instruments used in trading activities and the average aggregate fair values during the year:

Millions of US dollars, asset (liability)

                                                                   FAIR VALUE
                                                 -----------------------------------------------
                                                      AT        AVERAGE        AT        AVERAGE
                                                 DECEMBER 31,     FOR     DECEMBER 31,     FOR
                                                     1999        1999         1998        1998
                                                 ------------   -------   ------------   -------
Commodities....................................     $  69        $  85       $  98        $  75
Futures and forwards
  Assets.......................................       225          143          29           43
  Liabilities..................................      (233)        (148)        (29)         (39)
Options
  Held.........................................       178           67          (7)          (3)
  Written......................................      (192)         (76)          8            5
Swaps
  Assets.......................................       546          356         110           59
  Liabilities..................................      (549)        (342)       (117)         (60)

                                     III-27

Notional amounts of commodities and derivatives relating to trading activities follow:

Millions of barrels of oil equivalent

                                                              AT DECEMBER 31
                                                              --------------
                                                              1999      1998
                                                              ----      ----
Commodities.................................................     3        7
Futures and forwards
  Long......................................................   177       39
  Short.....................................................  (168)     (51)
Options
  Held......................................................   343       20
  Written...................................................  (318)     (21)
Swaps*
  Held......................................................   304       83
  Written...................................................  (329)     (81)

* Includes 41 million barrels long and 53 million barrels short related to basis swaps at December 31, 1999 (18 million barrels long and 20 million barrels short in 1998).

NOTE 15 -- SEGMENT INFORMATION

The information which follows is required by FAS No. 131, Disclosures about Segments of an Enterprise and Related Information, and includes financial information by geographic area and operating segment. Financial information by major geographic area for each of the three years ended December 31, 1999 follows:

Millions of US dollars

                                             UNITED STATES*     EUROPE       OTHER      CONSOLIDATED
                                             --------------   ----------   ----------   ------------
1999
  Operating revenues.......................    $    4,948     $    1,944   $      147    $    7,039
  Property, plant and equipment (net)......         1,289          2,396          367         4,052
1998
  Operating revenues.......................    $    5,046     $    1,474   $       60    $    6,580
  Property, plant and equipment (net)......         1,457          2,351          384         4,192
1997
  Operating revenues.......................    $    6,552     $    1,614   $       58    $    8,224
  Property, plant and equipment (net)......         2,872          2,106          213         5,191

* Includes U.S. Virgin Islands and shipping operations.

The Corporation operates principally in the petroleum industry and its operating segments are (1) exploration and production and (2) refining, marketing and shipping. Exploration and production operations include the exploration for and the production, purchase, transportation and sale of crude oil and natural gas. Refining, marketing and shipping operations include the manufacture, purchase, transportation, marketing and trading of petroleum and other energy products.

                                     III-28

The following table presents financial data by major operating segment for each of the three years ended December 31, 1999:

Millions of US dollars

                                                         REFINING,
                                          EXPLORATION    MARKETING
                                              AND           AND
                                          PRODUCTION     SHIPPING     CORPORATE    CONSOLIDATED*
                                          -----------   -----------   ----------   -------------
1999
Operating revenues
  Total operating revenues..............  $    2,719    $    4,541    $        1
  Less: Transfers between affiliates....         222            --            --
                                          ----------    ----------    ----------
  Operating revenues from unaffiliated
     customers..........................  $    2,497    $    4,541    $        1    $    7,039
                                          ==========    ==========    ==========    ==========
Operating earnings (loss)...............  $      324    $      133    $     (150)   $      307
Special items...........................          19           112            --           131
                                          ----------    ----------    ----------    ----------
  Net income (loss).....................  $      343    $      245    $     (150)   $      438
                                          ==========    ==========    ==========    ==========
Earnings of equity affiliates...........  $       (9)   $       11    $        7    $        9
Interest income.........................          12            50             1            63
Interest expense........................          --            --           158           158
Depreciation, depletion, amortization
  and
  lease impairment......................         641            42             2           685
Provision (benefit) for income taxes....         184           118           (38)          264
Investments in equity affiliates........         148           778            61           987
Identifiable assets.....................       4,396         2,993           339         7,728
Capital employed........................       3,137         2,211            --         5,348
Capital expenditures....................         727            68             2           797
1998
Operating revenues
  Total operating revenues..............  $    1,980    $    4,717    $        1
  Less: Transfers between affiliates....         118            --            --
                                          ----------    ----------    ----------
  Operating revenues from unaffiliated
     customers..........................  $    1,862    $    4,717    $        1    $    6,580
                                          ==========    ==========    ==========    ==========
Operating earnings (loss)...............  $      (18)   $      (18)   $     (160)   $     (196)
Special items...........................        (113)         (150)           --          (263)
                                          ----------    ----------    ----------    ----------
  Net income (loss).....................  $     (131)   $     (168)   $     (160)   $     (459)
                                          ==========    ==========    ==========    ==========
Earnings of equity affiliates...........  $      (22)   $      (13)   $        5    $      (30)
Interest income.........................          11            11             1            23
Interest expense........................          --            --           153           153
Depreciation, depletion, amortization
  and
  lease impairment......................         566           125             2           693
Provision (benefit) for income taxes....           7           (38)          (24)          (55)
Investments in equity affiliates........          96           781            56           933
Identifiable assets.....................       4,286         3,126           471         7,883
Capital employed........................       3,231         2,065            --         5,296
Capital expenditures....................       1,307           129             3         1,439

                                     III-29

                                                         REFINING,
                                          EXPLORATION    MARKETING
                                              AND           AND
                                          PRODUCTION     SHIPPING     CORPORATE    CONSOLIDATED*
                                          -----------   -----------   ----------   -------------
1997
Operating revenues
  Total operating revenues..............  $    3,086    $    5,280    $        1
  Less: Transfers between affiliates....         142             1            --
                                          ----------    ----------    ----------
  Operating revenues from unaffiliated
     customers..........................  $    2,944    $    5,279    $        1    $    8,224
                                          ==========    ==========    ==========    ==========
Operating earnings (loss)...............  $      258    $     (110)   $     (134)   $       14
Special items...........................          (6)           --            --            (6)
                                          ----------    ----------    ----------    ----------
  Net income (loss).....................  $      252    $     (110)   $     (134)   $        8
                                          ==========    ==========    ==========    ==========
Earnings of equity affiliates...........  $       21    $        6    $        5    $       32
Interest income.........................          14             3             1            18
Interest expense........................          --            --           136           136
Depreciation, depletion, amortization
  and
  lease impairment......................         580           118             2           700
Provision (benefit) for income taxes....         164            --           (45)          119
Investments in equity affiliates........         114            77            53           244
Identifiable assets.....................       3,727         3,713           495         7,935
Capital employed........................       2,468         2,875            --         5,343
Capital expenditures....................       1,158           183             5         1,346

* After elimination of transactions between affiliates, which are valued at approximate market prices.

                                     III-30

3.  RESULTS FOR THE NINE MONTHS ENDED 30 SEPTEMBER 2000

The following unaudited financial information has been extracted from the Form 10-Q for September 30, 2000 of Amerada Hess filed with the SEC.

AMERADA HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
STATEMENT OF CONSOLIDATED INCOME
Millions of US dollars, except per share data

                                                      THREE MONTHS          NINE MONTHS
                                                   ENDED SEPTEMBER 30    ENDED SEPTEMBER 30
                                                   ------------------    ------------------
                                                    2000       1999       2000       1999
                                                   -------    -------    -------    -------
REVENUES
  Sales (excluding excise taxes) and other
     operating revenues.........................   $ 2,833    $ 1,802    $ 8,308    $ 4,770
  Non-operating income
     Gains on asset sales.......................        --        165         --        273
     Equity in income of HOVENSA L.L.C..........        24          7         76         24
     Other......................................        30          3         87         95
                                                   -------    -------    -------    -------
       Total revenues...........................     2,887      1,977      8,471      5,162
                                                   -------    -------    -------    -------
COSTS AND EXPENSES
  Cost of products sold.........................     1,768      1,073      5,361      2,935
  Production expenses...........................       139        111        401        327
  Marketing expenses............................       157        108        385        288
  Other operating expenses......................        60         52        168        168
  Exploration expenses, including dry holes and
     lease impairment...........................        65         45        217        186
  General and administrative expenses...........        50         70        152        184
  Interest expense..............................        42         39        119        116
  Depreciation, depletion and amortization......       176        159        516        434
                                                   -------    -------    -------    -------
       Total costs and expenses.................     2,457      1,657      7,319      4,638
                                                   -------    -------    -------    -------
  Income before income taxes....................       430        320      1,152        524
  Provision for income taxes....................       173        162        469        217
                                                   -------    -------    -------    -------
NET INCOME......................................   $   257    $   158    $   683    $   307
                                                   =======    =======    =======    =======
NET INCOME PER SHARE
  Basic.........................................   $  2.89    $  1.77    $  7.63    $  3.42
                                                   =======    =======    =======    =======
  Diluted.......................................   $  2.86    $  1.75    $  7.57    $  3.40
                                                   =======    =======    =======    =======
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
  (in millions).................................      89.8       90.5       90.2       90.2
COMMON STOCK DIVIDENDS PER SHARE................   $   .15    $   .15    $   .45    $   .45

See accompanying notes to consolidated financial information.

                                     III-31

AMERADA HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
Millions of US dollars

                                                               SEPTEMBER 30,    DECEMBER 31,
                                                                   2000             1999
                                                               -------------    ------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................      $   259         $    41
  Accounts receivable.......................................        1,848           1,175
  Inventories...............................................          367             373
  Other current assets......................................          585             239
                                                                  -------         -------
       Total current assets.................................        3,059           1,828
                                                                  -------         -------
INVESTMENTS AND ADVANCES
  HOVENSA L.L.C.............................................          785             710
  Other.....................................................          236             282
                                                                  -------         -------
       Total investments and advances.......................        1,021             992
                                                                  -------         -------
PROPERTY, PLANT AND EQUIPMENT
  Total -- at cost..........................................       11,621          11,065
  Less reserves for depreciation, depletion, amortization
     and lease impairment...................................        7,423           7,013
                                                                  -------         -------
       Property, plant and equipment -- net.................        4,198           4,052
                                                                  -------         -------
NOTE RECEIVABLE.............................................          539             539
                                                                  -------         -------
DEFERRED INCOME TAXES AND OTHER ASSETS......................          252             317
                                                                  -------         -------
TOTAL ASSETS................................................      $ 9,069         $ 7,728
                                                                  =======         =======
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable -- trade.................................      $ 1,389         $   772
  Accrued liabilities.......................................          923             625
  Taxes payable.............................................          329             159
  Notes payable.............................................            2              18
  Current maturities of long-term debt......................           57               5
                                                                  -------         -------
       Total current liabilities............................        2,700           1,579
                                                                  -------         -------
LONG-TERM DEBT..............................................        1,940           2,287
                                                                  -------         -------
DEFERRED LIABILITIES AND CREDITS
  Deferred income taxes.....................................          516             442
  Other.....................................................          370             382
                                                                  -------         -------
       Total deferred liabilities and credits...............          886             824
                                                                  -------         -------
STOCKHOLDERS' EQUITY
  Preferred stock, par value $1.00
     Authorized -- 20,000,000 shares for issuance in series
       3% cumulative convertible series
          Authorized -- 330,000 shares
          Issued -- 326,805 shares in 2000 (liquidation
            preference of $16)..............................           --              --
  Common stock, par value $1.00
     Authorized -- 200,000,000 shares
     Issued -- 88,574,505 shares at September 30, 2000;
       90,676,405 shares at December 31, 1999...............           89              91
  Capital in excess of par value............................          825             782
  Retained earnings.........................................        2,769           2,287
  Accumulated other comprehensive income....................         (140)           (122)
                                                                  -------         -------
     Total stockholders' equity.............................        3,543           3,038
                                                                  -------         -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................      $ 9,069         $ 7,728
                                                                  =======         =======

See accompanying notes to consolidated financial information.

                                     III-32

AMERADA HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
STATEMENT OF CONSOLIDATED CASH FLOWS
Nine Months Ended September 30
Millions of US dollars

                                                                 2000          1999
                                                              ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $      683    $      307
  Adjustments to reconcile net income to net cash provided
     by operating activities
       Depreciation, depletion and amortization.............         516           434
       Exploratory dry hole costs...........................          91            34
       Lease impairment.....................................          20            23
       Gains on asset sales.................................          --          (273)
       Provision for deferred income taxes..................         181            45
       Undistributed earnings of affiliates.................         (69)           (6)
                                                              ----------    ----------
                                                                   1,422           564
       Changes in operating assets and liabilities and
        other...............................................           9          (120)
                                                              ----------    ----------
          Net cash provided by operating activities.........       1,431           444
                                                              ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures......................................        (610)         (617)
  Proceeds from asset sales and other.......................          (2)          413
                                                              ----------    ----------
          Net cash used in investing activities.............        (612)         (204)
                                                              ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Increase (decrease) in notes payable......................         (16)           30
  Long-term borrowings......................................          --           621
  Repayment of long-term debt...............................        (394)         (902)
  Cash dividends paid.......................................         (54)          (54)
  Common stock acquired.....................................        (188)           --
  Stock options exercised...................................          51            17
                                                              ----------    ----------
          Net cash used in financing activities.............        (601)         (288)
                                                              ----------    ----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................          --            --
                                                              ----------    ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........         218           (48)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............          41            74
                                                              ----------    ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $      259    $       26
                                                              ==========    ==========

See accompanying notes to consolidated financial information.

                                     III-33

AMERADA HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL INFORMATION
Millions of US dollars, except per share amounts

NOTE 1 -- The financial information included in this report reflects all normal and recurring adjustments which, in the opinion of management, are necessary for a fair presentation of the Corporation's consolidated financial position at September 30, 2000 and December 31, 1999, and the consolidated results of operations for the three- and nine-month periods ended September 30, 2000 and 1999 and the consolidated cash flows for the nine-month periods ended September 30, 2000 and 1999. The unaudited results of operations for the interim periods reported are not necessarily indicative of results to be expected for the full year.

Certain notes and other information have been condensed or omitted from this interim financial information. Such statements, therefore, should be read in conjunction with the consolidated financial statements and related notes included in the 1999 Annual Report to Stockholders, which have been incorporated by reference in the Corporation's Form 10-K for the year ended December 31, 1999.

NOTE 2 -- Inventories consist of the following:

                                                                SEPTEMBER 30,    DECEMBER 31,
                                                                    2000             1999
                                                                -------------    ------------
Crude oil and other charge stocks...........................     $      119       $       67
Refined and other finished products.........................            469              393
Less: LIFO adjustment.......................................           (310)            (149)
                                                                 ----------       ----------
                                                                        278              311
Materials and supplies......................................             89               62
                                                                 ----------       ----------
  Total inventories.........................................     $      367       $      373
                                                                 ==========       ==========

NOTE 3 -- The Corporation accounts for its investment in HOVENSA L.L.C. using the equity method. Summarized income statement information for HOVENSA follows:

                                              THREE MONTHS                NINE MONTHS
                                           ENDED SEPTEMBER 30          ENDED SEPTEMBER 30
                                        ------------------------    ------------------------
                                           2000          1999          2000          1999
                                        ----------    ----------    ----------    ----------
Total revenues......................    $    1,353    $      873    $    3,825    $    2,142
Costs and expenses..................         1,304           858         3,671         2,091
                                        ----------    ----------    ----------    ----------
  Net income........................    $       49    $       15    $      154    $       51
                                        ==========    ==========    ==========    ==========
Amerada Hess Corporation's share....    $       24    $        7    $       76    $       24
                                        ==========    ==========    ==========    ==========

In February 2000, HOVENSA reached agreement on a $600 bank financing for the construction of a 58 thousand barrel per day delayed coking unit and related facilities at its refinery and for general working capital requirements. In connection with this financing, the Corporation and PDVSA V.I. agreed to amend the note received by the Corporation at the formation of the joint venture. PDVSA V.I. deferred principal payments on the note until after completion of coker construction but not later than February 14, 2003. The interest rate on the note increased to 9.46%. In October 2000, PDVSA V.I. exercised its option to repay principal in accordance with the original amortization schedule and reduced the interest rate to the original rate of 8.46%.

                                     III-34

NOTE 4 -- The provision for income taxes consisted of the following:

                                              THREE MONTHS                NINE MONTHS
                                           ENDED SEPTEMBER 30          ENDED SEPTEMBER 30
                                        ------------------------    ------------------------
                                           2000          1999          2000          1999
                                        ----------    ----------    ----------    ----------
Current.............................    $       81    $       84    $      288    $      172
Deferred............................            92            78           181            45
                                        ----------    ----------    ----------    ----------
  Total.............................    $      173    $      162    $      469    $      217
                                        ==========    ==========    ==========    ==========

NOTE 5 -- Foreign currency gains (losses), after income tax effects, amounted to the following:

                                              THREE MONTHS                NINE MONTHS
                                           ENDED SEPTEMBER 30          ENDED SEPTEMBER 30
                                        ------------------------    ------------------------
                                           2000          1999          2000          1999
                                        ----------    ----------    ----------    ----------
Foreign currency gains (losses).....    $       --    $      (24)   $        3    $       12
                                        ==========    ==========    ==========    ==========

NOTE 6 -- The weighted average number of common shares used in the basic and diluted earnings per share computations are as follows (in millions):

                                              THREE MONTHS                NINE MONTHS
                                           ENDED SEPTEMBER 30          ENDED SEPTEMBER 30
                                        ------------------------    ------------------------
                                           2000          1999          2000          1999
                                        ----------    ----------    ----------    ----------
Common shares -- basic..............          88.8          89.8          89.5          89.6
Effect of dilutive securities
  (equivalent shares)
  Nonvested common stock............            .3            .4            .3            .5
  Stock options.....................            .5            .3            .3            .1
  Convertible preferred stock.......            .2            --            .1            --
                                        ----------    ----------    ----------    ----------
Common shares -- diluted............          89.8          90.5          90.2          90.2
                                        ==========    ==========    ==========    ==========

NOTE 7 -- The Corporation uses futures, forwards, options and swaps, individually or in combination, to reduce the effects of fluctuations in crude oil, natural gas and refined product prices. These contracts correlate to movements in the value of inventory and the prices of crude oil and natural gas, and as hedges, any resulting gains or losses are recorded as part of the hedged transaction. After-tax earnings from exploration and production activities were reduced by approximately $50 and $100 for the third quarter and nine months of 2000, due to hedging activities. At September 30, 2000, after-tax deferred losses on the Corporation's petroleum hedging contracts expiring through 2001 were approximately $190, including $145 of unrealized losses.

NOTE 8 -- Interest costs related to certain long-term construction projects have been capitalized in accordance with FAS No. 34 as follows:

                                              THREE MONTHS                NINE MONTHS
                                           ENDED SEPTEMBER 30          ENDED SEPTEMBER 30
                                        ------------------------    ------------------------
                                           2000          1999          2000          1999
                                        ----------    ----------    ----------    ----------
Interest capitalized................    $       --    $        3    $        3    $       14
                                        ==========    ==========    ==========    ==========

                                     III-35

NOTE 9 -- Comprehensive income, which includes net income and the effects of foreign currency translation recorded directly in stockholders' equity, is as follows:

                                              THREE MONTHS                NINE MONTHS
                                           ENDED SEPTEMBER 30          ENDED SEPTEMBER 30
                                        ------------------------    ------------------------
                                           2000          1999          2000          1999
                                        ----------    ----------    ----------    ----------
Comprehensive income................    $      247    $      165    $      665    $      306
                                        ==========    ==========    ==========    ==========

NOTE 10 -- On May 15, 2000, the Corporation acquired the 51% of The Meadville Corporation's outstanding stock that it did not already own for approximately $168 in cash, deferred payments and preferred stock. The deferred payments are non-interest bearing and have been discounted to $97 using a market interest rate. The Corporation accounted for this acquisition using the purchase method. The Meadville Corporation owned and operated 178 Merit retail gasoline stations located in the northeastern United States. This acquisition does not materially affect the Corporation's financial position or results of operations.

NOTE 11 -- The Corporation's results by operating segment were as follows:

                                              THREE MONTHS                NINE MONTHS
                                           ENDED SEPTEMBER 30          ENDED SEPTEMBER 30
                                        ------------------------    ------------------------
                                           2000          1999          2000          1999
                                        ----------    ----------    ----------    ----------
Operating revenues
  Exploration and production (1)....    $      973    $      766    $    2,893    $    1,984
  Refining, marketing and
     shipping.......................         2,080         1,166         5,969         3,089
                                        ----------    ----------    ----------    ----------
     Total..........................    $    3,053    $    1,932    $    8,862    $    5,073
                                        ==========    ==========    ==========    ==========
Net income (loss)
  Exploration and production (2)....    $      238    $       71    $      634    $      179
  Refining, marketing and shipping
     (3)............................            62           128           174           240
  Corporate, including interest.....           (43)          (41)         (125)         (112)
                                        ----------    ----------    ----------    ----------
     Total..........................    $      257    $      158    $      683    $      307
                                        ==========    ==========    ==========    ==========

(1) Includes transfers to affiliates of $220 and $554 during the three- and nine-month periods ended September 30, 2000, respectively, compared to $130 and $303 for the corresponding periods of 1999.

(2) Includes after-tax gains on asset sales of $30 during the nine-months ended September 30, 1999.

(3) Includes after-tax gains on asset sales of $106 and $146 in the three-and nine-month periods ended September 30, 1999, respectively.

NOTE 12 -- The Corporation will adopt FAS No. 133, Accounting for Derivative Instruments and Hedging Activity, on January 1, 2001. The Corporation has not yet determined what the effects of FAS No. 133 will be on its income and financial position.

                                     III-36

                                  APPENDIX IV
                          FURTHER INFORMATION ON LASMO
                   BUSINESS DESCRIPTION AND FINANCIAL RESULTS

                                                              PAGE
                                                              -----
1.  Business Description....................................   IV-2
2.  Financial Information for LASMO.........................   IV-4
3.  Financial Information for the six months ended 30 June
     2000...................................................  IV-31

1.  BUSINESS DESCRIPTION

LASMO, headquartered in London, is a substantial oil and gas exploration production company whose activities and producing assets are presently concentrated primarily in North West Europe and Indonesia, and these, together with Venezuela, North Africa and Pakistan, are the current material contributors to reserves. At the end of 1999, LASMO was active in 14 countries around the world, in nine of which it acted as operator. Production during 1999 was mainly derived from six of these countries: the United Kingdom, The Netherlands, Indonesia, Venezuela, Algeria and Pakistan.

As at 31 December 1999, LASMO estimated its net proved oil and gas reserves at 830 million barrels of oil equivalent. Approximately 62 per cent. relate to oil and 38 per cent. relate to gas, with 24 per cent. of LASMO's net proved reserves located in North West Europe, 27 per cent. in Indonesia, 29 per cent. in Venezuela, 14 per cent. in North Africa and 6 per cent. in Pakistan. For the year ended 31 December 1999, LASMO's average daily production was 178,000 barrels of oil equivalent with approximately 56 per cent. derived from North West Europe and approximately 27 per cent. derived from Indonesia. In the same period, production of crude oil and natural gas each accounted for approximately 62 per cent. and 38 per cent. respectively of LASMO's daily average production.

For the six months ended 30 June 2000, LASMO reported sales of L463 million (1999: L216 million) and profit before exceptional items and taxation of L187 million (1999: L35 million). Net assets as at 30 June 2000 were L1,467 million. For the full year ended 31 December 1999, LASMO had sales of L594 million (1998:
L484 million) and profit before exceptional items and taxation of L170 million (1998: L1 million).

During the six months to 30 June 2000, LASMO's exploration programme resulted in three discoveries in Indonesia and two in Venezuela. Production in both Liverpool Bay and Venezuela increased significantly. LASMO received approvals and won contracts in North Africa and reached milestones in bringing gas to market in Pakistan.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT LASMO

LASMO is subject to the reporting requirements of the Exchange Act and, in accordance with those requirements, files reports and other information with the SEC. You can inspect and copy these reports and other information filed by LASMO with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC on 1-800-SEC-0330.

The SEC allows LASMO to "incorporate by reference" information in this document, which means that LASMO can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that LASMO has previously filed with the SEC. These documents contain important information about LASMO and its finances.

-  Annual Report on Form 20-F for the fiscal year ended 31 December 1999.

-  Form 6-K filed with the SEC on 21 November 2000.

LASMO is also incorporating by reference all documents that it files with the SEC pursuant to Sections 13(1), 13(c) and 15(d) of the Exchange Act between the date of this document and the date the offer becomes or is declared unconditional in all respects (or the date that the offer expires).

You may obtain any of these documents through LASMO or the SEC. Documents incorporated by reference are available from LASMO without charge, excluding all exhibits unless LASMO has specifically incorporated by reference an exhibit in this document. You also may obtain documents incorporated by reference in this document by either inspecting them during normal business hours on any weekday (public holidays excepted) while the offer remains open for acceptance or by requesting them in writing or orally from LASMO, at the following address and telephone number:

LASMO plc
101 Bishopsgate
London EC2M 3XH
England

Attention:       Company Secretary
Telephone:       +44 20 7892 9000

2.  FINANCIAL INFORMATION FOR LASMO

The financial information relating to LASMO set out below has been extracted without material adjustment from the UK audited accounts of LASMO for the three years ended 31 December 1999 except for the restatement of the 1997 and 1998 financial statements to comply with Financial Reporting Standard No.12 "Provisions, Contingent Liabilities and Contingent Assets" ("FRS 12").

FRS 12 requires the full discounted cost of decommissioning to be recognised as an asset and liability when the obligation to rectify environmental damage arises. Previously the provision for decommissioning costs was built up over the life of field. The unwinding of the discount is included in the profit and loss account as a financial item and is added to the net interest charge.

The implementation of FRS 12 has had the effect of increasing the net book value of tangible fixed assets by L16 million, reducing the decommissioning provision by L8 million and increasing reserves by L24 million as at 31 December 1998. There has been no material effect on reported earnings.

The financial information for LASMO does not constitute statutory accounts within the meaning of Section 240 of the Companies Act. Ernst & Young, Registered Auditors, of Becket House, 1 Lambeth Palace Road, London SE1 7EU, England, are auditors of LASMO and have made audit reports under Section 235 of the Companies Act on the consolidated statutory accounts for the three years ended 31 December 1999, which have been delivered to the Registrar of Companies in accordance with Section 242 of the Companies Act.

STATEMENT OF ACCOUNTING POLICIES

BASIS OF PREPARATION

Principal accounting policies are set out below. These policies are consistent with those adopted in previous years, amended for the effects of adopting FRS 12.

The financial information has been prepared under the historical cost convention, using the "successful efforts" method of accounting, and in accordance with applicable accounting standards as defined by the Companies Act.

The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

BASIS OF CONSOLIDATION

The consolidated financial information includes the financial statements of LASMO plc and all its subsidiary undertakings for the year ended 31 December 1999. All these undertakings are companies, and hereafter are identified as such, except for a 50 per cent. interest in a general partnership (Unimar Company) which has been accounted for using the gross equity method. No profit and loss account is presented for the company as permitted by Section 230 of the Companies Act.

The Group conducts a substantial proportion of its oil and gas exploration and development activity through unincorporated joint ventures. The share of these joint ventures' results and net assets attributable to LASMO are reflected in the Group's consolidated financial information except where LASMO acts as operator on behalf of a consortium of partners, in which case, amounts due to/from third parties are reported gross as are amounts due to/from the non-operating partners.

Subsidiaries acquired or sold during the year are included from the effective date of acquisition or to the effective date of disposal.

TURNOVER

Turnover comprises amounts receivable for invoiced sales, exclusive of value added taxation and similar levies. The Group's entitlement to proceeds from Indonesian LNG sales is included in turnover after adjustment to add back the Group's share of transportation and liquefaction costs and debt service which is deducted on an incurred basis on loans raised by the owner to finance the construction and expansion costs of the Bontang LNG plant which is operated on a break even basis. Cost of sales is also adjusted to reflect these deductions, except that only equal annual charges for debt service are deducted so as to spread the financing costs over the remaining lives of the respective sales contracts rather than the uneven repayment schedules established for the loans. The resultant deferred debt service charges are included in debtors.

Turnover includes a service fee based on production from the Dacion Area in Venezuela and calculated in accordance with the terms of the operating agreement. A set fee of $2.50 per barrel is receivable for baseline production and a fee determined by reference to a basket of crude oil products is receivable for incremental production. Baseline production for 1999 was 10,700 boepd, and declines by 8 per cent. per annum.

PETROLEUM REVENUE TAX (PRT)

PRT is treated as a production cost and has been charged or credited before arriving at operating profit. Provision is made for current PRT on revenue from petroleum sales less all allowable deductions for the period.

DEFERRED TAXATION

Deferred taxation is provided in respect of liabilities relating to timing differences between profits as computed for taxation purposes and profits as stated in the financial information, except to the extent that the liability is not expected to crystallise in the foreseeable future. The provision arises principally from the different accounting and tax treatments for amortising oil and gas expenditure.

FOREIGN CURRENCIES

Transactions in foreign currencies are recorded at exchange rates ruling at the date of each transaction or a contract rate where applicable.

Assets and liabilities of overseas subsidiary and associated companies and of UK companies with non-sterling functional currencies are translated into sterling at rates current at the balance sheet date. Trading results and cash flows of such companies are translated into sterling at average rates. Unrealised gains or losses on revaluation of net assets of overseas subsidiary and associated companies and on revaluation of Group borrowings arranged to finance or hedge those net assets are taken directly to retained earnings. All other gains and losses on translation are dealt with in the profit and loss account.

DERIVATIVE FINANCIAL INSTRUMENTS

The Group may, from time to time, use derivative financial instruments (derivatives) to limit its exposure to fluctuations in foreign currency exchange rates and interest rates, and to manage some of its exposure to changes in oil prices.

Gains or losses arising on oil price derivatives are recognised in revenues from oil production when hedged volumes are sold.

As part of exchange risk management, foreign currency swap agreements and forward contracts are used to hedge movements in underlying currencies of certain borrowings. Gains and losses on these derivatives are deferred and recognised on maturity of the underlying debt together with the matching exchange loss or gain on the debt.

Foreign currency forward contracts and options are used to hedge significant non-sterling firm commitments or receivables. Gains or losses on these derivatives are deferred and recognised in the profit and loss account or as adjustments to carrying amounts, as appropriate when the underlying transaction is completed.

The Group also enters into interest rate swap transactions in its management of interest rate exposure. Interest rate swap agreements generally involve the exchange of fixed and floating interest rate payment obligations without exchange of the underlying principal amounts. The results of these transactions are recognised in interest expense in the period hedged by the agreements.

PENSION COSTS

The Group operates a number of pension schemes worldwide, the principal scheme being that in the United Kingdom, which is of the defined benefits type. Contributions to this scheme are charged to the profit and loss account so as to spread the cost of pensions over the employees' working lives within the Group. The regular cost is attributed to individual years using the projected unit method. Variations in pension cost, which are identified as a result of actuarial valuations, are amortised over the average expected remaining working lives of employees. Differences between amounts funded and the amounts charged to the profit and loss account are treated as either provisions or prepayments in the balance sheet.

FIXED ASSETS

Exploration and appraisal expenditure

Exploration expenditure comprises all costs, including premium payments, associated with the acquisition of new acreage, the drilling of exploratory wells and other costs incurred in evaluating the commercial viability of geological entities.

Appraisal expenditure comprises costs incurred in the survey, exploration and appraisal of license areas not yet under development or in production.

Exploration and appraisal expenditure is classified as an intangible fixed asset until a decision is reached concerning the commercial viability of the field to which it relates. Expenditure is then either written off or transferred to tangible fixed assets. General seismic and other expenditure not connected with a specific exploration license is written off to the profit and loss account immediately.

Development expenditure

Development expenditure comprises all costs including financing costs, exploration and appraisal expenditure incurred in bringing a field to commercial production and is classified as a tangible asset. No depletion is charged in respect of development expenditure. Once a field achieves commercial production, development expenditure is transferred to production assets.

Production assets

Expenditure on production assets represents the Group's share of total expenditure on the exploration, appraisal and development of oil and gas fields which are currently in commercial production. This expenditure includes costs of capital assets, financing costs and general technical and supervisory services plus, for depletion calculation purposes only, any anticipated further development expenditure and is stated at cost. Production assets are depleted by field on a unit of production method, in the proportion of actual production for the period to the total estimated remaining commercial reserves of the field on an entitlement basis. The remaining commercial reserves figure is that estimated at the end of the period plus the production during the period. For depletion purposes, the separate reservoirs in the Dacion Area in Venezuela are treated as one field.

Impairment of value

Each year management compares the net book amounts carried in respect of each field with the estimated recoverable amount. Any impairment of tangible assets identified is provided for. The estimated recoverable amount is the higher of the net realisable value and the value in use. The value in use is determined by reference to estimated future discounted cash flows.

Oil and gas reserves

Proven and probable oil and gas reserves are estimated quantities of commercially producible hydrocarbons which existing geological, geophysical and engineering data show to be recoverable in future years from known reservoirs.

Other tangible assets

Office equipment and vehicles are stated at cost less accumulated depreciation, which is provided so as to write off those assets over their estimated useful lives, ranging from three to fifteen years.

LEASES

Assets held under leases which result in the Group receiving substantially all risks and rewards of ownership (capital leases) are capitalised as tangible fixed assets at the estimated present value of underlying lease payments. The corresponding capital lease obligation is included with borrowings. Rentals under operating leases are charged against income as incurred.

DECOMMISSIONING PROVISIONS

Provision is made for the cost of decommissioning of Group-owned assets at the time the obligation to rectify environmental damage arises. Such provision represents the Group's share of the estimated discounted liability for costs which may be incurred in removing production platforms and facilities at the end of the producing life of each field.

EFFECT OF CHANGES IN ESTIMATES

The effect of revisions of previous estimates of proven and probable oil and gas reserves and of costs is taken up prospectively in unit of production calculations.

CONSUMABLE STORES

Consumable stores are stated at the lower of cost and net realisable value.

INVESTMENTS

Investments included in current assets are stated at the lower of cost and net realisable value.

GOODWILL

In accordance with accounting policies extant at the time, goodwill has been written off to reserves in the year of acquisition. This goodwill would be charged in the profit and loss account on subsequent disposal of the business to which it relates. Any goodwill arising from future acquisitions will be capitalised and amortised over an appropriate period.

LASMO plc AND SUBSIDIARY COMPANIES

CONSOLIDATED PROFIT AND LOSS ACCOUNT

                                                                   YEARS ENDED 31 DECEMBER
                                                                -----------------------------
                                                       NOTES     1999       1998       1997
                                                       -----    -------    -------    -------
                                                                               (RESTATED)
                                                                   (L MILLION, EXCEPT PER
                                                                   ORDINARY SHARE AMOUNTS)
TURNOVER.............................................     2
Group and share of joint venture.....................               647        536        722
Less share of joint venture's turnover...............               (53)       (52)       (83)
Continuing operations................................               542        484        639
Acquisition..........................................                52         --         --
                                                                -------    -------    -------
                                                                    594        484        639
Cost of sales........................................     3        (369)      (392)      (401)
Provision for oil and gas assets.....................                (3)        --         --
Exceptional provision for oil and gas assets.........     4          --       (307)        --
                                                                -------    -------    -------
GROSS PROFIT/(LOSS)..................................               222       (215)       238
Exploration costs written off........................     4         (34)       (52)       (54)
Exceptional write-off of intangible assets...........     4          --        (19)        --
Administrative expenses..............................     5         (27)       (37)       (31)
                                                                -------    -------    -------
OPERATING PROFIT/(LOSS)..............................     5         161       (323)       153
Share of joint venture's operating profit/(loss).....  4,12          27        (18)        39
Profit on disposal of fixed assets...................     4          41         40         --
Restructuring costs..................................     4          --        (34)        --
Interest receivable and similar income...............     7          52         52         41
Interest payable and similar charges.................     8         (70)       (76)       (75)
                                                                -------    -------    -------
PROFIT/(LOSS) BEFORE TAXATION........................     2         211       (359)       158
Taxation on profit/(loss) on ordinary activities.....     9         (57)       (45)      (106)
                                                                -------    -------    -------
PROFIT/(LOSS) FOR THE YEAR...........................               154       (404)        52
Non equity minority interest.........................                (6)        --         --
Profit/(loss) for the year after minority
  interests..........................................               148       (404)        52
Preference dividends.................................    10         (12)       (12)       (12)
                                                                -------    -------    -------
PROFIT/(LOSS) FOR THE YEAR ATTRIBUTABLE TO ORDINARY
  SHAREHOLDERS.......................................               136       (416)        40
Ordinary dividends...................................    10         (34)       (22)       (22)
Retained profit/(loss) for the financial year before
  preference share redemption costs..................               102       (438)        18
Preference share redemption costs....................    10          12         --         --
                                                                -------    -------    -------
RETAINED PROFIT/(LOSS) FOR THE FINANCIAL YEAR........                90       (438)        18
                                                                =======    =======    =======
Basic earnings/(loss) per ordinary share.............    11        10.8p     (43.7)p      4.2p
                                                                =======    =======    =======
Diluted earnings/(loss) per ordinary share...........    11        10.7p     (43.7)p      4.2p
                                                                =======    =======    =======
Dividend per ordinary share..........................               2.5p       2.3p       2.3p
                                                                =======    =======    =======
Average number of ordinary shares outstanding during
  the year (in millions).............................           1,156.7      966.0      966.0
                                                                =======    =======    =======

LASMO plc AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

                                                                           31 DECEMBER
                                                                       -------------------
                                                                                   1998
                                                              NOTES    1999     (RESTATED)
                                                              -----    -----    ----------
                                                                           (L MILLION)
FIXED ASSETS................................................   12
     Intangible assets......................................             144         62
     Tangible assets........................................           1,949      1,474
     Investment in joint venture:
     Share of gross assets..................................             144        127
     Share of gross liabilities.............................             (12)        (9)
                                                                       -----      -----
                                                                         132        118
  Other investments.........................................             209        213
                                                                       -----      -----
                                                                       2,434      1,867
                                                                       -----      -----
CURRENT ASSETS
  Consumable stores.........................................              23         14
  Debtors...................................................   13        291        432
  Unlisted investments......................................               6          9
  Cash at bank in hand......................................             378        450
                                                                       -----      -----
                                                                         698        905
CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR..............   14
  Bank loans, overdrafts and loan capital...................              58         79
  Other creditors...........................................             317        294
                                                                       -----      -----
  Net current assets........................................             323        532
                                                                       -----      -----
TOTAL ASSETS LESS CURRENT LIABILITIES.......................           2,757      2,399
CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR
  Bank loans................................................   15         --        203
  Loan capital (includes convertible bonds).................           1,002      1,036
  Other creditors...........................................             187        136
PROVISIONS FOR LIABILITIES AND CHARGES......................   17        100        111
                                                                       -----      -----
TOTAL NET ASSETS............................................    2      1,468        913
                                                                       =====      =====
CAPITAL AND RESERVES
  Called up share capital...................................   18        492        392
  Share premium.............................................   19        928        556
  Other reserves............................................   19         90         90
  Profit and loss account...................................   19       (103)      (184)
                                                                       -----      -----
TOTAL SHAREHOLDERS' FUNDS (INCLUDING NON-EQUITY
  INTERESTS)................................................           1,407        854
Non-equity minority interests...............................   20         61         59
                                                                       -----      -----
Capital employed............................................           1,468        913
                                                                       =====      =====

LASMO plc AND SUBSIDIARY COMPANIES

CASH FLOW STATEMENT

                                                                            YEARS ENDED
                                                                            31 DECEMBER
                                                                        --------------------
                                                               NOTES    1999    1998    1997
                                                               -----    ----    ----    ----
                                                                            (L MILLION)
NET CASH INFLOW FROM OPERATING ACTIVITIES..................     23       482     271     407
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE:
Interest paid..............................................             (110)   (100)    (83)
Dividends paid -- preference shares........................              (12)    (12)    (12)
                 -- minority interests.....................               (5)     --      --
Loan capital issue costs...................................               --      --     (10)
Interest received..........................................               34      33      41
                                                                        ----    ----    ----
                                                                         (93)    (79)    (64)
                                                                        ----    ----    ----
TAXATION:
UK corporation tax paid....................................              (26)    (17)     (2)
Overseas tax paid..........................................              (55)    (28)    (62)
                                                                        ----    ----    ----
                                                                         (81)    (45)    (64)
                                                                        ----    ----    ----
NET CASH INFLOW FROM OPERATIONS AFTER INTEREST AND
  TAXATION.................................................              308     147     279
                                                                        ----    ----    ----
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT:
Capital expenditure:  exploration and appraisal............              (63)    (72)    (95)
                        production and development.........             (192)   (239)   (147)
                        other fixed assets.................               (5)    (12)    (18)
Net receipt from joint venture.............................               22       6      17
Acquisition of oil and gas assets..........................               --      --    (272)
Disposal of oil and gas interests and other fixed assets...              189      76      --
                                                                        ----    ----    ----
NET CASH (OUTFLOW)/INFLOW FROM CAPITAL EXPENDITURE AND
  FINANCIAL INVESTMENT.....................................              (49)   (241)   (515)
                                                                        ----    ----    ----
ACQUISITIONS AND DISPOSALS:
Acquisition of subsidiary..................................              (13)     --      --
Disposal of subsidiary.....................................                3      --      --
                                                                        ----    ----    ----
NET CASH INFLOW FROM ACQUISITIONS AND DISPOSALS............              (10)             --
                                                                        ----    ----    ----
DIVIDENDS PAID -- ORDINARY SHARES..........................              (22)    (22)    (19)
                                                                        ----    ----    ----
Cash inflow/(outflow) before use of liquid resources and
  Financing................................................              227    (116)   (255)
                                                                        ----    ----    ----
MANAGEMENT OF LIQUID RESOURCES.............................             (213)     65      30
FINANCING..................................................     24       454    (195)   (287)
(DECREASE)/INCREASE IN CASH................................              (14)     14       2
                                                                        ----    ----    ----
                                                                         227    (116)   (255)
                                                                        ====    ====    ====

STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

                                                                        YEARS ENDED
                                                                        31 DECEMBER
                                                                ---------------------------
                                                                1999       1998        1997
                                                                ----    -----------    ----
                                                                        (L MILLION)
Profit/(loss) for the year..................................    148        (404)        48
Currency translation (losses)/gains on foreign currency net
  investments...............................................     (4)         (4)         2
                                                                ---        ----         --
Total recognized gains and losses relating to the year......    144        (408)        50
                                                                           ====         ==
Prior year adjustment.......................................     24
                                                                ---
Total gains and losses recognised since last annual
  report....................................................    168
                                                                ===

LASMO plc AND SUBSIDIARY COMPANIES
NOTES TO FINANCIAL INFORMATION

NOTE 1 -- ACQUISITION OF MONUMENT

The Company's recommended offer for Monument Oil and Gas plc ("Monument") was declared unconditional in all respects on 14 June 1999 and the acquisition method of accounting has been adopted. For accounting purposes the effective date of acquisition was 30 June 1999. The consideration or the acquisition was
378.4 million new LASMO ordinary shares of 25p each. The fair value of the consideration using the closing mid-market price on 10 June 1999 of L1.2175 per share was L461 million. Costs of the acquisition amounted to L13 million. A provisional fair value exercise has been carried out to allocate the consideration between intangible and tangible fixed assets consistent with industry practice. No goodwill arose on the acquisition.

The assets acquired are set out below:

                                                                                      PROVISIONAL
                                                BOOK     ACCOUNTING       OTHER        FAIR VALUE
                                                VALUE    ALIGNMENT     ADJUSTMENTS    TO THE GROUP
                                                -----    ----------    -----------    ------------
                                                                   (L MILLION)
Intangible assets...........................      --          48(a)         46(d)           94
Tangible assets.............................     414         (98)(a)       113(d)          429
Consumable stores...........................       6          --            --               6
Debtors and prepayments.....................     138        (113)(b)        (4)(e)          21
Cash at bank and in hand....................      42         113(b)         --             155
Creditors falling due within one year.......     (47)         --            --             (47)
Creditors falling due after more than one
  year......................................    (278)         --           107(f)         (171)
Provisions for liabilities and charges......     (18)          5(c)         --             (13)
                                                ----        ----          ----            ----
Net assets..................................     257         (45)          262             474
                                                ====        ====          ====            ====

(a) Restatement for oil and gas assets from 'full cost' method to 'successful efforts' method of accounting.

(b) Reclassification of short-term interest bearing loan to third party as cash at bank and in hand.

(c)  Adjustment of provision for decommissioning.

(d) Attribution of provisional fair values to oil and gas assets acquired.

(e) Elimination of deferred tax asset.

(f)  Elimination of deferred income.

Results prior to acquisition

Summarised profit and loss accounts and statements of total recognised gains and losses of Monument are as follows:

                                                                YEAR ENDED     PERIOD ENDED
                                                                31 DECEMBER      14 JUNE
                                                                   1998            1999
                                                                -----------    ------------
                                                                        (L MILLION)
Turnover....................................................        81              41
Operating profit............................................        18               1
Profit before taxation......................................         8              --
Taxation....................................................        --              (4)
Profit after taxation.......................................         8              (4)
                                                                    --              --
Profit for the period.......................................         8              (4)
Foreign exchange reserve movements..........................        (2)              3
                                                                    --              --
Total recognised gains and losses for the period............         6              (1)
                                                                    ==              ==

NOTE 2 -- SEGMENT INFORMATION

For the purposes of the Companies Act, the operations of the Group constitute one class of business, the exploration for and production of hydrocarbon liquids and gas.

The major areas of operation of the Group are the UK and Indonesia regions and, in net asset terms, Venezuela. The UK region, for the purposes of providing segment information, includes The Netherlands. All other operations are included under Other International.

Analysis of turnover, profit and net assets by region

                                                                 PROFIT/(LOSS) BEFORE
                                          TURNOVER BY SOURCE           TAXATION           NET ASSETS/(LIABILITIES)
                                         --------------------    --------------------    --------------------------
                                                    YEAR ENDED 31 DECEMBER                      31 DECEMBER
                                         --------------------------------------------    --------------------------
                                         1999    1998    1997    1999    1998    1997     1999      1998      1999
                                         ----    ----    ----    ----    ----    ----    ------    ------    ------
                                                  (RESTATED)              (RESTATED)                  (RESTATED)
                                                                        (L MILLION)
UK.....................................  395     332     405     112      12     101       623       640       851
Indonesia..............................  117     118     189      51      41      94       305       284       397
Venezuela..............................   46       4      --       7      (1)     --       349       255       283
Other International....................   36      30      45      --     (33)    (28)      503       248       185
                                         ---     ---     ---     ---     ----    ---     -----     -----     -----
                                         594     484     639     170      19     167     1,780     1,427     1,716
Share of joint venture -- Indonesia....   53      52      83      27      16      39       132       118       155
Unallocated administrative expenses and
  net assets...........................   --      --      --      (9)    (10)    (14)       45        40        40
Exceptional items......................   --      --      --      41     (360)    --        --        --        --
Net interest expense and net debt......   --      --      --     (18)    (24)    (30)     (489)     (672)     (614)
                                         ---     ---     ---     ---     ----    ---     -----     -----     -----
                                         647     536     722     211     (359)   162     1,468       913     1,297
                                         ===     ===     ===     ===     ====    ===     =====     =====     =====

In the UK region, turnover sourced in the United Kingdom was L386 million (1998 L320 million; 1997 L392 million) with the balance of L9 million (1998 L12 million; 1997 L13 million) sourced in The Netherlands. Profit before taxation generated in The Netherlands was L2 million (1998 L5 million; 1997 L5 million).

Turnover by destination is not materially different from those reported above, except for turnover sourced in Indonesia which is substantially all sold within the Far East.

Analysis of turnover by category

                                                                 YEARS ENDED 31 DECEMBER
                                                                -------------------------
                                                                1999      1998      1997
                                                                -----     -----     -----
                                                                       (L MILLION)
Production:.................................................     392       276       370
  Oil and LPG...............................................     241       242       335
  Natural gas...............................................      14        18        17
                                                                 ---       ---       ---
Tariff income...............................................     647       536       722
                                                                 ===       ===       ===

NOTE 3 -- COST OF SALES

                                                                 YEARS ENDED 31 DECEMBER
                                                                -------------------------
                                                                1999      1998      1997
                                                                -----     -----     -----
                                                                            (RESTATED)
                                                                       (L MILLION)
Operating costs.............................................     173       172       160
Depletion...................................................     169       210       212
Provision for decommissioning...............................       4         3         4
Royalties...................................................      12         7        20
PRT charge..................................................      11        --         5
                                                                 ---       ---       ---
                                                                 369       392       401
                                                                 ===       ===       ===

The total figures in 1999 include the following amounts relating to Monument: operating costs L18 million, depletion L27 million, decommissioning L1 million.

NOTE 4 -- EXCEPTIONAL ITEMS

                                                                 YEARS ENDED 31 DECEMBER
                                                                -------------------------
                                                                1999      1998      1997
                                                                -----     -----     -----
                                                                       (L MILLION)
Operating items:
Write-down of tangible oil and gas assets(a)................     --       (307)      --
Write-off of intangible exploration and appraisal
  assets(a).................................................     --        (19)      --
Write-down of tangible non-oil and gas assets(b)............     --         (6)      --
                                                                 --       ----        --
                                                                 --       (332)      --
Non-operating items:
Share of joint venture's exceptional item(a)................     --        (34)      --
Profit on disposal of oil and gas assets(c).................     41         40       --
Restructuring costs(d)......................................     --        (34)      --
                                                                 41        (28)      --
                                                                 --       ----        --
                                                                 41       (360)      --
                                                                 ==       ====        ==

(a) Write-off of tangible oil and gas assets in 1998 included L146 million for fields in production and under development in the North Sea, L111 million for fields in production in Indonesia (of which L34 million was dealt with through the Group's interest in the Unimar joint venture) and L84 million for fields under development in Venezuela. Write-off of intangible exploration and appraisal assets of L19 million in 1998 related to the Mariner project in the North Sea.

(b) In 1998 the carrying value of certain non-oil and gas assets located in the United States of America was reduced by L6 million.

(c) In 1999 the Group disposed of its interest in certain Southern North Sea gas fields to a subsidiary of Gaz de France for proceeds of L95 million giving rise to a profit on disposal of L21 million, and the Glenelg discovery in the Central North Sea was sold to Gaz de France for a cash consideration of L6 million, generating a profit on disposal of L3 million. 1998 disposals related to the Group's interests in Colombia and Italy.

(d) Restructuring costs in 1998 related to the restructuring of the Group's head office in London and the closure of the Group's office in Rome.

NOTE 5 -- OPERATING PROFIT

     i     Administrative expenses:

                                                                YEARS ENDED 31 DECEMBER
                                                                -----------------------
                                                                1999     1998     1997
                                                                -----    -----    -----
                                                                           (RESTATED)
                                                                      (L MILLION)
Administration costs........................................      27       23       23
New business expenditure....................................      --        8        8
                                                                ----     ----     ----
                                                                  27       31       31
                                                                ====     ====     ====

The total figure in 1999 includes L3 million relating to Monument. The Group is set to achieve the anticipated L6 million per annum cost savings arising from the Monument acquisition in 2000.

     ii     Operating profit for the year has been arrived at after charging:

                                                                YEARS ENDED 31 DECEMBER
                                                                -----------------------
                                                                1999     1998     1997
                                                                -----    -----    -----
                                                                           (RESTATED)
                                                                      (L MILLION)
Depletion, depreciation and decommissioning.................     177      218      216
Staff costs:
  Wages and salaries........................................      29       40       35
  Social security costs.....................................       2        2        3
  Other pension costs.......................................       2        4        4
Operating lease rentals:
  Land and buildings........................................       6        5        4
  Other.....................................................      11       22        7

     iii    Fees paid to auditors and other accounting firms:

                                                       YEARS ENDED 31 DECEMBER
                                        -----------------------------------------------------
                                             1999               1998               1997
                                        ---------------    ---------------    ---------------
                                        UK     OVERSEAS    UK     OVERSEAS    UK     OVERSEAS
                                        ---    --------    ---    --------    ---    --------
                                                             (RESTATED)         (RESTATED)
                                                               (L'000)
Audit of Group:
  Ernst & Young.....................    374      132       319       21       331       23
  Other accounting firms............     --       10        --        5        --       18
Non audit fees:
  Ernst & Young.....................    500      136       255       25       256       62
  Other accounting firms............    811      423        --       27        --       41

Non-audit fees payable to Ernst & Young in the United Kingdom related primarily to accounting due diligence work in support of the discussions with Enterprise Oil plc and the acquisition of Monument and other compliance work. Non-audit fees to other accounting firms in the UK relates to the provision of outsourcing services and overseas mainly to project management activities. The audit fee in respect of the audit of the parent company amounted to L10,000 (1998 L10,000; 1997 L10,000).

The average monthly number of employees (including directors) during the year was as follows:

                                                              YEARS ENDED 31 DECEMBER
                                                              -----------------------
                                                              1999     1998     1997
                                                              -----    -----    -----
                                                               (NUMBER OF EMPLOYEES)
UK..........................................................   234      337      310
Overseas....................................................   511      514      464
                                                              ----     ----     ----
Total Group.................................................   745      851      774
                                                              ====     ====     ====

At 31 December 1999 the total number of employees was 759 (1998 803; 1997 832).

NOTE 6 -- DIRECTORS' EMOLUMENTS AND INTERESTS

Certain details of executive directors' emoluments and interests are described in Appendix VI.

NOTE 7 -- INTEREST RECEIVABLE AND SIMILAR INCOME

                                                                YEARS ENDED 31 DECEMBER
                                                                -----------------------
                                                                1999     1998     1997
                                                                ----     ----     ----
                                                                      (L MILLION)
Bank interest receivable....................................      28       30       25
Income from listed investments..............................      11       14       13
Petroleum revenue tax interest..............................       2        2        3
Other income................................................      11        6       --
                                                                ----     ----     ----
                                                                  52       52       41
                                                                ====     ====     ====

Interest receivable in 1999 includes L9 million in respect of the release of an accrual for interest payable on corporation tax for prior years following the settlement of the tax position in 1999.

NOTE 8 -- INTEREST PAYABLE AND SIMILAR CHARGES

                                                                YEARS ENDED 31 DECEMBER
                                                                -----------------------
                                                                1999     1998     1997
                                                                ----     ----     ----
                                                                      (L MILLION)
Bank loans and overdrafts...................................      11        9       16
Loan capital................................................      91       90       67
Other finance charges.......................................       2        7        3
FRS 12 unwinding of discount................................       5        4        4
                                                                ----     ----     ----
                                                                 109      110       90
Less: capitalised interest..................................     (39)     (34)     (15)
                                                                ----     ----     ----
                                                                  70       76       75
                                                                ====     ====     ====

Loan capital includes amounts paid and payable to holders of Oil Production Stock (OPS) units of L0.2 million (1998 L0.2 million; 1997 L0.3 million). These payments are calculated on 8.75 per cent. of the sales value of production from
8.62608 per cent. of the Ninian field after deducting Government royalties and operating costs incurred in extracting the oil and conveying and treating it at Sullom Voe. The Group sold its interest in the Ninian field with effect from 1 January 1994. As part of the consideration, LASMO received unlisted securities with identical terms to the OPS units. The income from these securities is equal to the OPS payments and is included within interest receivable and similar income.

NOTE 9 -- TAXATION

                                                                 YEARS ENDED 31 DECEMBER
                                                                -------------------------
                                                                1999      1998      1997
                                                                -----     -----     -----
                                                                            (RESTATED)
                                                                       (L MILLION)
UK corporation tax:.........................................
  Current year charge.......................................      63         50       58
  Less: double tax relief...................................     (27)       (25)     (45)
  Deferred taxation.........................................       2          2        1
  Prior year items..........................................      (1)        --       (1)
                                                                 ---       ----      ---
                                                                  37         27       13
Overseas taxation:
  Current year charge.......................................      32         29       67
  Share of joint venture's tax charge.......................      17         14       32
                                                                 ---       ----      ---
                                                                  49         43       99
                                                                 ---       ----      ---
                                                                  86         70      112
Advance corporation tax written back........................     (29)       (25)      (6)
                                                                 ---       ----      ---
                                                                  57         45      106
                                                                 ===       ====      ===

NOTE 10 -- DIVIDENDS

                                                                 YEARS ENDED 31 DECEMBER
                                                                -------------------------
                                                                1999      1998      1997
                                                                -----     -----     -----
                                                                       (L MILLION)
DIVIDENDS
Minority interest
Preference shares:
  US$100 million series A 8.15 per cent Cumulative
     Preference shares......................................       6        --        --
Non-equity shares
Preference shares:
  US$250 million Cumulative Dollar Preference Shares, Series
     A......................................................      12        12        12
                                                                 ---       ---       ---
                                                                  18        12        12
Equity shares
Ordinary shares:
  Final 2.5 pence per share (1998 interim 2.3p; 1997 final
     2.3p)..................................................      34        22        22
                                                                 ---       ---       ---
                                                                  52        34        34
                                                                 ---       ---       ---
OTHER APPROPRIATIONS
  Exceptional charge for preference share redemption........      12        --        --
                                                                 ===       ===       ===

On 17 December 1999 LASMO announced its intention to redeem all of the US $250 million Cumulative Dollar Preference Shares, Series A. The exceptional charge reflects the premium payable on early redemption or approximately L6 million and costs of L6 million.

NOTE 11 -- EARNINGS PER SHARE

The calculation of earnings per ordinary share is based on the profit for the year after minority interests, preference dividends and other appropriations, of L124 million (1998 loss of L416 million; 1997 profit of L40 million). Earnings per ordinary share before exceptional items is based on a profit of L95 million (1998 loss of L56 million; 1997 profit of L40 million). The weighted average number of ordinary shares in issue for earnings per share was 1,156,702,255 shares (1998 965,966,362; 1997 965,895,800), ad-
justed by the weighted average number of own shares held of 13,657,450 shares (1998 15,355,572; 1997 17,289,154), to give 1,143,044,805 (1998 950,610,790;
1997 948,606,646) shares used in the calculation of earnings per ordinary share. There were 3,859,850 dilutive potential ordinary shares at the end of 1999 (1998 nil; 1997 2,659,880), which were added to the above number in calculating dilutive earnings per share.

NOTE 12 -- FIXED ASSETS

     i     Intangible assets: exploration and appraisal expenditure

                                                                                 OTHER
                                            UK     INDONESIA    VENEZUELA    INTERNATIONAL    TOTAL
                                            ---    ---------    ---------    -------------    -----
                                                                  (L MILLION)
COST:
At 31 December 1997 (restated)..........     28         1          --              28           57
  Additions.............................     23         7           4              51           85
  Amounts written off...................    (19)       (4)         --             (29)         (52)
  Exceptional amounts written off.......    (19)       --          --              --          (19)
  Transfers.............................     --        --          --              (9)          (9)
                                            ---       ---          --             ---          ---
At 31 December 1998 (restated)..........     13         4           4              41           62
  Additions.............................     15        14          --              34           63
  Acquisition of subsidiary
     undertaking........................     18        --          --              76           94
  Amounts written off...................     (5)      (11)         --             (18)         (34)
  Disposals.............................    (14)       --          --              (4)         (18)
  Transfers.............................     --        --          --             (23)         (23)
                                            ---       ---          --             ---          ---
At 31 December 1999.....................     27         7           4             106          144
                                            ===       ===          ==             ===          ===

     ii     Tangible assets

                                                                     OIL AND GAS EXPENDITURE
                                                              --------------------------------------
                                                 OFFICE                      FIELDS        FIELDS
                                   FREEHOLD   EQUIPMENT AND   FIELDS IN       UNDER       AWAITING
                                     LAND       VEHICLES      PRODUCTION   DEVELOPMENT   DEVELOPMENT   TOTAL
                                   --------   -------------   ----------   -----------   -----------   -----
                                                                    (L MILLION)
COST:
At 1 January 1997 (restated).....     39           34           2,430           65            38       2,606
  Exchange adjustments...........      1           --              25           --            (1)         25
  Acquisitions...................     --           --              15          275             1         291
  Additions......................      3           19              63          108             9         202
  Disposals......................     --           (6)            (60)          --            --         (66)
  Transfers......................     --           --              66          (59)           12          19
                                      --           --           -----          ---           ---       -----
At 31 December 1997 (restated)...     43           47           2,539          389            59       3,077
  Exchange adjustments...........     --           --              (4)          (2)            1          (5)
  Additions......................      2            7              64          158            27         258
  Disposals......................     --           (5)           (105)          --           (30)       (140)
  Transfers......................     --           --              74          (80)           15           9
                                      --           --           -----          ---           ---       -----
At 31 December 1998 (restated)...     45           49           2,568          465            72       3,199
  Exchange adjustments...........      1           --              26           16            --          43
  Acquisition of subsidiary......     --           --             331           38            60         429
  Additions......................      3            5              62          163            18         251
  Disposals......................     --           (1)           (167)          --            (7)       (175)
  Transfers......................     --           --              21          (21)           23          23
                                      --           --           -----          ---           ---       -----
At 31 December 1999..............     49           53           2,841          661           166       3,770
                                      ==           ==           =====          ===           ===       =====
DEPLETION AND DEPRECIATION:
At 1 January 1997 (restated).....      5           28           1,053           --             2       1,088
  Exchange adjustments...........     --           --              10           --            --          10
  Charge for the year............     --            4             211           --            --         215
  Disposals......................     --           (6)            (56)          --            --         (62)
  Transfers......................     --           --              --            2            (2)         --
                                      --           --           -----          ---           ---       -----
At 31 December 1997 (restated)...      5           26           1,218            2            --       1,251
  Exchange adjustments...........     --           --              (1)           2            --           1
  Charge for the year............     --            6             212           --            --         218
  Exceptional charge for the
    year.........................      6            6             164          143            --         319
  Disposals......................     --           (5)            (59)          --            --         (64)
                                      --           --           -----          ---           ---       -----
At 31 December 1998 (restated)...     11           33           1,534          147            --       1,725
  Exchange adjustments...........     --           --              11            2            --          13
  Charge for the year............     --            4             169           --            --         173
  Disposals......................     --           --             (90)          --            --         (90)
                                      --           --           -----          ---           ---       -----
At 31 December 1999..............     11           37           1,624          149            --       1,821
                                      ==           ==           =====          ===           ===       =====
NET BOOK AMOUNTS:
At 31 December 1999..............     38           16           1,217          512           166       1,949
                                      ==           ==           =====          ===           ===       =====
At 31 December 1998 (restated)...     34           16           1,034          318            72       1,474
                                      ==           ==           =====          ===           ===       =====
At 31 December 1997 (restated)...     38           21           1,321          387            59       1,826
                                      ==           ==           =====          ===           ===       =====
Cost at 31 December 1999
  includes capitalised interest
    of:..........................     --           --             152           77            --         229
                                      ==           ==           =====          ===           ===       =====

     iii    Oil and gas expenditure: regional analysis

                                                                                OTHER
                                          UK      INDONESIA    VENEZUELA    INTERNATIONAL    TOTAL
                                         -----    ---------    ---------    -------------    -----
                                                                (L MILLION)
COST:
Fields in production...................  2,049       683           --            109         2,841
Fields under development...............     62        --          462            137           661
Fields awaiting development............      3        --           --            163           166
                                         -----       ---          ---            ---         -----
At 31 December 1999....................  2,114       683          462            409         3,668
                                         =====       ===          ===            ===         =====
DEPLETION:
At 31 December 1999....................  1,227       412          100             34         1,773
                                         =====       ===          ===            ===         =====
NET BOOK AMOUNTS:
At 31 December 1999....................    887       271          362            375         1,895
                                         =====       ===          ===            ===         =====
At 31 December 1998 (restated).........    708       268          260            188         1,424
                                         =====       ===          ===            ===         =====

     iv    Investment in joint venture

Unimar Company is a partnership which is 50 per cent. owned by LASMO Oil & Gas, Inc., a company wholly-owned by the Group. Unimar Company owns Virginia International Company and Virginia Indonesia Company, the operator of the Sanga Sanga PSC, which between them own 11.56 per cent. of the Group's 37.81 per cent. interest in the Sanga Sanga PSC.

A summary of the Group's share of Unimar Company's results and assets and liabilities is set out below:

YEARS ENDED AND AT 31 DECEMBER                                1999    1998    1997
------------------------------                                ----    ----    ----
                                                                  (L MILLION)
Turnover....................................................   53      52      83
Profit before taxation and exceptional items................   27      16      39
Exceptional provision for oil and gas assets (note 4).......   --     (34)     --
Profit/(loss) before taxation...............................   27     (18)     39
Taxation....................................................  (17)    (14)    (32)
                                                              ---     ---     ---
Profit/(loss) after taxation................................   10     (32)      7
                                                              ===     ===     ===
Fixed assets................................................  117     119     164
Current assets..............................................   27       8      19
Current liabilities.........................................   (9)     (7)    (25)
Noncurrent liabilities......................................   (3)     (2)     (3)

     v     Other investments

                                                        AUK LOAN        OWN
                                                        NOTES (A)    SHARES (B)    OTHER    TOTAL
                                                        ---------    ----------    -----    -----
                                                                       (L MILLION)
At 1 January 1997.....................................     187           32          1       220
Disposals.............................................      --           (4)        --        (4)
                                                           ---           --         --       ---
At 31 December 1997...................................     187           28          1       216
Disposals.............................................      --           (2)        --        (2)
Amount written off....................................      --           --         (1)       (1)
                                                           ---           --         --       ---
At 31 December 1998...................................     187           26         --       213
                                                           ---           --         --       ---
Disposals.............................................      --           (4)        --        (4)
                                                           ---           --         --       ---
At 31 December 1999...................................     187           22         --       209
                                                           ===           ==         ==       ===

(a) The AUK Guaranteed Unsecured Floating Rate Notes 2003 (AUK Loan Notes) are guaranteed by Elf Aquitaine and are listed on the Luxembourg Stock Exchange. The investment is included in the balance sheet at cost which is equivalent to par value as the directors currently intend to hold the AUK Loan Notes until maturity. The AUK Loan Notes are pledged as collateral for certain Group borrowings (Note 15).

(b) The Group held 12,765,839 LASMO plc ordinary shares as at 31 December 1999 (1998 14,549,061 shares) arising from its acquisition of Ultramar. The market value of these shares at 31 December 1999, was L15 million (1998 L15 million). The historical cost of these shares at 31 December 1999 was L37 million (1998 L39 million). The directors consider that, having regard to schedule 4 paragraph 19 of the Companies Act, there has not been a permanent impairment in the value of these shares.

(c)  Details of principal investments are given in note 27.

NOTE 13 -- DEBTORS

                                                              31 DECEMBER
                                                              ------------
                                                              1999    1998
                                                              ----    ----
                                                              (L MILLION)
Trade debtors...............................................  150     290
Taxation recoverable........................................   18      32
Other debtors...............................................   89      92
Prepayments.................................................   34      18
                                                              ---     ---
                                                              291     432
                                                              ===     ===

Included in the above are the following amounts expected to be realised after more than one year.

                                                              31 DECEMBER
                                                              ------------
                                                              1999    1998
                                                              ----    ----
                                                              (L MILLION)
Taxation recoverable........................................   12      18
Other debtors and prepayments...............................   29      36
                                                               --      --
                                                               41      54
                                                               ==      ==

NOTE 14 -- CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                              31 DECEMBER
                                                              ------------
                                                              1999    1998
                                                              ----    ----
                                                              (L MILLION)
Bank loans and overdrafts...................................   --      79
Trade creditors.............................................   61      82
PRT and other taxation......................................   38      33
Social security.............................................    1       1
Dividends...................................................   40      25
Accruals....................................................   97     100
Other current liabilities...................................   80      53
                                                              ---     ---
                                                              317     373
                                                              ===     ===

NOTE 15 -- CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                              31 DECEMBER
                                                              ------------
                                                              1999    1998
                                                              ----    ----
                                                              (L MILLION)
Bank loans..................................................   --     203

Loan capital

                                                               31 DECEMBER
                                                              --------------
                                                              1999     1998
                                                              -----    -----
                                                               (L MILLION)
US$93 million 10.13% Notes 2000.............................     --       56
US$200 million 7 1/8% Guaranteed Notes 2003.................    123      119
US$20 million 10.30% Notes 2005.............................     12       12
L81 million 7 3/4% Convertible Bonds 2005 (a)...............     80       80
US$300 million 7.50% Guaranteed Notes 2006..................    184      178
US$200 million 6.75% Guaranteed Notes 2007..................    124      120
L150 million 10 3/8% Debenture Stock 2009 (b)...............    149      149
US$150 million 8 3/8% Guaranteed Notes 2023.................     91       89
US$400 million 7.30% Guaranteed Debentures 2027.............    238      232
OPS units of 10p each (c)...................................      1        1
                                                              -----    -----
                                                              1,002    1,036
                                                              =====    =====

(a) The L81 million 7 3/4% Convertible Bonds 2005 (initial issue L90 million) are convertible at the option of the holder into ordinary shares of the Company at a price of 541p per ordinary share on or before 27 September 2005 subject to adjustment in certain circumstances.

(b) Payment of principal and interest on the L150 million 10 3/8% Debenture Stock 2009 is guaranteed by LASMO Securities (Jersey) Limited, a wholly-owned subsidiary of the Company, and the guarantee is secured by a charge over the AUK Loan Notes held by LASMO Securities (Jersey) Limited.

(c)  Oil Production Stock

                                                                   (NUMBER
                                                                  OF UNITS)    (L'000)
                                                                  ---------    -------
    At 1 January 1997 and 31 December 1998 and 1999.............  5,562,990      556

The OPS is repayable at par on the earliest of:

- The date when the total quantity of petroleum won and saved from the 8.62608% interest in the Ninian field to which the OPS relates reaches 120 million barrels;

-  the termination of production from the field; or

-  31 December 2010.

At 31 December 1999 cumulative production from the Ninian field attributable to the interest on which OPS payments have become due amounted to 96.1 million barrels (1998 94.8 million barrels).

                                                                   31 DECEMBER
                                                                ------------------
                                                                1999       1998
                                                                ----    ----------
                                                                        (RESTATED)
                                                                   (L MILLION)
Other creditors
Deferred income (a) (b).....................................    182        132
Other accounts payable......................................      5          4
                                                                ---        ---
                                                                187        136
                                                                ===        ===

(a) On 10 December 1998 the Group agreed to renegotiate its gas sales agreement with PowerGen UK plc. This had the effect of reducing the price of gas delivered to PowerGen from 1 October 1998 by approximately 35 per cent. and resulted in a payment to LASMO of L146 million, which was received on 5 January 1999. This has been deferred and is being released to income as gas is delivered under the agreement, which terminates in 2013. On 19 October 1999 the Group modified the gas sales agreement with PowerGen UK plc. This had the effect of reducing the gas price by approximately one third for gas delivered from 1 June 1999 for a period of five years and resulted in a payment to LASMO of L84 million, received in November 1999. This amount is being released to income as the gas is delivered over the five year period. At 31 December 1999, L31 million (1998 L11 million) is included in accruals and deferred income due within one year, and L155 million (1998 L115 million) is included in deferred income due after more than one year in respect of these arrangements.

(b) Interest is receivable by the Group on PRT refunds which have arisen from the carryback of excess current UK North Sea expenditures against prior year PRT payments. To the extent that such interest relates to PRT receipts, which totalled L6 million (1998 L8 million) arising in respect of the Piper field redevelopment, it has been deferred and is being released to income as Piper production is received. Also included in deferred income is L8 million (1998 L9 million) which relates to a prepayment received under a contract for sale of gas. The income is being released to profits as deliveries are made.

NOTE 16 -- FINANCIAL INSTRUMENTS

Short term debtors and creditors have been excluded from all disclosures other than the currency profile.

Details of non-equity shares issued by the Group are given in notes 18 and 20.

i    Maturity profile of financial liabilities

                                                                              1999
                                                            ----------------------------------------
                                                               BANK
                                                            BORROWINGS
                                                               AND
                                                            DEBENTURES       OTHER          TOTAL
                                                            ----------    -----------    -----------
                                                                          (L MILLION)
Due within one year.....................................         58             --             58
Due within one to two years.............................         --              5              5
Due between two and five years..........................        123             --            123
Due between five and ten years..........................        549             --            549
Due after ten years.....................................        330             --            330
                                                              -----          -----          -----
Net financial liabilities...............................      1,060              5          1,065
                                                              =====          =====          =====

In the maturity analysis of Group financial liabilities "other" includes liabilities shown as other creditors falling due after more than one year.

Bank borrowings and debentures are stated net of unamortised issue expenses totalling L15 million.

The Company has issued guarantees or indemnities including those for loans and obligations of various subsidiary companies amounting to L930 million.

At 31 December 1999 the Group had L225 million of committed bank facilities which expire as follows:

                                                                   1999
                                                                -----------
                                                                (L MILLION)
Expiring within one year....................................         75
Expiring within two to three years..........................        150
                                                                    ---
                                                                    225
                                                                    ===

ii   Interest rate and currency profile

The interest rate and currency profile of the financial liabilities of the Group as at 31 December was as follows:

                                                                                                           WEIGHTED
                                                                                 WEIGHTED    WEIGHTED       AVERAGE
                                                                                 AVERAGE     AVERAGE     PERIOD UNTIL
                                                                                  FIXED     PERIOD FOR    MATURITY OF
                                                                                 INTEREST   WHICH RATE   INTEREST-FREE
                                                                    INTEREST-      RATE      IS FIXED     LIABILITIES
CURRENCY                  TOTAL      FIXED RATE    FLOATING RATE      FREE          %         YEARS          YEARS
--------               -----------   -----------   -------------   -----------   --------   ----------   -------------
                       (L MILLION)   (L MILLION)    (L MILLION)    (L MILLION)
1999
Sterling.............       236          229              1             6          9.5          8.2           1.5
US dollar............       829          400            429            --          8.1         22.3            --
                          -----          ---            ---            --          ---         ----           ---
Total................     1,065          629            430             6          8.6         17.2           1.5
                          =====          ===            ===            ==          ===         ====           ===

The floating rate liabilities bear interest based on six month LIBOR plus 0.8 to
2.1 base points.

Financial assets comprise L384 million of cash and short term investments, and L12 million of other debtors. Of these items, L354 million is denominated in sterling, L31 million is denominated in US dollars, and L11 million in other currencies.

The cash balances bear interest at floating rates based approximately on LIBOR. Other debtors are non interest bearing and are expected to be recovered within three years.

iii.   Fair values of financial instruments

The fair value of the Group's financial instruments is as follows:

                                                                     31 DECEMBER 1999
                                                                --------------------------
                                                                 CARRYING       ESTIMATED
                                                                  AMOUNT       FAIR VALUE
                                                                -----------    -----------
                                                                (L MILLION)    (L MILLION)
PRIMARY FINANCIAL INSTRUMENTS HELD OR ISSUED TO FINANCE THE
  GROUP'S OPERATIONS
Bank loans and overdrafts...................................         (58)           (59)
Borrowings due after more than one year.....................      (1,002)        (1,014)
Other liabilities...........................................          (5)            (5)
Non equity shares...........................................        (155)          (161)
Non equity minority interest................................         (61)           (61)
Other debtors...............................................          12             12
AUK loan note...............................................         187            187
Cash at bank and short term investments.....................         384            384
DERIVATIVE FINANCIAL INSTRUMENTS HELD TO MANAGE THE INTEREST
  AND CURRENCY RATE PROFILE
Interest rate swaps.........................................          --            (30)
Forward foreign currency agreements.........................          --             (1)

Market values have been used to determine the fair value of interest rate swaps, forward foreign currency agreements and listed securities held. The fair value of all other items have been calculated by discounting the expected future cash flows at prevailing interest rates at the year end.

iv   Hedging

The Group may, from time to time, use derivative financial instrument to hedge its exposure to fluctuations in foreign currency exchange rates, interest rates and crude oil prices. The Group does not become a party to derivatives for trading purposes. Gains and losses on instruments used for hedging are not recognised until the exposure that is being hedged is itself recognised. Unrecognised gains and losses on instruments used for hedging, and the movements therein, are as follows:

                                                                               1999
                                                             -----------------------------------------
                                                                                            TOTAL NET
                                                                                             GAINS/
                                                                GAINS         LOSSES        (LOSSES)
                                                             -----------    -----------    -----------
                                                             (L MILLION)    (L MILLION)    (L MILLION)
Unrecognised gains and losses at 1 January.................       5              --              5
Gains and losses arising in previous years that were
  recognised in the year...................................       1              --              1
                                                                  --            ---            ---
Gains and losses arising before 1 January that were not
  recognised in the year...................................       4              --              4
Gains and losses arising in the year that were not
  recognised in the year...................................      (4)            (31)           (35)
                                                                  --            ---            ---
Unrecognised losses on hedges at 31 December...............      --             (31)           (31)
                                                                  --            ---            ---
Losses expected to be recognised in the next financial
  year.....................................................      --              (2)            (2)
Losses which may be recognised after the next financial
  year.....................................................      --             (29)           (29)
                                                                  ==            ===            ===

The extent, if any, to which losses on interest rate swaps will be recognised beyond 2000 depends upon prevailing interest rates during the period to maturity of the underlying borrowings, which ranges from 2003 to 2007.

v   Currency profile

The main functional currencies of the Group are sterling and US dollars. In total, at 31 December 1999 the Group's subsidiaries whose functional currency is sterling had net monetary assets denominated in US dollars amounting to L38 million.

NOTE 17 -- PROVISIONS FOR LIABILITIES AND CHARGES

                                     DEFERRED    DEFERRED    DECOMMISSIONING      OTHER
                                       PRT       TAXATION      PROVISIONS       PROVISIONS    TOTAL
                                     --------    --------    ---------------    ----------    -----
                                                              (L MILLION)
Balance at 1 January 1997........       49           4             38                4          95
(Credit)/charge..................      (14)          1              8               --          (5)
Utilised.........................       --          --             (1)              --          (1)
                                       ---          --             --              ---         ---
Balance at 31 December 1997......       35           5             45                4          89
(Credit)/charge..................       (8)          2             11               34          39
Utilised.........................       --          (2)            --               (7)         (9)
                                       ---          --             --              ---         ---
Balance at 31 December 1998......       27           5             56               31         119
Prior year adjustment............       --          --             (8)              --          (8)
(Credit)/charge..................       (8)          2             --                4          (2)
Utilised.........................       --          (4)            --              (26)        (30)
Additions/revisions..............       --          --              3               --           3
Acquisitions.....................       --           3             10               --          13
Unwinding discount...............       --          --              5               --           5
                                       ---          --             --              ---         ---
Balance at 31 December 1999......       19           6             66                9         100
                                       ===          ==             ==              ===         ===

Deferred PRT

The provision for tax on oil and gas activities is calculated on a unit of production basis and represents liabilities expected to crystallise on certain North Sea fields.

Decommissioning costs

The estimated cost of decommissioning at the end of the production lives of North Sea fields is based upon engineering estimates and expert reports.

Provision is made for the estimated decommissioning costs at the balance sheet date, discounted to the present value. These liabilities are expected to crystallise between 2002 and 2019.

Deferred taxation

                                                                31 DECEMBER
                                                                ------------
                                                                1999    1998
                                                                ----    ----
                                                                (L MILLION)
The potential liability for deferred taxation is:
  Accelerated capital allowances and other timing
     differences............................................    122      60
  Overseas deferred taxation................................      2       8
                                                                ---     ---
                                                                124      68
Deduct: advance corporation tax.............................    (71)    (39)
                                                                ---     ---
                                                                 53      29
                                                                ===     ===
of which the following amounts have been recognised in the
  financial statements:
Accelerated capital allowances and other timing
  differences...............................................      6       5
                                                                ---     ---

The amount provided in respect of accelerated capital allowances and other timing differences includes L5 million (1998 L6 million) relating to refunds of petroleum revenue tax arising from the Piper redevelopment and which are included in deferred petroleum revenue tax. The potential liability for deferred taxation excludes revaluation surpluses on certain North Sea fields as these do not constitute timing differences.

Deferred taxation is not provided in respect of liabilities which might arise on the distribution of profits of overseas subsidiary companies, due to the availability of foreign tax credits.

Other

Other provisions principally comprise provisions established in 1998 in respect of the restructuring of the Group's head office in London and the closure of the Group's office in Rome.

NOTE 18 -- SHARE CAPITAL OF THE COMPANY

                                                                                  ALLOTTED, CALLED UP
                                                         AUTHORISED                  AND FULLY PAID
                                                 --------------------------    --------------------------
                                                    1999           1998           1999           1998
                                                 -----------    -----------    -----------    -----------
                                                 (L MILLION)    (L MILLION)    (L MILLION)    (L MILLION)
Equity shares:
  Ordinary shares: 1,704 million shares (1998
     1,320 million shares) of 25p each (i)...        426            330            337            242
Non-equity shares:
  Cumulative Redeemable Preference Shares of
     L1 each.................................        100            100             --             --
  US$250 million Cumulative Dollar Preference
     Shares of $25 each (iii)................        155            150            155            150
                                                     ---            ---            ---            ---
                                                     681            580            492            392
                                                     ===            ===            ===            ===

During the year the Company's authorised ordinary share capital was increased by L95,953,175 by the creation of 383,812,700 shares of 25p each.

Preference shares are classified as non-equity interests in shareholders' funds. The Cumulative Dollar Preference Shares are stated at year end exchange rates.

     i     Ordinary shares

    1999                                             1998
    --------------------------------   --------------------------------
    NUMBER OF SHARES   NOMINAL VALUE   NUMBER OF SHARES   NOMINAL VALUE
    ----------------   -------------   ----------------   -------------
                       (L MILLION)                        (L MILLION)
     1,344,328,323          337          965,966,362           242
     =============          ===          ===========           ===

During 1999 the Company issued 378,361,961 ordinary shares in connection with the acquisition of Monument.

     ii     Share options

At 31 December 1999 there were outstanding options under various employee share option schemes, exercisable during the years 2000 to 2009, to acquire 12,436,886 ordinary shares of the Company at prices ranging from L1.00 to L4.75 per share.

In addition, at 31 December 1999 there were outstanding options, held by former employees of Monument, under various employee share option schemes, exercisable during the years 2000 to 2009 to acquire 4,750,712 ordinary shares of the Company at prices ranging from L0.58 to L1.95 per share.

The Group has other stock option plans in which former employees of the Ultramar Group participate. At 31 December 1999 there were outstanding options, exercisable during the years 2000 to 2001, to acquire 185,659 ordinary shares of the Company at prices ranging from L2.55 to L2.81 per share.

The Company also has a stock appreciation rights (SAR) plan under which SARs have been granted to US residents who previously held options under the Ultramar stock option plans. On valid exercise of a SAR, LASMO pays to the option holder the difference between the calculated exercise price of equivalent LASMO ordinary shares in the SAR and the market value of LASMO ordinary shares on the date of exercise, either in cash or LASMO ordinary shares. At 31 December 1999 there were 1,950 SARs outstanding.

In addition there are options over 26,000 Ultramar shares which remain outstanding.

     iii    Cumulative Dollar Preference Shares; Series A of US$25 each (Dollar
        Preference Shares).

Dividends are payable on the Dollar Preference Shares, in US dollars, quarterly in arrears at a rate to provide a gross return to the shareholder of 10 per cent per annum of the nominal value of the shares.

On 16 February 2000 the Company redeemed all of the outstanding Dollar Preference Shares at a premium of US$1.00 per share, resulting in an exceptional charge to other appropriations. The charge comprises L6 million of unamortised costs in addition to the premium of L6 million.

NOTE 19 -- RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS AND RESERVES

                                                                   1999                              1998
                                           ----------------------------------------------------   ----------
                                                                             PROFIT
                                            SHARE      SHARE      OTHER     AND LOSS                TOTAL
                                           CAPITAL    PREMIUM    RESERVES   ACCOUNT     TOTAL     (RESTATED)
                                           --------   --------   --------   --------   --------   ----------
                                            (L         (L         (L          (L         (L         (L
                                           MILLION)   MILLION)   MILLION)   MILLION)   MILLION)    MILLION)
At 1 January (restated).................     392        556         90        (184)       854       1,296
Profit/(loss) for year..................      --         --         --         154        154        (404)
Dividends and appropriations............      --         --         --         (64)       (64)        (34)
Issue of shares.........................      95        366         --          --        461          --
Issue expenses..........................      --          6         --          --          6          --
Exchange adjustments....................       5         --         --          (9)        (4)         (4)
                                             ---        ---         --        ----      -----       -----
At 31 December..........................     492        928         90        (103)     1,407         854
                                             ===        ===         ==        ====      =====       =====

Share capital includes non-equity interests (note 18). Non-equity interests in shareholders' funds, comprising preference share capital net of issue expenses, total L149 million (1998 L144 million).

Other reserves include L28 million of merger reserve (1998 L28 million) and L60 million of capital redemption reserve (1998 L60 million).

Cumulative goodwill set off against reserves at 31 December 1999 is L30 million (1998 L30 million).

Net exchange losses of L28 million on foreign currency loans have been offset against exchange gains arising on the net investment in overseas subsidiaries.

The loss dealt with in the accounts of the Company was L54 million (1998 loss L135 million)

NOTE 20 -- MINORITY INTEREST

In 1998, LASMO America (LAL) a wholly-owned subsidiary of LASMO plc and registered in the United States of America issued 1,000,000 series A 8.15 per cent cumulative perpetual preference shares, each having a par value of $0.01 and a liquidation preference of $100. The shares are redeemable in whole or in part at the option of LAL at liquidation preference, plus accrued dividends, after 1 March 2009, or earlier at the option of LAL in the event of certain US federal income tax law changes. Holders of the shares have a right, in preference to ordinary shareholders of the Company, to receive on a winding up the liquidation preference plus any accrued dividends.

NOTE 21 -- PENSION COSTS

The LASMO Group operates a number of pension schemes. The principal scheme is the LASMO Pension Plan (the Plan) which operates in the United Kingdom and which is of the funded and defined benefits type. The Plan covers approximately 265 Group employees (1998 415) and its assets are held in trust in a separately administered fund.

The latest actuarial valuation of the Plan was carried out as at 31 March 1998 and was prepared using the projected unit method. This valuation, which assumed investment returns of 0.5 per cent. per annum in excess of salary increases and
3.5 per cent. per annum in excess of pension increases, disclosed a funding level of 123 per cent. The market value of the Plan's assets at the valuation date was L62 million.
The surplus disclosed by the valuation has been used to reduce the Company contributions. The pension cost assessed on the basis of actuarial advice and charged in the financial statements was L2 million (1998 L4 million).

NOTE 22 -- COMMITMENTS

     i The following amounts, including information supplied by the operators, were contracted for at 31 December:

                                                              31 DECEMBER
                                                              ------------
                                                              1999    1998
                                                              ----    ----
                                                              (L MILLION)
Oil and gas expenditure.....................................   57      64

     ii At 31 December operating lease obligations existed which were payable within one year in respect of leases expiring:

                                                                         31 DECEMBER
                                                             ------------------------------------
                                                                        1999                1998
                                                             ---------------------------    -----
                                                             LAND AND
                                                             BUILDINGS    OTHER    TOTAL    TOTAL
                                                             ---------    -----    -----    -----
                                                                         (L MILLION)
Within 1 year..............................................     --         --       --        1
Within 2-5 years...........................................      2         19       21       11
After 5 years..............................................      4         --        4        5
                                                                --         --       --       --
                                                                 6         19       25       17
                                                                ==         ==       ==       ==

NOTE 23 -- RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM OPERATING ACTIVITIES

                                                              YEAR ENDED 31 DECEMBER
                                                              -----------------------
                                                              1999     1998     1997
                                                              -----    -----    -----
                                                                         (RESTATED)
                                                                    (L MILLION)
Operating profit/(loss).....................................   161     (323)     153
Exploration costs written off (net of provision release)....    34       71       54
Provision for decommissioning...............................     4        3        3
Depletion and depreciation..................................   173      528      216
Provision for oil and gas assets............................     3       --       --
Utilisation of provision for reorganisation costs...........   (26)      (1)      (8)
Changes in PRT provisions and other balances................    (1)     (12)     (16)
Movement in consumable stores...............................   (10)       1       (2)
Movement in debtors.........................................   (87)       4       --
Movement in creditors.......................................    31        1        9
Deferred income.............................................   200       (1)      (2)
                                                              ----     ----     ----
Net cash inflow from operating activities...................   482      271      407
                                                              ====     ====     ====

NOTE 24 -- FINANCING CASHFLOW

                                                              YEARS ENDED 31 DECEMBER
                                                              -----------------------
                                                              1999     1998     1997
                                                              -----    -----    -----
                                                                    (L MILLION)
Borrowings raised...........................................    --     (181)    (659)
Borrowings repaid...........................................   454       45      372
                                                              ----     ----     ----
Net cash outflow/(inflow) from change in debt...............   454     (136)    (287)
Receipts from minority interest.............................    --      (59)      --
                                                              ----     ----     ----
Net cash outflow/(inflow) from financing....................   454     (195)    (287)
                                                              ====     ====     ====

NOTE 25 -- RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN GROUP NET DEBT

                                                                 YEARS ENDED 31 DECEMBER
                                                                -------------------------
                                                                1999      1998      1997
                                                                -----     -----     -----
                                                                            (RESTATED)
                                                                       (L MILLION)
(Decrease)/increase in cash in the year.....................     (14)       14         2
Cash outflow/(inflow) from increase/decrease in debt........     454      (195)     (287)
Cash (inflow)/outflow from increase/decrease in liquid
  resources.................................................    (213)       65        30
                                                                ----      ----      ----
Changes resulting from cash flow............................     227      (116)     (255)
Exchange difference.........................................     (25)       (1)      (23)
Liquid resources arising on acquisition.....................     152        --        --
Borrowings arising on acquisition...........................    (171)       --        --
Receipts from minority interest.............................      --        59        --
Other.......................................................      --        --        10
                                                                ----      ----      ----
Movement in debt net of cash and liquid resources in the
  year......................................................     183       (58)     (268)
                                                                ----      ----      ----
Movement in Group net debt..................................     183       (58)     (268)
Group net debt at 1 January.................................    (672)     (614)     (346)
                                                                ----      ----      ----
Group net debt at 31 December...............................    (489)     (672)     (614)
                                                                ====      ====      ====

NOTE 26 -- ANALYSIS OF MOVEMENT IN GROUP NET DEBT

                       1 JANUARY               EXCHANGE    31 DECEMBER                            EXCHANGE    31 DECEMBER
                          1998      CASHFLOW   MOVEMENTS      1998       CASHFLOW   ACQUISITION   MOVEMENTS      1999
                       ----------   --------   ---------   -----------   --------   -----------   ---------   -----------
                       (RESTATED)
                                                                  (L MILLION)
Cash repayable on
  demand.............        11         15        (5)            21         (20)          3           --             4
Overdrafts...........        (2)        (1)       --             (3)          3          --           --            --
                         ------       ----        --         ------        ----        ----          ---        ------
                              9         14        (5)            18         (17)          3           --             4
Bank loans due after
  1 year.............       (69)      (134)       --           (203)        203          --           --            --
Loan capital due
  after 1 year.......    (1,098)        59         3         (1,036)        231        (171)         (26)       (1,002)
Bank loans and loan
  capital due within
  1 year.............       (15)       (61)       --            (76)         20          --           (2)          (58)
                         ------       ----        --         ------        ----        ----          ---        ------
                         (1,182)      (136)        3         (1,315)        454        (171)         (28)       (1,060)
Liquid resources.....       372         65         1            438        (213)        152            3           380
                         ------       ----        --         ------        ----        ----          ---        ------
Debt net of cash and
  liquid resources...      (801)       (57)       (1)          (859)        224         (16)         (25)         (676)
AUK Loan Notes.......       187         --        --            187          --          --           --           187
                         ------       ----        --         ------        ----        ----          ---        ------
Group net debt.......      (614)       (57)       (1)          (672)        224         (16)         (25)          489
                         ======       ====        ==         ======        ====        ====          ===        ======

Liquid resources principally comprise short-term deposits.

27 -- PRINCIPAL INVESTMENTS

The following companies have businesses which are material in the context of either the Group's profits or net assets. Direct subsidiaries of LASMO plc are indicated by an asterisk. Unless otherwise stated all companies are wholly-owned (all ordinary or common class shares) by the Group.

                                     COUNTRY OF       COUNTRY OF
                                    REGISTRATION      OPERATION        PRINCIPAL ACTIVITIES
                                   ---------------    ----------    --------------------------
*LASMO International Limited...            England    Various(a)    Exploration and production
LASMO Sanga Sanga Limited......            Bermuda    Indonesia     Exploration and production
*LASMO Securities (Jersey)                  Jersey       Jersey     Finance
  Limited......................
LASMO (TNS) Limited............           Scotland           UK     Exploration and production
LASMO (ULX) Limited............            England           UK     Exploration and production
LASMO Venezuela B.V............    The Netherlands    Venezuela     Exploration and production
Unimar Company(b)..............                USA    Indonesia     Exploration and production

(a) LASMO International Limited's main interests are located in Algeria.

(b) The Group has a 50 per cent interest in Unimar, a general partnership. See note 12 for further information.

3.  FINANCIAL INFORMATION FOR THE SIX MONTHS ENDED 30 JUNE 2000

NATURE OF FINANCIAL INFORMATION

The financial information relating to LASMO set out below has been extracted without material adjustment from the unaudited interim report of LASMO for the six months ended 30 June 2000.

STATEMENT OF ACCOUNTING POLICIES

The unaudited interim report has been prepared on the basis of the accounting policies set out in Part 2 of this Appendix IV. The Group taxation charge has been calculated by applying the directors' best estimate of the annual effective rate to the profit for the period.

LASMO plc AND SUBSIDIARY COMPANIES
ABBREVIATED PROFIT AND LOSS ACCOUNT

                                                                      FIRST HALF
                                                                     (UNAUDITED)
                                                              --------------------------
                                                                 2000           1999
                                                              -----------    -----------
                                                                             (RESTATED)
                                                                     (L MILLION)
TURNOVER
Group and share of joint venture............................       500            239
Less share of joint venture's turnover......................       (37)           (23)
                                                                 -----          -----
                                                                   463            216
Cost of sales...............................................      (243)          (164)
Provision for oil and gas assets............................         -              -
                                                                 -----          -----
GROSS PROFIT................................................       220             52
Exploration costs written off...............................       (21)           (12)
Administrative expenses.....................................       (10)           (10)
                                                                 -----          -----
OPERATING PROFIT............................................       189             30
Share of joint venture's operating profit...................        26             10
(Loss)/profit on disposal of fixed assets...................        (2)            16
Net interest payable........................................       (28)            (5)
                                                                 -----          -----
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION...............       185             51
Taxation on profit on ordinary activities...................       (61)           (23)
                                                                 -----          -----
PROFIT FOR THE PERIOD.......................................       124             28
Minority interests..........................................        (2)            (2)
                                                                 -----          -----
PROFIT ATTRIBUTABLE TO MEMBERS OF THE PARENT COMPANY........       122             26
Dividends on preference shares..............................        (2)            (7)
                                                                 -----          -----
PROFIT ATTRIBUTABLE TO ORDINARY SHAREHOLDERS................       120             19
Dividends on ordinary shares................................         -              -
RETAINED PROFIT FOR THE PERIOD..............................       120             19
                                                                 =====          =====
Earnings per ordinary share*................................      9.0p           2.0p
Diluted earnings per ordinary share*........................      9.0p           2.0p
Dividend per ordinary share.................................         -              -
Weighted average number of shares in issue (millions).......     1,333            952
                                                                 =====          =====

* Preference dividends have been deducted in calculating earnings per share.

LASMO plc AND SUBSIDIARY COMPANIES
NOTES TO THE ABBREVIATED PROFIT AND LOSS ACCOUNT

                                                                      FIRST HALF
                                                                     (UNAUDITED)
                                                              --------------------------
                                                                 2000           1999
                                                              -----------    -----------
                                                                             (RESTATED)
                                                                     (L MILLION)
NOTE 1 SEGMENTAL INFORMATION
TURNOVER BY SOURCE
UK..........................................................       291            137
Indonesia...................................................        86             54
Venezuela...................................................        56             12
Other international.........................................        30             13
                                                                 -----          -----
                                                                   463            216
Share of joint venture's turnover -- Indonesia..............        37             23
                                                                 -----          -----
                                                                   500            239
                                                                 =====          =====
PROFIT/(LOSS) ON ORDINARY ACTIVITIES BEFORE TAXATION
UK..........................................................       126             19
Indonesia...................................................        44             22
Venezuela...................................................        15             (2)
Other international.........................................        14             (1)
                                                                 -----          -----
                                                                   199             38
Share of joint venture's profit before taxation --
  Indonesia.................................................        26             10
Unallocated administrative expenses.........................       (10)            (8)
Exceptional items...........................................        (2)            16
Net interest expense........................................       (28)            (5)
                                                                 -----          -----
                                                                   185             51
                                                                 =====          =====
NOTE 2 COST OF SALES
Operating costs.............................................       117             78
Depletion...................................................        98             75
Decommissioning.............................................         3              6
Royalties...................................................        13              3
PRT charge..................................................        12              2
                                                                 -----          -----
                                                                   243            164
                                                                 =====          =====
NOTE 3 NET INTEREST (PAYABLE)/RECEIVABLE
Interest on loans...........................................       (47)           (52)
Capitalised on development activities.......................         5             12
FRS 12 unwinding of discount................................        (3)            (2)
                                                                 -----          -----
                                                                   (45)           (42)
Interest receivable.........................................        16             36
PRT interest................................................         1              1
                                                                 -----          -----
                                                                   (28)            (5)
                                                                 =====          =====

Both the first half and full year interest receivable in 1999 include L9 million in respect of the release of an accrual for interest payable on corporation tax for prior years.

                                                                      FIRST HALF
                                                                     (UNAUDITED)
                                                              --------------------------
                                                                 2000           1999
                                                              -----------    -----------
                                                                     (L MILLION)
NOTE 4 TAXATION
UK corporation tax charge...................................        23              5
Overseas taxation...........................................        38             18
                                                                 -----          -----
                                                                    61             23
                                                                 =====          =====
The taxation charge relates to the following:
Parent and subsidiaries.....................................        48             16
Joint venture...............................................        13              7
                                                                 -----          -----
                                                                    61             23
                                                                 =====          =====

                                   APPENDIX V

           UNAUDITED PRO FORMA FINANCIAL INFORMATION AND PROJECTIONS

1.  UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated balance sheet, pro forma condensed consolidated statements of income and accompanying notes give effect to the proposed business combination of Amerada Hess and LASMO using the purchase method of accounting for business combinations. The pro forma financial statements are based on the historical consolidated financial statements of Amerada Hess and LASMO and should be read in conjunction with the historical financial statements, including footnotes. Selected financial information, which was extracted from the historical financial statements, is included in Appendices III and IV.

The unaudited pro forma condensed consolidated balance sheet at 30 September 2000, is presented as if the business combination occurred on 30 September 2000. The unaudited pro forma condensed statements of income for the year ended 31 December 1999, and the nine months ended 30 September 2000, are presented as if the business combination had been completed on 1 January 1999.

The unaudited pro forma financial statements are presented for illustrative purposes only. They are based on assumptions and do not purport to be indicative of the results of operations or the financial position that would have actually occurred if the combination had been consummated on the dates indicated or that may be expected in the future.

The unaudited pro forma financial statements do not reflect any cost savings or anticipated changes in expenses reflecting efficiencies resulting from combining operations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2000
Millions of US dollars

                                    AMERADA HESS                   PRO FORMA
                                    CORPORATION     LASMO PLC     ADJUSTMENTS     PRO FORMA
                                    ------------    ----------    -----------     ----------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.......   $      259     $      460    $     (400)(a)  $      319
  Accounts receivable.............        1,848            473            --           2,321
  Inventories.....................          367             31            --             398
  Other current assets............          585             27            --             612
                                     ----------     ----------    ----------      ----------
     Total current assets.........        3,059            991          (400)          3,650
                                     ----------     ----------    ----------      ----------
INVESTMENTS AND ADVANCES
  HOVENSA L.L.C...................          785             --            --             785
  Other...........................          236            500           244(b)          980
                                     ----------     ----------    ----------      ----------
     Total investments and
       advances...................        1,021            500           244           1,765
                                     ----------     ----------    ----------      ----------
PROPERTY, PLANT AND EQUIPMENT,
  NET.............................        4,198          3,263         2,006(b)        9,467
                                     ----------     ----------    ----------      ----------
GOODWILL..........................           --             --           255(c)          255
                                     ----------     ----------    ----------      ----------
NOTE RECEIVABLE...................          539             --            --             539
                                     ----------     ----------    ----------      ----------
DEFERRED INCOME TAXES AND OTHER
  ASSETS..........................          252             --            --             252
                                     ----------     ----------    ----------      ----------
TOTAL ASSETS......................   $    9,069     $    4,754    $    2,105      $   15,928
                                     ==========     ==========    ==========      ==========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
CURRENT LIABILITIES
  Accounts payable and accrued
     liabilities..................   $    2,312     $      474    $      (49)(e)  $    2,737
  Taxes payable...................          329             64            --             393
  Notes payable...................            2             --            --               2
  Current maturities of long-term
     debt.........................           57             --            --              57
                                     ----------     ----------    ----------      ----------
     Total current liabilities....        2,700            538           (49)          3,189
                                     ----------     ----------    ----------      ----------
LONG-TERM DEBT....................        1,940          1,609         2,166(a)        5,715
                                     ----------     ----------    ----------      ----------
TOTAL DEFERRED LIABILITIES                                             1,069(d)
  AND CREDITS.....................          886            541          (190)(e)       2,306
                                     ----------     ----------    ----------      ----------
MINORITY INTEREST.................           --            100            --             100
                                     ----------     ----------    ----------      ----------
                                                                       1,075(a)
TOTAL STOCKHOLDERS' EQUITY........        3,543          1,966        (1,966)(f)       4,618
                                     ----------     ----------    ----------      ----------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY............   $    9,069     $    4,754    $    2,105      $   15,928
                                     ==========     ==========    ==========      ==========

See accompanying notes to unaudited pro forma consolidated financial information.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED INCOME
FOR THE YEAR ENDED DECEMBER 31, 1999
Millions of US dollars, except per share data

                                           AMERADA HESS                 PRO FORMA
                                           CORPORATION    LASMO PLC    ADJUSTMENTS   PRO FORMA
                                           ------------   ----------   -----------   ----------
REVENUES
  Sales (excluding excise taxes) and
     other operating revenues............   $    7,039    $      962   $       --    $    8,001
  Non-operating income
     Gains on asset sales................          273           103           --           376
     Equity in income of HOVENSA
       L.L.C.............................            7            --           --             7
     Other...............................          142           100           --           242
                                            ----------    ----------   ----------    ----------
       Total revenues....................        7,461         1,165           --         8,626
                                            ----------    ----------   ----------    ----------
COSTS AND EXPENSES
  Cost of products sold..................        4,241            --           --         4,241
  Production expenses....................          487           300           --           787
  Marketing expenses.....................          387            --           --           387
  Other operating expenses...............          217            --           --           217
  Exploration expense, including dry
     holes and lease impairment..........          261            76           --           337
  General and administrative expenses....          231            80           --           311
  Interest expense.......................          158           105          163(g)        426
  Depreciation, depletion and
     amortization........................          649           273          204(h)      1,126
  Impairment of assets and operating
     leases..............................          128             5           --           133
  Goodwill amortization..................           --            --           17(i)         17
                                            ----------    ----------   ----------    ----------
       Total costs and expenses..........        6,759           839          384         7,982
                                            ----------    ----------   ----------    ----------
  Income before income taxes.............          702           326         (384)          644
  Provision for income taxes.............          264           184          (81)(j)        367
                                            ----------    ----------   ----------    ----------
INCOME BEFORE MINORITY INTEREST..........          438           142         (303)          277
  Minority interest......................           --           (10)          --           (10)
                                            ----------    ----------   ----------    ----------
NET INCOME...............................          438           132         (303)          267
  Preference dividends...................           --           (19)          --           (19)
                                            ----------    ----------   ----------    ----------
NET INCOME AVAILABLE TO COMMON
  STOCKHOLDERS...........................   $      438    $      113   $     (303)   $      248
                                            ==========    ==========   ==========    ==========
NET INCOME PER SHARE AVAILABLE TO COMMON
  STOCKHOLDERS
     BASIC...............................   $     4.88    $     0.10                 $     2.32
                                            ==========    ==========                 ==========
     DILUTED.............................   $     4.85    $     0.10                 $     2.31
                                            ==========    ==========                 ==========
WEIGHTED AVERAGE NUMBER OF SHARES
  OUTSTANDING (in millions)
     BASIC...............................           90         1,157                        107
     DILUTED.............................           90         1,143                        107

See accompanying notes to unaudited pro forma consolidated financial information.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
Millions of US dollars, except per share data

                                           AMERADA HESS                 PRO FORMA
                                           CORPORATION    LASMO PLC    ADJUSTMENTS    PRO FORMA
                                           ------------   ----------   -----------    ----------
REVENUES
  Sales (excluding excise taxes) and
     other operating revenues............   $    8,308    $    1,087   $       --     $    9,395
  Non-operating income
     Gain (loss) on asset sales..........           --            (7)          --             (7)
     Equity in income of HOVENSA
       L.L.C.............................           76            --           --             76
     Other...............................           87            69           --            156
                                            ----------    ----------   ----------     ----------
       Total revenues....................        8,471         1,149           --          9,620
                                            ----------    ----------   ----------     ----------
COSTS AND EXPENSES
  Cost of products sold..................        5,361            --           --          5,361
  Production expenses....................          401           298           --            699
  Marketing expenses.....................          385            --           --            385
  Other operating expenses...............          168            --           --            168
  Exploration expense, including dry
     holes and lease impairment..........          217            56           --            273
  General and administrative expenses....          152            27           --            179
  Interest expense.......................          119            88          122(g)         329
  Depreciation, depletion and
     amortization........................          516           241          189(h)         946
  Goodwill amortization..................           --            --           13(i)          13
                                            ----------    ----------   ----------     ----------
       Total costs and expenses..........        7,319           710          324          8,353
                                            ----------    ----------   ----------     ----------
Income before income taxes...............        1,152           439         (324)         1,267
Provision for income taxes...............          469           181          (74)(j)        576
                                            ----------    ----------   ----------     ----------
INCOME BEFORE MINORITY INTEREST..........          683           258         (250)           691
  Minority interest......................           --            (6)          --             (6)
                                            ----------    ----------   ----------     ----------
NET INCOME...............................   $      683    $      252   $     (250)    $      685
                                            ==========    ==========   ==========     ==========
NET INCOME PER SHARE
  BASIC..................................   $     7.63    $      .19                  $     6.41
                                            ==========    ==========                  ==========
  DILUTED................................   $     7.57    $      .19                  $     6.38
                                            ==========    ==========                  ==========
WEIGHTED AVERAGE NUMBER OF SHARES
  OUTSTANDING (in millions)
  BASIC..................................           90         1,344                         107
  DILUTED................................           90         1,333                         107

See accompanying notes to unaudited pro forma consolidated financial information.

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
Millions of US dollars, except per share data

NOTE 1: PRO FORMA ADJUSTMENTS.

The unaudited pro forma financial statements reflect the proposed business combination using the purchase method of accounting. Based on the purchase method, assets acquired and liabilities assumed are valued at fair value. The difference between the purchase price and the fair value of the assets acquired less the liabilities assumed is recorded as goodwill. The purchase price of the acquisition is as follows:

Amerada Hess common stock (17.1 million shares at $62.81 per
  share)....................................................  $    1,075
Projected Amerada Hess cash paid at closing.................         400
Borrowing under credit facility, including transaction and
  severance costs...........................................       2,166
                                                              ----------
                                                                   3,641
                                                              ----------
Allocation of purchase price
  Fair value of assets acquired.............................       7,004
  Less fair value of liabilities assumed....................       3,618
                                                              ----------
                                                                   3,386
                                                              ----------
Excess of purchase price over fair value of net assets
  acquired (goodwill).......................................  $      255
                                                              ==========

The historical financial statements of LASMO are presented in accordance with accounting principles generally accepted in the United States. The following pro forma adjustments reflect estimates and assumptions made by Amerada Hess:

PRO FORMA BALANCE SHEET

(a) To record the projected Amerada Hess cash paid at closing, debt incurred and common stock issued to acquire LASMO (see table above).

(b) To record acquired property, plant and equipment and investment in an oil and gas corporate joint venture at fair value.

(c) To record excess of purchase price over fair value of net assets acquired (goodwill).

(d) To record additional deferred income taxes of $1,069 resulting from acquisition of assets.

(e) To eliminate LASMO's deferred income of $49 from current liabilities and $190 from long-term deferred liabilities and credits.

(f)  To eliminate LASMO's stockholders' equity accounts totalling $1,966.

PRO FORMA INCOME STATEMENT

(g) To record interest expense on the revolving credit line used to finance the acquisition. The interest rate is assumed to be 7.5%. In calculating the pro forma interest expense, Amerada Hess did not assume reductions in debt for anticipated future cash flows. A change of 1/8 per cent. in the interest rate would result in an annual change in interest expense of approximately $3.

(h) To record additional depreciation, depletion and amortization.

(i) To record amortization of excess of purchase price over fair value of net assets acquired (goodwill). Goodwill will be amortized over 15 years.

(j) To record income tax effects on the pro forma adjustments based on the estimated statutory tax rates.

The offer to LASMO Shareholders includes a loan note alternative to cash consideration. The pro forma financial statements assume that shareholders do not elect the loan note alternative. The impact of this alternative is not expected to have a significant effect on the pro forma financial statements.

NOTE 2: COST SAVINGS.

Amerada Hess expects annual cost savings, in the years following integration of the businesses, of $130 before income taxes and $90 after income taxes. The unaudited pro forma financial statements do not reflect any anticipated cost savings or efficiencies resulting from combining operations.

2.  PROJECTIONS

Prior to making the Offer, Amerada Hess received from LASMO certain information which Amerada Hess believes was not publicly available, including certain projected financial data (the "PROJECTIONS") for the fiscal years 2000 through 2002. These Projections are summarized below. LASMO does not publicly disclose projections, and the Projections were not prepared with a view to public disclosure.

LASMO PROJECTIONS

                                               SIX MONTHS
                                                 ACTUAL
                                              ENDED 30 JUNE
                                              -------------      2000         2001         2002
                                              1999    2000    PROJECTION   PROJECTION   PROJECTION
                                              -----   -----   ----------   ----------   ----------
Production (mboepd)*........................     --      --       188          193          234
Turnover (Lmillion)*........................     --      --     1,057        1,081        1,159
Profit after tax after exceptional items*...     28     124       297          332          358
Profit after tax after exceptional items
  (Lmillion) current forecast**.............     --      --       290           --           --
Cashflow from operations (Lmillion)*........     --      --       518          527          615
Total capital expenditures (Lmillion)*......     --      --       367          491          509

BASES

The basis of accounting of the Projections is consistent with the accounting policies normally adopted by the LASMO Group. The Projections take account of:

(a) the results shown by the unaudited interim accounts for the six months ended 30 June 2000; and

(b) the results shown by unaudited management accounts for the three months ended 30 September 2000.

ASSUMPTIONS

The principal assumptions on which the Projections for the year ending 31 December 2000 are based are:

(a) the Brent Price (in US$/barrel) for the fourth quarter of 2000 will be $31;

(b) the US$/L exchange rate (average) for the fourth quarter of 2000 will be 1.45;

(c) the average production (in millions of barrel of oil equivalents per day) for the fourth quarter of 2000 will be 188;

(d) there will be no asset impairment provisions;

(e) there will be no significant change in interest rates from those currently prevailing;

(f) there will be no material change in the rates or bases of taxation affecting LASMO from those currently prevailing;

(g) there will be no material changes in general trading and economic conditions in the countries in which LASMO operates or trades; and

(h) there will be no major disruptions to the business of LASMO for reasons such as blow outs, pollution, fire and other hazards which may interrupt or terminate production.

*  As disclosed to Amerada Hess

** The difference between the profit after tax after exceptionals disclosed to Amerada Hess on 30 October 2000 and the current forecast (revised as of 17 November 2000) represents revisions of operating assumptions on LASMO's Liverpool Bay and Andrew assets, the deferral of disposals of assets into 2001 and adjustments to amounts expensed with respect to exploration expenditure.

                CAUTIONARY STATEMENTS CONCERNING THE PROJECTIONS
                         AND FORWARD-LOOKING STATEMENTS

THE PROJECTIONS WERE PREPARED BY LASMO MANAGEMENT FOR INTERNAL PURPOSES AND NOT WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC, THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS FOR PROSPECTIVE FINANCIAL INFORMATION OR GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. NEITHER AMERADA HESS' NOR LASMO'S AUDITORS NOR THEIR FINANCIAL ADVISERS HAVE COMPILED ANY OF THE PROJECTIONS AND, ACCORDINGLY, ASSUME NO RESPONSIBILITY FOR THE COMPILATION OF THE PROJECTIONS. THE PROJECTIONS ARE INCLUDED HEREIN SOLELY IN ORDER TO COMPLY WITH US LEGAL REQUIREMENTS TO GIVE LASMO SECURITYHOLDERS ACCESS TO INFORMATION WHICH WAS PROVIDED TO AMERADA HESS AND WHICH IS BELIEVED BY AMERADA HESS TO BE NOT PUBLICLY AVAILABLE AND SHOULD NOT BE DEEMED TO ESTABLISH OR EXPAND LIABILITY UNDER LAW.

CERTAIN MATTERS DISCUSSED HEREIN (INCLUDING, BUT NOT LIMITED TO, THE PROJECTIONS) ARE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE STATEMENTS INCLUDED HEREIN (INCLUDING THE PROJECTIONS) AND SHOULD BE READ WITH CAUTION. LASMO HAS ADVISED AMERADA HESS THAT THE PROJECTIONS ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO INTERPRETATIONS AND PERIODIC REVISIONS BASED ON ACTUAL EXPERIENCE AND RECENT DEVELOPMENTS. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS WERE PREPARED BY LASMO BASED UPON A VARIETY OF ASSUMPTIONS -- NOTED ABOVE UNDER THE HEADING "PROJECTIONS" AS WELL AS A VARIETY OF OTHER ESTIMATES AND HYPOTHETICAL ASSUMPTIONS MADE BY MANAGEMENT OF LASMO WITH RESPECT TO, AMONG OTHER THINGS, INDUSTRY PERFORMANCE, GENERAL ECONOMIC, MARKET, INTEREST RATE AND FINANCIAL CONDITIONS, SALES, COST OF GOODS SOLD, OPERATING AND OTHER REVENUES AND EXPENSES, CAPITAL EXPENDITURES AND WORKING CAPITAL OF LASMO, AND OTHER MATTERS WHICH MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND LASMO'S CONTROL. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. IN ADDITION, THE PROJECTIONS DO NOT TAKE INTO ACCOUNT THE OFFER.

FOR THESE REASONS, AS WELL AS THE BASES AND ASSUMPTIONS ON WHICH THE PROJECTIONS WERE COMPILED, THE INCLUSION OF SUCH PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT LASMO OR AMERADA HESS OR ANY OF THEIR RESPECTIVE DIRECTORS, AFFILIATES OR REPRESENTATIVES CONSIDERS SUCH INFORMATION TO BE AN ACCURATE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED ON AS SUCH.

THE PROJECTIONS WERE NOT INTENDED TO CONSTITUTE A FORECAST OF PROFITS BY LASMO OR ITS DIRECTORS AND SHAREHOLDERS SHOULD NOT RELY UPON SUCH PROJECTIONS IN MAKING ANY DECISIONS ABOUT THEIR INVESTMENT IN LASMO IN CONNECTION WITH THE OFFER OR FOR ANY OTHER REASON.

                                  APPENDIX VI

                             ADDITIONAL INFORMATION

1.  RESPONSIBILITY

(a) The directors of Amerada Hess, whose names are set out in Schedule VIA to this Appendix VI, accept responsibility for the information contained in this Offer Document other than that relating to the LASMO Group, the directors of LASMO and the members of their immediate families. To the best of the knowledge and belief of the directors of Amerada Hess (who have taken all reasonable care to ensure that such is the case) the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

(b) The directors of LASMO, whose names are set out in Schedule VIB to this Appendix VI, accept responsibility for the information contained in this Offer Document relating to the LASMO Group, the directors of LASMO and members of their immediate families. To the best of the knowledge and belief of the directors of LASMO (who have taken all reasonable care to ensure that such is the case), the information contained herein for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

(c) The statements set out in paragraphs (a) and (b) above are included solely to comply with Rule 19.2 of the City Code and shall not be deemed to establish or expand liability under law, including under US securities laws or under the laws of any state of the US. The statements set out in paragraph (b) above, in so far as they apply to the Projections, should be read subject to the matters contained in the section headed "Cautionary statements concerning the Projections and forward-looking statements".

2.  DIRECTORS, EXECUTIVE OFFICERS AND REGISTERED OR PRINCIPAL EXECUTIVE OFFICES

(a) Directors and executive officers of Amerada Hess:

     (i) The directors of Amerada Hess are set forth in Schedule VIA to this Appendix VI.

     (ii) The executive officers of Amerada Hess are set forth in Schedule VIA to this Appendix VI.

     (iii) The principal executive office of Amerada Hess is located at 1185 Avenue of the Americas, 40th Floor, New York, New York, 10036.

     (iv) During the last five years, none of Amerada Hess or, to the best of its knowledge, any of the persons listed in Schedule VIA hereto (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanours) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

     (v) Except as described in this document, none of Amerada Hess or, to the best of its knowledge, any of the persons listed in Schedule VIA to this document has any contract, arrangement, understanding or relationship with any other person with respect to any securities of LASMO, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this document, during the past two years, none of Amerada Hess or, to the best of its knowledge, any of the persons listed on Schedule VIA hereto has had any business relationship or transaction with LASMO or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this document, during the past five years, there have been no contacts, negotiations or transactions between Amerada Hess or any of its subsidiaries or, to the best knowledge of Amerada Hess, any of the persons listed in Schedule VIA to this Offer Document, on the one hand, and LASMO or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     (vi) Except as described in this document, (i) neither Amerada Hess nor, to the best of Amerada Hess' knowledge, any of the persons listed in
           Schedule VIA to this document, or any associate (as such term is defined for the purposes of the Exchange Act) or majority-owned subsidiary of Amerada Hess or, to the best of Amerada Hess' knowledge, any associate (as such term is so defined) or majority-owned subsidiary of any of the persons listed in Schedule VIA to this document, beneficially owns or has any right to acquire, directly or indirectly, any equity securities of LASMO and (ii) neither Amerada Hess nor, to the best of Amerada Hess' knowledge, any of the persons listed in Schedule VIA to this document has effected any transaction in such equity securities during the past sixty days.

(b) Directors and executive officers of LASMO:

     (i) The directors of LASMO are set forth in Schedule VIB to this Appendix VI.

     (ii) The executive officer of LASMO is set forth in Schedule VIB to this Appendix VI.

     (iii) The principal executive office of LASMO is located at 101 Bishopsgate, London EC2M 3XH.

3. COMPARATIVE STOCK EXCHANGE QUOTATIONS OF LASMO SECURITIES AND AMERADA HESS SHARES; DIVIDENDS

Set out below are the Closing Prices for LASMO Shares and the closing sale prices on the NYSE for LASMO ADSs and Amerada Hess Shares on:

(a) the first business day of each of the six months immediately before the date of this document;

(b) 3 November 2000 (being the last business day prior to the commencement of the Offer Period); and

(c) 11 December 2000 (being the latest practicable date prior to the posting of this document).

DATE                                        LASMO SHARES    LASMO ADSS    AMERADA HESS SHARES
----                                        ------------    ----------    -------------------
                                                (P)           (US$)              (US$)
11 December 2000..........................   174.75              7 7/16            60 1/2
1 December 2000...........................      175.25           7 3/8             61 13/16
3 November 2000...........................      141              6 1/4             62 13/16
1 November 2000...........................      144              6 1/2             63 3/4
2 October 2000............................      135              6 1/8             66 11/16
1 September 2000..........................      146              6 7/16            70
1 August 2000.............................      131              6 7/16            61 21/32
3 July 2000...............................      139.5            6 5/16            63 7/16

LASMO Shares have been listed and traded on the London Stock Exchange since 8 July 1977 and LASMO ADSs have been listed and traded on the NYSE since 8 June 1993. Amerada Hess Shares have been listed and traded on the NYSE since June 1969. The following table sets out, for the periods indicated:

(a) the reported high and low closing prices for LASMO Shares on the London Stock Exchange as reported in the Daily Official List;

(b) the high and low closing sales prices for LASMO ADSs on the NYSE as reported on Bloomberg; and

(c) the high and low closing sales prices for Amerada Hess Shares on the NYSE as reported on Bloomberg.

                                                                                      AMERADA HESS
                                               LASMO SHARES       LASMO ADSS             SHARES
                                              ---------------    -------------       --------------
PERIOD                                         HIGH     LOW      HIGH      LOW       HIGH       LOW
------                                        ------   ------    ----      ---       ----       ---
                                                    (P)              (US$)               (US$)
CALENDAR YEAR 1998
First Quarter...............................     292      248     14 3/8    11 15/16  60 5/8     49 5/16
Second Quarter..............................   297.5      232     14 5/16   11 15/16  50 15/16   50 5/16
Third Quarter...............................     242      151     12 1/4     7 3/4    59 1/2     47 3/8
Fourth Quarter..............................     194       96      9 1/2     5 1/8    58 5/16    48 9/16
CALENDAR YEAR 1999
First Quarter...............................   138.5     87.5      6 7/8     4 5/8    52 15/16   43 15/16
Second Quarter..............................  159.75      120      7 1/2     5 3/8    64 1/4     48 9/16
Third Quarter...............................     173   130.25      8 1/8     6 5/8    65 15/16   57 9/16
Fourth Quarter..............................   154.5    115.5      7 1/4     5 9/16   62 15/16   53 7/8
CALENDAR YEAR 2000
First Quarter...............................     125     89.5      6 9/16    4 7/16   64 5/8     48 1/4
Second Quarter..............................     142      105      6 3/4     5 1/8    70 1/8     61 3/4
May.........................................  126.75   105.50      6         5 1/8    70 1/8     62 1/2
June........................................  142.00   124.00      6 15/16   5 11/16  67 3/4     61 3/4
July........................................  140.75   128.50      6 1/2     5 3/4    63 15/16   57 5/8
August......................................  152.00   126.00      6 3/4     5 13/16  71 5/8     61 11/16
September...................................  155.50   129.00      6 3/4     5 3/4    73 1/2     63 15/16
October.....................................  148.50   130.75      6 1/2     5 5/8    68 3/4     60 3/4
November....................................  178.00   138.75      7 5/8     6        65         58 1/8

FOR CURRENT PRICE INFORMATION, HOLDERS OF LASMO SHARES AND LASMO ADSS ARE URGED TO CONSULT PUBLICLY AVAILABLE SOURCES.

The tables below set forth the aggregate per share amount of dividends declared on Amerada Hess Shares and LASMO Shares during the periods indicated:

For Amerada Hess:

                                                              PER SHARE DIVIDEND AMOUNT
                                                              -------------------------
Fiscal Year ended 31 December 1997..........................             60c
Fiscal Year ended 31 December 1998..........................             60c
Fiscal Year ended 31 December 1999..........................             60c
First Three Quarters Fiscal Year ended 31 December 2000
  (through 30 September 2000)...............................             45c

For LASMO:

                                                              PER SHARE DIVIDEND AMOUNT
                                                              -------------------------
Fiscal Year ended 31 December 1997..........................            2.3p
Fiscal Year ended 31 December 1998..........................            2.3p
Fiscal Year ended 31 December 1999..........................            2.5p

4.  SHAREHOLDINGS AND DEALINGS

For the purposes of this paragraph 4:

"ARRANGEMENT" includes indemnity or option arrangements, and any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities in relation to Amerada Hess or LASMO which may be an inducement to deal or refrain from dealing;

an "ASSOCIATE" includes:

(a) Amerada Hess' or LASMO's subsidiaries and associated companies and companies of which any such subsidiaries or associated companies are associated companies;

(b) banks, financial and other professional advisers (including stockbrokers) to Amerada Hess or LASMO or to any company covered in (a) above, including persons controlling, controlled by or under the same control as such banks, financial or other professional advisers;

(c) the directors of Amerada Hess and LASMO together with the directors of any company covered in (a) above (together in each case with any member of their immediate families and related trusts);

(d) the pension funds of Amerada Hess and LASMO or the pension funds of any company covered in (a) above; and

(e) an investment company, unit trust or other person whose investments an associate (as defined in this paragraph 4) manages on a discretionary basis, in respect of the relevant investment accounts;

(f) a person who owns or controls five per cent. or more of any class of relevant securities (as defined in paragraphs (a) to (d) in Note 2 on Rule 8 of the City Code) issued by LASMO or Amerada Hess, as the case may be, including a person who as a result of any transaction owns five per cent. or more; and

(g) a company having a material trading arrangement with LASMO or Amerada Hess, as the case may be;

a "BANK" does not apply to a bank whose sole relationship with Amerada Hess or LASMO or a company covered in (a) above is the provision of normal commercial banking services or such activities in connection with the Offer as confirming that cash is available, handling acceptances and other registration work;

For the purpose of this paragraph 4 of Appendix VI, ownership or control of 20 per cent. or more of the equity share capital of a company is regarded as the test of associated company status and "CONTROL" means a holding, or aggregate holdings, of shares carrying 30 per cent. or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether the holding or holdings give(s) de facto control;

"DERIVATIVE" includes any financial product whose value in whole or in part is determined directly or indirectly by reference to the price of an underlying security but which does not include the possibility of delivery of such underlying securities;

"DISCLOSURE PERIOD" means the period commencing on 6 November 1999 (the date twelve months prior to the commencement of the Offer Period) and ending on 7 December 2000 (the latest practicable date prior to the publication of this document); and

"RELEVANT SECURITIES" means LASMO Securities or Amerada Hess Shares, as the case may be, or any securities convertible into, rights to subscribe for, options (including traded options) in respect of, and derivatives referenced to LASMO Securities or Amerada Hess Shares, as the case may be.

(a) Shareholdings in LASMO Securities

     (i) As at the close of business on 7 December 2000 (being the latest practicable date prior to the posting of this document), Amerada Hess held no relevant securities of LASMO.

     (ii) As at the close of business on 7 December 2000 (being the latest practicable date prior to the posting of this document), the following persons acting in concert with Amerada Hess owned or controlled the following relevant securities of LASMO:

                                                                        NUMBER OF
         NAME                                                          LASMO SHARES
         ----                                                          ------------
         AHC Pension Restoration Plan*...............................      350

        * This number is estimated. Plan assets are invested in Vanguard Index Funds which disclose fund holdings semi-annually (in June and December). AHC had $2,250,000 invested in the Total International Stock Index fund which allocated 0.03 per cent. to LASMO.

     (iii) As at the close of business on 7 December 2000 (being the latest practicable date prior to the posting of this document), the following persons acting in concert with LASMO (including LASMO Group companies and any pension funds of LASMO Group companies but excluding LASMO advisers and directors) owned or controlled the following relevant securities of LASMO:

                                                                              NUMBER OF
         NAME                                                               LASMO SHARES
         ----                                                          -----------------------
         Methodplan Limited, a subsidiary of LASMO...................                8,459,855
                                                                       (all held beneficially)

     (iv) As at the close of business on 7 December 2000 (being the latest practicable date prior to the posting of this document), the following advisers of LASMO owned or controlled the following relevant securities of LASMO:

                                   NAME
         ---------------------------------------------------------
                   REGISTERED                    BENEFICIAL           NUMBER OF      NUMBER OF
                     HOLDER                        HOLDER             LASMO ADSS    LASMO SHARES
         -------------------------------  ------------------------    ----------    ------------
         Smith Barney Fund                CGCM International                            57,725
           Management LLC...............  Equity
         Citicorp.......................  State Street Fund (2R58)                     230,000
         Smith Barney Inc...............  Smith Barney Inc.                  2
         Smith Barney Portfolio           Various Portfolios for           306
           Management...................  Retail Investors
         UBS Warburg....................  UBS Warburg                                5,731,000

        The above shareholding information does not include any holding of Schroder Salomon Smith Barney's exempt market maker.

     (v) As at the close of business on 7 December 2000 (being the latest practicable date prior to the posting of this document), the following persons who, prior to the posting of this document have irrevocably committed to accept the Offer, owned or controlled the following relevant securities of LASMO:

                                                                        NUMBER OF
         NAME                                                          LASMO SHARES
         ----                                                          ------------
         Schroder Investment Management Limited......................  171,616,233
         Electrafina S.A.............................................   98,336,161

        The Announcement stated that Amerada Hess had received irrevocable undertakings from Schroder Investment Management Limited and Electrafina S.A. to accept the Offer in respect of an aggregate of approximately 276,279,208 LASMO Shares, representing approximately 20.56 per cent. of LASMO's issued share capital. Schroder Investment Management Limited, being a fund manager, has given an undertaking to accept the Offer in respect of 177,943,047 LASMO Shares insofar as the relevant clients have not withdrawn or altered their mandate (in a manner inconsistent with acceptance) at the time required for acceptance. Schroder Investment Management Limited has notified Amerada Hess that its undertaking applies to 171,616,233 LASMO Shares and not 177,943,047 LASMO Shares as stated in the Announcement. Therefore, the irrevocable undertakings received from the above institutions in fact represent an aggregate of 269,952,394 LASMO Shares, representing approximately 20.08 per cent. of LASMO's issued share capital.

        The directors of LASMO (but not Mr O'Brien) have also irrevocably committed to accept the Offer in respect of their holdings of LASMO Securities which are set out in (vi) below.

        The number of LASMO Shares the subject of the irrevocable undertakings has decreased to 270,276,705 since the Offer was announced.

     (vi) As at the close of business on 7 December 2000, (being the latest practicable date prior to the posting of this document), the interests of the LASMO directors and the executive officer and members of their immediate families and related trusts in relevant securities of LASMO (all of which, unless otherwise stated, are beneficial) which have (where required) been notified to LASMO pursuant to sections 324 and 328 of the Companies Act and entered in LASMO's register of directors' interests required to be kept under
           Section 325 of the Companies Act, were as follows:

                                  HOLDINGS IN
                                     SHARES                   HOLDINGS IN OPTIONS
                                  ------------   ----------------------------------------------
                                                                EXERCISE
                                                  NUMBER OF     PRICE PER     EXERCISE PERIOD
                                   NUMBER OF     LASMO SHARES     LASMO     -------------------
         NAME                     LASMO SHARES   UNDER OPTION   SHARE (P)     FROM        TO
         ----                     ------------   ------------   ---------   --------   --------
         J Darby................    119,458         49,996       375.38     11/03/94   11/03/01
                                                    26,040       238.09     28/01/95   28/01/02
                                                    52,079       154.57     02/04/96   02/04/03
                                                   108,870       147.00     25/04/97   25/04/04
                                                    53,000       166.00     24/05/98   24/05/05
                                                    10,884        89.00     26/05/03   26/11/03
                                                   -------
                                                   300,869
                                                   -------
         P C Murray.............     65,300         20,832       182.41     06/04/95   06/04/02
                                                    31,247       154.57     02/04/96   02/04/03
                                                    50,000       147.00     25/04/97   25/04/04
                                                    20,000       166.00     24/05/98   24/05/05
                                                    18,960        89.00     26/05/05   26/11/05
                                                   -------
                                                   141,039
                                                   -------
         A P Hichens............     43,122
         T P Brennand...........     16,807
         H E Norton.............     12,442
         R G Reynolds...........     16,465
         THBJ de Rudder.........     18,275
         N V Turnbull...........     32,442
         A O'Brien,
           Executive Officer....     10,422         10,416       375.38     11/03/94   11/03/01
                                                    15,000       166.00     24/05/98   24/05/05
                                                    15,000       187.00     06/03/99   06/03/06
                                                    13,000       244.50     05/03/00   05/03/07
                                                    12,500       280.25     31/03/01   31/03/08
                                                    68,385       129.00     17/06/02   17/06/09
                                                    18,960        89.00     26/05/05   26/11/05
                                                   -------
                                                   153,261
                                                   -------

        As potential beneficiaries under the LASMO Equity Plan, Mr Darby, Mr Murray and Mr O'Brien were each technically deemed to be interested in 1,616,663 LASMO Shares held by LASMO Trust Company (Jersey) Limited, the independent trustee of the LASMO Employee Trust, at 7 December 2000 (being the latest practicable date prior to the posting of this document).

        The number of LASMO Shares notionally allocated to LASMO directors and the executive officer or confirmed under LASMO's Equity Plan (the "PLAN"), for the Plan years stated, were as follows:

                                                                                    CONFIRMED
                                               NOTIONAL ALLOCATIONS                  SHARES
                                  ----------------------------------------------    ---------
                                   2000      1999      1998      1997      1996       1995
                                  ------    ------    ------    ------    ------    ---------
         J Darby................  62,910    52,876    24,638    27,250    31,966     213,000
         PC Murray..............  39,842    33,524    14,200    12,386    11,720      80,939
         A O'Brien..............  13,173        --        --        --        --          --

(b) Dealings in LASMO Securities

     (i) Persons acting in concert with Amerada Hess have dealt for value in the following relevant securities of LASMO during the disclosure period:

           Goldman Sachs

        (aa) LASMO Shares*

         DATE                                          NUMBER BOUGHT    NUMBER SOLD    PRICE (P)
         ----                                          -------------    -----------    ---------
         03/11/00....................................     287,600                       140.26
         18/07/00....................................                       5,400       138.00
         02/07/00....................................                      10,000       125.00
         06/09/00....................................                     250,740       150.55
         28/07/00....................................     640,000                       132.30
         29/07/00....................................                     640,000       134.00

        (bb) LASMO ADSs*

         DATE                                          NUMBER BOUGHT    NUMBER SOLD    PRICE ($)
         ----                                          -------------    -----------    ---------
         22/09/00....................................      3,000                        6 1/4
         22/09/00....................................      4,800                        6 1/4
         25/09/00....................................                      7,800        6 1/8
         21/09/00....................................                      7,800        6 1/3
         25/09/00....................................      7,800                        6 1/8

        * The following does not include any dealings by Goldman Sachs Equity Securities (U.K.) which is an exempt market maker/principal trader, GSAMI and CINMAN, which are exempt fund managers and GSAM (GS&Co) and Commodities Corporation which are special exempt fund managers. Dealings by Goldman Sachs acting as agent are also not included.

     (ii) Persons acting in concert with LASMO (including LASMO Group companies and pension funds of LASMO Group companies but excluding LASMO's advisers) have dealt for value in the following relevant securities of LASMO during the period from 6 November 2000 to 7 December 2000 (being the latest practicable date prior to the posting of this document):

           Methodplan Limited

                                                                   NUMBER OF
         DATE                                       TRANSACTION   LASMO SHARES     PRICE (P)
         ----                                       -----------   ------------   -------------
         13/11/00.................................   Transfer        39,931             174.50
         16/11/00.................................   Transfer         4,387             177.75
         17/11/00.................................   Transfer        15,744             176.25
         29/11/00.................................   Transfer        23,570             177.00
         01/12/00.................................   Transfer         8,249             175.25

     (iii)  Schroder Salomon Smith Barney (by Salomon Brothers International
            Ltd) have dealt for value in the following relevant securities of LASMO during the period from 6 November 2000 to 7 December 2000 (being the latest practicable date prior to the posting of this document):

                                                NUMBER OF              NUMBER OF
         DATE                              LASMO SHARES BOUGHT     LASMO SHARES SOLD    PRICE (P)
         ----                              --------------------    -----------------    ---------
         15/11/00........................                               30,000            99.50

     (iv) Persons (other than the directors of LASMO) who have irrevocably committed to accept the Offer have dealt for value in the following relevant securities of LASMO during the disclosure period:

           Schroder Investment Management Limited

         DATE                                         NUMBER BOUGHT     NUMBER SOLD    PRICE (P)
         ----                                         --------------    -----------    ---------
         Between 06/11/99 and 06/02/00..............    5,383,640          640,098      105-263
         Between 07/02/00 and 06/05/00..............    6,454,010        4,167,020       90-128
         Between 07/05/00 and 06/08/00..............    5,881,517        2,014,840      113-142
         Between 07/08/00 and 06/10/00..............    8,704,843        1,193,128      131-270
         10/10/00...................................        5,158                           136
         10/10/00...................................          244                           136
         12/10/00...................................                        59,000          141
         13/10/00...................................                       150,000          150
         13/10/00...................................                       300,000          150
         13/10/00...................................                       150,000          150
         13/10/00...................................                       100,000          150
         13/10/00...................................                        50,000          150
         17/10/00...................................       60,495                           144
         27/10/00...................................                        60,000          147
         01/11/00...................................        2,632                           144
         01/11/00...................................       49,720                           144
         07/11/00...................................                        30,000          172
         07/11/00...................................                         2,000          172
         21/11/00...................................                         1,127          176
         21/11/00...................................        2,863                           177
         24/11/00...................................                           680          177
         30/11/00...................................                           400          175

           Electrafina S.A.

                                                       NUMBER OF       NUMBER OF
                                                     LASMO SHARES     LASMO SHARES
         DATE                                           BOUGHT            SOLD        PRICE (P)
         ----                                        -------------    ------------    ---------
         01/04/00..................................      3,514            --            98.50

     (v) The LASMO directors and the executive officer and members of their immediate families and related trusts have dealt for value (including the exercise of options under the LASMO Share Option Schemes) in the following relevant securities of LASMO during the disclosure period:

                                                                         NUMBER OF
                                                                           LASMO
         NAME                               DATE       TRANSACTION         SHARES      PRICE (P)
         ----                             --------   ----------------   ------------   ---------
         P C Murray.....................  18/11/99           Purchase       8,000       141.00
         N V Turnbull...................  24/11/99           Purchase      10,000       130.25
         R G Reynolds...................  16/12/99           Purchase       8,390       118.00
         A O'Brien......................  22/12/99               Sale       3,125       125.00
         J Darby........................  24/12/99           Purchase      20,000       119.00
         T P Brennand...................  01/03/00      Acquisition(a)      2,777        98.50
         A P Hichens....................  01/03/00      Acquisition(a)      6,060        98.50
         H E Norton.....................  01/03/00      Acquisition(a)      3,030        98.50
         R G Reynolds...................  01/03/00      Acquisition(a)      2,626        98.50
         N V Turnbull...................  01/03/00      Acquisition(a)      3,030        98.50
         J Darby........................  10/03/00         Transfer(b)      3,326       240.50
         P C Murray.....................  10/03/00         Transfer(b)      2,274       240.50
         J Darby........................  06/04/00    Appropriation(c)      7,273       110.00
         P C Murray.....................  06/04/00    Appropriation(c)      7,273       110.00
         A O'Brien......................  06/04/00    Appropriation(c)      7,273       110.00
         P C Murray.....................  26/06/00           Purchase          32       139.00

           Notes:

        (a) Acquisition formed part of director's fees in respect of the period to 31 December 1999 under an arrangement with Cazenove & Co.

        (b) Release of Shares appropriated in 1997 in respect of the LASMO Profit Sharing Scheme.

        (c)   Appropriation of Shares in respect of the LASMO Profit Sharing
              Scheme.

     (vi) Fund managers connected with LASMO have dealt for value in the following relevant securities of LASMO during the period between 6 November 2000 and 7 December 2000 (being the latest practicable date prior to the posting of this document):

                                                                        NUMBER OF
         NAME                                DATE     TRANSACTION   LASMO SHARES/ADSS   PRICE (P)
         ----                              --------   -----------   -----------------   ---------
         GAM UK Diversified Fund.........  06/11/00    Purchase          50,000.00         171
         GAM Exempt -- UK
           Opportunities Fund............  06/11/00    Purchase         100,000.00         171
         JRA/GAM Managed Life............  06/11/00    Purchase         200,000.00         171
         GRA/GAM Managed Pension.........  06/11/00    Purchase          50,000.00         171

(c)  Shareholdings in Amerada Hess Shares

     (i) Save for the holding of 3 Amerada Hess Shares held by Oil Holdings Limited, an indirect subsidiary of LASMO, as at the close of business on 7 December 2000 (being the latest practicable date prior to the posting of this document), no member of the LASMO Group held any relevant securities of Amerada Hess.

     (ii) As at the close of business on 7 December 2000 (being the latest practicable date prior to the posting of this document), the following directors of Amerada Hess and their immediate families and related trusts were interested in the following relevant securities of Amerada Hess:

                                              HOLDINGS IN
                                                 SHARES                      HOLDINGS IN OPTIONS
                                              ------------   ----------------------------------------------------
                                                                                EXERCISE
                                                               NUMBER OF       PRICE PER
                                               NUMBER OF     AMERADA SHARES   AMERADA HESS
                                              AMERADA HESS     HELD UNDER        SHARE
         NAME                                    SHARES         OPTIONS          (US$)         FROM         TO
         ----                                 ------------   --------------   ------------   ---------   --------
         John B. Hess.......................      578,410        50,000          49.75        18/12/96   18/12/05
                                                   50,000(1)     33,000          54.75        18/12/96   18/12/05
                                                   12,556(2)     33,000          59.75        18/12/96   18/12/05
                                                1,280,094(3)     33,000          64.62       18/12//96   18/12/05
                                                   62,249(4)     40,000          58.75        04/12/97   04/12/06
                                                  108,347(4)     65,000          64.62        04/12/97   04/12/06
                                                  190,000(4)     75,000          54.75        03/12/98   03/12/07
                                                5,071,400(5)     75,000          53.00        05/01/99   05/01/08
                                                3,197,206(6)    100,000          49.19        03/02/00   03/02/09
                                                  140,218(7)    150,000          58.13        01/12/00   01/12/09
                                                2,145,627(8)
         W.S.H. Laidlaw.....................       50,700         5,000          49.75        18/12/96   18/12/05
                                                   35,000(9)     20,000          54.75        18/12/96   18/12/05
                                                   40,000(1)     20,000          59.75        18/12/96   18/12/05
                                                    6,061(2)     20,000          64.75        18/12/96   18/12/05
                                                                 25,000          58.75        04/12/97   04/12/06
                                                                 45,000          64.62        04/12/97   04/12/06
                                                                 60,000          54.75        03/12/98   03/12/07
                                                                 60,000          53.00        05/01/99   05/01/08
                                                                 15,000          49.19        03/02/00   03/02/09
                                                                100,000          58.13        01/12/00   01/12/09
         J. Barclay Collins.................        3,501        10,000          59.75        18/12/96   18/12/05
                                                   25,000(1)     10,000          64.75        18/12/96   18/12/05
                                                      778(2)     10,000          58.75        04/12/97   04/12/06
                                                                 18,000          64.62        04/12/97   04/12/06
                                                                 37,500          54.75        03/12/98   03/12/07
                                                                 27,500          53.00        05/01/99   05/01/08
                                                                 40,000          49.19        03/02/00   03/02/09
                                                                 60,000          58.13        01/12/00   01/12/09
         John Y. Schreyer...................       23,000        15,000          49.75        18/12/96   18/12/05
                                                   25,000(1)     10,000          54.75        18/12/96   18/12/05
                                                    3,572(2)     10,000          59.75        18/12/96   18/12/05
                                                5,071,400(5)     37,500          54.75        03/12/97   03/12/07
                                                3,197,206(6)     10,000          64.75        18/12/96   18/05/00
                                                  140,218(7)     10,000          58.75        04/12/97   04/12/06
                                                2,145,627(8)     18,000          64.62        04/12/97   04/12/06
                                                                 37,500          53.00        05/01/99   05/01/08
                                                                 40,000          49.19        03/02/00   03/02/09
                                                                 60,000          58.13        01/12/00   01/12/09
         Nicolas F. Brady...................       10,200            --             --              --         --
                                                5,071,400(5)
                                                3,197,206(6)
                                                  140,218(7)
         Peter S. Hadley....................        1,686(10)        --             --              --         --
         Edith E. Holiday...................        1,600            --             --              --         --
         William R. Johnson.................        1,600            --             --              --         --
         Thomas H. Kean.....................        2,600            --             --              --         --
                                                5,071,400(5)
                                                3,197,206(6)
                                                  140,218(7)
         Frank A. Olson.....................        3,400            --             --              --         --
         Roger B. Oresman...................       12,680            --             --              --         --
         William I. Spencer.................        2,100            --             --              --         --
         Robert N. Wilson...................        2,300            --             --              --         --
         Robert F. Wright...................      120,689            --             --              --         --

---------------

       (1) These shares are held in escrow pursuant to Amerada Hess' Executive Long-Term Incentive Compensation and Stock Ownership Plan. The director has only voting power over these shares until the lapsing of the period set by the Committee administering the plan at which time the shares plus accrued dividends will be delivered to the director if he is still an employee of Amerada Hess.

       (2) Shares held in the Amerada Hess Corporation Employees' Savings and Stock Bonus Plan as of 31 October 2000.

       (3) Held by a family corporation, the preferred stock of which is held by a trust of which Mr. Hess is trustee and 33 1/3 per cent. of the common stock of which is owned by Mr. Hess. The preferred stock of such corporation has 99 per cent. of the total voting power of all classes of stock of such corporation. As trustee Mr. John B. Hess has voting power and investment power with respect to such preferred stock.

       (4) Held by a trust which was established by the director for the benefit of himself and his children. The director is trustee of the trust.

       (5) Shares held by a charitable lead annuity trust established under the will of Leon Hess. John B. Hess has sole voting power over the stock held by this trust and shares dispositive power over such stock with Messrs. Schreyer, Brady, Kean and another individual, who are the other trustees of this trust. Under certain circumstances, Mr. Hess may have a remainder interest in a portion of these shares.

       (6) Shares held by the estate of Leon Hess. John B. Hess, as an executor of the estate, has sole voting power over this stock and shares dispositive power with Messrs. Schreyer, Brady, Kean and another individual, who are the other executors of the estate. Under certain circumstances, Mr. Hess may have a remainder interest in a portion of these shares.

       (7) Shares held by four corporations of which the estate of Leon Hess owns the voting preferred stock having at least 80 per cent. of the total voting power of all classes of stock.

       (8) Shares held by the Hess Foundation, Inc. of which Messrs. Hess and Schreyer are directors and as to which they share voting and dispositive power.

       (9)  Held by a corporation the stock of which is held by Mr. Laidlaw.

       (10) 1,645 of these securities are held jointly with spouse.

     (iii) As at the close of business on 7 December 2000 (being the latest practicable date prior to the posting of this document), the following advisers of LASMO owned or controlled the following relevant securities of Amerada Hess:

                                             NAME                                        NUMBER OF
         ----------------------------------------------------------------------------   AMERADA HESS
                   REGISTERED HOLDER                      BENEFICIAL HOLDER                SHARES
         -------------------------------------  -------------------------------------   ------------
         Smith Barney Inc.....................  Smith Barney Inc                             6,604
         Smith Barney Portfolio Management....  Various Portfolios for Retail               50,349
                                                Investors
         Robinson-Humphrey Co LLC.............  Various US Retail Clients                      209
         Phillip Brothers Inc.................  Phillip Brothers Inc                        50,000
         Smith Barney Fund Management LLC.....  Various Client Portfolio Accounts        1,144,024

     (iv) As at the close of business on 7 December 2000 (being the latest practicable date prior to the posting of this document), the following persons who, prior to the posting of this document have irrevocably committed to accept the Offer in respect of their LASMO Securities, owned or controlled the following relevant securities of Amerada Hess:

                                                                        NUMBER OF
                                                                       AMERADA HESS
         NAME                                                             SHARES
         ----                                                          ------------
         Schroder Investment Management Limited......................     5,300

     (v) As at the close of business on 7 December 2000 (being the latest practicable date prior to the posting of this document), the following persons acting in concert with Amerada Hess owned or controlled the following relevant securities of Amerada Hess:

                                                                        NUMBER OF
                                                                       AMERADA HESS
         NAME                                                             SHARES
         ----                                                          ------------
         Goldman, Sachs & Co*........................................      4,839

        * Discretionary managed

(d) Dealings in Amerada Hess Shares

     (i) The following dealings for value in the relevant securities of Amerada Hess (including the exercise of options) have taken place during the disclosure period by directors of Amerada Hess and members of their immediate families and related trusts:

                                                                          NUMBER OF
                                                                         AMERADA HESS
         NAME                                 DATE       TRANSACTION        SHARES      PRICE (US$)
         ----                               --------   ---------------   ------------   -----------
         W.S.H. Laidlaw...................  23/08/00   Option Exercise      25,000         49.19
                                            23/08/00   Sale                 25,000         69.75
                                            15/09/00   Option Exercise      25,000         49.19
                                            15/09/00   Sale                 25,000         74.75
         J. Barclay Collins...............  12/05/00   Option Exercise      15,000         49.75
                                            12/05/00   Sale                 15,000         69.75
                                            23/08/00   Option Exercise      10,000         54.75
                                            23/08/00   Sale                 10,000         70.00
                                            15/09/00   Option Exercise      10,000         53.00
                                            15/09/00   Sale                 10,000         73.00
         Frank A. Olson...................  03/04/00   Purchase              2,000         65.78

     (ii) Persons acting in concert with Amerada Hess have dealt for value in the following relevant securities of Amerada Hess during the disclosure period:

           Goldman Sachs*

         DATE                                   NUMBER BOUGHT   NUMBER SOLD      PRICE (US$)
         ----                                   -------------   -----------   -----------------
         Between 13/11/99 and 12/02/00........      75,800         29,475       53.75 - 62.69
         Between 13/02/00 and 12/05/00........          75            300       62.94 - 63.38
         Between 13/05/00 and 12/08/00........          --             --            --
         Between 13/08/00 and 12/10/00........          --             --            --
         02/11/00.............................                        600           62.75
         02/11/00.............................                      6,900           62.44
         02/11/00.............................                      7,500           63.50
         02/11/00.............................                     15,000           63.75
         02/11/00.............................      72,900                          63.75
         03/11/00.............................                      1,100           63.75
         03/11/00.............................                      3,500           63.75
         03/11/00.............................         900                          62.81
         03/11/00.............................       1,000                          63.00
         06/11/00.............................         600                          58.88
         06/11/00.............................       4,400                          58.88
         06/11/00.............................       5,000                          58.94
         10/11/00.............................                        100           61.38
         10/11/00.............................                        100           61.38
         10/11/00.............................                        100           61.38
         10/11/00.............................                        100           61.38
         10/11/00.............................                        100           61.38
         10/11/00.............................                        100           61.38
         10/11/00.............................                        100           61.38
         10/11/00.............................                        100           61.38
         10/11/00.............................                        100           61.38
         10/11/00.............................                        800           61.38
         10/11/00.............................                        800           61.38
         10/11/00.............................                      1,400           61.38

         DATE                                   NUMBER BOUGHT   NUMBER SOLD      PRICE (US$)
         ----                                   -------------   -----------   -----------------
         10/11/00.............................                      1,800           61.38
         10/11/00.............................                      1,800           61.38
         15/11/00.............................                        500           62.50
         15/11/00.............................                        200           62.50
         15/11/00.............................                        500           62.50
         15/11/00.............................                      3,800           62.50
         15/11/00.............................                      1,000           62.56
         15/11/00.............................                      4,000           62.56
         15/11/00.............................                      6,300           62.75
         15/11/00.............................                      1,500           62.75
         15/11/00.............................                      2,200           62.75
         17/11/00.............................                      2,200           62.69
         17/11/00.............................                        500           62.63
         17/11/00.............................                      1,400           62.63
         17/11/00.............................                        100           62.63
         17/11/00.............................                        500           62.63
         17/11/00.............................                        100           62.63
         17/11/00.............................                        100           62.63
         17/11/00.............................                        700           62.50
         17/11/00.............................                        100           62.50
         17/11/00.............................                        800           62.50
         17/11/00.............................                        100           62.50
         17/11/00.............................                        600           62.50
         17/11/00.............................                        300           62.50
         17/11/00.............................                        200           62.50
         17/11/00.............................                      3,800           62.50
         17/11/00.............................                        100           62.50
         17/11/00.............................                        300           62.50
         17/11/00.............................                        300           62.50
         17/11/00.............................                      1,000           62.38
         17/11/00.............................                      1,300           62.38
         17/11/00.............................                      1,700           62.38
         17/11/00.............................                      6,500           62.38

        * The following does not include any dealings by Goldman Sachs Equity Securities (U.K.) which is an exempt market maker/principal trader, GSAMI and CINMAN, which are exempt fund managers and GSAM (GS&Co) and Commodities Corporation which are special exempt fund managers. Dealings by Goldman Sachs acting as agent are also not included. Goldman Sachs Financial Markets, L.P. is included.

     (iii) Advisers of LASMO have dealt for value in the following relevant securities of Amerada Hess during the period from 6 November 2000 to 7 December 2000 (being the latest practicable date prior to the posting of this document):

           Schroder Salomon Smith Barney (by Salomon Brothers International Limited)

         DATE                                          NUMBER BOUGHT   NUMBER SOLD   PRICE (US$)
         ----                                          -------------   -----------   -----------
         09/11/00....................................     250,000                       60.88
         13/11/00....................................     100,000                       62.11
         21/11/00....................................     100,000                       63.02
         27/11/00....................................      50,000                       64.88
         01/12/00....................................                    750,000        61.81

     (iv) Fund managers connected with LASMO have dealt for value in the following relevant securities of Amerada Hess during the period between 6 November 2000 and 7 December 2000 (being the latest practicable date prior to the posting of this document):

                                                                          NUMBER OF
                                                                         AMERADA HESS
         NAME                                  DATE      TRANSACTION        SHARES      PRICE (US$)
         ----                                --------   --------------   ------------   -----------
         Smith Barney Fund Management
           L.L.C...........................  07/11/00   Sale                50,000         61.75
                                             07/11/00   Sale                10,000         61.47
                                             10/11/00   Sale                18,000         61.44
                                             10/11/00   Purchase             1,500         61.38
                                             06/12/00   Sale                 1,208         59.75
         SAM Special Equity Fund
           USD Class.......................  31/05/00   Purchase             3,000         66.45
                                             20/06/00   Purchase             2,000         65.00
                                             31/05/00   Sale of Option          30          5.50
                                             20/06/00   Sale of Option          20          4.50

(e) General

     (i)    Save as set out in this document, neither LASMO nor any:

        (aa) director of LASMO, member of his immediate family or (so far as the directors are aware having made due and careful enquiry) any connected person;

        (bb) subsidiary of LASMO;

        (cc)  pension fund of LASMO or any of its subsidiaries;

        (dd) bank, stockbroker, financial or other professional adviser (other than exempt market makers and exempt fund managers) to LASMO or any person controlling, controlled by or under the same control as such bank, stockbroker, financial or other professional adviser; or

        (ee) person who has an agreement of a kind referred to in Note 6(b) on Rule 8 of the City Code with LASMO or with any person who is an associate of LASMO;

        owns, controls or (in the case of the directors, their immediate families and connected persons) is interested in any LASMO Securities nor any securities convertible into, rights to subscribe for or options (including traded options) in respect of, nor any derivatives referenced to, LASMO Securities nor any Amerada Hess Shares nor any securities convertible into, rights to subscribe for options (including traded options) in respect of, nor any derivatives referenced to, Amerada Hess Shares nor has any such person dealt for value therein, in the case of LASMO and any LASMO director, in the disclosure period and, in any other case, between 6 November 2000 and 7 December 2000 (being the latest practicable date prior to the posting of this Offer Document).

     (ii) Save as set out above, neither Amerada Hess nor any director of Amerada Hess set forth on Schedule VIA, nor any member of his/her immediate family nor (so far as the directors are aware having made due and careful enquiry) any connected person nor any person acting in concert with Amerada Hess nor any person who has an arrangement of a kind referred to in Note 6(b) on Rule 8 of the City Code with Amerada Hess or with any person acting in concert with Amerada Hess owns, controls or (in the case of the directors, their immediate families and connected persons) is interested in any LASMO Securities nor any securities convertible into, rights to subscribe for or options (including traded options) in respect of, nor derivatives referenced to, LASMO Securities nor any Amerada Hess Shares nor any securities converti-ble into, rights to subscribe for or options (including traded options) in respect of, nor derivatives referenced to, Amerada Hess Shares nor has any such person dealt for value therein during the disclosure period.

5.  PURPOSE OF THE OFFER; PLANS FOR LASMO

PURPOSE OF THE OFFER. The purpose of the Offer is to enable Amerada Hess to acquire as many outstanding LASMO Securities as possible as a first step in acquiring the entire equity interest in LASMO. If Amerada Hess receives sufficient acceptances of the Offer or otherwise acquires sufficient LASMO Shares, it will commence the compulsory acquisition procedure under the Companies Act. Upon consummation of the compulsory acquisition procedure, LASMO would become a wholly owned subsidiary of Amerada Hess.

PLANS FOR LASMO. Subject to certain matters described below, it is currently expected that, initially following the consummation of the Offer, the business and operations of LASMO will generally continue as they are currently being conducted. Amerada Hess will continue to evaluate all aspects of the business, operations, capitalisation and management of LASMO during the course of the Offer and after the consummation of the Offer and will take such further actions as it deems appropriate under the circumstances then existing. Amerada Hess intends to seek additional information about LASMO during this period. Thereafter, Amerada Hess intends to review such information as part of a comprehensive review of LASMO's business, operations, capitalisation and management.

As a result of the completion of the Offer, the interest of Amerada Hess in LASMO's net book value and net earnings will be in proportion to the number of LASMO Securities acquired in the Offer. If the compulsory acquisition is consummated, Amerada Hess' interest in such items and in LASMO's equity generally will equal 100 per cent. and Amerada Hess will be entitled to all benefits resulting from such interest, including all income generated by LASMO's operations and any future increase in LASMO's value. Similarly, Amerada Hess will also bear the risk of losses generated by LASMO's operations and any future decrease in the value of LASMO after the compulsory acquisition. Subsequent to the compulsory acquisition, current LASMO Securityholders will cease to have any direct equity interest in LASMO and will not have the right to vote on corporate matters.

When the Offer becomes or is declared unconditional in all respects, Amerada Hess intends to procure the making of an application by LASMO for the removal of LASMO Shares from the Official List of the UK Listing Authority and for the cancellation of trading in LASMO Shares on the London Stock Exchange's market for listed securities and also for the de-listing of LASMO ADSs and LASMO Shares (the LASMO Shares do not trade on the NYSE and are listed on the NYSE only in connection with the ADS program) from the NYSE. It is anticipated that cancellation of listing from the Official List and cancellation of trading on the London Stock Exchange will take effect no earlier than 20 business days after the Offer becomes or is declared unconditional in all respects. See paragraph 24 of the Letter from Goldman Sachs and paragraph 13 of Appendix VI of this Offer Document.

It is expected that, if the Offer is not consummated, LASMO's current management, under the general direction of the current board of directors and executive management, will continue to manage LASMO as an ongoing business.

Except as otherwise discussed in this Offer Document, Amerada Hess has no present plans or proposals that would result in any extraordinary corporate transaction, such as an acquisition, reorganization, liquidation involving LASMO or any of its subsidiaries, or purchase, sale or transfer of a material amount of assets of LASMO or any of its subsidiaries or in any other material changes to LASMO's capitalisation, dividend policy, corporate structure, business or composition of the board of directors of LASMO or the management of LASMO, except that Amerada Hess intends to review the composition of the boards of directors (or similar governing bodies) of LASMO and its subsidiaries and to cause the election to such boards of directors (or similar governing bodies) and appointment to executive management of certain of its representatives.

6.  MATERIAL CONTRACTS

(a) The following contracts (not being contracts entered into in the ordinary course of business) have been entered into by members of the Amerada Hess Group in the period since 6 November 1998 (the date two years prior to the commencement of the Offer Period) and are or may be material:

     (i) An agreement between Amerada Hess and LASMO dated 6 November 2000 as an inducement to Amerada Hess to make the Offer. Under this agreement, LASMO has agreed not to solicit a takeover offer from any third party and to pay up to L24 million to Amerada Hess if, inter alia, the Offer lapses or is withdrawn following an announcement, made during the Offer Period, of any proposal involving a change of control of LASMO by a third party or any acquisition or disposal of assets with a value in excess of L100 million which, in either case, is completed at any time in 2001 or if, while the Offer remains open, the directors of LASMO cease to recommend it or qualify their recommendation or LASMO takes action which will prevent a condition to the Offer from being fulfilled in a material way. LASMO has also agreed with Amerada Hess that during the Offer it will not grant any further subscription rights in respect of new LASMO Shares and will not allot or issue new LASMO Shares, except insofar as required under previously granted options or other rights to acquire LASMO Shares which cannot be satisfied by the payment of cash or the transfer of existing issued shares.

        The agreement also contains certain confirmations from LASMO to Amerada Hess regarding the ownership of Methodplan, the number of Methodplan Shares and the ability to use Methodplan Shares to satisfy the exercise of share options granted to employees of the LASMO Group under certain LASMO Share Option Schemes. LASMO agrees to procure that Methodplan will not sell or otherwise dispose of (including pursuant to the Offer) or otherwise encumber any Methodplan Shares or acquire any further LASMO Shares. LASMO agrees to procure that Methodplan will accept the Offer in respect of such shares as Amerada Hess may direct no later than 5 business days after the date of this document. The agreement also contains details regarding how the exercise of share options under the LASMO Share Option Schemes and entitlements arising under the LASMO Equity Plan are to be satisfied.

        LASMO also provides certain confirmations to Amerada Hess regarding the share capital of LASMO and the rights of holders under the various LASMO Share Option Schemes and the LASMO Equity Plan. LASMO agrees to procure that, during the Offer Period, no further awards or grants of options will be made under the LASMO Share Option Schemes or the LASMO Equity Plan and that LASMO will not allot or issue any further share capital except as required by the LASMO Share Option Schemes. LASMO also agrees not to grant any additional remuneration or benefits to any of its senior executives.

        A copy of the inducement agreement is filed as an exhibit to the Registration Statement of which this Offer Document constitutes a part.

     (ii) Under the terms of a letter dated 5 November 2000 from Amerada Hess to LASMO, Amerada Hess has agreed to the following arrangements in relation to employees including directors of LASMO.

        Amerada Hess has confirmed that it will operate the existing LASMO Early Retirement Policy and the LASMO Severance Policy, with its attendant benefit continuation provisions, in accordance with their current terms and discretions on any termination by the Company of a current LASMO employee (other than for cause) within 12 months of the date on which the Offer becomes or is declared unconditional in all respects. Amerada Hess will honour all contractual notice provisions and will not seek to mitigate cash settlement payments due to LASMO staff in respect of any contractual notice period.

        Amerada Hess has agreed to LASMO introducing a retention bonus of 25 per cent. of basic salary payable to all UK based and expatriate employees of LASMO (excluding certain senior

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        executives) for a period commencing on 6 November 2000 and ending on the date on which the Offer becomes or is declared unconditional in all respects.

        LASMO has agreed that the LASMO Remuneration Committee will review and calculate the awards under the LASMO Equity Plan. Amerada Hess will accept and implement the decisions of the LASMO Remuneration Committee providing those decisions do not involve an annualisation calculation in the overall determination of awards.

     (iii) Under the terms of a letter agreement dated 1 June 2000 between LASMO and Amerada Hess, Amerada Hess has agreed on behalf of itself and its advisers that it and they will keep secret and confidential any confidential information that LASMO provides to any of them in connection with the Offer. Amerada Hess has also agreed that it will return all records of confidential information that are capable of being returned and will destroy all records of confidential information which cannot be returned.

        Amerada Hess has also agreed that neither it nor any companies under its control, associates, concert parties, professional advisers or directors will acquire any shares, or rights over shares, in LASMO without LASMO's consent for a period of nine months from the date of the agreement unless a third party makes an offer for LASMO.

     (iv) The directors of LASMO, being Joseph Darby, Thierry Hughes Baudouin Jean-Baptiste de Rudder, Paul Colbeck Murray, Roy Gregory Reynolds, Nigel Victor Turnbull, Timothy Pienne Brennand, Hugh Edward Norton and Antony Peverell Hichens, have given irrevocable undertakings to Amerada Hess and Goldman Sachs (the "DIRECTOR UNDERTAKINGS") pursuant to which each of the directors of LASMO has undertaken to Amerada Hess that they will accept the Offer. Each director has also agreed that, until the date on which the Offer ceases to be open for acceptances, each director will exercise the voting rights attached to his LASMO Shares (representing an aggregate of approximately 0.1 per cent. of the LASMO Shares) in connection with certain resolutions relating to the Offer only in accordance with Amerada Hess' directions. Each director has also undertaken to use his best efforts to procure that LASMO and the LASMO board of directors provide all reasonable assistance to Amerada Hess in connection with the Offer.

        The terms of the Director Undertakings are the same in all material respects except for the amount of LASMO Shares involved and, in certain instances, the directors have undertaken in respect of not only existing LASMO Shares but LASMO Shares that will be derived from certain option plans. Joseph Darby owns 119,458 LASMO Shares and is entitled to receive 300,869 LASMO Shares pursuant to option plans. Thierry Hughes Baudouin Jean-Baptiste de Rudder owns a total of 18,275 LASMO Shares. Paul Colbeck Murray owns a total of 65,300 LASMO Shares and is entitled to receive 141,039 LASMO Shares pursuant to option plans. Roy Gregory Reynolds owns a total of 16,465 LASMO Shares. Nigel Victor Turnbull owns a total of 32,442 LASMO Shares. Timothy Pienne Brennand owns a total of 16,807 LASMO Shares. Hugh Edward Norton owns a total of 12,442 LASMO Shares. Finally, Antony Peverell Hichens owns a total of 43,122 LASMO Shares. The Director Undertakings have been filed as exhibits to the Registration Statement of which this Offer Document constitutes a part and are incorporated herein by reference.

     (v) Two of LASMO's principal shareholders, Electrafina S.A. and Schroder Investment Management Limited, have each given undertakings (the "IRREVOCABLE UNDERTAKINGS") to Amerada Hess and Goldman Sachs pursuant to which Electrafina S.A. and Schroder Investment Management Limited have undertaken to Amerada Hess that they will accept the Offer except as provided below and except, in the case of Schroder Investment Management Limited, insofar as the relevant clients have not withdrawn or altered their mandate (in a manner inconsistent with acceptance) at the time required for acceptance. Electrafina S.A. and Schroder Investment Management Limited have also agreed that, until the date on which the Offer ceases to be open for acceptance, Electrafina S.A. and Schroder Investment Manage-ment Limited will exercise the voting rights attached to their LASMO Shares (such voting rights representing 7.3 per cent. of the entire issued capital in the case of Electrafina S.A. and 12.8 per cent. of the entire issued capital in the case of Schroder Investment Management Limited) in connection with certain resolutions relating to the Offer only in accordance with Amerada Hess' directions.

        Electrafina S.A.'s and Schroder Investment Management Limited's obligations to accept the Offer will lapse in the event of the announcement of an offer by a third party for the fully diluted share capital of LASMO which (on a per share basis) is more than one hundred and ten per cent (110 per cent.) of the lower of (a) 180p and (b) the value of the Offer as at the close of trading on the NYSE trading day immediately preceding such announcement (translating the value of new Amerada Hess Shares from U.S. dollars to sterling at the exchange rate prevailing at the time).

        Except as provided above, the terms of the Irrevocable Undertakings with Electrafina S.A. and Schroder Investment Management Limited are the same in all material respects except that the Irrevocable Undertaking with Electrafina S.A. involves 98,336,161 LASMO Shares and the Irrevocable Undertaking with Schroder Investment Management Limited involves 171,616,233 LASMO Shares. The irrevocable undertakings have been filed as exhibits to the Registration Statement of which this Offer Document constitutes a part and are incorporated by reference herein.

(b) The following contracts (not being contracts entered into in the ordinary course of business) have been entered into by members of the LASMO Group since 6 November 1998 (the date two years prior to the commencement of the Offer Period) and are or may be material:

     (i) an agreement between Amerada Hess and LASMO dated 6 November 2000 as an inducement to Amerada Hess to make the Offer and relating to the Methodplan Shares and the LASMO Share Option Schemes as referred to in paragraph 6(a)(i) above; and

     (ii) an agreement between Amerada Hess and LASMO dated 5 November 2000 relating to certain employee arrangements as referred to in paragraph 6(a)(ii) above.

7.  FINANCING ARRANGEMENTS

It is estimated that full acceptance of the Offer (assuming no LASMO Shareholder elects for the Loan Note Alternative) would require the payment by Amerada Hess, under the terms of the Offer, of a maximum cash amount of approximately L1.7 billion. The funds required to make payment under the Offer will be provided by Amerada Hess in accordance with the following arrangements.

Amerada Hess has entered into two loan agreements (the "CREDIT AGREEMENTS"), dated 6 November 2000, amended and restated on 14 November 2000, to obtain funds through two unsecured revolving loan facilities ("CREDIT FACILITY A" and "CREDIT FACILITY B," hereinafter referred to as the "CREDIT FACILITIES"), to be provided by the lenders party to the Credit Agreements and Goldman Sachs Credit Partners L.P. as joint book runner, joint lead arranger and sole syndication agent, Chase Securities, Inc. as joint book runner and joint lead arranger and The Chase Manhattan Bank, N.A., as administrative agent. The total committed funds made available under the Credit Facilities is $3,000,000,000. Prior to, or contemporaneously with, borrowing under the Credit Facilities, Amerada Hess shall have received acceptances for or acquired and/or agreed to acquire, whether pursuant to the Offer or otherwise, LASMO Shares (including in ADS form) carrying in aggregate at least 75% of each class of the voting shares of LASMO. Amerada Hess may elect borrowings that will bear interest at a rate determined by reference to the prime rate of a bank to be designated by Amerada Hess or at a rate determined by reference to LIBOR. There is also a competitive bid loan option which could result in other interest rates. The Credit Facilities shall terminate on the earlier to occur of (i) in the case of Credit Facility A, 5 November 2001, and, in the case of Credit Facility B, 6 November 2005, (ii) the date on which the Offer lapses (having not been declared unconditional in all respects), is withdrawn, or is referred to specified European competition authorities or (iii) certain specified dates if the documentation relating to the Offer has not been mailed prior to such date. There are currently no alternative financing arrangements in the event the Credit Facilities become unavailable. Amerada Hess has not concluded arrangements to finance or repay the Credit Facilities but will repay the Credit Facilities in accordance with the terms of the Credit Agreements. Following completion of the compulsory acquisition procedures, Amerada Hess may utilise a portion of LASMO's cash flow to repay indebtedness, including interest, incurred under the Credit Facilities. The Credit Agreements have been filed as exhibits to the Registration Statement of which this document constitutes a part and are incorporated by reference herein.

Goldman Sachs has indicated that it is satisfied that sufficient resources are available to Amerada Hess to satisfy full acceptance of the Offer.

8.  SERVICE AGREEMENTS AND COMPENSATION OF THE DIRECTORS OF LASMO

The following are details of the service agreements of the directors of LASMO which have more than 12 months to run from the date of this document:

Services of Joseph Darby

Mr. Darby is employed as Chief Executive of LASMO under a service agreement with LASMO dated 1 July 1999.

The period of notice required to be given by the Company to terminate Mr. Darby's employment was two years prior to 1 September 1999. Since that date the period has been reducing by one month for every two months' service. After 30 June, 2001 the period will be 12 months and will not further reduce. Mr. Darby's employment may also be terminated by six months' written notice from Mr. Darby.

His annual salary was increased to L385,000 per annum (from L360,000) with effect from 1 April 2000.

Services of Paul Murray

Mr. Murray is employed as Group Finance Director of LASMO under a service agreement with LASMO dated 1 July 1999.

The period of notice required to be given by the Company to terminate Mr. Murray's employment was two years prior to 1 September 1999. Since that date the period has been reducing by one month for every two months' service. After 30 June, 2001 the period will be 12 months and will not further reduce. Mr. Murray's employment may also be terminated by six months' written notice from Mr. Murray.

His annual salary was increased to L244,000 per annum (from L228,000) with effect from 1 April 2000.

Mr. Darby, Mr. Murray and Mr. O'Brien are also entitled to a company car or to receive a cash allowance in lieu of a car and to full membership of LASMO's private health insurance scheme, which also covers their wives and any dependent children.

Services of Antony Hichens

Mr. Hichens is engaged as Chairman of LASMO under an agreement with LASMO dated 5 May 2000. Under the terms of the agreement, the engagement of Mr. Hichens may be terminated by the Company or Mr. Hichens giving not less than 12 months' written notice.

Mr. Hichens receives fees of L200,000 per annum.

Save as disclosed in this paragraph 8, there are no service contracts between any director of LASMO and LASMO or any subsidiary of LASMO having more than 12 months to run and no such contract has been entered into or amended or replaced within 6 months preceding the date of this document.

EQUITY PLAN

Mr. Darby, Mr. Murray and Mr. O'Brien participate, together with a restricted population of the Company's most senior executives, in the Equity Plan. Mr. Darby, Mr. Murray and Mr. O'Brien are entitled to acquire (for no consideration) a number of LASMO Shares allocated to them under the Equity Plan. The allocation has been based on a percentage of salary and calculated by reference to share price.

Subject to the satisfaction of two performance targets, the actual number of LASMO Shares (if any) which may be released to each participant in respect of any Equity Plan year is determined after the end of the three year performance period. The performance targets operate as follows: first, the number of LASMO Shares notionally allocated to a participant will be adjusted so that, on a sliding scale, 100 per cent. is carried forward if there is an increase in the LASMO share price of 2.5 per cent. per annum over the percentage increase in the Retail Prices Index (All items) over the performance period, with a further 100 per cent. for each additional 5 per cent. per annum increase over the percentage increase in the Retail Prices Index (All items). The increased number is then adjusted by a multiple which is determined by comparing the total shareholder return of LASMO over the performance period (change in share price plus re-invested dividends) relative to the total shareholder return of a comparator group of 12 international oil and gas exploration and production companies (the "Comparator Group") of LASMO over the performance period to LASMO ordinary shareholders against the Comparator Group.

On a change of control of LASMO the performance period under the Plan is deemed to end on the date of change of control or such other date as the Remuneration Committee may decide. The calculation of entitlements under the Plan will be based upon share price growth and relative performance against the peer group up to the date of the change of control. Although individual entitlements, can only be determined once that date is known, the Remuneration Committee's estimates of the likely entitlements of Mr. Darby, Mr. Murray and Mr. O'Brien under the Plan (which will be satisfied in cash, in accordance with the Rules of the Plan) are 1,224,556, 775,532 and 256,415 LASMO Shares respectively.

ANNUAL BONUS

Mr. Darby, Mr. Murray and Mr. O'Brien are eligible to receive a bonus under the annual bonus scheme, which rewards the achievement of challenging targets set in advance and related to the short term performance of the business and personal objectives. Targets are set through the annual performance appraisal process and include achievement of quantifiable performance elements. A maximum bonus of 60 per cent. of base salary may be paid where exceptional performance is achieved. All annual bonus payments are non-pensionable.

SHARE OPTION SCHEMES

Options over ordinary shares in the Company have been granted to Mr. Darby, Mr. Murray and Mr. O'Brien under the LASMO Share Option Scheme, formerly known as the LASMO 1984 Executive Share Option Scheme (the "LASMO SCHEME") and the LASMO International Share Option Scheme, formerly known as the LASMO International Executive Share Option Scheme (the "INTERNATIONAL SCHEME"). Such options are normally exercisable between three and ten years after grant. The LASMO Scheme is an Inland Revenue approved scheme. The International Scheme is unapproved, with UK and overseas executives eligible to participate. Options may be granted at not less than the market value of an ordinary share of the Company on the date of grant. The aggregate price payable by a participant on the exercise of all options under the LASMO Scheme, the International Scheme and the closed LASMO Executive Share Option Scheme established in 1980 (the "1980 SCHEME"), in any ten year period, may not exceed four times such participant's annual earnings. The Company's policy has been that, whilst higher awards may be given to reward exceptional individual performance, the grant of options to an individual at any one time should not normally exceed an amount equivalent to 40 per cent. of that individual's annual earnings.

The exercise of options granted under the LASMO Scheme and the International Scheme since April 1995, has been subject to the achievement of specified total shareholder targets relative to the total shareholder return of a group of comparator companies.

The performance target need not be satisfied where options are exercised following a change of control in LASMO (as defined under the rules of the relevant plan).

No options have been granted under the LASMO Share Option Schemes to Mr. Darby and Mr. Murray since 1995 because they are eligible to participate in the LASMO Equity Plan.

SAYE SHARE OPTION SCHEME

Mr. Darby, Mr. Murray and Mr. O'Brien are participants in the SAYE Share Option Scheme and are invited to save up to L250 a month for three or five years to acquire LASMO Shares at not less than 80 per cent. of the mid-market price of a LASMO Share on the business day preceding the invitation date.

9.  BACKGROUND TO THE OFFER

On 26 January 2000, John B. Hess, Chairman of the Board and Chief Executive Officer of Amerada Hess, and W. S. H. Laidlaw, President and Chief Operating Officer of Amerada Hess, met with Rudolph Agnew, then Chairman of LASMO, and Joseph Darby, Chief Executive Officer of LASMO, to discuss the possible sale of part of LASMO's interest in the Dacion project in Venezuela and LASMO's properties in Algeria. During this meeting, the issue of possible broader combinations, including the sale of all the share capital of LASMO to Amerada Hess, was raised in general terms without being pursued further. This meeting followed an earlier meeting on 22 December 1999 between Mr. Laidlaw and Mr. Darby to discuss LASMO's Venezuelan and Algerian assets, during which Mr. Laidlaw and Mr. Darby agreed that it would be appropriate for their respective Chairmen, Mr. Hess and Mr. Agnew, to meet to discuss possibilities for the two companies to work together.

During the period from February to April 2000, Amerada Hess personnel visited LASMO data rooms and attended presentations relating to LASMO's Venezuelan and Algerian assets. On 30 April 2000, Messrs. Hess and Laidlaw met again with Messrs. Agnew and Darby. At this meeting, Amerada Hess made an indicative offer for 50 per cent. of the Dacion asset and also discussed generally the possibility of a broader combination of the two companies. The representatives of LASMO indicated support for a broader combination in concept but noted that Mr. Agnew was retiring.

On 21 May 2000, Messrs. Hess and Laidlaw met with LASMO's new Chairman, Antony Hichens. Mr. Hichens indicated that the Dacion offer was not acceptable but expressed interest in a combination of the two companies. He agreed to limited due diligence for the purpose of permitting Amerada Hess to formulate a bid. On 1 June 2000, Amerada Hess signed a confidentiality agreement which included a standstill agreement not to pursue an unsolicited bid for LASMO through 1 December 2000 (subsequently extended to 1 March 2001). Soon thereafter, Amerada Hess personnel met with LASMO personnel to conduct limited due diligence.

On 6 June 2000, Amerada Hess received a letter on behalf of LASMO outlining the terms that LASMO would expect to be addressed in a formal offer for LASMO. On 20 June 2000, Mr. Hess met with Mr. Hichens in London and submitted an offer for the acquisition by Amerada Hess of the outstanding capital stock of LASMO for approximately 2/3 cash and 1/3 Amerada Hess common stock. Mr. Hichens declined the offer on the grounds of insufficient price.

On 28 June 2000, Mr. Hess telephoned Mr. Hichens and offered an increased price, with the same percentage combination of cash and stock. Mr. Hichens responded with a counter proposal which Amerada Hess deemed unacceptable as it would have effectively increased the per share purchase price by a substantial amount.

On 5 July 2000, Mr. Hess received a letter from Mr. Hichens restating the price he would accept, which in Amerada Hess' view did not indicate any movement. On 7 July 2000, Mr. Hess made a final offer. On 12 July 2000, Mr. Hichens rejected a final bid and discussions for the purchase of LASMO ended. However, each chairman left open the possibility of continuing to explore the possibility of Amerada Hess acquiring an interest in Dacion.

Throughout late July and August 2000, discussions continued concerning the acquisition by Amerada Hess of a 50 per cent. interest in Dacion. Amerada Hess' first offer, made on 10 August 2000, was rejected by LASMO. Amerada Hess subsequently revised that offer to increase its bid, but on 29 September 2000, Mr. Darby telephoned Mr. Laidlaw to say that the Dacion offer was unlikely to be acceptable to the LASMO Board and that the LASMO Board was considering its strategic alternatives. On 9 October, Mr. Darby confirmed to Mr. Laidlaw that Amerada Hess' bid for the Dacion interest was not likely to be acceptable to LASMO's Board. On 10 October 2000, Mr. Hess telephoned Mr. Hichens to express his continuing hope that Amerada Hess' bid for the Dacion interest would be accepted and his view that this joint venture would be the basis for the two companies to work together.

On a telephone call on 12 October 2000, Mr. Hess and Mr. Hichens agreed to re-open discussions on the acquisition of LASMO. Mr. Hess requested that Mr. Hichens make a clear statement of LASMO's position which had the full support of the LASMO Board. On 19 October 2000, Mr. Hichens, in a telephone call to Mr. Hess, outlined a proposal which he stated the LASMO Board would find acceptable for the purchase by Amerada Hess of all the outstanding shares of LASMO, including a cash component and a share component based on a fixed exchange ratio. Mr. Hess indicated that he would study the proposal and review it with the Amerada Hess Board.

Following this call, Amerada Hess formulated a new bid. Amerada Hess' management concluded that due principally to favourable movements in the dollar/sterling exchange rate and increases in crude prices since 12 July 2000, the date at which negotiations had previously ended, Amerada Hess was in a position to increase its bid. Management concluded that it could further reduce the risk of the higher bid price by hedging the foreign currency exchange exposure and could hedge the risk to future cash flows by selling forward a substantial portion of LASMO's anticipated crude oil production for 2001 at the current favourable market prices.

Amerada Hess management reviewed the revised bid with its Board on 25 October 2000, and the Amerada Hess Board authorised Mr. Hess to make the proposal to LASMO. On 26 October 2000, Mr. Hess presented a revised bid to Mr. Hichens of 180 pence per share, with a fixed exchange ratio of 1 share of Amerada Hess stock for every 78.7 shares of LASMO stock using an Amerada Hess share closing price on the date immediately preceding announcement, with the remainder of the consideration to be paid in cash. Mr. Hess noted that the bid was subject to final confirmatory due diligence. Mr. Hichens indicated that he approved the revised bid and would recommend the offer to his Board. On 27 October 2000, Mr. Darby notified Mr. Hess that the LASMO Board had unanimously approved the offer, subject to satisfactory negotiation of final documentation.

Commencing the week of 30 October 2000, Amerada Hess conducted final due diligence and, in consultation with LASMO, finalised documentation in preparation for the Announcement on 6 November 2000. The transaction was given final approval by the Amerada Hess Board on 5 November 2000. A committee of the LASMO Board gave final approval to the Offer on 5 November 2000, having been duly authorized to do so by the full Board.

10. RIGHTS ATTACHING TO NEW AMERADA HESS SHARES TO BE ISSUED AS CONSIDERATION UNDER THE OFFER

The new Amerada Hess Shares will rank pari passu in all respects with existing Amerada Hess common stock, including the right to any dividends and other distributions declared, paid or made by reference to a record date after the date on which they are issued. For the avoidance of doubt, LASMO Securityholders will not be entitled to the dividend of Amerada Hess expected to be declared in December 2000 and paid on or about 3 January 2001.

The new Amerada Hess Shares will be delivered in accordance with the terms of the Offer and will be fully paid and free from all liens, equities, charges, equitable interests, encumbrances and other interests (other than those created by a LASMO Securityholder) and together with all rights now or hereafter attaching thereto.

The sterling value of any investment in Amerada Hess Shares and any dividend income from that investment (payable in US dollars and subject to US withholding tax) will be affected by the dollar to sterling exchange rate from time to time.

The new Amerada Hess Shares are expected to be authorised for listing, subject to official notice of issuance, on the NYSE, but they will not be listed or traded on the London Stock Exchange or any other stock exchange.

11. COMPULSORY ACQUISITION

If, within four months after the date of this document, as a result of the Offer or otherwise, Amerada Hess acquires or contracts to acquire LASMO Securities representing at least 90 per cent. in nominal value of LASMO Shares (including LASMO Shares represented by LASMO ADSs) to which the Offer relates, then:

     (i) Amerada Hess will be entitled and intends to effect the compulsory acquisition procedures provided for in sections 428 to 430F of the Companies Act (set out in Appendix VIII to this document) to compel the purchase of any outstanding LASMO Securities on the same terms as provided in the Offer in accordance with the relevant procedures and time limits described in the Companies Act; and

     (ii) a holder of LASMO Securities may require Amerada Hess to purchase his LASMO Securities on the same terms as provided in he Offer in accordance with the relevant procedures and time limits described in section 430A of the Companies Act.

If, for any reason, the above mentioned compulsory acquisition procedures are not invoked, Amerada Hess will evaluate other alternatives to obtain the remaining LASMO Securities not purchased pursuant to the Offer or otherwise. Such alternatives could include acquiring additional LASMO Securities in the open market, in privately negotiated transactions, through another offer to purchase, by means of a scheme of arrangement under the Companies Act or otherwise. Any such additional acquisitions could be for a consideration greater or less than, or equal to, the consideration for LASMO Securities under the Offer. However, under the City Code, except with the consent of the Panel, Amerada Hess may not acquire any LASMO Securities on better terms than those of the Offer within six months of termination of the Offer if Amerada Hess, together with any persons acting in concert with it (as defined by the City
Code), holds shares carrying more than 50 per cent. of the voting rights normally exercisable at general meetings of LASMO.

Holders of LASMO Securities do not have appraisal rights as a result of the Offer. However, in the event that the compulsory acquisition procedures referred to above are available to Amerada Hess, holders of LASMO Securities whose LASMO Securities have not been purchased pursuant to the Offer will have certain rights to object under section 430C of the Companies Act.

12. REGULATORY APPROVALS

(A) UK MERGER CONTROL

     Under the City Code, it is a mandatory term of a UK public offer that the offer will lapse if the Secretary of State for Trade and Industry ("SECRETARY OF STATE") should refer the offer to the Competition Commission prior to consummation of the offer. While notification to the Office of Fair Trading ("OFT") is voluntary, the OFT may, of its own accord, initiate a review into a transaction where it considers that the transaction will qualify for investigation within the meaning of the Fair

     Trading Act 1973 ("FTA"). Such a review may be initiated at any time up to four months following public announcement of a completed transaction.

     As the Offer gives rise to a merger situation qualifying for investigation within the meaning of the FTA, the Offer has been made conditional on it being indicated, on terms satisfactory to Amerada Hess, that the Secretary of State does not intend to refer the Offer to the Competition Commission.

     Amerada Hess submitted a statutory merger notice to the OFT on 23 November 2000. The OFT has an initial period of 20 working days, which began on 24 November 2000, in which to review the transaction following which the Secretary of State will issue his decision as to whether to refer the Offer for investigation by the Competition Commission. This period is due to expire at midnight on 21 December 2000. The OFT is entitled, however, to extend this initial review period by a further 15 working days. If, following the expiry of the relevant period, no decision has been taken to refer the Offer to the Competition Commission, the Offer will be deemed to have been cleared. In the event that the Offer is referred to the Competition Commission, the Offer will lapse.

     During the initial review period, the OFT may request further information on the notified transaction, and will seek comments from third parties. The OFT will also announce its review of the Offer on the London Stock Exchange's Regulatory News Service and invite comments from third parties within a specified period. The OFT may contact major customers and competitors of the parties. Should the OFT conclude that the Offer gives rise to substantive competition or other public interest concerns, it will also seek the views of the Mergers Panel, a non-statutory body on which all interested governmental departments are represented. In any event, the OFT will, following its initial review of the Offer, submit a written recommendation to the Secretary of State. The Secretary of State, who is not obliged to follow the recommendation of the OFT, will then issue his decision as to whether the Offer will be referred for an in-depth investigation by the Competition Commission. While Amerada Hess does not consider that the Offer will give rise to any substantive competition issues, there can be no assurance that the Offer will not be referred to the Competition Commission.

(B) US ANTITRUST

     Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain mergers and acquisitions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") and the FTC and certain waiting period requirements have been satisfied. The acquisition of the LASMO Securities by Amerada Hess pursuant to the Offer is subject to the HSR Act requirements.

     Under the provisions of the HSR Act applicable to the purchase of the LASMO Securities pursuant to the Offer, such purchase may not be made until the expiration of a thirty calendar day waiting period following the required filing of a Notification and Report Form under the HSR Act by Amerada Hess submitted on 1 December 2000. Accordingly, the waiting period under the HSR Act will expire at 11:59 PM, New York City time, on 31 December 2000 the thirtieth calendar day following filing of the Notification and Report Form by Amerada Hess unless early termination of the waiting period is granted or Amerada Hess receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division were to request additional information or documentary material from Amerada Hess prior to the expiration of the thirty day waiting period, the waiting period would be extended and would expire at 11:59 PM, New York City time, on the twentieth calendar day after the date of substantial compliance by Amerada Hess with such request. Thereafter, the waiting period could be extended only by court order or by consent of Amerada Hess. If the acquisition of the LASMO Securities is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the purchase of and payment for the LASMO Securities pursuant to the Offer will be deferred until twenty days after the request is substantially complied with unless the waiting period

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     is terminated sooner by the FTC or the Antitrust Division (and assuming all of the other Offer conditions have been satisfied or waived). Only one extension of such waiting period pursuant to a request for additional information or documentary material is authorized by the rules promulgated under the HSR Act, except by court order or by consent. Although LASMO is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither
     LASMO's failure to make such filings nor a request to LASMO from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period. However, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing these issues and may agree to delay consummation of the transaction while such negotiations continue.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of the LASMO securities by Amerada Hess pursuant to the Offer. At any time before or after Amerada Hess' purchase of the LASMO Securities, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of the LASMO securities pursuant to the Offer or seeking divestiture of the LASMO Securities acquired by Amerada Hess or divestiture of substantial assets of Amerada Hess, LASMO or any of their respective subsidiaries. State attorneys general may also bring legal action under the antitrust laws, and private parties may bring such action under certain circumstances. Amerada Hess believes that the acquisition of the LASMO Securities by Amerada Hess will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Appendix I for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

13. CERTAIN CONSEQUENCES OF THE OFFER

(A) MARKET EFFECT

     The past performance of the price of LASMO Shares and LASMO ADSs is no guide to the future performance of LASMO Securities.

     The purchase of LASMO Securities pursuant to the Offer will reduce the number of holders of LASMO Securities and the number of LASMO Securities that might otherwise trade publicly and, depending upon the number of LASMO Securities so purchased, could adversely affect the liquidity and market value of the remaining LASMO Securities held by the public. In addition, when the Offer becomes or is declared unconditional in all respects, Amerada Hess intends to procure the making of an application by LASMO for the removal of LASMO Shares from the Official List of the UK Listing Authority and for the cancellation of trading in LASMO Shares on the London Stock Exchange's market for listed securities and also for the de-listing of LASMO ADSs and LASMO Shares (the LASMO Shares do not trade on the NYSE and are listed on the NYSE only in connection with the ADS program) from the NYSE. It is anticipated that cancellation of listing from the Official List and cancellation of trading on the London Stock Exchange will take effect no earlier than 20 business days after the Offer becomes or is declared unconditional in all respects. While it is anticipated that cancellation of both listings will take place at the same time, cancellation of the listing of the LASMO ADSs and LASMO Shares on the NYSE could take effect earlier than cancellation of the listing of the LASMO Shares on the London Stock Exchange. Amerada Hess also intends that LASMO should terminate the LASMO ADR facility in accordance with the deposit agreement relating thereto and terminate the registration of the LASMO ADSs and LASMO Shares under the Exchange Act.

     The value of all investments and the outcome from them can fall as well as rise and not all the amount invested may be realised. LASMO Securityholders accepting the Offer and electing to receive consideration in US dollars should be aware that they will be exposed to foreign currency risk.

(B) PUBLIC AVAILABILITY OF INFORMATION

     In the event that LASMO Shares continue to be listed on the Official List of the UK Listing Authority following the Offer becoming or being declared unconditional, holders of LASMO Shares who have not accepted the Offer will continue to receive the same financial and other information from LASMO that LASMO is presently required by the Listing Rules to send to such holders. If LASMO Shares are no longer listed on the Official List of the UK Listing Authority following the Offer, LASMO would no longer be required by those rules to make publicly available such financial and other information.

     The LASMO ADSs and the LASMO Shares (not for trading but in support of the LASMO ADSs) are currently registered under the Exchange Act. Registration of such LASMO ADSs and LASMO Shares may be terminated upon application of LASMO to the SEC if LASMO ADSs are neither listed on a national securities exchange nor held by 300 or more beneficial owners in the US. Termination of registration of LASMO ADSs and LASMO Shares under the Exchange Act would substantially reduce the information required to be furnished by LASMO to holders of LASMO ADSs and to the SEC and would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 thereunder with respect to "going private" transactions, no longer applicable to LASMO. Furthermore, "affiliates" of LASMO and persons holding "restricted securities" of LASMO may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If, as a result of the purchase of LASMO ADSs pursuant to the Offer and prior to completing the compulsory acquisition procedures referred to in paragraph 11 above, LASMO is not required to maintain registration of LASMO ADSs and LASMO Shares under the Exchange Act, Amerada Hess intends to cause LASMO to apply for termination of such registration. If registration of LASMO ADSs and LASMO Shares is not terminated prior to completion of the aforementioned compulsory acquisition procedures, then, following completion of the aforementioned compulsory acquisition procedures, LASMO ADSs will cease trading on the NYSE and the registration of LASMO ADSs and LASMO Shares under the Exchange Act would be terminated.

(C) MARGIN SECURITIES

     LASMO ADSs and LASMO Shares are currently "margin securities" under the regulations of the board of Governors of the US Federal Reserve System, which status has the effect, among other things, of allowing US brokers to extend credit on the collateral of LASMO ADSs and LASMO Shares for purposes of buying, carrying and trading in securities ("PURPOSE LOANS"). Depending on factors such as the number of holders of record LASMO ADSs and LASMO Shares and the number and market value of publicly held LASMO ADSs and LASMO Shares following the purchase of LASMO Securities pursuant to the Offer, it is possible that LASMO ADSs and LASMO Shares would no longer be eligible for listing on the NYSE. As a result, LASMO ADSs and LASMO Shares might no longer constitute margin securities and, therefore, could no longer be used as collateral for Purpose Loans made by US brokers.

14. UNITED KINGDOM TAXATION

The statements below summarise the opinion of Freshfields Bruckhaus Deringer, UK counsel to Amerada Hess, received by the Directors of Amerada Hess in relation to certain aspects of the UK tax treatment and consequences of the Offer for LASMO Shareholders. They are intended only as a general guide to current UK tax law and practice for LASMO Shareholders who are resident or ordinarily resident in the UK for tax purposes, who are the beneficial owners of their LASMO Shares and who hold them as investments. ANY PERSON WHO IS IN ANY DOUBT AS TO HIS TAX POSITION OR WHO MAY BE SUBJECT TO TAX IN ANY JURISDICTION OUTSIDE THE UK SHOULD CONSULT AN APPROPRIATE PROFESSIONAL ADVISER.

(A) UK TAXATION OF CHARGEABLE GAINS ("CGT")

     Liability to CGT will depend on the particular circumstances of LASMO Shareholders and on the form of consideration received.

(i)  Cash

     An accepting LASMO Shareholder will generally, to the extent that he receives cash under the Offer, be treated as effecting a disposal or part disposal of his LASMO Shares for the purposes of CGT and may, depending on his individual circumstances, incur a liability to CGT. Special rules apply for the purposes of CGT where a holder of LASMO Shares receives cash and new Amerada Hess Shares and/or Loan Notes, and the amount of cash received is "small" compared with the value of his LASMO Shares. For these purposes the receipt of an amount of cash of five per cent. or less of the market value of the LASMO Shares will be treated as "small". The Inland Revenue will also accept that an amount in cash is "small" if it is L3,000 or less, even if it exceeds five per cent. of the market value of the LASMO Shares in respect of which it is received. In such cases there will generally be no disposal or part disposal of the holder's LASMO Shares in respect of the receipt of cash. The amount of the cash received will instead be deducted from the LASMO Shareholder's allowable expenditure in computing a chargeable gain or allowable loss on a subsequent disposal of new Amerada Hess Shares or Loan Notes.

(ii)  Receipt of new Amerada Hess Shares and Loan Notes

     A LASMO Shareholder not holding (either alone or together with persons connected with him) more than five per cent. of LASMO Shares or any other class of shares in or debentures of LASMO should not, to the extent that he receives new Amerada Hess Shares or Loan Notes under the Offer, be treated as having made a disposal of LASMO Shares for the purposes of taxation of chargeable gains. Any chargeable gain or allowable loss which would otherwise have arisen on a disposal of his LASMO Shares will, in the case of an individual or other non-corporate shareholder, be "rolled-over" into the new Amerada Hess Shares and the Loan Notes, and the new Amerada Hess Shares and the Loan Notes, as the case may be, will be treated as the same asset as his LASMO Shares acquired at the same time and for the same consideration as he acquired his LASMO Shares.

     To the extent that such a LASMO Shareholder which is within the charge to corporation tax receives new Amerada Hess Shares, any chargeable gain or allowable loss which would otherwise have arisen on a disposal of its LASMO Shares will be "rolled-over" into the new Amerada Hess Shares and the new Amerada Hess Shares will be treated as the same asset as its LASMO Shares acquired at the same time and for the same consideration as it acquired its LASMO Shares. To the extent that it receives Loan Notes, any chargeable gain or allowable loss which would otherwise have arisen on a disposal of its LASMO Shares for a consideration equal to market value at the time of the exchange of the LASMO Shares for Loan Notes will be "held-over" and deemed to accrue on a subsequent disposal (including on redemption or repayment) of the Loan Notes.

     Any LASMO Shareholder who holds (either alone or together with persons connected with him) more than five per cent. of LASMO Shares or any other class of shares in, or debentures of, LASMO is advised that an application for clearance will be made to the Inland Revenue under Section 138 of the Taxation of Chargeable Gains Act 1992 in respect of the Offer, although receipt of such clearance is not a condition of the Offer. Provided such clearance is given, any such shareholder will be treated in the manner described in the preceding paragraphs.

(iii) Disposal of new Amerada Hess Shares or Loan Notes

     A subsequent disposal of new Amerada Hess Shares or of Loan Notes (including on redemption or repayment) may result in a liability to UK taxation of chargeable gains.

     For a LASMO Shareholder who is an individual or other non-corporate shareholder, the Loan Notes should not constitute qualifying corporate bonds for the purposes of UK taxation of chargeable gains. Accordingly, any chargeable gain or allowable loss on disposal (including on redemption or repayment) of the Loan Notes should, in the same way as any chargeable gain or allowable loss on the disposal of new Amerada Hess Shares, be calculated taking into account the allowable original cost to the holder of acquiring the relevant LASMO Shares. Indexation allowance on that cost should be available (when calculating a chargeable gain but not an allowable loss) in respect of the period of ownership of the LASMO Shares up to April 1998. Thereafter, taper relief may be available to reduce the amount of chargeable gain realised on the subsequent disposal. In broad terms it is expected that the allowable original cost of the relevant LASMO Shares will be apportioned to the new Amerada Hess Shares and/or the Loan Notes and/or the cash received, according to their respective market values at the time of the exchange of the LASMO Shares.

     For a LASMO Shareholder within the charge to corporation tax, the Loan Notes will be qualifying corporate bonds for the purposes of UK taxation of chargeable gains. Accordingly, no indexation allowance will be available for the period of ownership of the Loan Notes and, except to the extent that any chargeable gain or allowable loss which would otherwise have arisen on the disposal of its LASMO Shares was "held over" and crystallises on the subsequent disposal as described above, no chargeable gain or allowable loss shall arise. For a LASMO Shareholder within the charge to corporation tax, any chargeable gain or allowable loss on the subsequent disposal of new Amerada Hess Shares should be calculated taking into account the original cost to the holder of acquiring the relevant LASMO Shares and (when calculating a chargeable gain but not an allowable loss) indexation allowance on that cost. In broad terms it is expected that the allowable original cost of the relevant LASMO Shares will be apportioned to the new Amerada Hess Shares and/or the Loan Notes and/or the cash received, according to their respective market values at the time of the exchange of the LASMO Shares.

(B) TAXATION OF DIVIDENDS PAID ON NEW AMERADA HESS SHARES

     Holders will, in general, be subject to UK income tax or corporation tax on the gross amount of dividends paid on the new Amerada Hess Shares. An individual shareholder will generally be chargeable to income tax on such dividends at the Schedule F ordinary rate (currently 10 per cent.) or, to the extent that his or her income exceeds the threshold for higher rate tax, at the Schedule F upper rate (currently 32.5 per cent.). Credit will be available against income or corporation tax for any United States tax required to be deducted or withheld from the dividends, provided that such credit will not exceed the credit which would have been allowed had all reasonable steps been taken (including any claims which could be made by the holder under the terms of the double taxation agreement between the United States and the United Kingdom) to minimise such United States tax.

     In relation to any dividends paid on the new Amerada Hess Shares prior to 1 April 2001, where a person in the United Kingdom in the course of a trade or profession either:

     (i) acts as custodian of the new Amerada Hess Shares and receives such dividends, or directs that such dividends be paid to another person, or consents to such payment; or

     (ii) collects or secures payment of or receives such dividends for a holder; or

     (iii) otherwise acts for another person in arranging to collect or secure payment of such dividends for such a person;

     except by means only of clearing a cheque or arranging for the clearing of a cheque, that person (the "COLLECTING AGENT") is liable to account for income tax at the Schedule F ordinary rate (currently 10 per cent.) on such dividends (subject to giving credit for any United States tax required to be deducted or withheld from the dividends) and is entitled to deduct an amount in respect thereof unless an exemption from such liability is applicable, including, for example, where:

     (i) the person beneficially entitled to the such dividends beneficially owns the new Amerada Hess Shares and is not resident in the United Kingdom; or

     (ii) the dividends arise to trustees not resident in the United Kingdom of certain discretionary or accumulation trusts (where, inter alia, none of the beneficiaries of the trust is resident in the United Kingdom); or

     (iii) the person beneficially entitled to the dividends is eligible for certain relief from tax in respect of the dividends (for example, charities or pension funds).

        In the case of each of the above exceptions (i) to (iii), conditions imposed by regulations may have to be satisfied for the relevant exception to be available. Where income tax is deducted it will be paid to the Inland Revenue. The tax deducted will be credited against the holder's liability to the UK income tax or corporation tax; in appropriate cases, holders will be liable to a higher rate of income tax in addition to the tax deducted, or will be entitled to a refund where the amount deducted exceeds their liability to UK taxation.

        The obligation on persons in the United Kingdom who pay or collect dividends to account for withholding tax in certain circumstances as described above will cease to apply in relation to payments made on or after 1 April 2001.

        Persons paying or receiving dividends on or after 6 April 2001 may be required to provide certain information to the Inland Revenue, which could include the name and address of the person beneficially entitled to the dividends.

(C) LASMO SHARE OPTION SCHEMES

     Special tax provisions may apply to LASMO Shareholders who acquired their LASMO Shares by exercising options under the LASMO Share Option Schemes, including provisions imposing a charge to income tax.

(D) TAXATION OF INTEREST ON THE LOAN NOTES

     Holders will, in general, be subject to UK income tax or corporation tax on interest paid on the Loan Notes. Individual shareholders whose total income does not exceed the threshold for higher rate tax will generally be chargeable to UK income tax on such interest at the lower rate (currently 20 per cent.). Credit will be available against UK income or corporation tax for any United States tax required to be deducted or withheld from the interest, provided that such credit will not exceed the credit which would have been allowed had all reasonable steps been taken (including any claims which could be made by the holder under the terms of the double taxation agreement between the United States and the United Kingdom) to minimise such United States tax.

     On a transfer of Loan Notes by an individual, a charge to UK income tax may arise under the "accrued income scheme" in respect of the interest on the Loan Notes which has accrued since the preceding interest payment.

     A holder of Loan Notes which is a company within the charge to UK corporation tax in respect of the Loan Notes will generally bring into the charge to tax as income interest on, and any profits and gains arising from, the Loan Notes in each accounting period broadly in accordance with the holder's authorised accounting treatment for this purpose.

     Persons paying or receiving interest on or after 6 April 2001 may be required to provide certain information to the Inland Revenue, which could include the name and address of the person beneficially entitled to the interest.

(E) STAMP DUTY AND STAMP DUTY RESERVE TAX

     No stamp duty or stamp duty reserve tax will be payable by LASMO Shareholders in connection with acceptance of the Offer and/or the Loan Note Alternative.

     Any instrument effecting the disposition of an Amerada Hess Share might not be admissible in evidence in any court proceedings in the United Kingdom unless duly stamped.

     No stamp duty or stamp duty reserve tax should be payable on the issue, transfer or redemption of the Loan Notes.

     The above statements are intended only as a general guide to the current position. Special rules, imposing charges to stamp duty and/or stamp duty reserve tax, may apply to the issue or transfer of shares to particular categories of person, in particular to persons whose business is or includes the provision of clearance services or the issuance of depositary receipts, or nominees or agents of such persons.

15. UNITED STATES FEDERAL INCOME TAXATION

In the opinion of White and Case LLP, US counsel to Amerada Hess, the following is a summary of the principal US federal income tax consequences that may be relevant with respect to the exchange of LASMO Shares or LASMO ADSs for Amerada Hess Shares, Loan Notes and/or cash pursuant to the Offer and the ownership and disposition of Amerada Hess Shares, Loan Notes and/or cash acquired under the Offer. For purposes of this summary, a "US holder" is a beneficial owner of LASMO Shares, or LASMO ADSs, as the case may be, that, for US federal income tax purposes, is: (i) a citizen or resident of the United States, (ii) a partnership or corporation created or organized in or under the laws of the United States or any State thereof (including the District of Columbia), (iii) an estate the income of which is subject to US federal income taxation regardless of its source or (iv) a trust if such trust validly elects to be treated as a United States person for US federal income tax purposes or if (x) a court within the United States is able to exercise primary supervision over its administration and (y) one or more United States persons have the authority to control all of the substantial decisions of such trust. A "Non-US holder" is a beneficial owner of LASMO Shares, LASMO ADSs, Amerada Hess shares, or Loan Notes, as the case may be, that is not a US holder.

This summary does not contain a comprehensive description of all of the tax consequences of the exchange of LASMO Shares or LASMO ADSs for Amerada Hess Shares, Loan Notes and/or cash pursuant to the Offer and the ownership and disposition of Amerada Hess Shares, Loan Notes and/or cash. In particular, this description applies only to holders who hold LASMO Shares or LASMO ADSs, as the case may be, and will hold Amerada Hess Shares or Loan Notes, as the case may be, as capital assets at all relevant times. This summary does not address tax considerations applicable to holders that may be subject to special tax rules, such as financial institutions, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, dealers or traders in securities or currencies, tax-exempt entities, persons that will hold Amerada Hess Shares or Loan Notes as part of an "integrated", "hedging" or "conversion" transaction or as a position in a "straddle" for US federal income tax purposes, persons that have a "functional currency" other than the United States dollar or holders that own (or are deemed to own) 10 per cent. or more (by voting power or value) of the stock of LASMO or Amerada Hess. Moreover, except where specifically stated, this summary does not address the US federal estate and gift or alternative minimum tax consequences of the exchange of LASMO Shares or LASMO ADSs for Amerada Hess Shares, Loan Notes and/or cash pursuant to the Offer and the ownership and disposition of Amerada Hess Shares or Loan Notes.

This summary is based on the Internal Revenue Code of 1986, as amended (the "CODE"), United States Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date of this document. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

Each holder of LASMO Shares or LASMO ADSs should consult its own tax advisor with respect to the US federal, state, local and foreign tax consequences of the exchange of LASMO Shares or LASMO ADSs for Amerada Hess Shares, Loan Notes and/or cash pursuant to the Offer and the ownership and disposition of Amerada Hess Shares and Loan Notes.

(A) CONSEQUENCES OF THE EXCHANGE PURSUANT TO THE OFFER

     (i)    US Holders

        Generally, a US holder will recognize gain or loss upon the receipt of Amerada Hess Shares and cash in exchange for such holder's LASMO Shares or LASMO ADSs pursuant to the Offer in an amount equal to the difference between (a) the sum of (i) the fair market value of such Amerada Hess Shares received and (ii) the US Dollar value on the date of receipt of the pounds sterling that would have been received and (b) the US holder's adjusted tax basis in the LASMO Shares or LASMO ADSs, as the case may be. It is unclear whether the date of receipt for this purpose is the date that cash is made available by Amerada Hess to the relevant payment agent or the date that cash is received by a US holder. Such gain or loss will be capital gain or loss. In the case of a noncorporate US holder, the maximum marginal US federal income tax rate applicable to such gain will be lower than the maximum marginal US federal income tax rate applicable to ordinary income if such US holder's holding period for such LASMO Shares or LASMO ADSs exceeds one year. Gain or loss, if any, recognized by a US holder generally will be treated as US source income or loss for US foreign tax credit purposes. The deductibility of capital losses is subject to limitations. A US holder's initial tax basis in the Amerada Hess Shares will be the fair market values of such Amerada Hess Shares on the date such Amerada Hess Shares are received.

     (ii)   Non-US Holders

        Subject to the discussion below under "Backup Withholding Tax and Information Reporting Requirements," a Non-US holder generally will not recognize gain or loss upon the receipt of Amerada Hess Shares, Loan Notes and/or cash in exchange for such holder's LASMO Shares or LASMO ADSs pursuant to the Offer unless (i) such gain is effectively connected with the conduct by such Non-US holder of a trade or business in the United States (in which case the branch profits are described under "Distributions" below may also apply if the holder is a foreign corporation) or (ii) in the case of any gain realized by an individual Non-US holder, such holder is present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

(B) AMERADA HESS SHARES

     (i) DISTRIBUTIONS. The gross amount of any distribution with respect to Amerada Hess Shares, other than a distribution of Amerada Hess Shares made to all shareholders, will be includible in a US holder's ordinary income as dividends to the extent of Amerada Hess' current and accumulated earnings and profits (as determined under US federal income tax principles). Corporate US holders generally will be eligible for the dividends received deduction. The dividends received deduction is subject to certain limitations, though, and the benefit of such deduction may be reduced by the corporate alternative minimum tax. Accordingly, corporate US holders should consult their own tax advisors regarding the availability of, and limitations on, the dividends received deduction. Any distributions in excess of Amerada Hess' current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of a US holder's adjusted tax basis and thereafter as capital gain.

        Dividends paid to a Non-US holder generally will be subject to withholding of US federal income tax at a rate of 30 per cent. unless such rate is reduced by an applicable US income tax treaty. Currently, dividends paid to an address in a foreign country generally are pre-sumed to be paid to a resident of such country in determining the applicability of a US income tax treaty. However, US Treasury Regulations issued on October 6, 1997, as amended (the "New Treasury Regulations"), would, for dividends paid after December 31, 2000, require a Non-US holder to file certain forms (i.e., IRS Form W-8BEN) to obtain the benefit of any applicable US income tax treaty. Non-US holders are urged to consult their own tax advisors concerning the effect, if any, of the New Treasury Regulations. Further, except as otherwise provided in an applicable US income tax treaty, a Non-US holder will be taxed at ordinary US federal income tax rates (on a net income basis) on dividends that are effectively connected with the conduct of a trade or business by such Non-US holder within the United States, but such dividends (assuming applicable procedural requirements are met) will not be subject to US withholding tax as described above. If such Non-US holder is a foreign corporation, it may also be subject to a 30 per cent. branch profits tax unless it qualifies for a lower rate under an applicable US income tax treaty.

     (ii) SALE OR EXCHANGE OF AMERADA HESS SHARES. Generally, upon the sale or exchange of Amerada Hess Shares, a US holder will recognize gain or loss equal to the difference between the amount realized on the sale or exchange and its adjusted tax basis in such Amerada Hess Shares. For non-corporate US holders, the maximum US federal income tax rate applicable to such gain will be lower than the maximum US federal income tax rate applicable to ordinary income if such US holder's holding period for such Amerada Hess Shares exceeds one year.

        Subject to the discussion below under "Backup Withholding Tax and Information Reporting Requirements," a Non-US holder generally will not be subject to US federal income tax in respect of gain recognized on the sale or exchange of Amerada Hess Shares unless (i) such gain is effectively connected with the conduct by such Non-US holder of a trade or business in the United States (in which case the branch profits tax described under "Distributions" above may also apply of the holder is a foreign corporation), (ii) in the case of any gain realized by an individual Non-US holder, such holder is present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met, or (iii) Amerada Hess is or has been a "United States real property holding corporation" for US federal income tax purposes and, in the event that the Amerada Hess Shares are considered to be "regularly traded," the Non-US holder held, directly or indirectly, at any time during the five-year period ending on the date of such sale or exchange more than five per cent. of the Amerada Hess Shares. Amerada Hess believes that it is not currently (and is not likely to become) a United States real property holding corporation. Generally, the rule for stock in a United States real property holding corporation takes precedence over relief provided by US income tax treaties.

     (iii) UNITED STATES FEDERAL ESTATE TAX. Amerada Hess Shares that are owned, or treated as being owned, at the time of death of a Non-US holder who is not a citizen or resident (as defined for US federal estate tax purposes) of the United States will be includable in such holder's gross estate for US federal estate tax purposes, unless an applicable US estate tax treaty provides otherwise.

(C) LOAN NOTES

Subject to the discussion of backup withholding tax below, under current United States federal income and estate tax law:

     (i) payments of principal of, and interest on, any Loan Note to a Non-US holder or foreign fiduciary will not be subject to withholding of US federal income tax; provided the Non-US holder certifies that with respect to payments of interest (including original issue discount, if any), the Non-US holder is not (x) a "controlled foreign corporation" (as such term is defined in the Code) which is related to Amerada Hess through stock ownership and (y) a person owning (actually or constructively) securities representing at least 10 per cent. of the total combined outstanding voting power of all classes of voting stock of Amerada Hess;

     (ii) a Non-US holder will not be subject to US federal income or withholding tax on gain recognized on the sale, exchange or redemption of a Loan Note unless (aa) such gain is effectively connected with the conduct by such Non-US holder of a trade or business in the United States (in which case the branch profits tax described under "Distributions" above may also apply if the holder is a foreign corporation), (bb) in the case of any gain realized by an individual Non-US holder, such holder is present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met; and

     (iii) a Loan Note will not be subject to United States federal estate tax as a result of the death of a holder who is not a citizen or resident of the United States; provided that at the time of death
            (aa) such holder did not actually or constructively own 10 per cent. or more of the combined voting power of all classes of stock of Amerada Hess and (bb) payments of interest on such Loan Note would not have been effectively connected with the conduct by such holder of a trade or business within the United States.

(D) BACKUP WITHHOLDING TAX AND INFORMATION REPORTING REQUIREMENTS

US backup withholding tax and information reporting requirements generally apply to certain payments to certain noncorporate holders of securities. Information reporting generally will apply to payments of: (i) dividends on Amerada Hess Shares, (ii) payments of principal and interest on Loan Notes, and (iii) proceeds from the sale or redemption of Amerada Hess Shares by a payor within the United States to a holder thereof (other than an "exempt recipient," including a corporation, a payee that is not a United States person that provides an appropriate certification and certain other persons). A payor within the United States will be required to withhold 31 per cent. of any payments of the proceeds from the sale or redemption of Amerada Hess Shares or Loan Notes within the United States to a holder (other than an "exempt recipient") if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with such backup withholding tax requirements. However, dividends paid to a Non-US holder outside the United States that are subject to the 30 per cent. or US income tax treaty-reduced rate of withholding tax generally will be exempt from backup withholding tax.

Further, US information reporting and backup withholding tax will not apply to payments on a Loan Note made outside the United States or dividends paid outside the United States to the beneficial owner of a Loan Note or Amerada Hess Shares, as the case may be, that is not a United States person; provided neither Amerada Hess nor the paying agent has actual knowledge that the holder is a United States person for information reporting and backup withholding tax purposes. In addition, information reporting requirements and backup withholding tax will not apply to any payment on a Note or any payment of dividends outside the United States by a foreign office of a foreign custodian, foreign nominee or other foreign agent of the beneficial owner of such Loan Note or Amerada Hess Shares, as the case may be; provided that such custodian, nominee or agent (i) derives less than 50 per cent. of its gross income for certain time periods from the conduct of a trade or business in the United States and (ii) is not a "controlled foreign corporation" for US federal income tax purposes. Payments on a Loan Note or payments of dividends outside the United States to the beneficial owner thereof by a foreign office of any other custodian, nominee or agent will not be subject to backup withholding tax and information reporting unless such custodian, nominee or agent has documentary evidence in its records that the beneficial owner is not a United States person for purposes of such backup withholding tax and information reporting requirements and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payments on a Note or payments of dividends by the United States office of a custodian, nominee or other agent of the beneficial owner of such Loan Note or Amerada Hess Shares, as the case may be, will be subject to information reporting and backup withholding tax unless the beneficial owner certifies its non-United States person status under penalty of perjury or otherwise establishes an exemption.

Information reporting and backup withholding tax will not apply to any payment of the proceeds of a sale of a Loan Note or Amerada Hess Shares, as the case may be, made outside the United States by a foreign office of a foreign "broker;" provided that such broker (i) derives less than 50 per cent. of its gross income for certain time periods form the conduct of a trade or business in the United States and (ii) is not a "controlled foreign corporation" for United States federal income tax purposes. Payments of the proceeds of a sale of a Loan Note or Amerada Hess Shares, as the case may be, effected outside the United States by a foreign office of any other broker will not be subject to backup withholding tax and information reporting unless such broker has documentary evidence in its records that the beneficial owner is not a United States person for purposes of such backup withholding tax and information reporting requirements and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payments of the proceeds of a sale of a Loan Note or Amerada Hess Shares, as the case may be, by the United States office of a custodian, nominee or other agent of the beneficial owner of such Loan Note will be subject to information reporting and backup withholding tax unless the beneficial owner certifies its non-United States person status under penalty of perjury or otherwise establishes an exemption.

The New Regulations would modify certain of the rules discussed above generally with respect to payments on Amerada Hess Shares or Loan Notes made after 31 December 2000. In particular, a payor within the United States will be required to withhold 31 per cent. of any payments of dividends on Amerada Hess Shares, interest on Loan Notes, or proceeds from the sale of Amerada Hess Shares or Loan Notes within the United States to a holder (other than an exempt recipient such as a corporation or a payee that is not a United States person and that provides an appropriate certification) if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. In the case of such payments by a payor or middleman within the United States to a foreign simple trust, a foreign grantor trust or a foreign partnership (other than payments to a foreign simple trust, a foreign grantor trust or a foreign partnership that qualifies as a "withholding foreign trust" or a "withholding foreign partnership" within the meaning of such United States Treasury Regulations and payments to a foreign simple trust, a foreign grantor trust or a foreign partnership that are effectively connected with the conduct of a trade or business in the United States), the beneficiaries of the foreign simple trust, the persons treated as the owners of the foreign grantor trust or the partners of the foreign partnership, as the case may be, will be required to provide the certification discussed above in order to establish an exemption from backup withholding tax and information reporting requirements. Moreover, a payor or middleman may rely on a certification provided by a payee that is not a United States person only if such payor or middleman does not have actual knowledge or a reason to know that any information or certification stated in such certificate is incorrect.

16. FEES AND EXPENSES

Except as set forth below, Amerada Hess will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of the LASMO Securities pursuant to the Offer or acceptances of the Offer.

Pursuant to an engagement letter between Amerada Hess and Goldman Sachs, Goldman Sachs has been retained to act as financial adviser to Amerada Hess in connection with its effort to acquire LASMO. Goldman Sachs has agreed to make the Offer on behalf of Amerada Hess outside of the

United States. Amerada Hess has agreed to pay Goldman Sachs for its services a financial advisory fee which is contingent, in part, upon the satisfaction of the Acceptance Condition. Amerada Hess has also agreed to pay Goldman Sachs a fee for arranging the Credit Facilities. Amerada Hess has also agreed to reimburse Goldman Sachs for all reasonable out-of-pocket expenses incurred by Goldman Sachs, including the reasonable fees and disbursements of its counsel. In addition, Amerada Hess has agreed to indemnify Goldman Sachs and certain related persons against certain liabilities and expenses.

Amerada Hess has retained Computershare Services PLC as the UK Receiving Agent and as registrars for the Loan Notes. The UK Receiving Agent has not been retained to make solicitations or recommendations in its role as UK Receiving Agent. The UK Receiving Agent and Loan Note registrars will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

Amerada Hess has also retained The Bank of New York as the US Depositary. The US Depositary has not been retained to make solicitations or recommendations in its role as US Depositary. The US Depository will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

In addition, Amerada Hess has retained D.F. King & Co., Inc. to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

Brokers, dealers, commercial banks and trust companies will be reimbursed by Amerada Hess for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

17. SOURCES OF INFORMATION AND BASIS OF CALCULATION

Save as otherwise set out in this document, the following constitute the sources of information and bases of calculation referred to in this document:

(a) The market value of an Amerada Hess Share is based on the NYSE closing price of $62 13/16 on 3 November 2000, the last NYSE dealing day prior to the date of the Announcement or, where applicable, based on the NYSE closing price of US$60 1/2 on 11 December 2000, the latest practicable date prior to posting this document.

(b) The value of LASMO's issued share capital (diluted for likely exercise of outstanding options) is based upon 1,344,328,323 issued LASMO Shares and a further 3,121,406 new LASMO Shares which in LASMO's opinion it is reasonable to expect may be issued in the relevant period pursuant to the exercise of options.

(c) The premium of the Offer value per LASMO Share over the price of a LASMO Share on 3 November 2000 is calculated using the value of the Offer per LASMO Share and the Closing Price of a LASMO Share on that date.

(d) The premium of the offer value per LASMO Share over the average Closing Price of a LASMO Share over the 6 months preceding the Announcement is based on the average of the Closing Prices on each London Stock Exchange dealing day over the 6 months immediately preceding (and including) 3 November 2000.

(e) All currency conversions between pounds sterling and US dollars have been made at an exchange rate of US$1.4484: L1.00, which was the noon buying rate in The City of New York for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of

     New York on 3 November 2000 (unless expressly stated otherwise) or the rate of US$1.4554 : L1.00 being such rate on 11 December 2000, the latest practicable date prior to the posting of this document.

18. GENERAL

(a) Except as disclosed in this document, no agreement, arrangement or understanding (including any compensation arrangement) exists between Amerada Hess or any party acting in concert with Amerada Hess for the purposes of the Offer and any of the directors, recent directors, shareholders or recent shareholders of LASMO having any connection with or dependence on, or which is conditional on the outcome of, the Offer.

(b) Except as disclosed in this document, there is no agreement, arrangement or understanding by which the beneficial ownership of any of the LASMO Securities which are the subject of the Offer acquired by Amerada Hess will be transferred to any other person, but Amerada Hess reserves the right to transfer any such shares to any other member of Amerada Hess Group.

(c) Except as disclosed in this document, no proposal exists in connection with the Offer for any payment or other benefit to be made or given by Amerada Hess or any person acting in concert with it for the purposes of the Offer to any director of the LASMO Group as compensation for loss of office or as consideration for or in connection with his retirement from office.

(d) Goldman Sachs, Schroder Salomon Smith Barney and Ernst & Young have given and not withdrawn their written consent to the issue of this document with the references to their names in the form and context in which they appear. In giving such consent, Schroder Salomon Smith Barney does not admit that Schroder Salomon Smith Barney is an expert with respect to any part of this document within the meaning of the term "expert" as used in, or that Schroder Salomon Smith Barney comes within the category of persons whose consent is required under, the Securities Act or the rules and regulations of the SEC promulgated thereunder.

(e) Except as disclosed in this document, there has been no material change in the financial or trading position of the Amerada Hess Group since 31 December 1999 (the date to which the latest audited accounts of the Amerada Hess Group were prepared).

(f) Except as disclosed in this document, there has been no material change in the financial or trading position of the LASMO Group since 31 December 1999 (the date to which the latest audited accounts of the LASMO Group were prepared).

(g) The emoluments of the current directors of Amerada Hess will not be affected by the acquisition of LASMO or by any other associated transaction.

(h) Goldman Sachs Equity Securities (U.K.), Hull Trading UK Limited and SLK Global Markets Limited, which are affiliates of Goldman Sachs International, may continue to effect purchases and sales in relevant securities of LASMO during the Offer Period as exempt principal trader or exempt market maker (as such terms are defined in the City Code). The City Code requires publication of the aggregate number of such purchases and sales and the highest and lowest prices paid and received on each business day during the offer period by 12 noon (London time) on the following business day. You can obtain this information from the Company Announcements Office of the London Stock Exchange.

19. DOCUMENTS AVAILABLE FOR INSPECTION

Copies of the following documents are available for inspection at the offices of Freshfields Bruckhaus Deringer, 65 Fleet Street, London EC4Y 1HS, during normal business hours on any weekday (public holidays excepted) while the Offer remains open for acceptance:

(a) the re-stated certificate of incorporation and by-laws of Amerada Hess;

(b) the certificate of incorporation and memorandum and articles of association of LASMO;

(c) the audited consolidated accounts of Amerada Hess for the last two financial years ended 31 December 1999;

(d) the audited consolidated accounts of LASMO for the last two financial years ended 31 December 1999;

(e) the service agreements referred to in paragraph 8 above;

(f) the irrevocable undertakings referred to in paragraph 6 of the Letter from Goldman Sachs above;

(g) the written consents referred to in paragraph 18(d) above;

(h) the material contracts referred to in paragraph 6 above;

(i) the letter of valuation of the Loan Notes by Goldman Sachs dated 13 December 2000;

(j)  the draft Loan Note Instrument (in substantially final form);

(k)  the Amerada Hess Credit Agreement referred to in paragraph 7 above;

(l) the inducement agreement between Amerada Hess and LASMO referred to in paragraphs 6(a)(i) and 6(b)(i) above; and

(m) this Offer Document and the Acceptance Form.

20. LEGAL MATTERS

The validity of the Amerada Hess Shares offered hereby will be passed upon for Amerada Hess by White & Case LLP, New York.

21. EXPERTS

The consolidated financial statements and related financial statement schedule of Amerada Hess included in Amerada Hess' Annual Report on Form 10-K for each of the three years in the period ended 31 December 1999, have been audited by Ernst & Young LLP, independent auditors, as indicated in their report with respect thereto, and are incorporated by reference in the Registration Statement of which this Offer Document forms a part, in reliance on the report of Ernst & Young LLP, given on the authority of that firm as experts in accounting and auditing.

The consolidated financial statements of LASMO included in LASMO's Annual Report on Form 20-F for each of the three years in the period ended 31 December 1999, have been audited by Ernst & Young, independent auditors, as indicated in their reports with respect thereto, and are incorporated by reference in the Registration Statement of which this Offer Document forms a part, in reliance on the report of Ernst & Young, given on the authority of that firm as experts in accounting and auditing.

22. MISCELLANEOUS

Amerada Hess is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute of any State of the United States. If Amerada Hess becomes aware of any valid US state statute prohibiting the making of the Offer or the acceptance of the LASMO Securities pursuant thereto, Amerada Hess will make a good faith effort to comply with such US state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Amerada Hess cannot comply with any such state statute, the Offer will not be made to (and tenders will not be accepted from or on behalf of) holders in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Amerada Hess by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction. There is no material pending legal proceeding relating to the Offer.

No person has been authorized to give any information or make any representation on behalf of Amerada Hess not contained in this Offer Document or in the Form of Acceptance or Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

In addition to the Registration Statement, Amerada Hess has filed with the SEC a Schedule TO, together with exhibits, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Part 1 of Appendix III.

                                  SCHEDULE VIA

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                            OFFICERS OF AMERADA HESS

Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each member of the Board of Directors and each executive officer of Amerada Hess. The principal address of Amerada Hess and, unless indicated below, the current business address for each individual listed below is 1185 Avenue of the Americas, 40th Floor, New York, NY 10036, telephone number +1 212 997-8500. Each such person is, unless indicated below, a citizen of the United States. Executive officers, as defined in the Exchange Act, are identified by an asterisk.

                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                        --------------------------------------------------
John B. Hess*.............................  Chairman of the Board, Chief Executive Officer of Amerada
                                            Hess since 1995; Director since 1978.
W.S.H. Laidlaw*(1)........................  President, Chief Operating Officer of Amerada Hess since
                                            1995; Director since 1994.
J. Barclay Collins II*....................  Executive Vice President, General Counsel of Amerada Hess;
                                            Director since 1986.
John Y. Schreyer*.........................  Executive Vice President, Chief Financial Officer; Director
                                            since 1990.
Alan A. Bernstein*........................  Senior Vice President.
F. Lamar Clark*...........................  Senior Vice President.
John A. Gartman*(2).......................  Senior Vice President of Amerada Hess since 1997; Vice
                                            President of Public Service Electric and Gas Company in the
                                            area of energy marketing.
Neal Gelfand*.............................  Senior Vice President.
Gerald A. Jamin*..........................  Senior Vice President and Treasurer.
Lawrence H. Ornstein*.....................  Senior Vice President.
Robert P. Strode*(2)......................  Senior Vice President of Amerada Hess since 1999; Senior
                                            Vice President for Exploration at Vastar Resources Inc.
                                            from 1997 to 1999; Vice President, Exploration at Atlantic
                                            Richfield Company from 1993 to 1997.
F. Borden Walker*(2)......................  Senior Vice President of Amerada Hess since 1996; General
                                            Manager in areas of gasoline marketing, convenience store
                                            development and advertising at Mobil Corporation.
Peter S. Hadley...........................  Director of Amerada Hess since 1991; Former Senior Vice
                                            President of Metropolitan Life Insurance Company.
William R. Johnson........................  Director of Amerada Hess since 1996; Chairman of the Board since September 2000 and President and Chief Executive
                                            Officer of H.J. Heinz Company since 1998 after serving in
                                            various senior executive positions; Director of Cincinnati
                                            Financial Corporation; PNC Bank.

                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                        --------------------------------------------------
William I. Spencer........................  Director of Amerada Hess since 1982; Former President and
                                            Chief Administrative Officer of Citicorp and Citibank, N.A.
Roger B. Oresman..........................  Consulting Partner, Milbank, Tweed, Hadley & McCloy LLP;
                                            Director since 1969.
Nicholas F. Brady.........................  Director of Amerada Hess since 1994; Chairman, Darby
                                            Overseas Investments, Ltd.; Former Secretary of the United
                                            States Department of the Treasury; Former Chairman of the
                                            Board of Dillon, Read & Co., Inc.; Director of C2, Inc.;
                                            Director of H.J. Heinz Company; Director or Trustee of
                                            various Templeton mutual funds.
Thomas H. Kean............................  Director of Amerada Hess since 1990; President, Drew
                                            University; Former Governor of the State of New Jersey;
                                            Director of ARAMARK Corporation; Director of Bell Atlantic
                                            Corporation; Director of the CIT Group, Inc.; Director of
                                            United Healthcare Corporation.
Frank A. Olson............................  Director of Amerada Hess since 1998; Chief Executive
                                            Officer of the Hertz Corporation in 1998; Retired as Chief
                                            Executive Officer of the Hertz Corporation in 1999 and
                                            continues as non-executive Chairman of the Board; Director of Becton Dickinson and Company; Director of Fund America
                                            Enterprises Holdings, Inc.
Edith E. Holiday..........................  Director of Amerada Hess since 1993; Attorney; Former
                                            Assistant to the President of the United States and
                                            Secretary of the Cabinet; Former General Counsel, United
                                            States Department of the Treasury; Director of Beverly
                                            Enterprises, Inc.; Director of Hercules, Incorporated;
                                            Director of H.J. Heinz Company; Director of RTI
                                            International Metals, Inc.; Director or trustee of various
                                            Franklin Templeton mutual funds.
Robert N. Wilson..........................  Director of Amerada Hess since 1996; Vice Chairman of the
                                            Board of Directors of Johnson & Johnson; Director of United
                                            States Trust Corporation.
Robert F. Wright..........................  Director of Amerada Hess since 1981; Former President and
                                            Chief Operating Officer of Amerada Hess.

1   British citizen.

2 Except for Messrs. Walker, Gartman and Strode, each of the above officers has been employed by Amerada Hess or its subsidiaries in various managerial and executive capacities for more than five years.

                                  SCHEDULE VIB

             INFORMATION CONCERNING THE DIRECTORS AND THE EXECUTIVE
                                OFFICER OF LASMO

Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments currently held of each member of the Board of Directors and the executive officer of LASMO. The principal address of LASMO and, unless indicated below, the current business address for each individual listed below if 101 Bishopsgate, London, EC2M 3XH, telephone number +44 20 7892 9000. Each such person is, unless indicated below, a British citizen.

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                               --------------------------------------------------
Antony Peverell Hichens..........................  Appointed Chairman in May 2000. Joined the Board in
                                                   1995 and was appointed Deputy Chairman in April
                                                   1995. He is Chairman of David S. Smith (Holdings)
                                                   plc and is Deputy Chairman of Candover Investments
                                                   plc.
Joseph Darby.....................................  Joined LASMO in 1989 following the acquisition of
                                                   Thomson North Sea where he was Chairman and Chief
                                                   Executive Officer. Appointed Chief Executive in
                                                   1993. He is a non-executive director of John Mowlem
                                                   & Company plc.
Paul Colbeck Murray..............................  Joined LASMO in 1989 following the acquisition of
                                                   Thomson North Sea. Appointed Corporate Development
                                                   Director on 1 January 1998 and Group Finance
                                                   Director on 1 January 1999.
Hugh Edward Norton...............................  Senior Independent non-executive director since May
                                                   2000. Joined the Board in 1997. He spent 36 years
                                                   with British Petroleum, where he held the position
                                                   of Chief Executive, BP Exploration Company, before
                                                   being appointed to the BP Board as a Managing
                                                   Director. Other directorships include Inchcape plc
                                                   and Standard Chartered PLC.
Dr Timothy Pienne Brennand.......................  Independent non-executive director. Joined the
                                                   Board in 1996. He spent some 33 years in Europe,
                                                   Africa and the Far East for Shell, most recently as
                                                   Chairman for Shell Hong Kong and China. On retiring
                                                   from Shell in 1993, he spent three years as a
                                                   director of Goal Petroleum plc.

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                               --------------------------------------------------
Dr Roy Gregory Reynolds CMG......................  Independent non-executive director. Joined the
                                                   Board in 1997. He spent 28 years with Shell, being
                                                   appointed Managing Director of Shell UK Oil in
                                                   1988, a position he held until the end of 1991.
                                                   From 1994 to end 1999, he was Chief Executive of
                                                   the Commonwealth Development Corporation, now CDC
                                                   Group plc. He is also a director of The Fleming
                                                   Emerging Markets Investment Trust plc.
Thierry Hughes Baudouin Jean-Baptiste de           Independent non-executive director. Joined the
  Rudder.........................................  Board in 1999 following the acquisition of Monument
                                                   Oil and Gas plc, where he was a non-executive
                                                   director. He is Managing Director of Groupe
                                                   Bruxelles Lambert and Electrafina and is also a
                                                   director of Audiofina, Compagnie Nationale a
                                                   Portefeuille, Societe Generale de Belgique, Thodia,
                                                   Total Fina Elf and Tractebel. Belgian citizen.
Nigel Victor Turnbull............................  Independent non-executive director. Joined the
                                                   Board in 1995. He was Finance Director of the Rank
                                                   Group plc from 1987 to 1999. He is a Council Member
                                                   of The Institute of Chartered Accountants of
                                                   England & Wales.
Alan O'Brien.....................................  Joined LASMO in 1990. Prior to being appointed
                                                   General Counsel and Company Secretary in April 1999
                                                   he worked in a number of LASMO offices, including
                                                   Colombia and Italy, as a commercial and legal
                                                   manager.

                                  APPENDIX VII

                      ADVICE OF LASMO'S FINANCIAL ADVISER

The LASMO board retained Schroder Salomon Smith Barney to act as its financial adviser with respect to the proposed offer. In connection with this engagement, LASMO requested that Schroder Salomon Smith Barney be named in connection with the LASMO board's recommendation of the Offer in the following terms:

"Your directors, who have been so advised by Schroder Salomon Smith Barney, their financial adviser, consider the terms of the offer to be fair and reasonable. In providing advice to the directors, Schroder Salomon Smith Barney has taken into account the directors' commercial assessments."

In providing its advice to the LASMO board, Schroder Salomon Smith Barney:

 --    reviewed the terms of the Offer;

 -- held discussions with senior officers, directors and other representatives and advisers of LASMO and held discussions with senior officers and other representatives of Amerada Hess;

 -- examined publicly available business and financial information relating to LASMO and Amerada Hess;

 -- examined financial forecasts and other information and data for LASMO which were provided to or otherwise discussed with Schroder Salomon Smith Barney by the management of LASMO;

 -- reviewed the financial terms of the Offer in relation to, among other things, current and historical market prices of LASMO, the financial condition and historical and projected earnings and other operating data of LASMO and the capitalisation of LASMO;

 -- considered, to the extent publicly available, the financial terms of other transactions recently effected which Schroder Salomon Smith Barney considered relevant in evaluating the Offer;

 -- analysed financial, stock market, and other publicly available information relating to the businesses of other companies whose operations Schroder Salomon Smith Barney considered relevant in evaluating those of LASMO and Amerada Hess;

 --    considered the commercial assessments of the LASMO board; and

 -- conducted other analyses and examinations and considered other financial, economic and market criteria as Schroder Salomon Smith Barney deemed appropriate in providing its advice.

In rendering its advice, Schroder Salomon Smith Barney assumed and relied, without independent verification, on the accuracy and completeness of all financial and other information and data that it reviewed or considered. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Schroder Salomon Smith Barney, the management of LASMO advised Schroder Salomon Smith Barney that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of LASMO as to the future financial performance of LASMO. Schroder Salomon Smith Barney did not make and, with the exception of net asset valuations relating to LASMO prepared by the management of LASMO, was not provided with an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of LASMO or Amerada Hess, and did not make any physical inspection of the properties or assets of LASMO or Amerada Hess.

Schroder Salomon Smith Barney's advice does not address the relative merits of the Offer as compared to any alternative business strategies that might exist for LASMO or the effect of any other transaction in which LASMO might engage. Schroder Salomon Smith Barney's advice was necessarily based on information available, and financial, stock market and other conditions and circumstances existing and disclosed to Schroder Salomon Smith Barney as of the date that it provided its advice. Although Schroder Salomon Smith Barney evaluated the Offer from a financial point of view, Schroder Salomon
                                      VII-1

Smith Barney was not asked to and did not recommend the specific consideration payable in the Offer, which was determined through negotiation between LASMO and Amerada Hess. No other instructions or limitations were imposed by LASMO on Schroder Salomon Smith Barney with respect to the investigations made or procedures followed by Schroder Salomon Smith Barney in rendering its advice.

In preparing its advice, Schroder Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The following discussion of these analyses is a summary description of the material financial analyses underlying Schroder Salomon Smith Barney's advice. The preparation of financial advice is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Accordingly, Schroder Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and advice.

In its analyses, Schroder Salomon Smith Barney considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its advice, many of which are beyond the control of LASMO and Amerada Hess. No company, transaction or business used in those analyses as a comparison is identical to LASMO, Amerada Hess or the proposed Offer, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analysed.

The estimates contained in Schroder Salomon Smith Barney's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favourable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Schroder Salomon Smith Barney's analyses and estimates are inherently subject to substantial uncertainty.

Schroder Salomon Smith Barney's advice and analyses were only one of various factors considered by the LASMO board in its evaluation of the Offer and should not be viewed as determinative of the views of the LASMO board or management with respect to the Offer or the consideration payable in the Offer. In particular, the LASMO board's reasons for recommending the Offer are detailed in the letter from the Chairman of LASMO contained on pages 7 to 9 of this document.

The following is a summary of the material financial analyses performed by Schroder Salomon Smith Barney with respect to its advice to the LASMO board at a meeting of the LASMO board held on 19 October 2000 in connection with the LASMO board's recommendation of the Offer. Schroder Salomon Smith Barney:

 -- reviewed the premia paid in selected mergers and acquisitions transactions in the exploration and production sector of the oil industry effected from 1998 to October 2000 and applied these premia to LASMO's share price over a range of periods. This analysis resulted in an implied per share reference range for LASMO shares of approximately 158p to 181p based on the average one trading day premium in the selected transactions and approximately 171p to 196p based on the average one month premium in the selected transactions;

 -- considered the average premia paid in UK public recommended offers during the five-year period ended October 18, 2000 and applied these premia to LASMO's share price over a range of periods. This analysis resulted in an implied per share reference range for LASMO shares of approximately 169p to 193p based on the average one trading day premium in the recommended offers and approximately 174p to 199p based on the average one month premium in the recommended offers;

                                      VII-2

 -- using publicly available information, reviewed the transaction values implied by the multiples paid in selected merger and acquisition transactions in the exploration and production sector of the oil industry effected during the 12-month period prior to October 2000 in relation to the target companies' proved reserves and annual production, cash flow and EBITDA. This analysis indicated an implied per share reference range for LASMO of approximately 142p to 207p;

 -- using publicly available information, reviewed research analysts' estimates as to the net asset value per LASMO share. Based on available published estimates of research analysts as of 18 October 2000, this analysis indicated an implied per share reference range for LASMO of approximately 120p to 207p, with an average implied price per LASMO share of approximately 171p;

 -- analysed LASMO's implied net asset value per share using internal valuation models and planning data as of 20 September 2000 prepared by LASMO management. This analysis indicated an implied per share reference range of approximately 132p to 235p, including potential exploration value;

 -- considered the commercial assessments of the LASMO board as described in the letter from the Chairman of LASMO under the heading "Background to and reasons for recommending acceptance of the offer" contained on pages 7 to 9 of this document; and

 -- reviewed and considered other factors, including the performance of LASMO's share price over the period since 1 January 1999 in the context of movements in oil prices during the same period, Amerada Hess' stock performance and trading multiples relative to the stock performance and trading multiples of other selected companies in the oil industry and research analysts' publicly available price targets for Amerada Hess Shares.

MISCELLANEOUS

Under the terms of Schroder Salomon Smith Barney's engagement, LASMO has agreed to pay Schroder Salomon Smith Barney an aggregate financial advisory fee based on the total consideration payable in the offer. The fee payable to Schroder Salomon Smith Barney is currently estimated to be approximately L7.5 million. LASMO also has agreed to reimburse Schroder Salomon Smith Barney for reasonable travel and other expenses, including reasonable fees and expenses of its legal counsel, and to indemnify Schroder Salomon Smith Barney and related parties against certain liabilities arising out of Schroder Salomon Smith Barney's engagement.

In the ordinary course of business, Schroder Salomon Smith Barney and its affiliates may actively trade or hold the securities of LASMO and Amerada Hess for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Schroder Salomon Smith Barney in the past has provided services to LASMO and Amerada Hess unrelated to the offer, for which services Schroder Salomon Smith Barney has received compensation. In addition, Schroder Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with LASMO, Amerada Hess and their respective affiliates.

Schroder Salomon Smith Barney is an internationally recognised investment banking firm and was selected by LASMO based on its experience, expertise and familiarity with LASMO and its business. Schroder Salomon Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

                                      VII-3

                                 APPENDIX VIII

                 DESCRIPTION OF AMERADA HESS SHARES AND CHANGES
                     IN THE RIGHTS OF LASMO SECURITYHOLDERS

1.  DESCRIPTION OF AMERADA HESS SHARES

As of 30 November 2000, 88,096,505 Amerada Hess Shares and 326,805 shares of $1.50 Cumulative Convertible Preferred Stock were outstanding, out of a total authorised share capital of 220,000,000 shares consisting of 200,000,000 Amerada Hess Shares and 20,000,000 shares of preferred stock. All outstanding Amerada Hess Shares are fully paid and non-assessable.

The following is a brief description of certain rights of holders of Amerada Hess Shares. For a complete understanding of these rights, LASMO Securityholders are referred to the laws and applicable regulations of the State of Delaware, United States, the listing requirements of the NYSE and the restated certificate of incorporation of Amerada Hess.

(a) General

     Amerada Hess is incorporated in the State of Delaware, United States and operates in accordance with the DGCL. The rights of Amerada Hess stockholders are determined by the DGCL, the securities and other legislation of the United States, Amerada Hess' restated certificate of incorporation and Amerada Hess' by-laws. The Amerada Hess Shares are traded on the NYSE.

(b) Certificates

     Amerada Hess Shares are issued in registered form. Every holder of Amerada Hess Shares is entitled to a share certificate.

(c)  Dividends

     Holders of Amerada Hess Shares are entitled, subject to the prior rights, if any, of holders of shares of any series of preferred stock that the Board of Directors may establish, to such dividends as may be declared by the board of directors of Amerada Hess out of funds legally available for this purpose.

     Under the terms of the most restrictive agreements pursuant to which indebtedness of Amerada Hess has been incurred, at 30 September 2000 Amerada Hess had $1,253,123,000 of retained earnings free of restrictions relating to dividends.

(d) Meetings

     Annual meetings of the Amerada Hess stockholders are held on the date designated by the by-laws of Amerada Hess. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than 50 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of the issued and outstanding shares of Amerada Hess entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose only by the chairman of the board or the president, and shall be called by the secretary pursuant to resolutions approved by a majority of the entire board of directors.

(e) Voting rights

     The holders of Amerada Hess Shares are entitled to one vote for each share held on record. Holders of Amerada Hess Shares may vote by proxy. Except as may be otherwise provided by applicable law, the restated certificate of incorporation or the by-laws of Amerada Hess, all elec-

                                     VIII-1
     tions shall be had and all questions decided by a plurality of the votes cast by stockholders entitled to vote thereon at a duly held meeting of stockholders at which a quorum is present.

(f)  Liquidation, dissolution or winding-up

     In the event of a liquidation, dissolution or winding-up of Amerada Hess, the holders of Amerada Hess Shares are entitled to share rateably according to the number of shares held by them in all remaining assets available for distribution to the holders of Amerada Hess Shares after discharge of outstanding liabilities and payment of such liquidation preference, if any, of any series of preferred stock that the Amerada Hess board of directors may establish.

(g) Transfers

     The Amerada Hess by-laws do not allow the board of directors to refuse to register transfers of shares. Registration is conditional upon surrender of share certificates in respect of Amerada Hess Shares, or, if lost, furnishing an affidavit and indemnity in lieu thereof.

(h) Takeover Provisions

     Certain provisions of the restated certificate of incorporation and by-laws of Amerada Hess may have the effect of delaying, deferring or preventing a change of control of Amerada Hess in connection with certain extraordinary corporate transactions. An article of the restated certificate of incorporation requires that business combinations, which term is defined to include certain mergers, asset sales, security issuances, recapitalisations and liquidations, involving Amerada Hess or any of its subsidiaries and certain acquiring persons (namely, a person, entity or specified group which beneficially owns or controls at least 20 per cent. of the voting stock of Amerada Hess) be approved by the holders of two-thirds of Amerada Hess' voting stock (not including shares held by an acquiring person with which or by or on whose behalf a business combination is proposed) unless such business combination either: (i) has been authorised by the board of directors prior to the time that the acquiring person involved in such business combination became an acquiring person, or (ii) will result in the receipt by the other stockholders of a specified minimum amount and form of payment for their shares.

     The restated certificate of incorporation and the by-laws of Amerada Hess also provide for a board of directors divided as nearly equal as possible into three classes. In addition, the restated certificate of incorporation and the by-laws require (i) approval of holders of 80 per cent. of the voting stock to remove directors or to amend, alter or repeal the provisions as to the classified board and other related provisions, (ii) advance notice of, and a specified procedure for, shareholder nominations for director, (iii) the taking of stockholder action only at annual or special meetings (to be called only by the chairman of the board, the President or a majority of the board of directors) and prohibiting stockholder action by written consent, and (iv) the filling of vacancies on the board by remaining directors, though less than a quorum. Such provisions of the restated certificate of incorporation and the by-laws may make it more difficult for a person or entity to acquire and exercise control of the company and remove incumbent directors and officers.

(i)  Delaware Anti-Takeover Law

     Amerada Hess is subject to the provisions of Section 203 of the DGCL. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation not to be governed by Section 203 (Amerada Hess has not made such an election), (ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an "interested stockholder", (iii) upon consummation of the transaction that made it an "interested stockholder", the "interested stockholder" owned at least

                                     VIII-2

     85 per cent. of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock held by directors who are also officers or held in employee benefit plans in which employees do not have a confidential right to tender or vote stock held by the plan) or (iv) the business combination was approved by the board of directors of the corporation and ratified by at least two-thirds of the voting stock which the "interested stockholder" did not own. The three year prohibition also does not apply to certain business combinations proposed by the "interested stockholder" during the previous three years or who becomes an "interested stockholder" with the approval of a majority of the corporation's directors.

     "Business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder", transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority owned subsidiaries and transactions which increase an "interested stockholder's" percentage ownership of the stock. An "INTERESTED STOCKHOLDER" is defined as a person who, together with affiliates and associates, owns (or within the prior three years, did own) 15 per cent. or more of a corporation's voting stock. The application of Section 203 may also have the effect of delaying, deferring or preventing a change of control of the Amerada Hess.

(j)  Other rights

     Holders of Amerada Hess Shares have no pre-emption, redemption, conversion or other subscription rights.

(k)  Registrar and Transfer Agents

     The Registrar for the Amerada Hess Shares is The Bank of New York in New York, New York, and the transfer agents for the Amerada Hess Shares are The Bank of New York (in New York, New York), First Union National Bank (in Charlotte, North Carolina) and CIBC Mellon Trust Company (in Toronto, Ontario).

2.  DIFFERENCES BETWEEN AMERADA HESS SHARES AND LASMO SHARES

The following is a summary comparison of material differences between the rights of an Amerada Hess stockholder and a LASMO Shareholder arising from the differences between the corporate laws of Delaware and of England and Wales, the governing instruments of the two companies, and the securities laws and regulations governing the two companies. However, it is not intended to be a complete description of the laws of Delaware or of England and Wales, nor of the other rules or laws referred to in this summary. For information as to where the governing instruments of Amerada Hess and LASMO may be obtained, see paragraph 1 of Appendix III and paragraph 1 of Appendix IV, respectively. You are encouraged to obtain and read these documents.

VOTING RIGHTS

(i)  Amerada Hess Stockholders

     Under Delaware law, unless the certificate of incorporation provides otherwise, each stockholder is entitled to one vote for each share of capital stock held by the stockholder.

     Except as described herein, the certificate of incorporation of Amerada Hess does not alter the voting rights as provided under Delaware law.

     Under Delaware law, a certificate of incorporation may provide that in elections of directors and other specified circumstances, stockholders are entitled to cumulative voting.

     The certificate of incorporation of Amerada Hess does not provide for cumulative voting.

                                     VIII-3

(ii)  LASMO Shareholders

     Under English law, unless the articles of association provide otherwise, a shareholder entitled to vote at a shareholders' meeting is entitled to one vote on a show of hands regardless of the number of shares he or she holds; provided, however, that any group of five ordinary shareholders (or a lesser number if provided in the articles of association) and any shareholder representing at least ten per cent of the total voting rights (or a lower percentage if provided in the articles of association) has the statutory right to demand a vote by a poll, which means that each ordinary shareholder would be entitled to one vote for each ordinary share held by the shareholder. The articles of association of LASMO provide that two shareholders present in person or by proxy and entitled to vote may demand a poll.

     Under English law, ordinary resolutions are decided on a show of hands and must be approved by at least a majority of the shareholders present in person, or by proxy if the memorandum and articles of association so permit, and voting at a meeting. If a poll is demanded, the resolution conducted on a poll must be approved by holders of at least a majority of the votes cast at the meeting. Both special and extraordinary resolutions require the affirmative vote of at least 75 per cent of the votes cast at the meeting.

     Under English law, two shareholders present in person constitute a quorum for purposes of a general meeting, unless the company's articles of association specify otherwise. LASMO's articles of association specify a quorum of three shareholders, present in person or by proxy and entitled to vote.

     Under English law, the voting rights of shareholders are regulated by a company's articles of association. LASMO's articles of association provide that every shareholder present at a general meeting shall have one vote on a show of hands. On a poll, every member who is present in person or by proxy shall have one vote for every 25p nominal amount of ordinary share capital of which he is the holder.

ACTION BY WRITTEN CONSENT

(i)  Amerada Hess Stockholders

     Under Delaware law, unless otherwise provided in the certificate of incorporation, stockholders may take any action required or permitted to be taken at a stockholders' meeting without a meeting if consented to in writing by the same number of votes that would be required if the action were to be taken at a meeting.

     The Amerada Hess certificate of incorporation prohibits stockholder action by written consent.

(ii)  LASMO Shareholders

     Under English law, unless the company's articles of association provide otherwise, the consent in writing of all shareholders is required in order to approve, without a meeting, a matter requiring shareholder approval. LASMO's articles of association do not provide otherwise.

SHAREHOLDERS PROPOSALS AND SHAREHOLDER NOMINATIONS OF DIRECTORS

(i)  Amerada Hess Stockholders

     See "Special meetings of shareholders".

(ii)  LASMO Shareholders

     Under English law, shareholders may demand that a resolution be voted on at a general meeting if the demand is made:

                                     VIII-4

     (1) by shareholders holding at least five per cent of the total voting rights at the meeting to which the requisition relates; or

     (2) by at least 100 shareholders holding shares on which there has been paid an average sum per shareholder of at least L100.

     The shareholders must deposit the demand at the company's registered office at least six weeks before the general meeting to which it relates.

     In general, resolutions to appoint directors must be put to shareholders on the basis of one resolution for each nominated director. A resolution including more than one director may be presented to be voted upon at a general meeting only if the shareholders have first unanimously approved so doing.

SOURCES AND PAYMENT OF DIVIDENDS

(i)  Amerada Hess Stockholders

     Under Delaware law, the board of directors, subject to any restrictions in the corporation's certificate of incorporation, may declare and pay dividends out of:

     (1) surplus of the corporation, which is defined as net assets less statutory capital; or

     (2) if no surplus exists, out of the net profits of the corporation for the fiscal year in which the dividend is declared and/or the preceding fiscal year;

     provided, however, that if the capital of the corporation has been diminished to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having preference upon the distribution of assets, the board may not declare and pay dividends out of the corporation's net profits until the deficiency in the capital has been repaired.

(ii)  LASMO Shareholders

     Subject to the prior rights of holders of preferred shares, an English company may pay dividends on its ordinary shares only out of its distributable profits, defined as accumulated, realized profits less accumulated, realized losses, and not out of share capital, which includes share premiums, which are equal to the excess of the consideration for the issue of shares over the aggregate nominal amount of such shares. Amounts credited to the share premium account, however, may be used to pay up unissued shares which may then be distributed to shareholders in proportion to their holdings.

     In addition, under English law, LASMO will not be permitted to make a distribution if, at the time, the amount of its net assets is less than the aggregate of its issued and paid-up share capital and undistributable reserves.

RIGHTS OF PURCHASE AND REDEMPTION

(i)  Amerada Hess Stockholders

     Under Delaware law, any corporation may purchase, redeem and dispose of its own shares, except that it may not purchase or redeem these shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption, provided that if a corporation redeems its stock, immediately following any such redemption, the corporation must have outstanding one or more shares of one or more classes which shares together must have full voting power.

     However, at any time, a corporation may purchase or redeem any of its shares which are entitled upon any distribution of assets to a preference over another class of its stock if these shares will be retired upon acquisition or redemption, thereby reducing the capital of the corporation.

                                     VIII-5

     The NYSE requires that prompt publicity be given and prompt notice be sent to the NYSE of action which will result in, or which looks toward, either the partial or full call for redemption of a listed security. NYSE rules provide that when a listed security is fully redeemed, trading is suspended as soon as the redemption funds become available to the holders of the security. When only a part of the listed securities are redeemed, the amount authorised to be listed is reduced by the amount redeemed as soon as the redemption funds become available to holders of the redeemed securities.

(ii)  LASMO Shareholders

     Under English law, a company may issue redeemable shares if authorised by its memorandum and articles of association, subject to any conditions stated therein.

     A company may purchase its own shares, including any redeemable shares, if the purchase:

     (1)   is authorised by its memorandum and articles of association; and

     (2)   (a)   in the case of an open-market purchase, authority to make the market purchase has been given by any ordinary resolution of its shareholders; or

           (b)   in all other cases, has been approved by a special resolution.

     A company may redeem or repurchase shares only if the shares are fully paid and, in the case of public companies, only out of:

     (1)   distributable profits; or

     (2) the proceeds of a new issue of shares, made for the purpose of the repurchase or redemption.

     The UK Listing Authority requires that where a company has issued shares which are listed on the Official List and are convertible into a class of shares to be repurchased, the holders of the convertible shares must first pass an extraordinary resolution approving any repurchase at a separate class meeting.

     The UK Listing Authority requires that purchases within a 12-month period of 15 per cent. or more of a company's share capital must be made through either a tender or partial offer to all shareholders, at a stated maximum or fixed price.

     Purchases within a 12-month period below the 15 per cent. threshold may be made through:

     (1) the open market, provided that the price is not more than five per cent. above the average of the middle-market quotations taken from the Official List for the five trading days before the purchase date; or

     (2) an off-market transaction negotiated with one or more shareholders subject to prior approval of the transaction by special resolution.

     LASMO's articles of association authorise the issue of redeemable shares, subject to the Companies Act and with the sanction of a special resolution, and the purchase of its own shares, subject to and in accordance with the Companies Act and to any rights conferred on the holders of any class of shares.

GENERAL MEETINGS OF SHAREHOLDERS

(i)  Amerada Hess Stockholders

     The by-laws of Amerada Hess provide that the annual meeting of stockholders shall be held on a date and at a time fixed by the board of directors. Under Delaware law the board of directors may also determine the place of such meeting either within or without of the State of Delaware or may

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     determine that such meeting shall not be held at any place and instead be held by means of remote communication.

(ii)  LASMO Shareholders

     LASMO's articles of association provide that annual general meetings shall be held at such time and place as the board of directors may determine, subject to the provisions of the Companies Act which require an annual general meeting to be held in each year and not more than 15 months to elapse between the date of one annual general meeting of a company and that of the next.

SPECIAL MEETINGS OF SHAREHOLDERS

(i)  Amerada Hess Stockholders

     Delaware law provides that special meetings of stockholders may be called by:

     (1)   the board of directors; or

     (2) any person or persons authorised by the corporation's certificate of incorporation or by-laws.

     The by-laws of Amerada Hess provide that special meetings of the holders of any class or of all classes of Amerada Hess' capital stock may be called at any time by the board of directors, and shall be called only by the chairman of the board or the President, and shall be called by the Secretary at the request of the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

     The Amerada Hess by-laws provide that written notice of each meeting of the stockholders, stating the date, hour, place and purpose or purposes thereof, shall be given, personally or by mail, to each stockholder entitled to vote at the meeting not less than ten days before the date of the meeting, except that notice of any special meeting shall be delivered or mailed not less than ten days before such meeting. If mailed, such notice shall be deposited in the US mail, postage prepaid, directed to the stockholder at his/her address as it appears on the records of Amerada Hess.

(ii)  LASMO Shareholders

     Under English law, an extraordinary general meeting of shareholders may be called by:

     (1)   the board of directors; or

     (2) shareholders holding at least one-tenth of the paid-up capital of the company carrying voting rights at general meetings.

     The notice requirements for an ordinary resolution, an extraordinary resolution and a special resolution are as follows:

     (1)   ordinary resolution -- 14 days' notice;

     (2)   extraordinary resolution -- 14 days' notice; and

     (3)   special resolution -- 21 days' notice.

     Notwithstanding the foregoing notice requirements, 21 days' notice must be given for an annual general meeting and any resolutions to be proposed thereat.

     LASMO's articles of association require 21 days' notice for a resolution appointing a director.

     In addition, general meetings may be called upon shorter notice if:

     (1) in the case of an annual general meeting, all the shareholders who are permitted to attend and vote agree to the shorter notice; or

                                     VIII-7
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     (2)   in the case of an extraordinary general meeting, a majority of the shareholders holding at least 95 per cent by nominal value of the shares which can be voted at the meeting so agree.

     LASMO's articles of association state that any notice shall be exclusive of the day on which it is served, or deemed to be served, and of the day for which it is given.

     "Extraordinary resolutions" are relatively unusual and are confined to matters out of the ordinary course of business, such as a proposal to wind up the affairs of the company.

     "Special resolutions" generally involve proposals to:

     (1)   change the name of the company;

     (2)   alter its capital structure;

     (3)   change or amend the rights of shareholders;

     (4) permit the company to issue new shares for cash without applying the shareholders' preemptive rights,

     (5) amend the company's objects, or purpose, clause in its memorandum of association;

     (6)   amend the company's articles of association; or

     (7) carry out other matters for which the company's articles of association or the Companies Act prescribe that a "special resolution" is required.

     Other proposals relating to the ordinary course of the company's business, such as the election of directors and transactions such as mergers, acquisitions and dispositions, are the subject of an "ordinary resolution".

APPRAISAL RIGHTS

(i)  Amerada Hess Stockholders

     Delaware law provides stockholders of a corporation involved in a merger the right to demand and receive payment of the fair value of their stock in certain mergers. However, appraisal rights are not available to holders of shares:

     (1)   listed on a national securities exchange;

     (2) designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.; or

     (3)   held of record by more than 2,000 stockholders;

     unless holders of stock are required to accept in the merger anything other than any one of the following or a combination thereof:

     (A) shares of stock or depositary receipts of the surviving corporation in the merger;

     (B) shares of stock or depositary receipts of another corporation that, at the effective date of the merger, will be either:

        (a)   listed on a national securities exchange;

        (b) designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.; or

        (c)   held of record by more than 2,000 holders; or

     (C) cash in lieu of fractional shares of the stock or depositary receipts received.

     In addition, appraisal rights are not available to the holders of shares of the surviving corporation in the merger, if the merger does not require the approval of the stockholders of that corporation.

                                     VIII-8

(ii)  LASMO Shareholders

     Under English law, shareholders do not generally have appraisal rights, as the concept is understood under Delaware law, and LASMO's articles of association do not contain any appraisal rights.

     Certain limited rights exist where an offeror who, pursuant to a takeover offer for a company, has acquired or contracted to acquire not less than 90 per cent. in value of the shares to which the offer relates, seeks to acquire outstanding minority shareholdings pursuant to the compulsory acquisition provisions under the Companies Act.

     Similarly, under a scheme of reconstruction under Section 110 of the UK Insolvency Act 1986, a shareholder can require the liquidator to abstain from carrying the resolution into effect, or to purchase his/her interest at a price agreed or determined by arbitration.

     Additionally, any shareholder who complains that the affairs of the company are being conducted, or that the directors' powers are being exercised, in a manner unfairly prejudicial to him/her or some part of the shareholders (including himself/herself), or in disregard of his/her proper interests as a shareholder, may apply to the High Court in England for relief. If the High Court finds the complaint to be justified, it may exercise its discretion and order the purchase of the shares on such terms, including as to price, as the High Court may determine.

PREEMPTIVE RIGHTS

(i)  Amerada Hess Stockholders

     Under Delaware law, a stockholder is not entitled to preemptive rights to subscribe for additional issues of stock or any security convertible into stock unless they are specifically granted in the certificate of incorporation. Such rights are not provided in the Amerada Hess certificate of incorporation.

(ii)  LASMO Shareholders

     Under English law, the issue for cash of:

     (1) equity securities, being those which, with respect to dividends or capital, carry a right to participate beyond a specified amount; or

     (2)   rights to subscribe for, or convert, into equity securities;

     must be offered first to the existing equity shareholders in proportion to the respective nominal value of their holdings, unless a special resolution to the contrary has been passed by shareholders in a general meeting, or the articles of association provide otherwise.

     It is customary for many English companies listed on the Official List of the UK Listing Authority to pass a resolution on an annual basis to authorise the board of directors to disapply pre-emption rights in respect of a specified amount of share capital, generally five per cent. of issued share capital, without pre-emption rights.

AMENDMENT OF GOVERNING INSTRUMENTS

(i)  Amerada Hess Stockholders

     Under Delaware law, unless the certificate of incorporation requires a greater vote, an amendment to the certificate of incorporation requires:

     (1)   the recommendation of the board of directors;

     (2) the affirmative vote of a majority of the outstanding stock entitled to vote thereon; and

     (3) the affirmative vote of a majority of the outstanding stock of each class entitled to vote thereon as a class.

                                     VIII-9

     The certificate of incorporation of Amerada Hess provides that Amerada Hess reserves the right to amend, alter, change or repeal any provision contained in the certificate of incorporation, in the manner prescribed by statute except that Article Fifth (relating to classification of directors, removal of directors, shareholder action and certain related matters) thereof may only be amended by the affirmative vote of holders of 80 per cent. of the outstanding voting power of all the then outstanding shares of capital stock entitled to vote and Article Ninth (relating to certain business combinations) may be amended by the affirmative vote of holders of two-thirds of the outstanding shares of capital stock entitled to vote. All rights conferred upon stockholders in the certificate of incorporation are granted subject to this reservation.

     Under Delaware law, stockholders have the power to adopt, amend or repeal by-laws unless the certificate of incorporation gives those powers to the directors of the corporation.

     The by-laws of Amerada Hess provide that any provision of the by-laws may be altered or repealed at any regular or special meeting of the stockholders or the board of directors if notice of the proposed alteration or repeal is set forth in the notice of such meeting, by the affirmative vote of a majority of the capital stock entitled to vote, except that certain provisions may be altered and repealed only by the affirmative vote of 80 per cent. of the holders of capital stock entitled to vote.

(ii)  LASMO Shareholders

     Under English law, shareholders have the power to amend:

     (1) the objects, or purpose, clause in a company's memorandum of association; and

     (2)   any provisions of the company's articles of association;

     by special resolution, subject to, in the case of amendments to the objects clause of the memorandum of association, the right of dissenting shareholders to apply to the courts to cancel the amendments within 21 days of the passing of the resolution.

     Under English law, the board of directors is not authorised to change the memorandum or articles of association.

     Amendments affecting the rights of the holders of any class of shares may, depending on the rights attached to the class and the nature of the amendments, also require approval by extraordinary resolution of the classes affected in separate class meetings.

     LASMO's articles of association provide for the variation of class rights if sanctioned in writing either by holders of not less than 75 per cent. in nominal value of the issued shares in the class, or an extraordinary resolution of the class affected in a separate class meeting.

STOCK CLASS RIGHTS

(i)  Amerada Hess Stockholders

     Under Delaware law, any change to the rights of holders of the Amerada Hess Shares or any series of preferred stock would require an amendment to the Amerada Hess certificate of incorporation.

     Delaware law provides that the holders of shares of a class or series shall be entitled to vote as a class upon a proposed amendment if the amendment will:

     (1)   increase or decrease the authorised shares of the class or series;

     (2) increase or decrease the par value of the shares of the class or series; or

     (3) alter or change the powers, preferences or special rights of the shares of the class or series so as to affect them adversely.

     Under its certificate of incorporation Amerada Hess has the right to issue shares of common stock as well as shares of preferred stock.
                                     VIII-10

     The shares of authorised common stock shall be identical in all respects and have equal rights and privileges. Without action by the stockholders, such shares of common stock may be issued by Amerada Hess from time to time for such consideration as may be fixed by the board of directors; provided, however, that such consideration shall not be less than par value. Any and all shares so issued, the full consideration for which has been paid or delivered shall be deemed fully paid stock non-assessable. No holder of shares of common stock shall be entitled as a matter of right, preemptive or otherwise, to subscribe for, purchase or receive any shares of the stock of Amerada Hess of any class, now or hereafter authorised, or any options or warrants for such stock or securities convertible into or exchangeable for such stock, or any shares held in the treasury of Amerada Hess.

     The board of directors shall have the authority to issue the shares of the preferred stock from time to time on such terms and conditions as it may determine, and to divide the preferred plan into one or more classes or series and in connection with the creation of any such class or series to fix by the resolution or resolutions providing for the issue of shares thereof the designations, powers, preferences and relative participating, optional or other special rights of such class or series, and the qualifications, limitations, or restrictions thereof, to the full extent now or hereafter permitted by law. The number of authorised shares of preferred stock may be increased or decreased (but not below the number then outstanding) by the affirmative vote of the holders of a majority of the common stock, without a vote of the holders of the preferred plan, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of preferred stock.

(ii)  LASMO Shareholders

     See "Amendment of governing instruments".

SHAREHOLDERS' VOTES ON CERTAIN TRANSACTIONS

(i)  Amerada Hess Stockholders

     Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation's assets or dissolution requires:

     (1)   the approval of the board of directors; and

     (2) approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

     The Amerada Hess certificate of incorporation requires the affirmative vote of not less than two-thirds of the capital stock having voting power to authorize a sale, lease or exchange of all or substantially all of the property and assets of Amerada Hess. Also, the certificate requires the affirmative vote of two-thirds of the capital stock entitled to vote (other than the shares held by certain defined acquiring persons) to approve certain business combinations with such an acquiring person.

     Under the rules of the NYSE, acquisitions involving the following require shareholder approval:

     (l) the issuance of stock to a substantial securityholder, a director or an officer; or

     (2) the issuance of additional shares of common stock of a listed company if:

        (a) the common stock has, or will have upon issuance, voting power equal to or in excess of 20 per cent. of the voting power outstanding before the issuance of such stock; or

        (b) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20 per cent. of the number of shares of common stock outstanding before the issuance of such stock.
                                     VIII-11

(ii)  LASMO Shareholders

     The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganisations or takeovers. These arrangements require the approval at a special meeting convened by order of the court, of:

     (1) a majority in number of shareholders or creditors representing 75 per cent. in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and

     (2)   the court.

     Once approved and sanctioned, all shareholders and creditors of the relevant class are bound by the terms of the scheme. A scheme of reconstruction under Section 110 of the UK Insolvency Act 1986 may be made when a company is being wound-up voluntarily. Under the terms of such a scheme and with the sanction of a special resolution of the shareholders, the whole or part of the company's business or property is transferred to a second company. Any dissenting shareholder can require the liquidator to abstain from carrying the resolution into effect or to purchase his/her interest at a price agreed or determined by arbitration.

     The Companies Act also provides:

     (1) that where a takeover offer is made for the shares of an English company; and

     (2) within four months of the date of the offer, the offeror has acquired or contracted to acquire at least nine-tenths in value of the shares of any class to which the offer relates;

     the offeror may, within two months of reaching the nine-tenths level, require shareholders who do not accept the offer to transfer their shares on the terms of the offer. A dissenting shareholder may object to the transfer or its proposed terms by applying to the court within six weeks of the date on which notice of the transfer was given. In the absence of fraud or oppression, the court is unlikely to order that the acquisition not take effect, but it may specify terms of the transfer that it finds appropriate. A minority shareholder is also entitled in these circumstances, in the alternative, to require the offeror to acquire his/her shares on the terms of the offer.

     Under the Listing Rules, shareholder approval:

     (1) is required for an acquisition or disposal by a listed company if, generally, the size of the company or business to be acquired or disposed of represents 25 per cent. or more of the size of the listed company; and

     (2) may also be required for an acquisition or disposal of assets between a listed company and related parties, including:

        (a)   directors of the company or its subsidiaries;

        (b) holders of ten per cent. or more of the nominal value of any class of the company's, or any holding company's, or its subsidiary's shares having the right to vote; or

        (c)   any of their affiliates.

RIGHTS OF INSPECTION

(i)  Amerada Hess Stockholders

     Delaware law allows any stockholder:

     (1)   to inspect:

        (a)   the corporation's stock ledger;

                                     VIII-12

        (b)   a list of its stockholders; and

        (c)   its other books and records; and

     (2) to make copies or extracts of those materials during normal business hours; provided, however, that:

        (a) the stockholder makes a written request under oath stating the purpose of his/her inspection; and

        (b) the inspection is for a purpose reasonably related to the person's interest as a stockholder.

     The by-laws of Amerada Hess provide that the board of directors shall determine from time to time whether, when and under what conditions and regulations the accounts and books of Amerada Hess (except such as may by statute be specifically open to inspection) or any of them shall be open to the inspection of the stockholders and the stockholders' rights in this respect are and shall be restricted and limited accordingly.

(ii)  LASMO Shareholders

     Except when closed under the provisions of the Companies Act, the register and index of names of shareholders of an English company may be inspected during business hours:

     (1)   without payment, by its shareholders; or

     (2)   for a fee by any other person.

     In both cases, the documents may be copied for a fee.

     The shareholders of an English public company may also inspect, without charge, during business hours:

     (1) minutes of meetings of the shareholders and obtain copies of the minutes for a fee; and

     (2) service contracts of the company's directors, if the contracts have more than 12 months to run or require more than 12 months' notice to terminate.

     In addition, the published annual accounts of a public company are required to be available for shareholders at a general meeting and a shareholder is entitled to a copy of these accounts.

STANDARD OF CONDUCT FOR DIRECTORS

(i)  Amerada Hess Stockholders

     The DGCL does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the shareholders.

(ii)  LASMO Shareholders

     Under English law, a director has a fiduciary duty to act in a company's best interests. This duty includes obligations:

     (1) not to create an actual or potential conflict between his/her duty to the company and duties to any other person or his/her personal interests; and

     (2) to exercise his/her powers only in accordance with the memorandum and articles of association of the company.

                                     VIII-13

     In addition, a director must exercise reasonable care and skill. The precise scope of this duty is unclear, but the test appears to be both subjective (i.e., was the director's conduct that of a reasonably diligent person who has the knowledge and experience of the director) and objective (i.e., was the director's conduct that of a reasonably diligent person having the knowledge and experience that a director should have).

     The Companies Act contains restrictions on a company's power to make loans and confer other benefits to directors and persons connected with them.

CLASSIFICATION OF THE BOARD OF DIRECTORS

(i)  Amerada Hess Stockholders

     Delaware law permits the certificate of incorporation or a stockholder-adopted by-law to provide that directors be divided into one, two or three classes, with the term of office of one class of directors to expire each year.

     The Amerada Hess certificate of incorporation provides for classification of its board of directors into three classes, as nearly equal in number as possible. Each class is elected to a term expiring at the annual meeting of stockholders held in the third year following the year of such election.

(ii)  LASMO Shareholders

     There are no provisions under English law which govern the term of office of directors, although shareholder approval is required if a director's contract of employment is for a period of more than five years.

     The Combined Code, which contains principles of good governance and a code of best practice and is appended to the Listing Rules, recommends that the notice period under directors' service contracts should ideally be set at one year or less.

     LASMO articles of association provide that at every general meeting one third of the directors must retire. These retiring directors may be re-appointed by the meeting.

REMOVAL OF DIRECTORS

(i)  Amerada Hess Stockholders

     Delaware law provides that a director may be removed with or without cause by the holders of a majority in voting power of the shares entitled to vote at an election of directors, except that:

     (1) members of a classified board of directors may be removed only for cause, unless the certificate of incorporation provides otherwise; and

     (2) directors may not be removed in certain situations in the case of a corporation having cumulative voting.

     Even though Amerada Hess has a classified board of directors, the by-laws of Amerada Hess provide that any director may be removed at any time, either for or without cause, but only by the affirmative vote of holders of at least 80 per cent. of the voting power of the shares of capital stock then entitled to vote.

     Amerada Hess does not have cumulative voting.

(ii)  LASMO Shareholders

     Under the Companies Act, shareholders may remove a director without cause by ordinary resolution, irrespective of any provisions of the company's articles of association or service contract the director has with the company, provided, however, that 28 clear days' notice of the resolution is given to the company.
                                     VIII-14

VACANCIES ON THE BOARD OF DIRECTORS

(i)  Amerada Hess Stockholders

     Under Delaware law, unless otherwise provided in the certificate of incorporation or the by-laws the following vacancies may be filled by a vote of a majority of the directors then in office:

     1.    vacancies on a board of directors; and

     2. newly created directorships resulting from an increase in the authorized number of directors.

     However, if the holders of any specific class of stock are entitled to elect directors, vacancies and newly created directorships of the class may only be filled by a majority of the directors elected by the class. In the case of a classified board, directors elected to fill vacancies or newly created directorships will hold office until the next election of the class for which the directors have been chosen.

     Except as otherwise provided in the rights of a class or series of preferred stock having preference over common stock under specified circumstances, the by-laws of Amerada Hess provide that vacancies created by death, resignation, removal or disqualification and newly created directorships resulting from any increase in the authorised number of directors may be filled by the affirmative vote of a majority of the directors remaining in office, although less than a quorum. Each director so chosen shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.

(ii)  LASMO Shareholders

     Under English law, shareholders may by ordinary resolution, at a meeting at which any director retires, appoint a person to be a director:

     1.    to fill a vacancy; or

     2. to become an additional director, subject to any maximum provided in the company's articles of association.

     The board of directors has the power to appoint a director to serve until the next general meeting of the company, whereupon the director concerned is required to retire, but will be eligible for re-election. However, the total number of directors shall not exceed any maximum number fixed in accordance with the company's articles of association.

     LASMO's articles of association provide that the minimum number of directors shall be two and that there shall be no maximum, unless and until otherwise determined by the company by ordinary resolution.

LIABILITY OF DIRECTORS AND OFFICERS

(i)  Amerada Hess Stockholders

     Delaware law permits a corporation's certificate of incorporation to include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

     (1) any breach of his/her duty of loyalty to the corporation or its stockholders;

     (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     (3) intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

                                     VIII-15

     (4) any transaction from which he/she derives an improper personal benefit.

     The Amerada Hess certificate of incorporation provides that a director of Amerada Hess shall not be personally liable to Amerada Hess or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability which would otherwise exist under applicable law (i) for any breach of the director's duty of loyalty to Amerada Hess and its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
     Section 174 of the DGCL (unlawful payment of dividend or unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived any improper personal benefit.

     If the DGCL is amended after approval by the stockholders of this provision in the certificate of incorporation to authorise corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The certificate of incorporation also provide that any repeal or modification of this provision in the certificate of incorporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

(ii)  LASMO Shareholders

     English law does not permit a company to exempt any director, officer of the company or any person employed by the company as an auditor, from any liability arising from negligence, default, breach of duty or breach of trust against the company.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

(i)  Amerada Hess Stockholders

     Delaware law provides that a corporation may indemnify any officer or director who is made a party to any suit or proceeding on account of being a director, officer or employee of the corporation against expenses, including attorney's fees, judgments, fines and amounts paid in settlement reasonably incurred by him/her in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding if the officer or director:

     (1) acted in good faith and in a manner he/she reasonably believed to be in the best interests of the corporation; and

     (2) in a criminal proceeding, had no reasonable cause to believe his/her conduct was unlawful.

     The by-laws of Amerada Hess contain specific authority for indemnification by the corporation of current and former directors, officers, employees or agents of the corporation.

     Amerada Hess maintains policies of insurance under which Amerada Hess and its directors and officers are insured subject to specified exclusions and deductibles and maximum amounts against loss arising from any claim which may be made against Amerada Hess or any director or officer of Amerada Hess by reason of any breach of duty, neglect, error, misstatement, omission or act done or alleged to have been done while acting in their respective capabilities.

(ii)  LASMO Shareholders

     English law does not permit a company to indemnify:

     (1)   a director or officer of the company; or

     (2)   any person employed by the company as an auditor;

                                     VIII-16
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     against any liability arising from negligence, default, breach of duty or breach of trust against the company, except that indemnification is allowed for liabilities incurred in proceedings in which:

     (1) judgment is entered in favour of the director or officer, or the director or officer is acquitted; or

     (2) the director or officer is held liable, but the court finds that he/she acted honestly and reasonably and that relief should be granted.

     The Companies Act enables companies to purchase and maintain insurance for directors, officers and auditors against liabilities arising from negligence, default, breach of duty or breach of trust against the company.

     LASMO's articles of association authorise the company to purchase and maintain such insurance for any directors, officers or auditors of the company.

     See also "Liability of directors and officers".

SHAREHOLDER SUITS

(i)  Amerada Hess Stockholders

     Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

     (1) state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiffs shares thereafter devolved on the plaintiff by operation of law; and

     (2)   (a)   allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff's failure to obtain the action;
                 or

           (b)   state the reasons for not making the effort.

     Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

(ii)  LASMO Shareholders

     While English law only permits a shareholder to initiate a lawsuit on behalf of the company in limited circumstances, the Companies Act permits a shareholder whose name is on the register of shareholders of the company to apply for a court order:

     (1) when the company's affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim; or

     (2) when any act or omission of the company is or would be so prejudicial.

     A court has wide discretion in granting relief, and may authorize civil proceedings to be brought in the name of the company by a shareholder on terms that the court directs. Except in these limited circumstances, English law does not generally permit class action lawsuits by shareholders on behalf of the company, or on behalf of other shareholders.

CERTAIN PROVISIONS RELATING TO SHARE ACQUISITIONS

(i)  Amerada Hess Stockholders

     Section 203 of the DGCL prohibits "business combinations", including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an

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     "interested stockholder" who beneficially owns 15 per cent. or more of a corporation's voting stock, within three years after the person or entity becomes an interested stockholder, unless:

     (1) prior to the time at which the stockholder became an interested stockholder, the business combination or the transaction that caused the person to become an interested stockholder is approved by the board of directors of the corporation;

     (2) after completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85 per cent. of the voting stock of the corporation not including (i) shares held by officers and directors of interested stockholders and
           (ii) shares held by specified employee benefit plans; or

     (3) after the person becomes an interested stockholder, the business combination is approved by the board and holders of at least two thirds of the outstanding voting stock, excluding shares held by the interested stockholder.

     See "Description of Amerada Hess Shares -- Takeover Provisions."

(ii)  LASMO Shareholders

     In the case of a company listed on the Official List of the UK Listing Authority, shareholder approval must be obtained for certain acquisitions or disposals of assets involving directors, substantial shareholders or their associates. In addition, takeovers of public companies, whether or not listed on the Official List, are regulated by the City Code, which is:

     (1)   comprised of non-statutory rules unenforceable at law; and

     (2) administered by the Panel, a body consisting of representatives of City of London financial and professional institutions, which oversees the conduct of takeovers.

     The City Code provides that when:

     (1) any person acquires, whether by a series of transactions over a period of time or not, shares which, together with shares held or acquired by persons acting in concert with him/her, represent 30 per cent or more of the voting rights of a public company; or

     (2) any person, together with persons acting in concert with him/her, holds at least 30 per cent. but not more than 50 per cent. of the voting rights and that person, or any person acting in concert with him/her, acquires any additional shares which increase his/her percentage of the voting rights;

     the person must generally make an offer for all of the equity shares of the company, whether voting or nonvoting, and any class of voting non-equity shares of the company held by that person or any person acting in concert with him/her, for cash, or accompanied by a cash alternative, at not less than the highest price paid by the person or these persons for the relevant shares during the 12 months preceding the date of the offer.

ANTI-TAKEOVER MEASURES

(i)  Amerada Hess Stockholders

     Under Delaware law, directors generally have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interests of the stockholders.

     Nevertheless, a Delaware court will generally apply a policy of judicial deference to board of directors decisions to adopt anti-takeover measures in the face of a potential takeover where the directors are able to show that:

     (1) they had reasonable grounds for believing that there was a danger to corporate policy and effectiveness from an acquisition proposal; and

                                     VIII-18

     (2) the board action taken was reasonable in relation to the threat posed.

        (ii)  LASMO Shareholders

     Under English law, directors of a company have a fiduciary duty to take only those actions which are in the interests of the company. Generally, anti-takeover measures are not actions which fall within this category.

     Under the City Code, a company is prohibited from taking any action without the approval of its shareholders at a general meeting after:

     (1)   a bona fide offer has been communicated to its board of directors; or

     (2) its board of directors has reason to believe that a bona fide offer might be imminent;

     if that action could effectively result in the offer being frustrated or in the shareholders being denied an opportunity to decide on its merits.

DISCLOSURE OF INTERESTS

(i)  Amerada Hess Stockholders

     Acquirers of common stock are subject to disclosure requirements under
     Section 13(d)(1) of the Exchange Act and Rule 13d-1 thereunder, which provide that any person who becomes the beneficial owner of more than five per cent of the outstanding common stock of Amerada Hess must, within ten days after such acquisition:

     (1)   file a Schedule 13D with the SEC disclosing specified information:
           and

     (2) send a copy of the Schedule 13D to Amerada Hess and to each securities exchange on which the security is traded.

(ii)  LASMO Shareholders

     The Companies Act provides that anyone who acquires a material interest or becomes aware that he/she has acquired a material interest in three per cent. or more of any class of shares of a public company's issued share capital carrying rights to vote at general shareholder meetings must notify that company in writing of his/ her interest within two days. Thereafter, any increase or decrease of a whole percentage or decrease which reduces the interest to below three per cent. must be notified in writing to the company.

     In addition, the Companies Act provides that a public company may, by notice in writing, require a person whom the company knows or reasonably believes to be or to have been within the three preceding years, interested in the company's issued voting share capital, to:

     (1)   confirm whether this is or is not the case; and

     (2) if this is the case, to give further information that the company requires relating to his/her interest and any other interest in the company's shares of which he/she is aware.

     The disclosure must be made within a reasonable period as specified in the relevant notice, which may be as short as one or two days.

     When the notice is served by a company on a person who is, or was, interested in shares of the company and that person fails to give the company any information required by the notice within the time specified in the notice, the company may apply to the court for an order directing that the shares in question be subject to restrictions prohibiting, among other things:

     (1)   any transfer of the shares;

     (2)   the exercise of voting rights;

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

     (3)   the issue of further shares; and

     (4)   other than a liquidation, dividends and other payments.

     These restrictions may also void any agreement to transfer the shares.

LIMITATIONS ON ENFORCEABILITY OF CIVIL LIABILITIES UNDER US FEDERAL SECURITIES LAWS

Ability to bring suits, enforce judgments and enforce US law

(i)  Amerada Hess Stockholders

     Amerada Hess is a US company incorporated under the laws of Delaware. All but one of its directors and officers are residents of the United States, and Amerada Hess has substantial assets located in the United States. As a result, US investors generally can initiate lawsuits in the United States against Amerada Hess and its directors and officers and can enforce lawsuits based on US federal securities laws in US courts.

(ii)  LASMO Shareholders

     LASMO is an English company located in the United Kingdom. Many of the directors and officers of LASMO are residents of the United Kingdom and not the United States. A large portion of the assets of LASMO and its directors and officers are located outside of the United States. As a result, US investors may find it difficult, in a lawsuit based on the civil liability provisions of the US federal securities laws, to:

     (1) effect service within the United States upon LASMO and the directors and officers of LASMO located outside the United States;

     (2) enforce in US courts or outside the United States judgments obtained against those persons in US courts;

     (3) enforce in US courts judgments obtained against those persons in courts in jurisdictions outside the United States; and

     (4) enforce against those persons in the United Kingdom, whether in original actions or in actions for the enforcement of judgments of US courts, civil liabilities based solely upon the US federal securities laws.

"Short swing" profits

(i)  Amerada Hess Stockholders

     Directors and officers of Amerada Hess are governed by rules under the Exchange Act that may require directors and officers to forfeit to Amerada Hess any "short swing" profits realized from purchases and sales, as determined under the Exchange Act and the rules thereunder, of Amerada Hess equity securities.

(ii)  LASMO Shareholders

     Directors and officers of LASMO are not subject to the Exchange Act's "short swing" profit rules because LASMO is currently a foreign private issuer under the Exchange Act, which is not subject to these rules.

     However, directors of LASMO are currently subject to applicable UK legislation prohibiting insider dealing. In addition, the directors have to comply with the Model Code of the UK Listing Authority, which provides that the considerations taken into account by directors when deciding whether or not to deal in shares of the company of which they are a director, must not be of a short-term nature. The Model Code also places additional restrictions on trading during periods prior to announcement of a company's results.
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

PROXY STATEMENTS AND REPORTS

(i)  Amerada Hess Stockholders

     Under the Exchange Act proxy rules, Amerada Hess must comply with notice and disclosure requirements relating to the solicitation of proxies for stockholder meetings.

(ii)  LASMO Shareholders

     As a foreign private issuer, LASMO is not subject to the Exchange Act proxy rules. However, LASMO is governed by the Companies Act and the Listing Rules regulating notices of shareholder meetings, which provide that notice of a shareholder meeting must be accompanied by:

     (1) a shareholder circular containing an explanation of the purpose of the meeting; and

     (2)   the recommendations of the board with respect to actions to be taken.

     In addition, LASMO sends LASMO ordinary shareholders a copy of its annual report and accounts, or a summary thereof.

     In addition, under the Listing Rules, LASMO is required to send to shareholders details relating to certain acquisitions, dispositions, takeovers, mergers and offers, either made by, or in respect of, the company, depending on their size and importance.

REPORTING REQUIREMENTS

(i)  Amerada Hess Stockholders

     As a US public company, Amerada Hess must file with the SEC, among other reports and notices:

     (1) an annual report on Form 10-K within 90 days after the end of each fiscal year;

     (2) quarterly reports on Form 10-Q within 45 days after the end of each of the first three fiscal quarters of each year; and

     (3) current reports on Form 8-K upon the occurrence of important corporate events.

(ii)  LASMO Shareholders

     Under English law, LASMO must file the following documents, inter alia, with Companies House:

     (1) annual accounts and report, seven months after the end of the relevant accounting period (this period is reduced to six months under the Listing Rules);

     (2)   annual return, within 28 days after the date to which it is made up;

     (3) forms 288 noting the resignation and appointment of directors and secretary, within 14 days of the date of the change;

     (4) auditors' notice of resignation, within 14 days of the company's receipt of such notice; and

     (5) copies of all special and extraordinary resolutions passed by the company, within 15 days of the date the resolution was passed.

     LASMO is also required to notify the London Stock Exchange of:

     (1) any major new developments in its sphere of activity which are not public knowledge and may lead to a substantial movement in its stock price;

     (2) notifications received by it from persons holding an interest in three per cent. or more of any class of the company's share capital;

     (3)   any changes in its board of directors;

     (4)   any purchase or redemption by it of its own equity securities;

     (5)   interests of directors in its shares or debentures; and

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

     (6)   changes in its capital structure.

     The Listing Rules also require LASMO to publish an interim report within ninety days of the end of each half year.

     LASMO also has certain reporting obligations as a foreign private issuer under US securities laws.

                                     VIII-22

                                  APPENDIX IX

                    CERTAIN PROVISIONS OF THE COMPANIES ACT

Set out below is an extract from the Companies Act:

                                    PART IXA

                                TAKEOVER OFFERS

428.  TAKEOVER OFFERS

(1) In this Part of this Act "takeover offer" means an offer to acquire all the shares, or all the shares of any class or classes, in a company (other than shares which at the date of the offer are already held by the offeror), being an offer on terms which are the same in relation to all the shares to which the offer relates or, where those shares include shares of difference classes, in relation to all the shares of each class.

(2) In subsection (1) "shares" means shares which have been allotted on the date of the offer but a takeover offer may include among the shares to which it relates all or any shares that are subsequently allotted before a date specified in or determined in accordance with the terms of the offer.

(3) The terms offered in relation to any shares shall for the purpose of this section be treated as being the same in relation to all the shares or, as the case may be, all the shares of a class to which the offer relates notwithstanding any variation permitted by subsection (4).

(4)    A variation is permitted by this subsection where -

      (a) the law of a country or territory outside the United Kingdom precludes an offer of consideration in the form or any of the forms specified in the terms in question or precludes it except after compliance by the offeror with conditions with which he is unable to comply or which he regards as unduly onerous; and

      (b) the variation is such that the persons to whom an offer of consideration in that form is precluded are able to receive consideration otherwise than in that form but of substantially equivalent value.

(5) The reference in subsection (1) to shares already held by the offeror includes a reference to shares which he has contracted to acquire but that shall not be construed as including shares which are the subject of a contract binding the holder to accept the offer when it is made, being a contract entered into by the holder either for no consideration and under seal or for no consideration other than a promise by the offeror to make the offer.

(6) In the application of subsection (5) to Scotland the words "and under seal" shall be omitted.

(7) Where the terms of an offer make provision for their revision and for acceptances on the previous terms to be treated as acceptances on the revised terms, the revision shall not be regarded for the purposes of this Part of this Act as the making of a fresh offer and references in this Part of this Act to the date of the offer shall accordingly be construed as references to the date on which the original offer was made.

(8) In this Part of this Act the "offeror" means, subject to section 430D, the person making a takeover offer and the "company" means the company whose shares are the subject of the offer.

429.  RIGHT OF OFFEROR TO BUY OUT MINORITY SHAREHOLDERS

(1) If, in a case in which a takeover offer does not relate to shares of different classes, the offeror has by virtue of acceptance of the offer acquired or contracted to acquire not less than nine-tenths in
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

      value of the shares to which the offer relates he may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or contracted to acquire that he desires to acquire those shares.

(2) If, in a case in which a takeover offer relates to shares of different classes, the offeror has by virtue of acceptances of the offer acquired or contracted to acquire not less than nine-tenths in value of the shares of any class to which the offer relates, he may give notice to the holder of any shares of that class which the offeror has not acquired or contracted to acquire that he desires to acquire those shares.

(3) No notice shall be given under subsection (1) or (2) unless the offeror has acquired or contracted to acquire the shares necessary to satisfy the minimum specified in that subsection before the end of the period of four months beginning with the date of the offer and no such notice shall be given after the end of the period of two months beginning with the date on which he has acquired or contracted to acquire shares which satisfy that minimum.

(4) Any notice under this section shall be given in the prescribed manner; and when the offeror gives the first notice in relation to an offer he shall send a copy of it to the company together with a statutory declaration by him in the prescribed form stating that the conditions for the giving of the notice are satisfied.

(5) Where the offeror is a company (whether or not a company within the meaning of this Act) the statutory declaration shall be signed by a director.

(6) Any person who fails to send a copy of a notice or statutory declaration as required by subsection (4) or makes such a declaration for the purposes of that subsection knowing it to be false or without having reasonable grounds for believing it to be true shall be liable to imprisonment or a fine, or both, and for continued failure to send the copy or declaration, to a daily default fine.

(7) If any person is charged with an offence for failing to send a copy of a notice as required by subsection (4) it is a defence for him to prove that he took reasonable steps for securing compliance with that subsection.

(8) Where during the period within which a takeover offer can be accepted the offeror acquires or contracts to acquire any of the shares to which the offer relates but otherwise than by virtue of acceptances of the offer, then, if -

      (a) the value of the consideration for which they are acquired or contracted to be acquired ("the acquisition consideration") does not at that time exceed the value of the consideration specified in the terms of the offer; or

      (b) those terms are subsequently revised so that when the revision is announced the value of the acquisition consideration, at the time mentioned in paragraph (a) above, no longer exceeds the value of the consideration specified in those terms, the offeror shall be treated for the purposes of this section as having acquired or contracted to acquire those shares by virtue of acceptances of the offer; but in any other case those shares shall be treated as excluded from those to which the offer relates.

430.  EFFECT OF NOTICE UNDER SECTION 429

(1) The following provisions shall, subject to section 430C, have effect where a notice is given in respect of any shares under section 429.

(2) The offeror shall be entitled and bound to acquire those shares on the terms of the offer.

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

(3) Where the terms of an offer are such as to give the holder of any shares a choice of consideration the notice shall give particulars of the choice and state:

      (a) that the holder of the shares may within six weeks from the date of the notice indicate his choice by a written communication sent to the offeror at an address specified in the notice; and

      (b) which consideration specified in the offer is to be taken as applying in default of his indicating a choice as aforesaid;

      and the terms of the offer mentioned in subsection (2) shall be determined accordingly.

(4) Subsection (3) applies whether or not any time-limit or the other conditions applicable to the choice under the terms of the offer can still be complied with; and if the consideration chosen by the holders of the shares:

      (a)   is not cash and the offeror is no longer able to provide it; or

      (b) was to have been provided by a third party who is no longer bound or able to provide it,

      the consideration shall be taken to consist of an amount of cash payable by the offeror which at the date of the notice is equivalent to the chosen consideration.

(5) At the end of six weeks from the date of the notice the offeror shall forthwith:

      (a)   send a copy of the notice to the company; and

      (b) pay or transfer to the company the consideration for the shares to which the notice relates.

(6) If the shares to which the notice relates are registered the copy of the notice sent to the company under subsection (5)(a) shall be accompanied by an instrument of transfer executed on behalf of the shareholder by a person appointed by the offeror; and on receipt of that instrument the company shall register the offeror as the holder of those shares.

(7) If the shares to which the notice relates are transferable by the delivery of warrants or other instruments the copy of the notice sent to the company under subsection (5)(a) shall be accompanied by a statement to that effect, and the company shall on receipt of the statement issue the offeror with warrants or other instruments in respect of the shares and those already in issue in respect of the shares shall become void.

(8) Where the consideration referred to in paragraph (b) of subsection (5) consists of shares or securities to be allotted by the offeror the reference in that paragraph to the transfer of the consideration shall be construed as a reference to the allotment of the shares or securities to the company.

(9) Any sum received by a company under paragraph (b) of subsection (5) and any other consideration received under that paragraph shall be held by the company on trust for the person entitled to the shares in respect of which the sum or other consideration was received.

(10) Any sum received by a company under paragraph (b) of subsection (5), and any dividend or other sum accruing from any other consideration received by a company under that paragraph, shall be paid into a separate bank account, being an account the balance on which bears interest at an appropriate rate and can be withdrawn by such notice (if any) as is appropriate.

(11) Where after reasonable enquiry made at such intervals as are reasonable the person entitled to any consideration held on trust by virtue of subsection (9) cannot be found and twelve years have elapsed since the consideration was received or the company is wound up the consideration (together with any interest, dividend or other benefit that has accrued from it) shall be paid into court.

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(12)   In relation to a company registered in Scotland, subsections (13) and
       (14) shall apply in place of subsection (11).

(13) Where after reasonable enquiry made at such intervals as are reasonable the person entitled to any consideration held on trust by virtue of subsection (9) cannot be found and twelve years have elapsed since the consideration was received or the company is wound up:

      (a)   the trust shall terminate;

      (b) the company or, as the case may be, the liquidator shall sell any consideration other than cash and any benefit other than cash that has accrued from the consideration; and

      (c)   a sum representing -

          (i)    the consideration so far as it is cash;

          (ii)   the proceeds of any sale under paragraph (b) above; and

          (iii) any interest, dividend or other benefit that has accrued from the consideration,

      shall be deposited in the name of the Accountant of Court in a bank account such as is referred to in subsection (10) and the receipt for the deposit shall be transmitted to the Account of Court.

(14) Section 58 of the Bankruptcy (Scotland) Act 1985 (so far as consistent with this Act) shall apply with any necessary modifications to sums deposited under subsection (13) as that section applies to sums deposited under section 57(1)(a) of that Act.

(15)   The expenses of any such enquiry as is mentioned in subsection (11) or
       (13) may be defrayed out of the money or other property held on trust for the person or persons to whom the enquiry relates.

430A. RIGHT OF MINORITY SHAREHOLDER TO BE BOUGHT OUT BY OFFEROR

(1) If a takeover offer relates to all the shares in a company and at any time before the end of the period within which the offer can be accepted:

      (a) the offeror has by virtue of acceptances of the offer acquired or contracted to acquire some (but not all) of the shares to which the offer relates; and

      (b) those shares, with or without any other shares in the company which he has acquired or contracted to acquire, amount to not less than nine-tenths in value of all the shares in the company, the holder of any shares to which the offer relates who has not accepted the offer may by a written communication addressed to the offeror require him to acquire those shares.

(2) If a takeover offer relates to shares of any class or classes and at any time before the end of the period within which the offer can be accepted:

      (a) the offeror has by virtue of acceptances of the offer acquired or contracted to acquire some (but not all) of the shares of any class to which the offer relates; and

      (b) those shares, with or without any other shares of that class which he has acquired or contracted to acquire, amount to not less than nine-tenths in value of all the shares of that class,

      the holder of any shares of that class who has not accepted the offer may by a written communication addressed to the offeror require him to acquire those shares.

(3) Within one month of the time specified in subsection (1) or, as the case may be, subsection (2) the offeror shall give any shareholder who has not accepted the offer notice in the prescribed manner of the rights that are exercisable by him under that subsection; and if the notice is given before the end of the period mentioned in that subsection it shall state that the offer is still open for acceptance.

(4) A notice under subsection (3) may specify a period for the exercise of the rights conferred by this section and in that event the rights shall not be exercisable after the end of that period; but no such period shall end less than three months after the end of the period within which the offer can be accepted.

(5) Subsection (3) does not apply if the offeror has given the shareholder a notice in respect of the shares in question under section 429.

(6) If the offeror fails to comply with subsection (3) he and, if the offeror is a company, every officer of the company who is in default or to whose neglect the failure is attributable, shall be liable to a fine and for continued contravention, to a daily default fine.

(7) If an offeror other than a company is charged with an offence for failing to comply with subsection (3) it is a defence for him to prove that he took all reasonable steps for securing compliance with that subsection.

430B. EFFECT OF REQUIREMENT UNDER SECTION 430A

(1) The following provisions shall, subject to section 430C, have effect where a shareholder exercises his rights in respect of any shares under section 430A.

(2) The offeror shall be entitled and bound to acquire those shares on the terms of the offer or on such other terms as may be agreed.

(3) Where the terms of an offer are such as to give the holder of shares a choice of consideration the holder of the shares may indicate his choice when requiring the offeror to acquire them and the notice given to the holder under section 430A(3) -

      (a) shall give particulars of the choice and of the rights conferred by this subsection; and

      (b) may state which consideration specified in the offer is to be taken as applying in default of his indicating a choice;

      and the terms of the offer mentioned in subsection (2) shall be determined accordingly.

(4) Subsection (3) applies whether or not any time-limit or other conditions applicable to the choice under the terms of the offer can still be complied with; and if the consideration chosen by the holder of the shares -

      (a)   is not cash and the offeror is no longer able to provide it; or

      (b) was to have been provided by a third party who is no longer bound or able to provide it,

      the consideration shall be taken to consist of an amount of cash payable by the offeror which at the date where the holder of the shares requires the offeror to acquire them is equivalent to the chosen consideration.

430C. APPLICATIONS TO THE COURT

(1) Where a notice is given under section 429 to the holder of any shares the court may, on an application made by him within six weeks from the date on which the notice was given -

      (a) order that the offeror shall not be entitled and bound to acquire the shares; or

      (b)   specify terms of acquisition different from those of the offer.

(2) If an application to the court under subsection (1) is pending at the end of the period mentioned in subsection (5) of section 430 that subsection shall not have effect until the application has been disposed of.

(3) Where the holder of any shares exercises his rights under section 430A the court may, on an application made by him or the offeror, order that the terms on which the offeror is entitled and bound to acquire the shares shall be such as the court thinks fit.

(4) No order for costs or expenses shall be made against a shareholder making an application under subsection (1) or (3) unless the court considers -

      (a)   that the application was unnecessary, improper or vexations; or

      (b) that there has been unreasonable delay in making the application or unreasonable conduct on his part in conducting the proceedings on the application.

(5) Where a takeover offer has not been accepted to the extent necessary for entitling the offeror to give notices under subsection (1) or (2) of section 429 the court may, on the application of the offeror, make an order authorising him to give notices under that subsection if satisfied
       -

      (a) that the offeror has after reasonable enquiry been unable to trace one or more of the persons holding shares to which the offer relates;

      (b) that the shares which the offeror has acquired or contracted to acquire by virtue of acceptances of the offer, together with the shares held by the person or persons mentioned in paragraph (a), amount to not less than the minimum specified in that subsection; and

      (c)   that the consideration offered is fair and reasonable;

      but the court shall not make an order under this subsection unless it considers that it is just and equitable to do so having regard, in particular, to the number of shareholders who have been traced but who have not accepted the offer.

430D. JOINT OFFERS

(1) A takeover offer may be made by two or more persons jointly and in that event this Part of this Act has effect with the following modifications.

(2) The conditions for the exercise of the rights conferred by sections 429 and 430A shall be satisfied by the joint offerors acquiring or contracting to acquire the necessary shares jointly (as respects acquisitions by virtue of acceptances of the offer) and either jointly or separately (in other cases); and, subject to the following provisions, the rights and obligations of the offeror under those sections and sections 430 and 430B shall be respectively joint rights and joint and several obligations of the joint offerors.

(3) It shall be a sufficient compliance with any provision of those sections requiring or authorising a notice or other document to be given or sent by or to the joint offerors that it is given or sent by or to any of them; but the statutory declaration required by section 429(4) shall be made by all of them and, in the case of a joint offeror being a company, signed by a director of that company.

(4) In sections 428, 430(8) and 430E references to the offeror shall be construed as references to the joint offerors or any of them.

(5) In sections 430(6) and (7) references to the offeror shall be construed as references to the joint offerors or such of them as they may determine.

(6) In sections 430(4)(a) and 430B(4)(a) references to the offeror being no longer able to provide the relevant consideration shall be construed as references to none of the joint offerors being able to do so.

(7) In section 430C references to the offeror shall be construed as references to the joint offerors except that any application under subsection (3) or (5) may be made by any of them and the reference in subsection (5)(a) to the offeror having been unable to trace one or more of the persons holding shares shall be construed as a reference to none of the offerors having been able to do so.

430E. ASSOCIATES

(1) The requirement in section 428(1) that a takeover offer must extend to all the shares, or all the shares of any class or classes, in a company shall be regarded as satisfied notwithstanding that the offer does not extend to shares which associates of the offeror hold or have contracted to acquire; but, subject to subsection (2), shares which any such associate holds or has contracted to acquire, whether at the time when the offer is made or subsequently, shall be disregarded for the purposes of any reference in this Part of this Act to the shares to which a takeover offer relates.

(2) Where during the period within which a takeover offer can be accepted any associate of the offeror acquires or contracts to acquire any of the shares to which the offer relates, then, if the condition specified in subsection 8(a) or (b) of section 429 is satisfied as respects those shares they shall be treated for the purposes of that section as shares to which the offer relates.

(3) In section 430(A)(1)(b) and (2)(b) the reference to shares which the offeror has acquired or contracted to acquire shall include a reference to shares which any associate of his has acquired or contracted to acquire.

(4)    In this clause "associate", in relation to an offeror, means -

      (a)   a nominee of the offeror;

      (b) a holding company, subsidiary or fellow subsidiary of the offeror or a nominee of such a holding company, subsidiary or fellow subsidiary;

      (c)   a body corporate in which the offeror is substantially interested;
            or

      (d) any person who is, or is a nominee of, a party to an agreement with the offeror for the acquisition of, or of an interest in, the shares which are the subject of the takeover offer, being an agreement which includes provisions imposing obligations or restrictions such as are mentioned in section 204(2)(a).

(5) For the purposes of subsection (4)(b) a company is a fellow subsidiary of another body corporate if both are subsidiaries of the same body corporate but neither is a subsidiary of the other.

(6) For the purposes of subsection (4)(c) an offeror has a substantial interest in a body corporate if -

      (a) that body or its directors are accustomed to act in accordance with his directions or instructions; or

      (b) he is entitled to exercise or control the exercise of one-third or more of the voting power at general meetings of that body.

(7) Subsections (5) and (6) of section 204 shall apply to subsection (4)(d) above as they apply to that section and subsections (3) and (4) of section 203 shall apply for the purposes of subsection (6) above as they apply for the purposes of subsection (2)(b) of that section.

(8) Where the offeror is an individual his associates shall also include his spouse and any minor child or step-child of his.

430F. CONVERTIBLE SECURITIES

(1) For the purposes of this Part of this Act securities of a company shall be treated as shares in the company if they are convertible into or entitle the holder to subscribe for such shares; and references to the holder of shares or a shareholder shall be construed accordingly.

(2) Subsection (1) shall not be construed as requiring any securities to be treated -

      (a) as shares of the same class as those into which they are convertible or for which the holder is entitled to subscribe; or

      (b) as shares of the same class as other securities by reason only that the shares into which they are convertible or for which the holder is entitled to subscribe are of the same class.

                                   APPENDIX X

                                  DEFINITIONS

The following definitions apply throughout this Offer Document, unless the context otherwise requires:

"ACCEPTANCE CONDITION"       the Condition set out in paragraph (a) of Part A of
                             Appendix I to this document;

"ACCEPTANCE FORM"            the Form of Acceptance and, with respect to LASMO
                             ADSs only, the Letter of Transmittal and the Notice of Guaranteed Delivery;

"ADS"                        an American Depositary Share;

"AGENT'S MESSAGE"            a message transmitted by a Book-Entry Transfer
                             Facility to, and received by, the US Depositary and forming part of a Book-Entry Confirmation that states that such Book-Entry Facility has received an express acknowledgement from the participant in such Book-Entry Facility tendering the interests in LASMO ADSs that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Amerada Hess may enforce such agreement against the participant;

"AMERADA HESS"               Amerada Hess Corporation, a Delaware corporation;

"AMERADA HESS GROUP"         Amerada Hess and its subsidiary undertakings and,
                             where the context permits, each of them;

"AMERADA HESS SHARE"         a share of common stock of Amerada Hess with par
                             value of $1.00;

"ANNOUNCEMENT"               the press announcement relating to the Offer dated
                             6 November 2000;

"BOE" barrel of oil equivalent which is either a barrel of oil or 6Mcf of natural gas;

"BOOK-ENTRY CONFIRMATION"    the confirmation of a book-entry transfer of LASMO
                             ADSs into the US Depositary's account at a Book-Entry Transfer Facility;

"BOOK-ENTRY TRANSFER
  FACILITY"                  each of The Depositary Trust Company and any other
                             book-entry transfer facility, collectively referred to as the "BOOK-ENTRY TRANSFER FACILITIES";

"BUSINESS DAY"               any day, other than Saturday, Sunday or a UK public
                             holiday and shall consist of the time period from
                             12.01 am until and including 12.00 midnight (London time);

"CASH FLOW PER SHARE"        net income before capital gains plus minorities,
                             deferred tax, depreciation and amortisation on a per share basis;

"CERTIFICATED" OR
"CERTIFICATED
  FORM" in relation to a share or other security, a share or other security title to which is recorded in the relevant register of the share or other security as being held in certificated form;

"CITY CODE"                  The City Code on Takeovers and Mergers;

"CLOSING DATE"               3:00 pm (London time), 10:00 am (New York City
                             time) on 12 January 2001 or any later time and/or date which Amerada Hess may from time to time (at its discretion in accordance with the City Code or with the consent of the Panel and in accordance with the Exchange Act) have announced as the time and date at which the Offer will cease to be open for acceptance unless (a) all the Conditions are at that time satisfied, fulfilled or, to the extent permitted, waived or
                             (b) at or before that time and date Amerada Hess specifies a later time and date for the satisfaction, fulfilment or, to the extent permitted, waiver of the Conditions;

"CLOSING PRICE"              the closing middle market quotation of a LASMO
                             Share as derived from the Daily Official List or the last reported sale price of an Amerada Hess
                             Share as reported on the New York Stock Exchange;

"COMPANIES ACT"              the United Kingdom Companies Act 1985, as amended;

"CONDITIONS"                 the conditions of the Offer set out in Part A of
                             Appendix I to this document and "CONDITION" means any one of them;

"CREST"                      the relevant systems (as defined in the
                             Regulations) operated by CRESTCo;

"CRESTCO"                    CRESTCo Limited;

"CREST MANUAL"               the manual issued by CRESTCo from time to time;

"CREST MEMBER"               a person who has been admitted by CRESTCo as a
                             system-member (as defined in the Regulations);

"CREST PARTICIPANT"          a person who is, in relation to CREST, a
                             system-participant (as defined in the Regulations);

"CREST SPONSOR"              a person who is, in relation to CREST, a sponsoring
                             system-
                             participant (as defined in the Regulations);

"CREST SPONSORED MEMBER"     a CREST member admitted to CREST as a sponsored
                             member under the sponsorship of a CREST sponsor;

"DAILY OFFICIAL LIST"        the Daily Official List of the London Stock
                             Exchange;

"DGCL"                       Delaware General Corporation Law;

"DIRECTOR UNDERTAKINGS"      irrevocable undertakings given by each of the
                             directors of LASMO to Amerada Hess and Goldman
                             Sachs, as discussed in paragraph 6 of Appendix VI;

"DISTRIBUTOR"                has the meaning set forth in Rule 902 under the
                             Securities Act;

"ELIGIBLE INSTITUTION"       a financial institution which is a participant in
                             the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program, or the Stock Exchange Medallion Program;

"EXCHANGE ACT"               the US Securities Exchange Act of 1934, as amended,
                             and the rules and regulations promulgated thereunder;

"FORM OF ACCEPTANCE"         the form of acceptance relating to the Offer for
                             use by holders of LASMO Shares;

"GOLDMAN SACHS"              Goldman Sachs International;

"GUARANTEED DELIVERY
  PROCEDURES"                has the meaning given to that term in paragraph
                             12(h) of Part B of Appendix I to this document;

"HOLDER OF LASMO ADSS"       a holder of LASMO ADRs and/or a holder of LASMO
                             ADSs;

"HSR ACT"                    the Hart-Scott-Rodino Antitrust Improvements Act of
                             1976, as amended;

"INFORMATION AGENT"          D.F. King & Co., Inc.;

"INITIAL OFFER PERIOD"       the period during which a LASMO Securityholder who
                             has accepted or tendered into the Offer will be able to withdraw his or her acceptance or tender, being the period from the date of this document until the earlier of (a) the time and date (not being before 3.00pm (London time), 10.00am (New
                             York City time) on 12 January 2001) on which all the Conditions are satisfied, fulfilled or, to the extent permitted, waived and (b) the time and date on which the Offer lapses;

"INTERNAL REVENUE CODE"      The United States Internal Revenue Code of 1986, as
                             amended;

"IRREVOCABLE UNDERTAKINGS"   undertakings given by Electrafina S.A. and Schroder
                             Investment Management Limited to Amerada Hess and
                             Goldman Sachs, as discussed in paragraph 6 of Appendix VI;

"LASMO"                      LASMO plc;

"LASMO ADRS"                 American Depositary Receipts evidencing interests
                             in LASMO ADSs;

"LASMO ADSS"                 American Depositary Shares of LASMO, each
                             representing 3 LASMO Shares;

"LASMO EQUITY PLAN"          the LASMO Equity Plan;

"LASMO GROUP"                LASMO and its subsidiary undertakings and, where
                             the context permits, each of them;

"LASMO SECURITIES"           LASMO Shares and LASMO ADSs;

"LASMO SECURITYHOLDERS"      holders of LASMO Securities;

"LASMO SHAREHOLDERS"         holders of LASMO Shares;

"LASMO SHARE OPTION
  SCHEMES" the LASMO Share Option Scheme dated 1984, the Monument 1996 Share Option Scheme, the LASMO International Share Option Plan, the Monument Oil and Gas Share Option Scheme dated 1987, the LASMO Share Appreciation Rights Plan and the LASMO SAYE Plan;

"LASMO SHARES"               the ordinary shares of 25p each in the capital of
                             LASMO (including those represented by ADSs but not, for the avoidance of doubt, such ADSs) unconditionally allotted or issued at the date of this document and any further such shares which are unconditionally allotted or issued while the Offer remains open for acceptances or on or before such earlier time and/or date as Amerada Hess may, subject to the City Code, US securities laws and/or with the consent of the Panel, decide;

"LETTER OF TRANSMITTAL"      the letter of transmittal relating to the Offer for
                             use by holders of LASMO ADSs;

"LIBOR"                      the London Interbank Offered Rate;

"LISTING RULES"              the Listing Rules of the UK Listing Authority;

"LOAN NOTES"                 the floating rate unsecured loan notes of Amerada
                             Hess to be issued pursuant to the Loan Note
                             Alternative, having the rights and being subject to the restrictions summarised in Appendix II;

"LOAN NOTE ALTERNATIVE"      the arrangements pursuant to which LASMO
                             Shareholders (other than US persons and certain overseas shareholders) who validly accept the Offer may elect to receive Loan Notes instead of some or all of the cash consideration to which they would otherwise be entitled under the Offer;

"LOAN NOTE INSTRUMENT"       the loan note instrument constituting the Loan
                             Notes, the terms of which are summarised in Appendix II to this document;

"LONDON STOCK EXCHANGE"      the London Stock Exchange plc;

"MCF"                        one thousand cubic feet;

"MEMBER ACCOUNT ID"          the identification code or number attached to any
                             member account in CREST;

"METHODPLAN"                 Methodplan Limited, a subsidiary of LASMO;

"METHODPLAN SHARES"          LASMO Shares beneficially owned by Methodplan;

"MIX AND MATCH ELECTION"     an election available to accepting LASMO
                             Securityholders to vary the proportion of new
                             Amerada Hess Shares and cash receivable in consequence of or under the Offer to the extent that other LASMO Securityholders make opposite elections;

"NOTEHOLDER"                 a holder of Loan Notes;

"NOTICE OF GUARANTEED
  DELIVERY"                  the Notice of Guaranteed Delivery relating to the
                             Offer for use by holders of LASMO ADSs;

"NYSE"                       The New York Stock Exchange;

"OFFER" the recommended offer made by Goldman Sachs, on behalf of Amerada Hess, outside of the United States and by Amerada Hess on its own behalf in the United States, to acquire the LASMO Securities, on the terms and conditions set out in this document and the relevant Acceptance Form including, where the context so requires, any subsequent revision, variation, extension or renewal of, or election available under, such offer;

"OFFER PERIOD"               has the meaning set out in the City Code;

"OFFICIAL LIST"              the Official List of the UK Listing Authority;

"PANEL" the Panel on Takeovers and Mergers, the body which regulates takeover offers in the UK;

"PARTICIPANT ID"             the identification code or membership number used
                             in CREST to identify a CREST member or other CREST participant;

"REGISTRATION STATEMENT"     the Registration Statement on Form S-4, of which
                             this Offer Document forms a part, relating to the Amerada Hess Shares offered as consideration pursuant to the Offer and filed by Amerada Hess with the SEC under the Securities Act;

"REGULATION"                 has the meaning given to it in Appendix I, Part A
                             paragraph (c);

"REGULATIONS"                the Uncertificated Securities Regulations 1995 (SI
                             1995 No. 95/ 3272);

"RELEVANT LASMO SHARES"      has the meaning given to that term in paragraph
                             11(d) of Part B to Appendix I;

"SEC"                        the United States Securities and Exchange
                             Commission;

"SECURITIES ACT"             the United States Securities Act of 1933, as
                             amended, and the rules and regulations promulgated thereunder;

"SUBSEQUENT OFFER PERIOD"    the period commencing immediately after the end of
                             the Initial Offer Period (being the date on which all the Conditions are satisfied, fulfilled or, to the extent permitted, waived) during which the Offer will remain open for acceptance;

"SUBSIDIARY", "SUBSIDIARY
  UNDERTAKING", "ASSOCIATED
  UNDERTAKING" AND
  "UNDERTAKING"              shall have the meanings given by the Companies Act
                             (but for this purpose ignoring paragraph 20(1)(b) of Schedule 4A thereof);

"TTE INSTRUCTION"            a transfer to escrow instruction as defined by the
                             CREST Manual issued by CRESTCo;

"UK GAAP"                    UK generally accepted accounting practices and
                             principles;

"UK LISTING AUTHORITY"       The Financial Services Authority in its capacity as
                             competent authority under the Financial Services
                             Act 1986;

"UK RECEIVING AGENT"         Computershare Services PLC;

"UNCERTIFICATED" OR
  "UNCERTIFICATED FORM"      in relation to a share or other security, a share
                             or other security title to which is recorded in the relevant register of the share or security as being held in uncertificated form in CREST, and title to which, by virtue of the Regulations, may be transferred by means of CREST;

"US BUSINESS DAY"            any day, other than Saturday, Sunday or a US
                             federal holiday and shall consist of the time period from 12.01 am until and including 12.00 midnight (New York City time);

"US DEPOSITARY"              The Bank of New York;

"US GAAP"                    US generally accepted accounting practices and
                             principles;

"US HOLDER"                  a holder of LASMO Securities that is (i) a citizen
                             or resident of the United States, (ii) a partnership or corporation created or organized in or under the laws of the United States or any State thereof (including the District of Columbia), (iii) an estate the income of which is subject to US federal income taxation regardless of its source or
                             (iv) a trust if such trust validly elects to be treated as a United States person for US federal income tax purposes or if (x) a court within the United States is able to exercise primary supervision over its administration and (y) one or more United States persons have the authority to control all of the substantial decisions of such trust. A "Non-US holder" is a beneficial owner of LASMO Shares, LASMO ADSs, Amerada Hess shares, or
                             Loan Notes, as the case may be, that is not a US holder.

"US PERSON"                  has the same meaning as set forth in Rule 902 under
                             the US Securities Act;

"WIDER AMERADA HESS
  GROUP" Amerada Hess and its subsidiaries, subsidiary undertakings and associated undertakings (including any joint venture, partnership, firm or company in which any member of the Amerada Hess Group is interested) and any other undertaking in which Amerada Hess and such subsidiaries, subsidiary undertakings and associated undertakings (aggregating their interests) have a substantial interest;

"WIDER LASMO GROUP"          LASMO and its subsidiaries, subsidiary undertakings
                             and associated undertakings (including any joint venture, partnership, firm or company in which any member of the LASMO Group is interested) and any other undertaking in which LASMO or any such subsidiaries, subsidiary undertakings or associated undertakings (aggregating their interests) have a substantial interest;

"L" OR "POUNDS STERLING" OR
  "PENCE" OR "P"             the lawful currency of the United Kingdom;

"$" OR "US DOLLARS" OR
  "CENTS" OR "C"             the lawful currency of the United States.

                     ACCEPTANCES IN RESPECT OF LASMO SHARES

Duly completed Forms of Acceptance, accompanied by certificates in respect of LASMO Shares and/or other documents of title, should be sent or delivered to the UK Receiving Agent or the US Depositary, as appropriate, at one of the addresses set out below.

                    THE UK RECEIVING AGENT FOR THE OFFER IS:

                           COMPUTERSHARE SERVICES PLC

                             For information call:

                                  0870 7030056

             By mail or by hand:                                  By hand
                                                    (during normal business hours only):
                  PO Box 859                              7th Floor, Jupiter House
                The Pavilions                                   Triton Court
               Bridgwater Road                               14 Finsbury Square
               Bristol BS99 1XZ                               London EC2A 1BR

                      ACCEPTANCES IN RESPECT OF LASMO ADSS

Manually signed facsimile copies of the Letter of Transmittal will be accepted. Duly completed Letters of Transmittal, accompanied by LASMO ADRs in respect of LASMO ADSs and any other required documents should be sent or delivered by each holder of LASMO ADSs to the US Depositary at one of the addresses set out below.

                      THE US DEPOSITARY FOR THE OFFER IS:

                              THE BANK OF NEW YORK

           By Mail:               By Facsimile Transmission:     By Hand or Overnight Courier:
       Tender & Exchange          (for Eligible Institutions           Tender & Exchange
          Department                         Only)                        Department
        P.O. Box 11248                  (212) 815-6213                101 Barclay Street
     Church Street Station                                        Receive and Deliver Window
      New York, New York                                           New York, New York 10286
          10286-1248

                             for Confirmation Only
                                   Telephone:
                                 (212) 815-6156

                              FURTHER INFORMATION

Any questions or requests for assistance or additional copies of this Offer Document, the Form of Acceptance, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to D.F. King & Co., Inc., the Information Agent, at the addresses and telephone numbers listed below or to the US Depositary or the UK Receiving Agent at their respective addresses and telephone numbers mentioned above. You may also contact your local broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:
                              D.F. KING & CO., INC

                UNITED KINGDOM                                 UNITED STATES
           2 London Wall Buildings,                           77 Water Street,
                  2nd Floor                                      20th Floor
                 London Wall                                     New York,
               London EC2M 5PP                                 New York 10005
           Freephone: 0800 169 6962                     Toll-Free: +1 (800) 628 8536
         Collect: +44 (0)20 7920 9700                    Collect: +1 (212) 269 5550

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Amerada Hess Corporation is a Delaware corporation subject to the applicable provisions of the Delaware General Corporation Law (the "DGCL") related to the limitation of director liability, indemnification of directors and officers and insurance against director and officer liability maintained by a corporation on behalf of directors and officers.

     The DGCL permits a corporation's certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that the relevant provision does not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for unlawful payment of a dividend or approval of an unlawful stock purchase or redemption or (d) for any transaction from which the director derived an improper personal benefit.

     The DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the relevant conduct was unlawful.

     In any threatened, pending or completed action or suit by or in the right of a corporation, the DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any such action or suit by reason of the fact that such person acted in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim or issue as to which such person shall have been adjudged liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought determines on application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or such other court deems proper.

     The DGCL requires a corporation to indemnify a director or officer who has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in the previous two paragraphs or in defense of any claim, issue or matter therein against expenses actually and reasonably incurred in connection therewith. Corporations may pay expenses incurred by an officer or director in defending any proceeding in advance of the final disposition of the matter on receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that the person is not entitled to indemnity. The indemnification provided for by the DGCL is not exclusive of any other rights to which the indemnified party may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Amerada Hess Corporation's Restated Certificate of Incorporation and By-Laws provide for the indemnification by Amerada Hess Corporation of each director and officer of Amerada Hess Corporation to the fullest extent permitted by the DGCL.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENTS
-------                     ------------------------
3.1       Restated Certificate of Incorporation of Registrant.
          Incorporated by reference to Exhibit 19 of Form 10-Q of
          Registrant for the three months ended September 30, 1988.
3.2       By-Laws of Registrant. Incorporated by reference to Exhibit
          3(2) of Form 10-K of Registrant for the fiscal year ended
          December 31, 1985.
5         Opinion of White & Case LLP regarding the validity of the
          securities being registered.*
8.1       Opinion of White & Case LLP regarding United States federal income taxation.*
8.2       Opinion of Freshfields Bruckhaus Deringer regarding United
          Kingdom taxation.*
23.1      Consent of Ernst & Young LLP, auditors for Amerada Hess
          Corporation.
23.2      Consent of Ernst & Young, auditors for LASMO plc.
23.3      Consent of White & Case LLP (included in the opinion filed as Exhibit 5 to this Registration Statement).*
24.1      Power of Attorney of certain officers and directors of
          Amerada Hess Corporation (included on the signature pages
          hereof).*
99.1      Long Form Press Release, dated as of November 6, 2000. The
          Long Form Press Release was filed by Registrant on Form 8-K on November 6, 2000 and is incorporated herein by reference.
99.2      Short Form Press Release, dated as of November 6, 2000. The
          Short Form Press Release was filed by Registrant on Form 8-K on November 6, 2000 and is hereby incorporated by reference.
99.3      Letter Agreement dated as of November 6, 2000 by and among
          Registrant, Goldman Sachs International, LASMO plc and
          Joseph Darby. Incorporated by reference to Exhibit 3 to the
          Schedule 13D filed by Registrant on November 15, 2000.
99.4      Letter Agreement dated as of November 6, 2000 by and among
          Registrant, Goldman Sachs International, LASMO plc and
          Thierry Hughes Baudouin Jean-Baptiste de Rudder.
          Incorporated by reference to Exhibit 4 to the Schedule 13D filed by Registrant on November 15, 2000.
99.5      Letter Agreement dated as of November 6, 2000 by and among
          Registrant, Goldman Sachs International, LASMO plc and Paul
          Colbeck Murray. Incorporated by reference to Exhibit 5 to
          the Schedule 13D filed by Registrant on November 15, 2000.
99.6      Letter Agreement dated as of November 6, 2000 by and among
          Registrant, Goldman Sachs International, LASMO plc and Roy
          Gregory Reynolds. Incorporated by reference to Exhibit 6 to the Schedule 13D filed by Registrant on November 15, 2000.
99.7      Letter Agreement dated as of November 6, 2000 by and among
          Registrant, Goldman Sachs International, LASMO plc and Nigel
          Victor Turnbull. Incorporated by reference to Exhibit 7 to the Schedule 13D filed by Registrant on November 15, 2000.
99.8      Letter Agreement dated as of November 6, 2000 by and among
          Registrant, Goldman Sachs International, LASMO plc and
          Timothy Pienne Brennand. Incorporated by reference to
          Exhibit 8 to the Schedule 13D filed by Registrant on
          November 15, 2000.

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENTS
-------                     ------------------------
99.9      Letter Agreement dated as of November 6, 2000 by and among
          Registrant, Goldman Sachs International, LASMO plc and Hugh
          Edward Norton. Incorporated by reference to Exhibit 9 to the
          Schedule 13D filed by Registrant on November 15, 2000.
99.10     Letter Agreement dated as of November 6, 2000 by and among
          Registrant, Goldman Sachs International, LASMO plc and
          Antony Peverell Hichens. Incorporated by reference to
          Exhibit 10 to the Schedule 13D filed by Registrant on
          November 15, 2000.
99.11     Inducement Agreement dated as of November 6, 2000 by and
          among Registrant and LASMO plc. Incorporated by reference to
          Exhibit 11 to the Schedule 13D filed by Registrant on
          November 15, 2000.
99.12     Letter Agreement dated as of November 6, 2000 by and among
          Registrant, Goldman Sachs International and Electrafina S.A.
          Incorporated by reference to Exhibit 12 to the Schedule 13D filed by Registrant on November 15, 2000.
99.13     Letter Agreement dated as of November 6, 2000 by and among
          Registrant, Goldman Sachs International and Schroder
          Investment Management Limited. Incorporated by reference to
          Exhibit 13 to the Schedule 13D filed by Registrant on
          November 15, 2000.
99.14     Amended and Restated Credit Agreement dated as of November
          14, 2000 among Amerada Hess Corporation, the Lenders Party thereto and Goldman Sachs Credit Partners L.P. as joint book runner, joint lead arranger and sole syndication agent,
          Chase Securities, Inc. as joint book runner and joint lead arranger and The Chase Manhattan Bank, N.A., as
          administrative agent in respect of $1,000,000,000 Revolving
          Credit Facility ("Facility A").*
99.15     Amended and Restated Credit Agreement dated as of November
          14, 2000 among Amerada Hess Corporation, the Lenders Party thereto and Goldman Sachs Credit Partners L.P. as joint book runner, joint lead arranger and sole syndication agent,
          Chase Securities, Inc. as joint book runner and joint lead arranger and The Chase Manhattan Bank, N.A., as
          administrative agent in respect of $2,000,000,000 Revolving
          Credit Facility ("Facility B").*
99.16     Letter of Transmittal.
99.17     Form of Acceptance.
99.18     Notice of Guaranteed Delivery.
99.19     Letter to Brokers, Dealers, Commercial Banks, Trust
          Companies and Other Nominees.
99.20     Letter to Clients.
99.21     Guidelines for Certification of Taxpayer Identification
          Number on Substitute Form W-9.
99.22     Summary newspaper advertisement in The Wall Street Journal.
99.23     Newspaper advertisement in The Financial Times.
99.24     Consent of Schroder Salomon Smith Barney, financial advisor to LASMO.
99.25     Consent of Goldman Sachs International, financial advisor to
          Amerada Hess.

---------------
*Previously filed.

ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
     Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

          (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (8) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (9) That every prospectus: (i) that is filed pursuant to paragraph (8) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 13th day of December, 2000.

                                          AMERADA HESS CORPORATION

                                          By: /s/ J. BARCLAY COLLINS II
                                          --------------------------------------
                                          Name:   J. Barclay Collins II
                                          Title:  Executive Vice President and
                                                  General Counsel

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                                               TITLE                          DATE
---------                                               -----                          ----

          /s/ JOHN B. HESS*            Director, Chairman of the Board and      December 13, 2000
-------------------------------------  Chief Executive Officer
            John B. Hess               (Principal Executive Officer)

         /s/ W.S.H. LAIDLAW*           Director, President and                  December 13, 2000
-------------------------------------  Chief Operating Officer
           W.S.H. Laidlaw

       /s/ NICHOLAS F. BRADY*          Director                                 December 13, 2000
-------------------------------------
          Nicholas F. Brady

     /s/ J. BARCLAY COLLINS II*        Director                                 December 13, 2000
-------------------------------------
        J. Barclay Collins II

        /s/ PETER S. HADLEY*           Director                                 December 13, 2000
-------------------------------------
           Peter S. Hadley

        /s/ EDITH E. HOLIDAY*          Director                                 December 13, 2000
-------------------------------------
          Edith E. Holiday

       /s/ WILLIAM R. JOHNSON*         Director                                 December 13, 2000
-------------------------------------
         William R. Johnson

         /s/ THOMAS H. KEAN*           Director                                 December 13, 2000
-------------------------------------
           Thomas H. Kean

         /s/ FRANK A. OLSON*           Director                                 December 13, 2000
-------------------------------------
           Frank A. Olson

        /s/ ROGER B. ORESMAN*          Director                                 December 13, 2000
-------------------------------------
          Roger B. Oresman

SIGNATURE                                               TITLE                          DATE
---------                                               -----                          ----
        /s/ JOHN Y. SCHREYER*          Director, Executive Vice President and   December 13, 2000
-------------------------------------  Chief Financial Officer (Principal
          John Y. Schreyer             Accounting and Financial Officer)

       /s/ WILLIAM I. SPENCER*         Director                                 December 13, 2000
-------------------------------------
         William I. Spencer

        /s/ ROBERT N. WILSON*          Director                                 December 13, 2000
-------------------------------------
          Robert N. Wilson

        /s/ ROBERT F. WRIGHT*          Director                                 December 13, 2000
-------------------------------------
          Robert F. Wright

* By: /s/ J. BARCLAY COLLINS II
-----------------------------------------------------
           J. Barclay Collins II
        Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENTS
-------                     ------------------------
3.1       Restated Certificate of Incorporation of Registrant.
          Incorporated by reference to Exhibit 19 of Form 10-Q of
          Registrant for the three months ended September 30, 1988.
3.2       By-Laws of Registrant. Incorporated by reference to Exhibit
          3(2) of Form 10-K of Registrant for the fiscal year ended
          December 31, 1985.
5         Opinion of White & Case LLP regarding the validity of the
          securities being registered.*
8.1       Opinion of White & Case LLP regarding United States federal income taxation.*
8.2       Opinion of Freshfields Bruckhaus Deringer regarding United
          Kingdom taxation.*
23.1      Consent of Ernst & Young LLP, auditors for Amerada Hess
          Corporation.
23.2      Consent of Ernst & Young, auditors for LASMO plc.
23.3      Consent of White & Case LLP (included in the opinion filed as Exhibit 5 to this Registration Statement).*
24.1      Power of Attorney of certain officers and directors of
          Amerada Hess Corporation (included on the signature pages
          hereof).*
99.1      Long Form Press Release, dated as of November 6, 2000. The
          Long Form Press Release was filed by Registrant on Form 8-K on November 6, 2000 and is incorporated herein by reference.
99.2      Short Form Press Release, dated as of November 6, 2000. The
          Short Form Press Release was filed by Registrant on Form 8-K on November 6, 2000 and is hereby incorporated by reference.
99.3      Letter Agreement dated as of November 6, 2000 by and among
          Registrant, Goldman Sachs International, LASMO plc and
          Joseph Darby. Incorporated by reference to Exhibit 3 to the
          Schedule 13D filed by Registrant on November 15, 2000.
99.4      Letter Agreement dated as of November 6, 2000 by and among
          Registrant, Goldman Sachs International, LASMO plc and
          Thierry Hughes Baudouin Jean-Baptiste de Rudder.
          Incorporated by reference to Exhibit 4 to the Schedule 13D filed by Registrant on November 15, 2000.
99.5      Letter Agreement dated as of November 6, 2000 by and among
          Registrant, Goldman Sachs International, LASMO plc and Paul
          Colbeck Murray. Incorporated by reference to Exhibit 5 to
          the Schedule 13D filed by Registrant on November 15, 2000.
99.6      Letter Agreement dated as of November 6, 2000 by and among
          Registrant, Goldman Sachs International, LASMO plc and Roy
          Gregory Reynolds. Incorporated by reference to Exhibit 6 to the Schedule 13D filed by Registrant on November 15, 2000.
99.7      Letter Agreement dated as of November 6, 2000 by and among
          Registrant, Goldman Sachs International, LASMO plc and Nigel
          Victor Turnbull. Incorporated by reference to Exhibit 7 to the Schedule 13D filed by Registrant on November 15, 2000.
99.8      Letter Agreement dated as of November 6, 2000 by and among
          Registrant, Goldman Sachs International, LASMO plc and
          Timothy Pienne Brennand. Incorporated by reference to
          Exhibit 8 to the Schedule 13D filed by Registrant on
          November 15, 2000.
99.9      Letter Agreement dated as of November 6, 2000 by and among
          Registrant, Goldman Sachs International, LASMO plc and Hugh
          Edward Norton. Incorporated by reference to Exhibit 9 to the
          Schedule 13D filed by Registrant on November 15, 2000.
99.10     Letter Agreement dated as of November 6, 2000 by and among
          Registrant, Goldman Sachs International, LASMO plc and
          Antony Peverell Hichens. Incorporated by reference to
          Exhibit 10 to the Schedule 13D filed by Registrant on
          November 15, 2000.

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENTS
-------                     ------------------------
99.11     Inducement Agreement dated as of November 6, 2000 by and
          among Registrant and LASMO plc. Incorporated by reference to
          Exhibit 11 to the Schedule 13D filed by Registrant on
          November 15, 2000.
99.12     Letter Agreement dated as of November 6, 2000 by and among
          Registrant, Goldman Sachs International and Electrafina S.A.
          Incorporated by reference to Exhibit 12 to the Schedule 13D filed by Registrant on November 15, 2000.
99.13     Letter Agreement dated as of November 6, 2000 by and among
          Registrant, Goldman Sachs International and Schroder
          Investment Management Limited. Incorporated by reference to
          Exhibit 13 to the Schedule 13D filed by Registrant on
          November 15, 2000.
99.14     Amended and Restated Credit Agreement dated as of November
          14, 2000 among Amerada Hess Corporation, the Lenders Party thereto and Goldman Sachs Credit Partners L.P. as joint book runner, joint lead arranger and sole syndication agent,
          Chase Securities, Inc. as joint book runner and joint lead arranger and The Chase Manhattan Bank, N.A., as
          administrative agent in respect of $1,000,000,000 Revolving
          Credit Facility ("Facility A").*
99.15     Amended and Restated Credit Agreement dated as of November
          14, 2000 among Amerada Hess Corporation, the Lenders Party thereto and Goldman Sachs Credit Partners L.P. as joint book runner, joint lead arranger and sole syndication agent,
          Chase Securities, Inc. as joint book runner and joint lead arranger and The Chase Manhattan Bank, N.A., as
          administrative agent in respect of $2,000,000,000 Revolving
          Credit Facility ("Facility B").*
99.16     Letter of Transmittal.
99.17     Form of Acceptance.
99.18     Notice of Guaranteed Delivery.
99.19     Letter to Brokers, Dealers, Commercial Banks, Trust
          Companies and Other Nominees.
99.20     Letter to Clients.
99.21     Guidelines for Certification of Taxpayer Identification
          Number on Substitute Form W-9.
99.22     Summary newspaper advertisement in The Wall Street Journal.
99.23     Newspaper advertisement in The Financial Times.
99.24     Consent of Schroder Salomon Smith Barney, financial advisor to LASMO.
99.25     Consent of Goldman Sachs International, financial advisor to
          Amerada Hess.

---------------
*Previously filed.